    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 13, 1998

                                                    REGISTRATION NO. 333-
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                                   FORM F-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

TELECOM CORPORATION OF NEW ZEALAND LIMITED
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                ---------------

              NEW ZEALAND                               NONE
    (STATE OR OTHER JURISDICTION OF               (I.R.S. EMPLOYER
    INCORPORATION OR ORGANIZATION)               IDENTIFICATION NO.)

 TELECOM NETWORKS HOUSE, 68 JERVOIS QUAY, WELLINGTON, NEW ZEALAND; (64) 4-801-
                                     9000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ---------------

                             CT CORPORATION SYSTEM
                                 1633 BROADWAY
                           NEW YORK, NEW YORK 10019
                                (212) 246-5070
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                ---------------

                                  COPIES TO:
    MALCOLM R.     CARTER W. EMERSON,  ALAN F. DENENBERG,    KELLY R. WELSH,
  GILLESPIE, ESQ.         P.C.                ESQ.                ESQ.
 TELECOM NETWORKS   KIRKLAND & ELLIS       SHEARMAN &           AMERITECH
       HOUSE        200 EAST RANDOLPH       STERLING           CORPORATION
  68 JERVOIS QUAY         DRIVE         UOB PLAZA 2, #16-    30 SOUTH WACKER
  WELLINGTON, NEW   CHICAGO, ILLINOIS          21                 DRIVE
      ZEALAND             60601         80 RAFFLES PLACE    CHICAGO, ILLINOIS
  (64) 4-801-9000    (312) 861-2000     SINGAPORE 048624          60606
                                          (65) 230-3800      (312) 750-5200

                                ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable on or after the effective date of this Registration Statement.
  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------

                        CALCULATION OF REGISTRATION FEE
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
                                                                  PROPOSED        PROPOSED
                                                AMOUNT            MAXIMUM          MAXIMUM        AMOUNT OF
         TITLE OF EACH CLASS OF                 TO BE          OFFERING PRICE     AGGREGATE      REGISTRATION
     SECURITIES TO BE REGISTERED(1)         REGISTERED(2)       PER SHARE(3)  OFFERING PRICE(3)      FEE
-------------------------------------------------------------------------------------------------------------
Ordinary Shares, no par value..........    115,389,296 shares     $4.6406      $535,475,567.02   $157,965.29
-------------------------------------------------------------------------------------------------------------

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(1) Shares are to be paid for in two instalments. Separate registration statements on Form F-6 have been filed with the Commission to register Instalment Receipts and American Depositary Shares evidenced by American Depositary Receipts (issuable prior to full payment of the purchase price of the Shares in the form of Interim American Depositary Shares, evidenced by Interim American Depositary Receipts). Each American Depositary Share will represent eight Shares and each Interim American Depositary Share will represent eight Instalment Receipts.
(2) Includes 8,741,613 Shares that may be purchased by the International Underwriters pursuant to an over-allotment option and 19,231,549 Shares to be offered outside the United States, but which may be resold from time to time in the United States under circumstances requiring delivery of a prospectus.
(3) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act.

                                ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                  SUBJECT TO COMPLETION, DATED MARCH 13, 1998

     TELECOM CORPORATION OF NEW ZEALAND LIMITED
                           87,400,000 Ordinary Shares                       LOGO
   in the form of Instalment Receipts and Interim American Depositary Shares
                                   --------
  Ameritech New Zealand Investments, Inc. (the "Selling Shareholder") is offering 87,400,000 ordinary shares ("Shares"), no par value, of Telecom Corporation of New Zealand Limited ("Telecom" or the "Company") in a public offering in the United States and an institutional offering in Canada in the form of (i) Shares and (ii) American Depositary Shares ("ADSs"), each representing the right to receive eight Shares, as part of a global offering of 397,346,064 Shares (the "Global Offering") as described herein. ADSs will be evidenced by American Depositary Receipts ("ADRs"). The Global Offering also includes (a) a concurrent public offering of 79,500,000 Shares in New Zealand,
(b) a concurrent public offering of 59,600,000 Shares in Australia and (c) a concurrent institutional offering of 170,846,064 Shares, in the form of Shares or ADSs, in the Rest of the World (as defined herein). Each portion of the Global Offering is being conducted, and is conditional upon closing, concurrently. See "The Global Offering" and "Underwriting." The Company will not receive any of the proceeds from the sale of the Shares offered in the Global Offering.

  Shares and ADSs offered in the Global Offering are to be paid for in two instalments. The First Instalment (as defined herein) is payable at closing and the Final Instalment (as defined herein) is payable on March 31, 1999. Payment for the Shares offered hereby is to be made in NZ dollars and payment for the ADSs is to be made in U.S. dollars. Prior to payment of the Final Instalment, beneficial interests in the Shares will be represented by Instalment Receipts ("Instalment Receipts" or "IRs"), with each IR representing a beneficial interest in one Share, subject to a security interest securing payment of the Final Instalment. Prior to payment of the Final Instalment, purchasers who elect to receive ADSs will receive Interim ADSs, evidenced by Interim ADRs, with each Interim ADS representing the right to receive eight IRs. Upon payment of the Final Instalment, holders of IRs and Interim ADSs will have the right to receive the related Shares and ADSs. See "Description of Instalment Receipts and Trust Deed" and "Description of Interim American Depositary Receipts and American Depositary Receipts."

  The Shares are quoted on the New Zealand Stock Exchange ("NZSE") and the Australian Stock Exchange ("ASX") under the symbol "TEL," and the ADSs are listed on the New York Stock Exchange ("NYSE") under the symbol "NZT." Application has been made for the IRs to be approved for official quotation on the NZSE and the ASX, conditional upon the Shares being transferred by the Selling Shareholder to the Trustee (as defined herein). Application has been made to list the Interim ADSs on the NYSE. Application has been made for the IRs and Interim ADSs to be eligible for quotation and trading through SEAQ International. See "Prospectus Summary--The Global Offering." The last reported sale price of the Shares on the NZSE on March 11, 1998 was NZ$8.10 per Share and of the ADSs on the NYSE on March 11, 1998 was US$37.875 per ADS. See "Price Range of Shares and ADSs."

FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN
  INVESTMENT IN THE SHARES OR ADSS, SEE "RISK FACTORS," BEGINNING ON PAGE 13.

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE   COMMISSION  OR   ANY   STATE  SECURITIES   COMMISSION  NOR   HAS
   THESECURITIES   AND  EXCHANGE   COMMISSION   OR   ANY  STATE   SECURITIES
    COMMISSIONPASSED UPON  THE ACCURACY OR ADEQUACY OF  THIS PROSPECTUS.ANY
      REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                   UNDERWRITING    PROCEEDS TO
                                          PRICE TO DISCOUNTS AND     SELLING
                                           PUBLIC   COMMISSION   SHAREHOLDER (1)
                                          -------- ------------- ---------------
Per Share:
 First Instalment........................   NZ$
 Final Instalment........................   NZ$
 Total per Share.........................   NZ$         NZ$            NZ$
Per ADS:
 First Instalment (2)....................   US$
 Final Instalment (3)....................   US$
 Total per ADS (2)(3)....................   US$         US$            US$
 Total (2)(3)(4)(5)......................   US$         US$            US$

-----
(1) Before deduction of expenses in the Global Offering estimated at NZ$
    (US$       ). Such expenses will generally be paid by the Company, which will receive a payment from the Selling Shareholder in respect thereof. See "Principal and Selling Shareholders."
(2) Based on an exchange rate of NZ$1.00 to US$         (the forward exchange
    rate for the anticipated closing date).
(3) Based on an exchange rate of NZ$1.00 to US$     . The amount ultimately
    payable in U.S. dollars will depend on the prevailing NZ dollar to U.S. dollar exchange rate at the time the Final Instalment is due.
(4) Assumes that all Shares sold in the U.S. Offering are in the form of ADSs.
(5) The Selling Shareholder has granted the several International Underwriters (as defined herein) an option, exercisable within 30 days after the date hereof, to purchase up to 39,734,606 additional Shares solely to cover over-allotments, if any. Any exercise of such option will be shared pro rata by each of the International Underwriters in proportion to the Shares underwritten by each such International Underwriter. If such option is exercised in full, the total Price to Public, Underwriting Discounts and
    Commissions and Proceeds to Selling Shareholder will be $        ,
    $         and $        , respectively. See "Underwriting."
                                   --------
                JOINT GLOBAL COORDINATORS AND JOINT BOOKRUNNERS
CREDIT SUISSE FIRST BOSTON                                   MERRILL LYNCH & CO.
                                   --------
                          SBC WARBURG DILLON READ INC.
  The Shares and the ADSs are offered by the several U.S. Underwriters (as defined herein) when, as and if delivered to and accepted by the U.S. Underwriters and subject to their right to reject orders in whole or in part.
It is expected that the Interim ADRs evidencing the Interim ADSs will be ready for delivery in New York, New York, against payment in immediately available funds, and that the IRs will be ready for delivery in New Zealand, on or about
          , 1998.
                                   --------
                      Prospectus dated             , 1998.

  CERTAIN PERSONS PARTICIPATING IN THE GLOBAL OFFERING MAY ENGAGE IN TRANSACTIONS IN THE SHARES, ADSS, IRS AND INTERIM ADSS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SECURITIES OFFERED HEREBY, INCLUDING OVER-ALLOTMENT, STABILIZING TRANSACTIONS, SYNDICATE SHORT COVERING TRANSACTIONS AND PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                             AVAILABLE INFORMATION

  Telecom is subject to the informational requirements of the Securities Exchange Act of 1934 (United States), as amended (the "Exchange Act"), as applicable to foreign private issuers, and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such information, and the reports and other information filed with the Commission by Telecom can be inspected and copied at the Commission's public reference facilities located at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the following Regional Offices:
Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials may also be obtained from the Commission at prescribed rates by mailing a request to the Public Reference Section of the Commission, at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Reports and other information concerning Telecom can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

  Telecom has filed with the Commission a Registration Statement on Form F-3 (as amended and including the exhibits, the "Registration Statement") under the Securities Act of 1933 (United States), as amended (the "U.S. Securities Act"), covering the securities offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. The Registration Statement, including the exhibits and schedules thereto, may be inspected without charge and copied, upon payment of prescribed fees, at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material and any part thereof may be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

                            REPORTS TO SHAREHOLDERS

  Telecom will provide to all registered holders of Instalment Receipts such reports as are required to be distributed to shareholders in accordance with the New Zealand Companies Act 1993 and the rules of the NZSE, including an annual report containing audited consolidated financial statements prepared in accordance with generally accepted accounting principles in New Zealand ("New Zealand GAAP").

  Telecom will furnish the Interim Depositary and the Depositary referred to under "Description of Interim American Depositary Receipts and American Depositary Receipts" with copies of all periodic reports required to be filed by Telecom with the Commission under the Exchange Act, including the Company's annual report on Form 20-F, which will include a review of the Company's operations, annual audited consolidated financial statements prepared in accordance with New Zealand GAAP and with an information content substantially similar to financial statements that comply with generally accepted accounting principles in the United States ("US GAAP") and Regulation S-X of the Commission and an opinion thereon by independent chartered accountants to the Company. The annual reports will include a reconciliation of certain items in the financial statements to US GAAP. The Company has also agreed to furnish the Interim Depositary and the Depositary with interim reports which will include unaudited interim financial information prepared in accordance with New Zealand GAAP. The Interim Depositary and Depositary have agreed to arrange for the prompt mailing of such reports to all record holders of Interim ADSs and ADSs, as the case may be. In addition, the Company has agreed to furnish to the Interim Depositary and the Depositary copies of all notices of shareholders' meetings and other reports and communications that are distributed generally to shareholders of the Company and holders of Instalment Receipts, and the Interim Depositary and the Depositary have agreed to arrange for the prompt mailing of such notices, reports and communications to all record holders of Interim ADSs and ADSs, as the case may be. As a foreign private issuer, the Company is exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

  Telecom's annual report on Form 20-F for the fiscal year ended March 31, 1997, filed with the Commission on September 16, 1997 (the "1997 Form 20-F"), and the description of the Shares included in its Registration Statement on Form 8-A, filed with the Commission on July 1, 1991, as amended, are hereby incorporated by reference herein. In addition, all filings on Form 20-F filed by Telecom pursuant to the Exchange Act, and, to the extent designated therein, any reports on Form 6-K deposited by Telecom with the Commission pursuant to the Exchange Act, after the initial filing of the Registration Statement of which this Prospectus forms a part and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement or information contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement or information contained herein or in any other subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement or such information. The modifying or superseding statement or information need not state that it has modified or superseded a prior statement or prior information or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement or the inclusion of modifying or superseding information shall not be deemed an admission that the modified or superseded statement or information, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission of a material fact required to be stated or necessary to make a statement or information not misleading in light of the circumstances in which it was made. The statements and information contained in this Prospectus shall be deemed to supersede the 1997 Form 20-F in its entirety (except for the statements and information contained in Items 6, 11, 12 and 13 thereof).

  Telecom will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents which have been or may be incorporated by reference in this Prospectus, other than exhibits to such documents unless specifically incorporated by reference into the information that this Prospectus incorporates. Requests should be directed to the Company at 68 Jervois Quay, P.O. Box 570, Wellington, New Zealand, Attention: Company Secretary.

               CERTAIN DEFINED TERMS, CURRENCY OF PRESENTATION,
                        EXCHANGE RATES AND CONVENTIONS

  As used herein, the terms "Telecom" and the "Company," unless the context otherwise requires, refer to Telecom Corporation of New Zealand Limited, a New Zealand limited liability company, and its consolidated subsidiaries. In this Prospectus, all references to "NZ dollars" and "NZ$" are to the currency of New Zealand and all references to "U.S. dollars" and "US$" are to the currency of the United States.

  Telecom publishes its consolidated financial statements in NZ dollars and in accordance with New Zealand GAAP. Except as otherwise indicated, translations of NZ dollars into U.S. dollars in this Prospectus have been made at NZ$1.00 to US$0.5803, the noon buying rate in the City of New York for cable transfers in foreign currencies announced by the Federal Reserve Bank of New York for customs purposes (the "Noon Buying Rate") on December 31, 1997. On March 6, 1998, the Noon Buying Rate was NZ$1.00 to US$0.5780. See "Exchange Rates" for further information regarding the rates of exchange between NZ dollars and U.S. dollars.

All amounts translated into U.S. dollars as described above are provided solely for the convenience of the reader, and no representation is made that the NZ dollar or U.S. dollar amounts referred to herein could have been, or could be, converted into U.S. dollars or NZ dollars, as the case may be, at any particular rate, the above rates or at all.

  All financial information included in this Prospectus is stated on a consolidated basis unless otherwise indicated. Any discrepancies in the tables included herein between the amounts listed and the totals thereof are due to rounding. The fiscal year of Telecom ends on March 31. The fiscal year ended March 31, 1997 is referred to in this Prospectus as "fiscal 1997" and other fiscal years are referred to in a similar manner.

                      ENFORCEABILITY OF CIVIL LIABILITIES

  The Company is a New Zealand limited liability company. Most of its directors and officers and certain experts named herein reside outside the United States (principally in New Zealand). Substantially all the assets of the Company and such persons are located outside the United States. It may not be possible, therefore, for investors to effect service of process within the United States against the Company or such persons or to enforce against them judgments obtained in United States courts predicated upon the civil liability provisions of the federal securities laws of the United States. In addition, the Company has been advised by its New Zealand solicitors, Chapman Tripp Sheffield Young, that there is doubt that the courts of New Zealand will enforce against the Company or such persons judgments obtained in United States courts predicated upon the civil liability provisions of the federal securities laws of the United States, in particular because under New Zealand law the United States courts may not be considered to have jurisdiction over the Company or such persons. A New Zealand court is likely to entertain an original action brought in New Zealand against the Company or such persons predicated upon applicable United States securities laws, but may hold that some United States securities laws are not applicable to the offer and/or cannot be enforced by direct action in New Zealand.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information contained in this Prospectus, including the audited consolidated financial statements of Telecom as of March 31, 1996 and 1997 and for each of the three years in the period ended March 31, 1997, and the notes thereto (the "Audited Consolidated Financial Statements"), and the unaudited consolidated financial statements of Telecom as of December 31, 1996 and 1997 and for each of the nine-month periods ended December 31, 1996 and 1997, and the notes thereto (the "Unaudited Consolidated Financial Statements," and, together with the Audited Consolidated Financial Statements, the "Consolidated Financial Statements").

                                  THE COMPANY

  Telecom is a major supplier of telecommunications services in New Zealand. Telecom provides a full range of telecommunications products and services including local, national and international telephone services, cellular and other mobile services, enhanced network services, equipment sales and installation services, leased services and directories. In addition, Telecom is a leading provider of Internet services in New Zealand.

  As of December 31, 1997, Telecom had total assets of approximately NZ$4.7 billion (US$2.7 billion). Telecom generated approximately NZ$0.6 billion (US$0.3 billion) and NZ$0.6 billion (US$0.3 billion) of net earnings from approximately NZ$3.1 billion (US$1.8 billion) and NZ$2.5 billion (US$1.5 billion) of operating revenues for fiscal 1997 and the nine months ended December 31, 1997, respectively. Telecom is the largest New Zealand company listed on the NZSE in terms of market capitalization.

  Approximately 70.8% of Telecom's operating revenues for the nine months ended December 31, 1997 were derived from the Company's core business comprising the provision of local (25.5%), national (17.9%) and international (15%) telephone services and cellular and other mobile services (12.4%). The Company's other telecommunications services, including enhanced network services, equipment sales and installation services, leased services and directories, contributed the remaining 29.2% of the Company's operating revenues for the nine months ended December 31, 1997.

  Telecom operates an advanced telecommunications network with over 99% of Telecom's customers connected to digital telephone exchanges. Telecom's international network provides services via optical fiber submarine cables and satellite earth stations and is also over 99% digitalized. Telecom's cellular service is available to approximately 96% of New Zealand's population. The network consists of both digital (DAMPS) and analog (AMPS) services.

  Unlike telecommunications companies in many other countries, Telecom operates in a comparatively deregulated environment and is not prohibited from offering a full range of telecommunications services. Except for certain limitations on standard residential charges and general competition law constraints, Telecom is free to increase or decrease the prices it charges for all of its services. See "Risk Factors--Relationship with New Zealand Government" and "Description of Shares--Kiwi Share."

  Since 1989, there have been no statutory barriers to entry to any part of the telecommunications industry in New Zealand. Consequently, the telecommunications market in New Zealand is now very competitive. Telecom expects competition to continue to intensify, with the prospect of existing participants extending their activities as well as new competitors entering the market. Competition exists in each of Telecom's markets, including local, national and international telephone services, cellular and other mobile services, equipment sales and installation services and leased services. Certain of Telecom's competitors are large multi-national corporations, or affiliates thereof, with substantial resources, including Telstra Corporation Limited ("Telstra"), British Telecommunications plc ("BT"), MCI Communications Corp. ("MCI"), Sprint Corp. ("Sprint") and BellSouth Corporation ("BellSouth"). See "Risk Factors--Competition" and "Business--Competition."

  Telecom's principal executive offices are located at 68 Jervois Quay, P.O. Box 570, Wellington, New Zealand and its telephone number is (64) 4-801-9000.

                               BUSINESS STRATEGY

  The Company's business strategy is to continue to grow its core business while expanding and diversifying its revenue base primarily through stimulating increased customer use of mobility, value added services and Internet services. The Company is also containing growth in operating expenses. The primary components of the Company's business strategy are described below.

GROW CORE BUSINESS

  The Company's strategy to continue to grow revenues from local access services is to promote growth in business usage and access lines and the use of second access lines in the residential market. The long distance calling markets in New Zealand are very competitive. Telecom's long distance strategy is to keep its tariffs competitive while stimulating increased demand for call services. Increased calling volumes are being pursued through innovative marketing programs and pricing promotions. Telecom is also using its strong brand awareness and customer loyalty programs to increase customer penetration and long distance usage. Hubbing and routing of international call transit traffic may also offer further revenue opportunities. In the fourth quarter of fiscal 1998, Telecom reduced international toll call base rates for residential customers by 16% to 66%, depending on the country being called, offset in part by the removal of duration discounts. Telecom also reduced international business toll call base rates by similar percentages. Cellular rates were also reduced. Telecom had instituted toll reductions in international and national rates earlier in fiscal 1998. Intense competition and price declines are expected to continue.

PROMOTE MOBILITY AND PERSONALIZATION

  The Company has implemented a strategy to increase the number of cellular subscribers and cellular revenues through innovative marketing programs and pricing promotions. In addition, it is offering and promoting the use of value-added mobile services such as voice dialing, direct connect and cellular packet data services and mobile services that integrate fixed-wire and wireless communication. For example, the Company recently introduced extension dialing and "business zone," which allows users to make calls from within their offices or "business zone" for less than a standard mobile phone call. As the leading provider of cellular and fixed-wire services in New Zealand, Telecom believes it is well positioned to lead the development of integrated fixed-wire and mobile services.

ENHANCED SERVICES

  The Company has embarked on a strategy in recent years to diversify its revenue base by developing and offering new and enhanced network services including 0800 capability, managed network services, voice messaging, integrated services digital network ("ISDN") lines, caller display and other value added services. The Company believes that penetration of many of these services in New Zealand is lower than in some other comparable markets and that there is potential for further growth in the use of these services.

INCREASE INTERNET SERVICE REVENUES

  The Company is a leading provider of Internet services in New Zealand. Telecom's goal is to increase Internet service revenues by continuing to grow the number of subscribers for its XTRA service and increasing usage by promoting electronic commerce applications in New Zealand. In addition, Telecom intends to continue to grow revenues by attracting advertising and Internet traffic over its network. Growth in the Company's Internet service business is also stimulating demand for second access lines and fast data services by business and residential customers.

CONTAIN COSTS

  The Company's overall strategy is to maximize profitability by increasing revenues, as described above, and by containing cost growth. The Company's Performance 2000 program has enabled the Company to identify additional cost reduction opportunities which have been or are currently being implemented, including improved fault diagnosis and repair procedures, more centralized vendor management, reduced property and accommodation costs, increased automation at calling centers and streamlined network design and planning.

                 RELATIONSHIP WITH AMERITECH AND BELL ATLANTIC

  An affiliate of the Selling Shareholder and Bell Atlantic Holdings Limited ("Bell Atlantic NZ"), wholly owned subsidiaries of Ameritech Corporation ("Ameritech") and Bell Atlantic Corporation ("Bell Atlantic"), respectively, purchased the Company from the New Zealand government in September 1990 for approximately NZ$4.3 billion (US$2.5 billion). In accordance with an agreement with the New Zealand government, each of Ameritech and Bell Atlantic subsequently reduced its beneficial share ownership in the Company to 24.95%. Bell Atlantic, which holds its Shares through Bell Atlantic NZ, recently issued notes (the "Exchangeable Notes") exchangeable, commencing in September 1999, under certain circumstances, into 24.95% of Telecom's Shares. See "Risk Factors--Potential Effects of Bell Atlantic Transaction" and "Principal and Selling Shareholders."

                              RECENT DEVELOPMENTS

  The central business district of Auckland, New Zealand's largest city, is experiencing a severe and prolonged power disruption as a result of the failure of power cables servicing such area, resulting in a significant decrease in business activity for the duration of the disruption. While Telecom has not yet determined the full extent of the impact that such power disruption and resultant decrease in business activity could have on its results of operations, it is possible that this event will have an adverse effect on Telecom's results of operations.

                              THE GLOBAL OFFERING

  The Selling Shareholder is offering 397,346,064 Shares, representing 22.68% of the issued and outstanding Shares, in the Global Offering. The Global Offering may be increased up to a total of 437,080,670 Shares, representing 24.95% of the issued and outstanding Shares, if the over-allotment option described below is exercised in full. See "The Global Offering" and "Underwriting."

Global Offering...........  An offering of 397,346,064 Shares in the aggregate, including:

                               (i) 79,500,000 Shares through the several
                               New Zealand underwriters (the "New Zealand
                               Underwriters") to the public in New Zealand
                               (the "New Zealand Offering");

                               (ii) 59,600,000 Shares through the several
                               Australian underwriters (the "Australian
                               Underwriters") to the public in Australia
                               (the "Australian Offering");

                               (iii) 87,400,000 Shares, in the form of
                               Shares or ADSs, through the several U.S.
                               underwriters (the "U.S. Underwriters") to the public in the United States and to institutional investors in Canada (the "U.S. Offering"); and

                               (iv) 170,846,064 Shares, in the form of
                               Shares or ADSs, through the several rest of the world underwriters (the "Rest of the World Underwriters" and, together with the U.S. Underwriters, the "International Underwriters") to institutional investors in the rest of the world (the "Rest of the World") other than the United States, Canada, New Zealand and Australia (the "Rest of the World Offering" and, together with the U.S. Offering, the "International Offering").

Over-Allotment Option.....  The Selling Shareholder has granted to the
                            International Underwriters an option,
                            exercisable for 30 days from the date of this Prospectus, to purchase a maximum of 39,734,606 additional Shares (all or a portion of which the International Underwriters may elect to purchase in the form of ADSs) at the initial public offering price per Share, less the underwriting discount, solely to cover over-allotments.

Offering Price............  The initial public offering price per Share in the Global Offering (the "Share Purchase
                            Price") is NZ$     . The initial public
                            offering price per ADS in the International
                            Offering (the "ADS Purchase Price") would be
                            US$     (assuming an exchange rate of NZ$1.00
                            to US$       for the Final Instalment). Payment
                            for Shares is to be made in NZ dollars and
                            payment for ADSs is to be made in U.S. dollars. Payment for Shares in the retail portion of the Australian Offering is to be made in Australian dollars. The first instalment payment per Share is NZ$4.70 and, assuming an exchange rate of NZ$1.00 to US$0.5780, the first instalment payment per ADS would be US$21.73 (in each case, the "First Instalment"). The final instalment payment per Share, due on March 31,
                            1999, is NZ$   . The final instalment payment
                            per ADS will be the U.S. dollar equivalent of the final instalment per Share, based on the NZ dollar to U.S. dollar exchange rate at the time such final instalment is due and adjusted to reflect the ratio of eight Shares per ADS (in each case, the "Final Instalment"). Accordingly, the total amount ultimately payable in U.S. dollars with respect to each

                            ADS may be higher or lower than the U.S. dollar purchase price per ADS referred to in this Prospectus.

Selling Shareholder.......  The Selling Shareholder is offering a total of
                            397,346,064 Shares in the Global Offering
                            (437,080,670 Shares if the International
                            Underwriters' over-allotment option is
                            exercised in full). As a result of the Global Offering, the Selling Shareholder's ownership interest in the Company will be reduced from 24.95% to 2.27%. If the International Underwriters' over-allotment option is exercised in full, the Selling Shareholder's ownership interest in the Company will be eliminated.

Instalment Payment          Payment for the Shares and the ADSs is to be
Arrangements..............  made in two instalments. Holders of IRs and
                            Interim ADSs will be deemed to have agreed to pay the Final Instalment when due, failing which a holder's position may be liquidated in whole or in part pursuant to the Selling
                            Shareholder's security interest and such holder will remain liable for any deficiency in the proceeds of such sale and (if applicable) default interest, enforcement costs and certain other payments. The partial payment characteristics of IRs and Interim ADSs may make percentage price movements in them, other things being equal, greater than percentage price movements in fully paid Shares and ADSs.
                            The final price for the Shares and ADSs, payable in two instalments, will be determined at the pricing of the Global Offering. At the time of payment of the Final Instalment, the respective market prices of the Shares and ADSs may be less than the total of the First
                            Instalment and Final Instalment with respect to the Shares and ADSs, respectively. IR holders have the right to prepay the Final Instalment and receive their Shares early by giving notice to the IR Registrar (as defined in the Trust
                            Deed) along with payment in full of the Final
                            Instalment plus an administration fee of NZ$200. In order for the owners of Interim ADRs to prepay the Final Instalment and receive
                            Shares early, the owners must first turn in their Interim ADRs in exchange for IRs in accordance with the Interim Deposit Agreement.
                            See "Description of Instalment Receipts and
                            Trust Deed" and "Description of Interim
                            American Depositary Receipts and American
                            Depositary Receipts--Interim ADRs."

Shares Outstanding........  A total of 1,751,948,050 Shares were issued and outstanding as of December 31, 1997. See
                            "Capitalization."

ADSs......................  Each ADS represents eight Shares. The ADSs will be evidenced by ADRs which, upon payment of the Final Instalment per ADS, will be issued pursuant to a deposit agreement among the Company, The Bank of New York (the "Depositary") and all owners and beneficial owners from time to time of the ADSs (the "Deposit Agreement"). See "Description of Interim American Depositary Receipts and American Depositary Receipts" and "Underwriting."

Instalment Receipts.......  Prior to the payment of the Final Instalment per Share, purchasers of the Shares will initially be issued IRs. Each IR will evidence beneficial ownership in a particular Share, subject to a security interest in favor of the Selling Shareholder securing payment of the Final Instalment for that Share and (if applicable) default interest, enforcement costs and certain other payments. Upon payment of the First Instalment, the

                            Shares will be transferred to The New Zealand Guardian Trust Company Limited (the "Trustee"), as trustee under the Trust Deed between the Selling Shareholder and the Trustee (the "Trust Deed"). The Trustee will be the registered holder of the Shares and will hold them as nominee for holders of IRs, until payment of the Final Instalment, subject to a security interest in favor of the Selling Shareholder to secure payment of the Final Instalment and (if applicable) default interest, enforcement costs and certain other payments. Investors will become registered holders of the Shares relating to their IRs upon payment of the Final Instalment with respect thereto. See "Description of Instalment Receipts and Trust Deed."

Interim ADSs..............  Prior to the payment of the Final Instalment per ADS, purchasers of Shares in the form of ADSs will initially be issued Interim ADSs, evidenced by Interim ADRs. Interim ADRs are issuable by the Interim Depositary pursuant to an interim deposit agreement among the Company, the Selling Shareholder, the Trustee, The Bank of New York (the "Interim Depositary") and all owners and beneficial owners from time to time of the Interim ADSs (the "Interim Deposit Agreement"). Each Interim ADS represents the right to receive eight IRs. Following payment of the Final Instalment per ADS, Interim ADRs will be surrendered for ADRs under the Interim Deposit Agreement, with each ADR representing eight Shares. See "Description of Interim American Depositary Receipts and American Depositary Receipts--Interim ADRs."

Use of Proceeds...........  The Selling Shareholder will receive all of the net proceeds of the Global Offering. None of the proceeds will be received by the Company.

Dividends.................  The present dividend policy of the Company's
                            Board of Directors (the "Board"), which came into effect in fiscal 1996, is to pay a quarterly dividend in September, December, March and June in respect of each fiscal quarter. The first dividend to be received by holders of IRs and Interim ADSs will be the dividend in respect of the quarter ending March 31, 1998, which is expected to be paid in June 1998. The amount of such dividend is expected to be reduced by the amount of a NZ3.5 cents per Share special dividend which will be paid prior to the consummation of the Global Offering. Telecom's current policy is to distribute at least 70% of its net earnings in respect of each fiscal year. However, future dividends, if any, are not assured and will depend on a number of factors, including those discussed in "Risk Factors," and the taxation position of Telecom. Holders of IRs and Interim ADRs will be entitled to the benefit of any dividends declared by Telecom. To the extent that dividends paid by Telecom in the period from the consummation of the Global Offering to the Final Instalment Payment Date do not in the aggregate exceed twice the dividends paid by Telecom during the period from April 1, 1997 to March 31, 1998 (calculated after making any adjustment appropriate to reflect the issue, buyback or cancellation of Shares during the two periods in question), any dividends declared will be paid to holders of IRs and Interim

                            ADRs. Any dividends (other than supplementary dividends paid to non-New Zealand tax residents) declared which in the aggregate exceed such amount will be applied, on behalf of the holders of IRs and Interim ADRs, to reduce or extinguish the amount of the Final Instalment. See "Dividends," "Description of Instalment Receipts and Trust Deed--Dividends" and "Taxation."

Tax Consequences..........  The following summary is based on tax laws of the United States and New Zealand as in effect on the date of this Prospectus and is subject to various limitations and qualifications. See "Taxation."

                            . United States Taxation. For United States federal income tax purposes, the gross amount of all dividends paid with respect to ADSs or Shares out of E&P (as defined herein) to a United States holder (as defined in "Taxation-- United States Taxation") generally will be treated as foreign source ordinary income to such holder. The amount of any such dividend paid in NZ dollars generally will be the U.S. dollar value of the NZ dollars at the exchange rate in effect on the date of receipt of the distribution by the United States holder or by the Trustee and applied to the Final Instalment. The withholding tax imposed by New Zealand on such dividends is a creditable foreign tax for United States federal income tax purposes, subject to certain limitations. In addition, gain or loss recognized by a United States holder on the sale or other disposition of ADSs or Shares will be subject to United States federal income taxation as capital gain or loss.

                            A United States holder's obligation to pay the Final Instalment will be treated for U.S. federal income tax purposes as a debt obligation (a "Purchase Obligation"), which will bear original issue discount ("OID") to the extent that the amount of the Final Instalment exceeds the difference between the fair market value of a Share or ADS at the date of the issuance of the IR or Interim ADR and the amount of the First Instalment, all calculated in NZ dollars. In addition, a United States holder, whether a cash-basis or accrual-basis taxpayer, will be entitled to deduct as interest expense (subject to various limitations discussed below) the OID with respect to each Purchase Obligation such United States holder has issued. See "Taxation--United States Taxation."

                            The Purchase Obligation constitutes
                            "acquisition indebtedness" to United States holders exempt from tax. Accordingly, tax-exempt United States holders may be taxed on dividends or gains as unrelated business taxable income.

                            . New Zealand Taxation. United States holders (as defined in "Taxation--New Zealand Taxation") will be subject to a maximum New Zealand withholding tax of 15% of the gross amount of all cash dividends paid by the Company. The Foreign Investor Tax Credit regime can result in a supplementary dividend being paid to non-New Zealand residents which can in certain circumstances be sufficient to satisfy the withholding tax liability in full. See "Taxation--New Zealand Taxation."

                            The above also applies to United States holders of IRs and Interim ADRs in respect of the underlying Shares. No New Zealand tax consequences will arise to United States holders from the deferred payment obligations under the IRs.

Voting Rights.............  Shareholders are entitled to one vote for each
                            Share held. Holders of IRs and Interim ADRs will be entitled to instruct the Trustee and the Interim Depositary, respectively, as to the manner in which votes on the underlying Shares are to be cast. The Trustee, as holder of the underlying Shares, will vote in accordance with those instructions on a poll, but will not cast any vote on a resolution determined by a show of hands or voice vote. See "Description of Shares--Shareholder Meetings and Voting Rights," "Description of Instalment Receipts and Trust Deed--Voting and Telecom Shareholder Meetings" and "Description of Interim American Depositary Receipts and American Depositary Receipts--Voting of the Underlying Shares; -- Interim ADRs."

Ownership Restrictions--
 Limitations on
 Shareholdings............
                            Certain provisions of Telecom's constitution
                            (the "Constitution") and New Zealand law impose restrictions on the ownership of Shares. Such restrictions may have the effect of inhibiting or discouraging an attempt to acquire a substantial or controlling interest in Telecom. See "Description of Shares--Limitations on Shareholdings."

Listing...................  The Shares are quoted on the NZSE and the ASX, and the ADSs are listed on the NYSE.
                            Application has been made for the IRs to be approved for official quotation on the NZSE and the ASX, conditional upon the Shares being transferred by the Selling Shareholder to the Trustee. Application has been made to the NZSE for permission to list the IRs and all the requirements of the NZSE relating thereto that can be complied with on or before the date of this Prospectus have been duly complied with. However, the NZSE accepts no responsibility for any statement in this Prospectus. Application has been made to list the Interim ADSs on the NYSE. Application has been made for the IRs and Interim ADSs to be eligible for quotation and trading through SEAQ International.

NYSE Symbols..............  ADSs NZT
                            Interim ADSs NZTPP

NZSE Symbols..............  Shares TEL
                            IRs TELAA

ASX Symbols...............  Shares TEL
                            IRs TNZCA

Settlement of First         Payment of the First Instalment and delivery of
Instalment................  the IRs and the Interim ADRs are expected to
                            take place on or about         , 1998.
                            Application has been made for clearance of the Interim ADRs through the facilities of The
                            Depository Trust Company ("DTC").

           SUMMARY CONSOLIDATED FINANCIAL INFORMATION AND OTHER DATA

  The summary consolidated financial information and other data of Telecom presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements.

  The summary consolidated statements of financial performance and financial position and other data for, and as of the end of, each year in the five-year period ended March 31, 1997, have been derived from Telecom's consolidated financial statements for these periods, which have been audited by Coopers & Lybrand, independent accountants, subject to certain reclassifications of data from prior years to conform to current period classifications. The Consolidated Financial Statements have been prepared and presented in accordance with New Zealand GAAP, which differs in certain material respects from U.S. GAAP. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." See also note 28 to the Audited Consolidated Financial Statements.

  Summary financial data as of, and for the nine months ended, December 31, 1996 and 1997 set forth below have been derived from the Unaudited Consolidated Financial Statements. Such summary financial data are unaudited but, in the opinion of Telecom's management, include all adjustments (consisting of normal recurring accruals) necessary for a fair presentation thereof. In addition, the operating statistics set forth below are unaudited. Results of operations for the nine months ended December 31, 1997 are not necessarily indicative of the results that may be expected for the full year. Certain reclassifications of data presented for the nine-month period ended December 31, 1996 have been made to conform to current classifications.

                                                YEAR ENDED MARCH 31,
                          -----------------------------------------------------------------
                             1993       1994       1995       1996       1997       1997
                          ---------- ---------- ---------- ---------- ---------- ----------
                             (IN MILLIONS, EXCEPT PER SHARE AMOUNTS, PER ADS AMOUNTS AND
                                                OPERATING STATISTICS)
STATEMENT OF FINANCIAL
 PERFORMANCE DATA(A):
Amounts in accordance
 with New Zealand GAAP:
Total operating
 revenues...............  NZ$2,474.3 NZ$2,484.2 NZ$2,683.5 NZ$2,908.6 NZ$3,083.5 US$1,789.4
Total operating
 expenses(b)............     2,170.0    1,599.3    1,646.9    1,694.1    2,003.6    1,162.7
                          ---------- ---------- ---------- ---------- ---------- ----------
Surplus from continuing
 operations.............       304.3      884.9    1,036.6    1,214.5    1,079.9      626.7
Net interest expense....       140.7      120.0      103.6       92.1       99.4       57.7
                          ---------- ---------- ---------- ---------- ---------- ----------
Surplus from continuing
 operations before tax..       163.6      764.9      933.0    1,122.4      980.5      569.0
Income tax..............        55.7      237.3      308.3      376.0      311.3      180.7
                          ---------- ---------- ---------- ---------- ---------- ----------
Net surplus from
 continuing operations..       107.9      527.6      624.7      746.4      669.2      388.3
Loss from discontinued
 operations(a)..........         --         --         4.4       29.6       87.6       50.8
Net earnings(c).........       107.7      528.1      620.2      716.8      581.4      337.4
Earnings per Share from
 continuing
 operations(d)..........       0.046      0.227      0.331      0.395      0.355      0.206
Earnings per ADS from
 continuing
 operations(d)..........        0.37       1.82       2.65       3.16       2.84       1.65
Dividends per Share(e)..       0.155      0.230      0.300      0.350      0.390      0.226
Amounts in accordance
 with U.S. GAAP(f):
Net surplus from
 continuing
 operations(c)..........    NZ$109.3   NZ$532.2   NZ$618.0   NZ$744.6   NZ$762.6   US$442.5
Net earnings(c).........       109.3      532.2      613.6      715.0      675.0      391.7
Basic earnings per Share
 from continuing
 operations(d)..........       0.046      0.230      0.327      0.394      0.404      0.234
Basic earnings per ADS
 from continuing
 operations(d)..........        0.37       1.84       2.62       3.15       3.23       1.87
Diluted earnings per
 Share from continuing
 operations(d)..........       0.046      0.230      0.327      0.394      0.404      0.234
Diluted earnings per ADS
 from continuing
 operations(d)..........        0.37       1.84       2.62       3.15       3.23       1.87
STATEMENT OF FINANCIAL
 POSITION DATA(A):
Amounts in accordance
 with New Zealand GAAP:
Fixed assets............  NZ$3,810.9 NZ$3,692.2 NZ$3,597.7 NZ$3,632.4 NZ$3,763.1 US$2,183.7
Total assets............     4,750.0    4,558.0    4,492.5    4,491.6    4,618.3    2,680.0
Debt due within one year
 (including overdrafts).       462.1      325.2      392.9      271.7      524.4      304.3
Long term debt..........       874.3    1,238.1    1,070.0    1,287.5    1,285.2      745.8
Total liabilities.......     2,299.6    2,525.6    2,402.5    2,343.2    2,975.7    1,726.8
Total capital funds(g)..     2,450.4    2,032.4    2,090.0    2,148.4    1,642.6      953.2
Amount in accordance
 with U.S. GAAP(f):
Total shareholders'
 funds(g)...............  NZ$2,656.9 NZ$2,346.7 NZ$2,433.9 NZ$2,358.1 NZ$1,963.0 US$1,139.1
OPERATING STATISTICS:
Total access lines (at
 period end)............   1,534,000  1,593,000  1,658,000  1,719,000  1,782,000  1,782,000
National call minutes
 (millions).............     1,423.5    1,502.2    1,640.7    1,884.9    2,143.4    2,143.4
International outward
 call minutes
 (millions).............       145.0      165.6      199.6      238.6      265.6      265.6
International inward
 call minutes
 (millions).............       160.0      176.9      200.5      240.6      279.2      279.2
Cellular connections (at
 period end)............     100,200    143,800    229,200    339,500    422,800    422,800
Operating revenues per
 employee...............  NZ$191,066 NZ$230,072 NZ$305,551 NZ$345,563 NZ$357,798 US$207,630

                                                 NINE MONTHS ENDED DECEMBER 31,
                                                --------------------------------
                                                   1996       1997       1997
                                                ---------- ---------- ----------
                                                 (IN MILLIONS, EXCEPT PER SHARE
                                                  AMOUNTS, PER ADS AMOUNTS AND
                                                     OPERATING STATISTICS)
STATEMENT OF FINANCIAL PERFORMANCE DATA(A):
Amounts in accordance with New Zealand GAAP:
Total operating revenues......................  NZ$2,288.1 NZ$2,523.3 US$1,464.3
Total operating expenses......................     1,377.1    1,518.8      881.4
                                                ---------- ---------- ----------
Surplus from continuing operations............       911.0    1,004.5      582.9
Net interest expense..........................        75.8       98.8       57.3
                                                ---------- ---------- ----------
Surplus from continuing operations before tax.       835.2      905.7      525.6
Income tax....................................       267.3      293.7      170.5
                                                ---------- ---------- ----------
Net surplus from continuing operations........       567.9      612.0      355.1
                                                ---------- ---------- ----------
Loss from discontinued operations(a)..........        39.8        --         --
Distribution on capital securities after tax..         --        14.1        8.2
Net earnings(c)...............................       528.1      598.0      347.0
Earnings per Share from continuing
 operations(d)................................       0.301      0.333      0.193
Earnings per ADS from continuing
 operations(d)................................       2.408      2.664      1.546
Dividends per Share(e)........................       0.285      0.315      0.183
Amounts in accordance with U.S. GAAP(f):
Net surplus from continuing operations(c).....  NZ$  563.3 NZ$  545.8 US$  316.7
Net earnings(c)...............................       523.5      545.8      316.7
Basic earnings per Share from continuing
 operations(d)................................       0.298      0.304      0.176
Basic earnings per ADS from continuing
 operations(d)................................       2.384      2.432      1.408
Diluted earnings per Share from continuing
 operations(d)................................       0.298      0.305      0.177
Diluted earnings per ADS from continuing
 operations(d)................................       2.384      2.440      1.416
STATEMENT OF FINANCIAL POSITION DATA(A):
Amounts in accordance with New Zealand GAAP:
Fixed assets..................................  NZ$3,713.7 NZ$3,791.7 US$2,200.3
Total assets..................................     4,627.7    4,738.0    2,749.5
Debt due within one year (including
 overdrafts)..................................       401.5      896.9      520.5
Long term debt................................     1,301.7    1,303.3      756.3
Total liabilities.............................     2,489.1    3,314.8    1,923.6
Total capital funds(g)........................     2,138.6    1,423.2      825.9
Amount in accordance with U.S. GAAP(f):
Total shareholders' funds(g)..................  NZ$2,345.2 NZ$1,304.1 US$  756.7
OPERATING STATISTICS:
Total access lines (at period end)............   1,761,000  1,823,000  1,823,000
National call minutes (millions)..............     1,600.5    1,661.8    1,661.8
International outward call minutes (millions).       197.2      226.9      226.9
International inward call minutes (millions)..       208.8      242.5      242.5
Cellular connections (at period end)..........     410,300    469,400    469,400
Operating revenues per employee (annualized)..  NZ$351,738 NZ$391,870 US$227,402

--------
(a) During fiscal 1997, the operations of Pacific Star group were classified as discontinued and a formal plan of disposal or wind-down of its business was commenced. The comparative figures for prior years have been reclassified accordingly.
(b) The costs associated with a strategic restructuring of Telecom announced in the fourth quarter of fiscal 1993, of NZ$450 million, together with redundancy costs incurred in the first three quarters of fiscal 1993, amounting to NZ$43.2 million, were charged against earnings in fiscal 1993 as an aggregate abnormal restructuring charge amounting to NZ$493.2 million.
  The costs associated with a further strategic restructuring of Telecom together with a provision for the cost of making all business-critical computer platforms and applications Year 2000 compliant were charged against earnings in fiscal 1997 as an aggregate abnormal charge amounting to NZ$151.5 million.

(c) After deduction of minority interests and including Telecom's share of associate companies' profits and losses.
(d) Per Share amounts have been calculated based on the weighted average number of Shares outstanding during the periods indicated. Per ADS amounts have been calculated based on a ratio of eight Shares per ADS. Diluted earnings per Share and per ADS amounts reflect the dilutive effects of options and capital securities.
(e) Dividends per Share are presented on the basis of the period to which they relate.
(f) The principal differences between the amounts shown in accordance with New Zealand GAAP and those shown in accordance with U.S. GAAP arise from the treatment of the capitalization of interest costs, the recognition of costs incurred in terminating interest rate swaps, accruals for compensated absences, the write-off of research and development expenditures, the method of providing for deferred income taxes, the recognition of deferred compensation expense relating to the executive share ownership plan, the recognition of accruals for restructuring and Year 2000 modification costs and the timing of reflection of dividends in retained earnings. In estimating the amounts shown in accordance with U.S. GAAP, it has not been possible to quantify the impact on earnings and total shareholders' funds arising as a result of ascribing fair values to the fixed assets acquired by Telecom from the New Zealand Post Office (the "Post Office") as of April 1, 1987 as required under New Zealand GAAP rather than using historical book values as required under U.S. GAAP because the Post Office did not maintain a separate fixed asset register or separate historical cost records of all fixed asset additions in respect of the telecommunications business. See also note 28 to the Audited Consolidated Financial Statements.
(g) Capital funds includes both shareholders' funds and other items included in equity under New Zealand GAAP, such as capital securities. For U.S. GAAP, such other items are not included in shareholders' equity.
  At an extraordinary general meeting of Telecom held in fiscal 1994, shareholders passed a special resolution to cancel one Share for every five on issue and to pay shareholders the par value of NZ$1 per cancelled Share. The cancellation of Shares was completed in March 1994 for a a total payment of NZ$472.4 million.
  In February 1997, Telecom commenced a Share repurchase program subject to the requirements of Telecom's Constitution, the New Zealand Companies Act 1993 and the NZSE. The repurchase program was completed on December 19, 1997. As of March 31, 1997, 54,735,582 Shares had been repurchased at a total cost of NZ$357.5 million and as of December 31, 1997 a total of 138,093,860 Shares had been repurchased at a total cost of NZ$1,001.3 million.

                                 RISK FACTORS

  This Prospectus, including the information contained under the headings "Risk Factors," "Dividends," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," contains forward-looking statements within the meaning of Section 27A of the U.S. Securities Act. Such forward-looking statements are based on the beliefs of the Company's management as well as on assumptions made by and information currently available to the Company at the time such statements were made. When used in this Prospectus, the words "anticipate," "believe," "estimate," "expect," "intends" and similar expressions, as they relate to the Company, are intended to identify forward-looking statements, which include statements relating to, among other things, the ability of the Company to continue to successfully compete in the New Zealand telecommunications market. Actual results could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth below, the matters set forth or incorporated in the Prospectus generally and certain economic and business factors, some of which may be beyond the control of the Company. The Company cautions the reader, however, that this list of factors may not be exhaustive. In analyzing an investment in the Shares or ADSs offered hereby, prospective investors should carefully consider, along with the other matters referred to herein, the risk factors described below.

COMPETITION

  Since 1989, there have been no statutory barriers to entry to any part of the telecommunications industry in New Zealand, and vigorous competition has developed in the various telecommunications markets in New Zealand. Telecom expects competition to continue to intensify, with the prospect of existing participants extending their activities as well as additional competitors entering the market. Competition exists in each of the markets in which Telecom operates, including local, national and international telephone services, cellular and other mobile services, equipment sales and installation services and leased services. Certain of Telecom's competitors are large multi-national corporations, or affiliates thereof, with substantial resources, including Telstra, BT, MCI, Sprint and BellSouth. A major competitor of Telecom is Clear Communications Limited ("Clear"), a joint venture among BT, MCI and two New Zealand investors. See "Business-- Competition--Telephone Services." In the fourth quarter of fiscal 1998, Telecom reduced international toll call base rates and cellular rates. Telecom had instituted toll reductions in international and national rates earlier in fiscal 1998. These reductions were, in part, a response to competitive pressures. The Company is required to make publicly available certain pricing information that may place it at a competitive disadvantage in the market. See "Business--Regulatory Framework--The New Zealand Regulatory Environment-- Telecommunications (Disclosure) Regulations 1990." There can be no assurance that the competitive environment will not have a material adverse effect on Telecom's business, financial condition or results of operations. See "Business--Competition."

LITIGATION

  The Company is currently involved in a number of legal proceedings, including lawsuits brought by and against Clear relating to a variety of issues, including Telecom's right to provide pay television, Internet and other services, Telecom's bundling practices, the terms on which Telecom provides interconnection and Clear's failure to make payment of certain charges under its interconnection agreement. The legal proceedings pending against Telecom involve claims for substantial damages and other relief. There can be no assurance that such litigation will not have a material adverse effect on Telecom's business, financial condition or results of operations. See "Business--Legal Proceedings."

DEPENDENCE ON FINANCING

  As of December 31, 1997, Telecom's total debt was approximately NZ$2.2 billion (US$1.3 billion) and it also had capital securities outstanding of approximately NZ$0.9 billion (US$0.5 billion) (pro forma for the February 1998 issuance of restricted capital securities). See "Capitalization." Telecom may incur additional indebtedness and issue additional capital securities over the next several years. Telecom's ability to satisfy its obligations to pay principal and interest under its financing agreements will depend upon various factors including its future performance and results of operations. Many of these factors, such as economic conditions, demand for Telecom's services and other factors relating to the industry generally are beyond Telecom's control. On February 3, 1998, Moody's Investors Service revised the outlook on Telecom's credit rating from stable to negative, in line with changes in the outlook for the sovereign credit rating of New Zealand. This revision has increased the Company's financing costs. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." Credit rating data is neither an endorsement of, nor warning regarding the viability of, a particular investment and should not be read as such.

EXPOSURE TO EXCHANGE RATE FLUCTUATIONS

  Telecom's revenues and expenses are denominated predominantly in NZ dollars. Capital expenditures may be denominated in a variety of foreign currencies depending on the source of the equipment purchased by Telecom. Telecom has a policy of hedging a substantial portion of its exposure to exchange rate fluctuations from the time a firm order has been placed. However, in respect of future capital expenditures not yet the subject of firm orders, fluctuations in foreign currency impact upon the cost to Telecom of such foreign sourced purchases. In addition, a substantial portion of Telecom's borrowings are denominated in U.S. dollars and other foreign currencies. Telecom also has a policy of hedging a substantial portion of its exposure to exchange rate fluctuations in respect of its foreign currency borrowings. While these hedging arrangements should serve in most circumstances to minimize the risk of currency rate fluctuations, Telecom is exposed to the risk that the counterparties to such arrangements may fail to perform their obligations. See "Exchange Rates."

RAPID TECHNOLOGICAL CHANGE

  Rapid changes in telecommunications and information technology are redefining the markets in which Telecom operates, the products and services demanded by customers and the ability of enterprises to compete in the telecommunications industry. Such changes are broadening the range, reducing the costs and expanding the capacity and function of infrastructures capable of delivering these products and services. Partially as a result of these changes, the prices that can be charged for many products and services are falling. There is a risk that competitors will deploy or develop technologies that provide them with lower costs or other operating advantages relative to Telecom, which could require Telecom to reduce the prices of its products and services and incur significant expenditures in addition to those already planned in order to remain competitive. See "Business--Competition--Impact of Rapid Technological Change."

  Telecom has invested substantial capital and other resources in the development and modernization of its networks and systems. With the accelerating pace of technological change, Telecom sometimes is required to reassess its strategies and the outcome of such investments is increasingly less certain. For example, the reassessment of Telecom's residential hybrid fiber/coax ("HFC") program has resulted in losses and is likely to result in further losses, which further losses are not currently expected to be material. See "Business--Technology" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

GOVERNMENT REGULATION

  Although Telecom now operates in a comparatively deregulated environment, like other New Zealand businesses, the Company is subject to the Commerce Act 1986 (the "Commerce Act") which prohibits various forms of restrictive trade practices that have the purpose or effect of substantially lessening competition. There can be no assurance that the New Zealand government will not introduce laws to further regulate the telecommunications industry in New Zealand in the future. See "Business--Regulatory Framework."

RELATIONSHIP WITH NEW ZEALAND GOVERNMENT

  A special rights preference share of Telecom (the "Kiwi Share") was created and retained by the New Zealand government in connection with the sale of Telecom to Ameritech and Bell Atlantic in 1990. Telecom's Constitution provides that, unless the holder of the Kiwi Share otherwise consents, Telecom must (i) maintain a local free-calling option for all residential customers, although Telecom may also offer optional tariff packages that include local call charges, (ii) charge no more than the standard residential rental charge for ordinary residential telephone service and not, except in certain limited circumstances, increase the standard residential rental charge for ordinary residential telephone service more than the percentage increase in the New Zealand Consumer Price Index ("CPI"), (iii) charge residential users in rural areas no more for line rental than the standard residential rental charge and
(iv) continue to make ordinary residential telephone service as widely available as it was on September 11, 1990.

NEW ZEALAND ECONOMY

  Telecom's business is substantially dependent on the state of the New Zealand economy. Certain factors have recently emerged that could adversely affect continued growth, including a widening of the country's balance of payments current account deficit, a weakening of the New Zealand dollar and increased interest rates. In addition, New Zealand's economy has a significant exposure to other Asian/Pacific economies. As a result, the recent Asian market crisis introduces considerable uncertainty into New Zealand's economic prospects. A weakening in the New Zealand economy due to the Asian market crisis or other factors could have a material adverse effect on Telecom's business and results of operations. On January 30, 1998, Moody's Investors Service revised the outlook on New Zealand's Aa1 sovereign credit rating from stable to negative, reflecting concerns about New Zealand's widening current account deficit as well as the potential impact of events unfolding in Asia. See "Business--New Zealand Economy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

YEAR 2000

  The majority of computer software worldwide is programmed to process transactions using only two digits for the year of the transaction (e.g., "98" for 1998) rather than four digits. Computer systems which process year 2000 transactions (and beyond) with the year "00" will encounter significant processing inaccuracies and potentially even inoperability. Almost all of the services which Telecom offers its customers are based on technology-driven systems, including the exchanges and other components in Telecom's fixed-wire, cellular and paging networks. This issue also affects many of Telecom's traditional information technology applications. In addition, Telecom's customers and suppliers are subject to the same risks and, if they are so affected, such event could, in turn, adversely affect Telecom. Planning to address this issue started in August 1996. The first phase of the project, to identify those of Telecom's systems which are not year 2000 compliant, has been completed. The development of detailed plans and timetables to minimize the risk that any of Telecom's business-critical systems are not year 2000 compliant by December 31, 1999 was completed in May 1997, at which time the identification of and search for the necessary human resources commenced. Such resources are generally in short supply both in New Zealand and world wide and it is expected that competition for the necessary skills will intensify as the year 2000 draws near. The operating cost of making the modifications necessary to maintain existing functionality into the year 2000 and beyond is estimated at NZ$87.0 million (US$50.5 million). The Company will also make capital expenditures in connection with this issue estimated at approximately NZ$20.0 million (US$11.6 million). While Telecom has established a reserve to account for Year 2000 costs, there can be no assurance that the Year 2000 program will be successful, additional costs may not be incurred, Telecom's customers or suppliers will not be adversely affected or such issues will not otherwise have a material adverse effect on Telecom's business, financial condition or results of operations.

POTENTIAL EFFECTS OF BELL ATLANTIC TRANSACTION

  Bell Atlantic has issued Exchangeable Notes which are exchangeable, commencing in September 1999, under certain circumstances, into 24.95% of Telecom's Shares. There can be no assurance that the delivery of the underlying Shares upon any future exchange of the Exchangeable Notes or the anticipation of such an exchange will not have an adverse effect on the market price of the Shares, the ADSs, the IRs or the Interim ADSs. See "--Imputation Credits," "Management" and "Principal and Selling Shareholders."

IMPUTATION CREDITS

  In general, dividends payable by Telecom are eligible for imputation credits in New Zealand based upon tax paid by Telecom, and such credits, if available, reduce the New Zealand taxes payable by recipients of such dividends. United States holders can indirectly use these imputation credits under the Foreign Investor Tax Credit regime to reduce the financial impact of New Zealand withholding tax on cash dividends.

  However, if there are changes in the ownership of Telecom's Shares such that there is a greater than 34% change in continuity of ownership, such credits will be lost if they have not already been used in relation to dividends. The Global Offering will count towards such 34% threshold. Based upon the Company's understanding of the Bell Atlantic transaction, Telecom does not currently believe that the initial offering by Bell Atlantic of its Exchangeable Notes counts toward the threshold, but that the delivery of the underlying Shares upon any future exchange of the Exchangeable Notes may count. See "--Potential Effects of Bell Atlantic Transaction" and "Principal and Selling Shareholders." However, whether and the extent to which other transactions in Shares would cause a loss of imputation credits cannot be predicted. If such credits were to be lost, this could result in greater taxes on dividends until such time as Telecom's imputation credit account is restored through future tax paid. See "Taxation--New Zealand Taxation."

PERCEIVED HEALTH RISKS ASSOCIATED WITH ELECTROMAGNETIC ENERGY

  Allegations have been made, but not proven, that mobile telecommunications equipment may pose health risks due to emissions of electromagnetic energy from such devices. The weight of national and international scientific opinion is that there is no substantial evidence of detrimental public health effects from cellular transmission equipment operating at typical levels. Investigations are continuing into the safety of cellular handsets. In its operations, Telecom complies with the electromagnetic energy emissions levels permitted by the applicable New Zealand standard. However, there is a risk that an actual or perceived health risk associated with mobile telecommunications equipment could lead to litigation, adversely affect the Company through a reduction in the number of subscribers or the growth rate of mobile telecommunications services or reduced usage per customer or hinder the Company's placement of new mobile telecommunications equipment.

DISASTER RECOVERY

  The computer systems used by Telecom to support its sales and service operational groups and for the processing of data for billing and financial reporting purposes are situated principally in one location. The Company does not presently have back-up processing facilities adequate for the timely processing of this data in the event of the destruction or substantial impairment of its primary processing facilities, which could occur as a result of earthquake, fire, flood or other disaster. Were such an event to occur, the Company could experience significant problems in servicing customers, delays in the processing of customer bills and the receipt of related payments and the production of financial accounts.

  In addition, as Telecom's network continues to develop, it becomes more concentrated and more dependent upon computer technology. The concentration of more lines terminating in fewer switches means that the possible impact of earthquakes, fires, floods or other disasters is likely to be greater. Greater dependence on computer technology also means a greater susceptibility to the usual array of computer-related problems.

LIMITATIONS ON OWNERSHIP

  Certain provisions of Telecom's Constitution and New Zealand law impose restrictions on the ownership of Shares. In particular:

  . No person may have a relevant interest in 10% or more of the Company's voting shares without the prior written approvals of the Board and the holder of the Kiwi Share. No person who is not a New Zealand National (as defined in the Company's Constitution) may have a relevant interest in more than 49.9% of the Company's voting shares without the prior written approval of the holder of the Kiwi Share. The term

   "relevant interest" is broadly defined. There are certain exceptions for custodial and similar relationships. The sanctions for breach include removal of voting rights and forced sale of shares.

  . Under New Zealand law, persons who hold a relevant interest in 5% or more of the voting securities of the Company must notify, and report certain subsequent changes in their interest in writing to the Company and to the NZSE.

  . Subject to certain limited exceptions, under the Overseas Investment
    Regulations an overseas person (as defined therein) must obtain consent from the Overseas Investment Commission before the overseas person enters into certain acquisitions of Shares or interests in Shares. Consent is required for acquisitions which result in the overseas person:

      (i) acquiring a beneficial entitlement or interest in 25% or more of the outstanding Shares or interests, or the right to exercise or control the exercise of 25% or more of the votes entitled to be cast at a meeting of the Company;

      (ii) increasing its entitlements, interests or rights beyond 25%; or

      (iii) being able to appoint or control the appointment of 25% or more of the Board.

   The sanctions for breach include a court ordered disposal of Shares acquired in contravention of the regulations.

Such restrictions may have the effect of inhibiting or discouraging an attempt to acquire a substantial or controlling interest in Telecom. See "Description of Shares--Limitation on Shareholdings."

DEFERRED PAYMENT CHARACTERISTICS OF IRS AND INTERIM ADSS

  Payment for the Shares and the ADSs is to be made in two instalments. Holders of IRs and Interim ADSs will be deemed to have agreed to pay the Final Instalment when due, failing which a holder's position may be liquidated in whole or in part pursuant to the Selling Shareholder's security interest and such holder will remain liable for any deficiency in the proceeds of such sale and (if applicable) default interest, enforcement costs and certain other payments. The partial payment characteristics of IRs and Interim ADSs may make percentage price movements in them, other things being equal, greater than percentage price movements in fully paid Shares and ADSs. The final price for the Shares and ADSs, payable in two instalments, will be determined at the pricing of the Global Offering. At the time of payment of the Final Instalment, the respective market prices of the Shares and ADSs may be less than the total of the First Instalment and Final Instalment with respect to the Shares and ADSs, respectively. See "Description of Instalment Receipts and Trust Deed" and "Description of Interim American Depositary Receipts and American Depositary Receipts--Interim ADRs."

                              THE GLOBAL OFFERING

  The Selling Shareholder is offering 397,346,064 Shares, representing 22.68% of the issued and outstanding Shares of the Company, in the Global Offering. The Global Offering may be increased up to a total of 437,080,670 Shares, representing 24.95% of the issued and outstanding Shares, if the over-allotment option described below is exercised in full. See "Underwriting."

  The Global Offering comprises:

    (i) the New Zealand Offering:

      79,500,000 Shares through the several New Zealand Underwriters to the public in New Zealand;

    (ii) the Australian Offering:

      59,600,000 Shares through the several Australian Underwriters to the public in Australia; and

    (iii) the International Offering of 258,246,064 Shares in the aggregate consisting of:

      (a) the U.S. Offering:

              87,400,000 Shares, in the form of Shares or ADSs, through the several U.S. Underwriters to the public in the United States and to institutional investors in Canada; and

      (b) the Rest of the World Offering:

              170,846,064 Shares, in the form of Shares or ADSs, through the several Rest of the World Underwriters to institutional investors in the Rest of the World.

  The Global Offering is being coordinated by Credit Suisse First Boston Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Joint Global Coordinators"). Credit Suisse First Boston NZ Securities Limited and Merrill Lynch (New Zealand) Limited are the lead managers of the New Zealand Offering. Credit Suisse First Boston Australia Securities Limited and Merrill Lynch International (Australia) Limited are the lead managers of the Australian Offering. Credit Suisse First Boston Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated are the lead managers of the U.S. Offering. Credit Suisse First Boston (Europe) Limited and Merrill Lynch International are the lead managers of the Rest of the World Offering.

  Payment for the Shares is to be made in NZ dollars and payment for the ADSs is to be made in U.S. dollars. Payment for Shares in the retail portion of the Australian Offering is to be made in Australian dollars. The First Instalment per Share is NZ$4.70 and, assuming an exchange rate of NZ$1.00 to US$0.5780, the First Instalment per ADS would be US$21.73. The Final Instalment per
Share, due on March 31, 1999, is NZ$        . The ADS Purchase Price will be
the U.S. dollar equivalent of the Share Purchase Price, based on the then-current forward exchange rate for the anticipated closing date at the pricing of the International Offering (in respect of the First Instalment) and the then-current forward exchange rate for the time such Final Instalment is due (in respect of the Final Instalment), adjusted to reflect the ratio of eight Shares per ADS. Accordingly, the total amount ultimately payable in U.S. dollars with respect to each ADS may be higher or lower than the U.S. dollar purchase price per ADS referred to in this Prospectus. The initial public offering price and underwriting discount per Share and ADS will be identical for the entire Global Offering and are set forth on the cover page hereof. Each portion of the Global Offering will be conditional upon closing the other portions concurrently.

  Under the terms and conditions of the New Zealand and Australian Underwriting Agreement and the International Underwriting Agreement (each as defined herein), the New Zealand Underwriters and Australian Underwriters are required to procure subscribers for or, failing which, to subscribe for themselves all of the Shares to be initially offered for sale in New Zealand and Australia, respectively, but not paid for immediately prior to the closing of the Global Offering, and the International Underwriters are committed to take and pay for all of the Shares or ADSs offered by them, if any are taken. For a further discussion of the underwriting arrangements in connection with the U.S. and Rest of the World Offerings and a discussion of certain agreements among the Underwriters with respect to the Global Offering, see "Underwriting."

NEW ZEALAND AND AUSTRALIAN OFFERINGS

  The New Zealand and Australian Offerings comprise offerings to retail and institutional investors in New Zealand and Australia. The offerings to retail investors in New Zealand and Australia will be made through application directly by such investors. The minimum application amount is 500 Shares. Applications in the New Zealand and Australian retail offerings must be accompanied by a check payable in New Zealand dollars and Australian dollars, respectively, in the amount of the First Instalment. Institutional investors in New Zealand and Australia will submit bids for Shares at various prices during a period specified in the offering materials relating to the New Zealand and Australian Offerings.

OVER-ALLOTMENT OPTION

  The Selling Shareholder has granted to the International Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase a maximum of 39,734,606 additional Shares (all or a portion of which the International Underwriters may elect to receive in the form of ADSs) at the initial public offering price per Share, less the underwriting discount, solely to cover over-allotments, if any. See "Underwriting."

ALLOCATIONS

  The allocation of Shares among the New Zealand, Australian, U.S. and Rest of the World Offerings will be determined by the Joint Global Coordinators and is subject to reallocation after pricing. Pursuant to an agreement among the several Underwriters (the "Agreement among Syndicates"), it has been agreed that sales may be made among the several Underwriters of such number of Shares or ADSs as they may agree. Except as otherwise permitted by the Agreement among Syndicates, the price of any Shares or ADSs so sold will be the initial public offering price, less an amount not greater than the applicable selling concession or such other amount as may be agreed. See "Underwriting."

INSTALMENT PAYMENT ARRANGEMENTS

  Payment for the Shares and the ADSs is to be made in two instalments. Holders of IRs and Interim ADRs will be deemed to have agreed to pay the Final Instalment when due, failing which a holder's position may be liquidated in whole or in part pursuant to the Selling Shareholder's security interest and such holder will remain liable for any deficiency in the proceeds of such sale and (if applicable) default interest, enforcement costs and certain other payments. The partial payment characteristics of IRs and Interim ADSs may make percentage price movements in them, other things being equal, greater than percentage price movements in fully paid Shares and ADSs. The final price for the Shares and ADSs, payable in two instalments, will be determined at the pricing of the Global Offering. At the time of payment of the Final Instalment, the respective market prices of the Shares and ADSs may be less than the total of the First Instalment and Final Instalment with respect to the Shares and ADSs, respectively. IR holders have the right to prepay the Final Instalment and receive their Shares early by giving notice to the IR Registrar along with payment in full of the Final Instalment plus an administration fee of NZ$200. In order for the owners of Interim ADRs to prepay the Final Instalment and receive Shares early, the owners must first turn in their Interim ADRs in exchange for IRs in accordance with the Interim Deposit Agreement. See "Description of Instalment Receipts and Trust Deed" and "Description of Interim American Depositary Receipts and American Depositary Receipts--Interim ADRs."

                                   DIVIDENDS

  The present dividend policy of the Board, which came into effect in fiscal 1996, is to pay a quarterly dividend in September, December, March and June in respect of each fiscal quarter. The first dividend to be received by holders of IRs and Interim ADSs will be the dividend in respect of the quarter ending March 31, 1998, which is expected to be paid in June 1998. The amount of such dividend is expected to be reduced by the amount of a NZ3.5 cents per Share special dividend which will be paid prior to the consummation of the Global Offering. Telecom's current policy is to distribute at least 70% of its net earnings in respect of each fiscal year. However, future dividends, if any, are not assured and will depend on a number of factors, including those discussed in "Risk Factors," and the taxation position of Telecom. Holders of IRs and Interim ADRs will be entitled to the benefit of any dividends declared by Telecom. To the extent that dividends paid by Telecom in the period from the consummation of the Global Offering to the Final Instalment Payment Date do not in the aggregate exceed twice the dividends paid by Telecom during the period from April 1, 1997 to March 31, 1998 (calculated after making any adjustment appropriate to reflect the issue, buyback or cancellation of Shares during the two periods in question), any dividends declared will be paid to holders of IRs and Interim ADRs. Any dividends (other than supplementary dividends paid to non-New Zealand tax residents) declared which in the aggregate exceed such amount will be applied, on behalf of the holders of IRs and Interim ADRs, to reduce or extinguish the amount of the Final Instalment. See "Description of Instalment Receipts and Trust Deed--Dividends" and "Taxation."

  The table below sets forth the dividends paid to shareholders for the periods presented based on the current ratio of eight Shares to one ADS:

                    NZ$ PER SHARE(A)                         US$ PER ADS(A)(B)
               -------------------------------------    -------------------------------------
   FISCAL      INTERIM/                                 INTERIM/
    YEAR       QUARTERLY        FINAL       TOTAL       QUARTERLY        FINAL       TOTAL
   ------      ---------        -----       -----       ---------        -----       -----
   1993          0.091          0.103       0.194         0.449          0.511       0.960
    1994         0.103          0.148       0.251         0.601          0.688       1.289
    1995         0.135          0.165       0.300         0.630          0.770       1.399
    1996         0.085(c)         --                      0.396(a)         --
                 0.085(c)         --                      0.396(a)         --
                 0.085            --                      0.396            --
                 0.095            --        0.350         0.443            --        1.632
    1997         0.095            --                      0.443            --
                 0.095            --                      0.443            --
                 0.095            --                      0.443            --
                 0.105            --        0.390         0.490            --        1.819
    1998         0.105            --                      0.490            --
                 0.105            --                      0.490            --

--------
(a) The dividend amounts for periods up to March 1994 have been adjusted (upwards) for the March 1994 cancellation of one Share for every five on issue.
(b) The dividend amounts for ADSs have been adjusted for the March 1994 Share cancellation. All ADS figures are based on eight Shares per ADS. The US$ per ADS amounts are the amounts that would have been paid at the exchange rate of 0.5803 prevailing on December 31, 1997 rather than the amounts actually paid.
(c) The first and second quarter dividends with respect to fiscal 1996 were paid together in November 1995.

                                EXCHANGE RATES

  The following table sets forth certain information concerning the Noon Buying Rate for NZ dollars:

                                                      AT   AVERAGE
                                                    PERIOD  RATE
                                                     END     (A)    HIGH   LOW
                                                    ------ ------- ------ ------
                                                     (EXPRESSED IN U.S. DOLLARS
                                                            PER NZ$1.00)
   FISCAL YEAR
   1993............................................ 0.5316 0.5299  0.5488 0.5053
   1994............................................ 0.5610 0.5532  0.5785 0.5157
   1995............................................ 0.6549 0.6154  0.6549 0.5593
   1996............................................ 0.6807 0.6650  0.6890 0.6435
   1997............................................ 0.6965 0.6932  0.7148 0.6678
   1998 (through March 6, 1998).................... 0.5780 0.5828  0.5940 0.5655

--------
(a) The average of the Noon Buying Rates on the last business day of each month during the period.

  The NZ dollar is convertible into other currencies at freely floating rates and there are no New Zealand restrictions on the flow of New Zealand currency across borders. There are no governmental controls on the exchange rate of the NZ dollar. Telecom's revenues and expenses are denominated predominantly in NZ dollars. Capital expenditures may be denominated in a variety of foreign currencies depending on the source of the equipment purchased by Telecom. Telecom has a policy of hedging a substantial portion of its exposure to exchange rate fluctuations from the time a firm order has been placed. In addition, a substantial portion of Telecom's borrowings are denominated in U.S. dollars and other foreign currencies. Telecom also has a policy of hedging a substantial portion of its exposure to exchange rate fluctuations in respect of its foreign currency borrowings. See "Risk Factors--Exposure to Exchange Rate Fluctuations."

  Fluctuations in the NZ dollar to U.S. dollar exchange rate will affect the U.S. dollar equivalent of the NZ dollar price of the Shares and the IRs on the NZSE and, as a result, are likely to affect the market price of Telecom's ADSs and Interim ADSs in the United States. Such fluctuations would also affect the U.S. dollar amounts received by holders of ADSs and Interim ADSs on conversion by the Depositary or Interim Depositary, as the case may be, of cash dividends paid in NZ dollars on the Shares and the IRs underlying the ADSs and Interim ADSs, respectively. In addition, such fluctuations will affect the amount of the Final Instalment with respect to the ADSs, due on March 31, 1999, which will be the U.S. dollar equivalent of the Final Instalment per Share based on the NZ dollar to U.S. dollar exchange rate at the time such Final Instalment is due and adjusted to reflect the ratio of eight Shares per ADS. See "The Global Offering."

                        PRICE RANGE OF SHARES AND ADSS

  The principal listing of the Shares is on the NZSE. The Shares are also listed on the ASX. The ADSs are listed on the NYSE and are also traded on the Pacific and Philadelphia Stock Exchanges. SEAQ International quotes trading in both Shares and ADSs.

  The following table sets forth, for the periods indicated, the highest and lowest sale prices for the Shares as derived from the Daily Official List of the NZSE, and the highest and lowest sale prices of the ADSs quoted on the NYSE, based on the current ratio of eight Shares to one ADS.

                                                      NZ$ PER
                                                       SHARE      US$ PER ADS
                                                     --------- -----------------
PERIOD                                               HIGH LOW    HIGH     LOW
------                                               ---- ---- -------- --------
April 1-June 30, 1995............................... 6.25 5.51 33 1/2   29 3/8
July 1-September 30, 1995........................... 6.21 5.71 33 3/16  30 5/8
October 1-December 31, 1995......................... 6.60 5.88 34 11/16 30 7/8
January 1-March 31, 1996............................ 6.85 6.16 37 1/4   32 3/8
April 1-June 30, 1996............................... 6.52 5.73 35 7/16  30 11/16
July 1-September 30, 1996........................... 7.03 6.12 39 1/8   33 1/2
October 1-December 31, 1996......................... 7.62 6.85 43 13/16 38
January 1-March 31, 1997............................ 7.57 6.29 42 9/16  35
April 1-June 30, 1997............................... 7.50 6.43 40 3/4   35 5/8
July 1-September 30, 1997........................... 8.25 7.28 42 4/9   37 3/4
October 1-December 31, 1997......................... 8.95 6.92 44 3/8   36 1/4
January 1, 1998-March 11, 1998...................... 8.31 7.55 38 2/3   35 1/8

  As of March 6, 1998, 1,661,752,674 Shares (other than those represented by
ADSs) were outstanding and held of record by 29,418 holders (of which 151 were record holders in the United States) and 11,274,422 ADSs were held of record by 1,019 holders (of which 1,005 were record holders in the United States).

                                CAPITALIZATION

  The following table sets forth the consolidated long term debt and capital funds of Telecom in accordance with New Zealand GAAP as of December 31, 1997, on a pro forma basis after giving effect to the issuance of US$300 million aggregate principal amount of restricted capital securities on February 10, 1998.

                                                              AS OF DECEMBER
                                                                 31, 1997
                                                              ----------------
                                                                NZ$      US$
                                                              -------  -------
                                                               (IN MILLIONS)
Long term debt:
  TeleBonds..................................................   372.3    216.0
  Eurobonds..................................................   802.0    465.4
  Other loans................................................   129.0     74.9
                                                              -------  -------
    Total long term debt..................................... 1,303.3    756.3
Capital securities(a):
  TeleNotes..................................................   436.9    253.5
  Restricted capital securities..............................   510.6    296.3
                                                              -------  -------
    Total capital securities.................................   947.5    549.8
Shareholders' funds:
  Special rights convertible preference share, no par value,
   one share issued, outstanding and fully paid(b)...........     --       --
  Shares, no par value, 1,751,948,050 Shares issued,
   outstanding and fully paid(c).............................   902.8    523.9
  Retained earnings..........................................    78.0     45.3
  Other reserves.............................................    (0.7)    (0.4)
                                                              -------  -------
    Total shareholders' funds(d).............................   980.1    568.8
                                                              -------  -------
    Total capitalization..................................... 3,230.9  1,874.9
                                                              =======  =======

--------
(a) See note 13 to the Unaudited Consolidated Financial Statements. On February 10, 1998, the Company issued US$300 million principal amount of its restricted capital securities.
(b) See "Description of Shares--Kiwi Share."
(c) Does not include 2,650,507 Shares reserved for issuance under stock options. See note 16 to the Audited Consolidated Financial Statements for a description of stock options.
(d) As of December 31, 1997, total shareholders' funds in accordance with U.S. GAAP was NZ$1.3 billion (US$0.8 billion). See note 18 to the Unaudited Consolidated Financial Statements.

          SELECTED CONSOLIDATED FINANCIAL INFORMATION AND OTHER DATA

  The selected consolidated financial information and other data of Telecom presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements.

  The selected consolidated statements of financial performance and financial position and other data for, and as of the end of, each year in the five year period ended March 31, 1997, have been derived from Telecom's consolidated financial statements for these periods, which have been audited by Coopers & Lybrand, independent accountants, subject to certain reclassifications of data from prior years to conform to current period classifications. The Consolidated Financial Statements have been prepared and presented in accordance with New Zealand GAAP, which differs in certain material respects from U.S. GAAP. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." See also note 28 to the Audited Consolidated Financial Statements.

  Selected financial data as of, and for the nine months ended, December 31, 1996 and 1997 set forth below have been derived from the Unaudited Consolidated Financial Statements. Such selected financial data are unaudited but, in the opinion of Telecom's management, include all adjustments (consisting of normal recurring accruals) necessary for a fair presentation thereof. In addition, the operating statistics set forth below are unaudited. Results of operations for the nine months ended December 31, 1997 are not necessarily indicative of the results that may be expected for the full year. Certain reclassifications of data presented for the nine-month period ended December 31, 1996 have been made to conform to current classifications.

                                                YEAR ENDED MARCH 31,
                          -----------------------------------------------------------------
                             1993       1994       1995       1996       1997       1997
                          ---------- ---------- ---------- ---------- ---------- ----------
                             (IN MILLIONS, EXCEPT PER SHARE AMOUNTS, PER ADS AMOUNTS AND
                                                OPERATING STATISTICS)
STATEMENT OF FINANCIAL
 PERFORMANCE DATA(A):
Amounts in accordance
 with New Zealand GAAP:
Operating revenues:
 Local service..........  NZ$  723.1 NZ$  748.8 NZ$  784.2 NZ$  826.7 NZ$  829.3 US$  481.2
 National calls.........       468.7      451.5      488.1      542.4      545.3      316.5
 International..........       469.9      443.1      466.1      469.0      485.0      281.5
 Interconnection(b).....         --         --         --         --        65.7       38.1
 Cellular and other
  mobile services.......       142.7      175.2      228.5      313.3      316.4      183.6
 Enhanced network
  services..............        86.4      106.8      167.1      227.2      301.6      175.0
 Other operating
  revenues..............       583.5      558.8      549.5      530.0      540.2      313.5
                          ---------- ---------- ---------- ---------- ---------- ----------
 Total operating
  revenues..............     2,474.3    2,484.2    2,683.5    2,908.6    3,083.5    1,789.4
Operating expenses:
 Net personnel costs....       347.1      317.3      298.6      317.9      346.9      201.3
 Depreciation...........       492.0      472.4      490.1      493.7      544.4      315.9
 Cost of sales..........       342.3      337.9      373.1      394.6      404.6      234.8
 Maintenance............       181.6      162.6      163.1      150.7      201.3      116.8
 Other operating
  expenses..............       313.8      309.1      322.0      337.2      354.9      206.0
 Abnormal costs(c)......       493.2        --         --         --       151.5       87.9
                          ---------- ---------- ---------- ---------- ---------- ----------
 Total operating
  expenses..............     2,170.0    1,599.3    1,646.9    1,694.1    2,003.6    1,162.7
                          ---------- ---------- ---------- ---------- ---------- ----------
Surplus from continuing
 operations.............       304.3      884.9    1,036.6    1,214.5    1,079.9      626.7
Investment income.......        37.1       42.0       27.9       32.9       27.0       15.6
Interest expense........       177.8      162.0      131.5      125.0      126.4       73.3
                          ---------- ---------- ---------- ---------- ---------- ----------
Surplus from continuing
 operations before tax..       163.6      764.9      933.0    1,122.4      980.5      569.0
Income tax..............        55.7      237.3      308.3      376.0      311.3      180.7
                          ---------- ---------- ---------- ---------- ---------- ----------
Net surplus from
 continuing operations..       107.9      527.6      624.7      746.4      669.2      388.3
Loss from discontinued
 operations(a)..........         --         --         4.4       29.6       87.6       50.8
Earnings after income
 tax....................       107.9      527.6      620.3      716.8      581.6      337.5
Share of profits of
 associated company
 after income tax.......         0.7        1.1        0.6        0.6        0.5        0.3
Earnings after income
 tax and associated
 company................       108.6      528.7      620.9      717.4      582.1      337.8
Minority interest in
 profits of
 subsidiaries...........         0.9        0.6        0.7        0.6        0.7        0.4
Net earnings............       107.7      528.1      620.2      716.8      581.4      337.4
Dividends...............       366.1      499.5      596.6      726.9      830.5      481.9
Tax credit on
 supplementary
 dividends..............         --        25.9       29.7       65.4      100.4       58.3
Retained earnings.......        82.0      136.5      189.8      245.1       96.4       56.0
Earnings per Share from
 continuing
 operations(e)..........       0.046      0.227      0.331      0.395      0.355      0.206
Earnings per ADS from
 continuing
 operations(e)..........        0.37       1.82       2.65       3.16       2.84       1.65
Dividends per Share(f)..       0.155      0.230      0.300      0.350      0.390      0.226
Amounts in accordance
 with U.S. GAAP(g):
Net surplus from
 continuing
 operations(d)            NZ$  109.3 NZ$  532.2 NZ$  618.0 NZ$  744.6 NZ$  762.6 US$  442.5
Net earnings(d).........       109.3      532.2      613.6      715.0      675.0      391.7
Basic earnings per Share
 from continuing
 operations(e)..........       0.046      0.230      0.327      0.394      0.404      0.234
Basic earnings per ADS
 from continuing
 operations(e)..........        0.37       1.84       2.62       3.15       3.23       1.87
Diluted earnings per
 Share from continuing
 operations(e)..........       0.046      0.230      0.327      0.394      0.404      0.234
Diluted earnings per ADS
 from continuing
 operations(e)..........        0.37       1.84       2.62       3.15       3.23       1.87
STATEMENT OF FINANCIAL
 POSITION DATA(A):
Amounts in accordance
 with New Zealand GAAP:
Fixed assets............  NZ$3,810.9 NZ$3,692.2 NZ$3,597.7 NZ$3,632.4 NZ$3,763.1 US$2,183.7
Total assets............     4,750.0    4,558.0    4,492.5    4,491.6    4,618.3    2,680.0
Total tangible assets...     4,735.6    4,546.7    4,483.8    4,478.7    4,612.3    2,676.5
Debt due within one year
 (including overdrafts).       462.1      325.2      392.9      271.7      524.4      304.3
Long term debt..........       874.3    1,238.1    1,070.0    1,287.5    1,285.2      745.8
Total liabilities.......     2,299.6    2,525.6    2,402.5    2,343.2    2,975.7    1,726.8
Net tangible asset
 backing per Share......        1.03       1.07       1.10       1.13       0.89       0.52
Total capital funds(h)..     2,450.4    2,032.4    2,090.0    2,148.4    1,642.6      953.2
Amount in accordance
 with U.S. GAAP(g):
Total shareholders'
 funds(h)...............  NZ$2,656.9 NZ$2,346.7 NZ$2,433.9 NZ$2,358.1 NZ$1,963.0 US$1,139.1
OPERATING STATISTICS:
Total access lines (at
 period end)............   1,534,000  1,593,000  1,658,000  1,719,000  1,782,000  1,782,000
National call minutes
 (millions).............     1,423.5    1,502.2    1,640.7    1,884.9    2,143.4    2,143.4
International outward
 call minutes
 (millions).............       145.0      165.6      199.6      238.6      265.6      265.6
International inward
 call minutes
 (millions).............       160.0      176.9      200.5      240.6      279.2      279.2
Cellular connections (at
 period end)............     100,200    143,800    229,200    339,500    422,800    422,800
Operating revenues per
 employee...............  NZ$191,066 NZ$230,072 NZ$305,551 NZ$345,563 NZ$357,798 US$207,630

                                               NINE MONTHS ENDED DECEMBER 31,
                                             -----------------------------------
                                                1996         1997        1997
                                             ----------  ------------ ----------
                                               (IN MILLIONS, EXCEPT PER SHARE
                                                          AMOUNTS,
                                               PER ADS AMOUNTS AND OPERATING
                                                        STATISTICS)
STATEMENT OF FINANCIAL PERFORMANCE DATA(A):
Amounts in accordance with New Zealand
 GAAP:
Operating revenues:
 Local service.............................  NZ$  621.4  NZ$    642.1 US$  372.6
 National calls............................       412.1         451.8      262.2
 International.............................       366.6         379.2      220.0
 Interconnection...........................        51.3          51.6       29.9
 Cellular and other mobile services........       236.4         312.1      181.1
 Enhanced network services.................       220.1         274.3      159.2
 Other operating revenues..................       380.2         412.2      239.3
                                             ----------  ------------ ----------
   Total operating revenues................     2,288.1       2,523.3    1,464.3
                                             ----------  ------------ ----------
Operating expenses:
 Net personnel costs.......................       264.0         290.2      168.4
 Depreciation..............................       395.1         422.3      245.1
 Cost of sales.............................       304.1         383.9      222.8
 Maintenance...............................       153.3         136.9       79.4
 Other operating expenses..................       259.7         285.5      165.7
 Abnormal costs............................         0.9           --         --
                                             ----------  ------------ ----------
   Total operating expenses................     1,377.1       1,518.8      881.4
Surplus from continuing operations.........       911.0       1,004.5      582.9
Investment income..........................        17.8          15.7        9.1
Interest expense...........................        93.6         114.5       66.4
                                             ----------  ------------ ----------
Surplus from continuing operations before
 tax.......................................       835.2         905.7      525.6
Income tax.................................       267.3         293.7      170.5
                                             ----------  ------------ ----------
Net surplus from continuing operations.....       567.9         612.0      355.1
                                             ----------  ------------ ----------
Loss from discontinued operations(a).......        39.8           --         --
Surplus after income tax...................       528.1         612.0      355.1
Share of profits of associated company
 after income tax..........................         0.5           0.1        0.1
Surplus after income tax and associated
 company...................................       528.6         612.1      355.2
Minority interest in profits of
 subsidiaries..............................        (0.5)          --         --
Net surplus................................       528.1         612.1      355.2
Distribution on capital securities after
 tax.......................................         --           14.1        8.2
Net earnings...............................       528.1         598.0      347.0
Dividends..................................       613.9         699.9      406.1
Tax credit on supplementary dividends......        75.4          83.5       48.5
Retained earnings..........................       234.7          78.0       45.3
Earnings per Share from continuing
 operations(e).............................       0.301         0.333      0.193
Earnings per ADS from continuing
 operations(e).............................       2.408         2.664      1.546
Dividends per Share(f).....................       0.285         0.315      0.183
Amounts in accordance with U.S. GAAP(g):
Net surplus from continuing operations(d)..  NZ$  563.3  NZ$    545.8 US$  316.7
Net earnings(d)............................       523.5         545.8      316.7
Basic earnings per Share from continuing
 operations(e).............................       0.298         0.304      0.176
Basic earnings per ADS from continuing
 operations(e).............................       2.384         2.432      1.408
Diluted earnings per Share from continuing
 operations(e).............................       0.298         0.305      0.177
Diluted earnings per ADS from continuing
 operations(e).............................       2.384         2.440      1.416
STATEMENT OF FINANCIAL POSITION DATA(A):
Amounts in accordance with New Zealand
 GAAP:
Fixed assets...............................  NZ$3,713.7  NZ$  3,791.7 US$2,200.3
Total assets...............................     4,627.7       4,738.0    2,749.5
Total tangible assets......................     4,616.1       4,688.9    2,721.0
Debt due within one year (including
 overdrafts)...............................       401.5         896.9      520.5
Long term debt.............................     1,301.7       1,303.3      756.3
Total liabilities..........................     2,489.1       3,314.8    1,923.6
Net tangible asset backing per Share.......        1.13          0.78       0.45
Total capital funds(h).....................     2,138.6       1,423.2      825.9
Amount in accordance with U.S. GAAP(g):
Total shareholders' funds(h)...............  NZ$2,345.2  NZ$  1,304.1 US$  756.7
OPERATING STATISTICS:
Total access lines (at period end).........   1,761,000     1,823,000  1,823,000
National call minutes (millions)...........     1,600.5       1,661.8    1,661.8
International outward call minutes
 (millions)................................       197.2         226.9      226.9
International inward call minutes
 (millions)................................       208.8         242.5      242.5
Cellular connections (at period end).......     410,300       469,400    469,400
Operating revenues per employee............  NZ$351,738  NZ$  391,870 US$227,402

--------
(a) During fiscal 1997, the operations of Pacific Star group were classified as discontinued and a formal plan of disposal or wind-down of its business was commenced. The comparative figures for prior years have been reclassified accordingly.
(b) Interconnection revenues for fiscal 1993, 1994, 1995 and 1996 are not separately disclosed due to confidentiality agreements, but are instead included in local service, national calls, international and other operating revenues.
(c) The costs associated with a strategic restructuring of Telecom announced in the fourth quarter of fiscal 1993, of NZ$450 million, together with redundancy costs incurred in the first three quarters of fiscal 1993, amounting to NZ$43.2 million, were charged against earnings in fiscal 1993 as an aggregate abnormal restructuring charge amounting to NZ$493.2 million.
  The costs associated with a further strategic restructuring of Telecom together with a provision for the cost of making all business-critical computer platforms and applications Year 2000 compliant were charged against earnings in fiscal 1997 as an aggregate abnormal charge amounting to NZ$151.5 million.
(d) After deduction of minority interests and including Telecom's share of associate companies' profits and losses.
(e) Per Share amounts have been calculated based on the weighted average number of Shares outstanding during the periods indicated. Per ADS amounts have been calculated based on a ratio of eight Shares per ADS. Diluted earnings per Share and per ADS amounts reflect the dilutive effects of options and capital securities.
(f) Dividends per Share are presented on the basis of the period to which they relate.
(g) The principal differences between the amounts shown in accordance with New Zealand GAAP and those shown in accordance with U.S. GAAP arise from the treatment of the capitalization of interest costs, the recognition of costs incurred in terminating interest rate swaps, accruals for compensated absences, the write-off of research and development expenditures, the method of providing for deferred income taxes, the recognition of deferred compensation expense relating to the executive share ownership plan, the recognition of accruals for restructuring and Year 2000 modification costs and the timing of reflection of dividends in retained earnings. In estimating the amounts shown in accordance with U.S. GAAP, it has not been possible to quantify the impact on earnings and total shareholders' funds arising as a result of ascribing fair values to the fixed assets acquired by Telecom from the Post Office as of April 1, 1987 as required under New Zealand GAAP rather than using historical book values as required under U.S. GAAP because the Post Office did not maintain a separate fixed asset register or separate historical cost records of all fixed asset additions in respect of the telecommunications business. See also note 28 to the Audited Consolidated Financial Statements.
(h) Capital funds includes both shareholders' funds and other items included in equity under New Zealand GAAP, such as capital securities. For U.S. GAAP, such other items are not included in shareholders' equity.
  At an extraordinary general meeting of Telecom held in fiscal 1994, shareholders passed a special resolution to cancel one Share for every five on issue and to pay shareholders the par value of NZ$1 per cancelled Share. The cancellation of Shares was completed in March 1994 for a total payment of NZ$472.4 million.
  In February 1997, Telecom commenced a Share repurchase program subject to the requirements of Telecom's Constitution, the New Zealand Companies Act 1993 and the NZSE. The repurchase program was completed on December 19, 1997. As of March 31, 1997, 54,735,582 Shares had been repurchased at a total cost of NZ$357.5 million and as of December 31, 1997 a total of 138,093,860 Shares had been repurchased at a total cost of NZ$1,001.3 million.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW OF RESULTS OF OPERATIONS

  The following tables set forth the major components of Telecom's operating revenues and expenses for fiscal 1995, 1996 and 1997 and for the nine months ended December 31, 1996 and 1997 in absolute terms and expressed as a percentage of total operating revenues. Certain reclassifications of data presented for fiscal 1995, 1996 and 1997 and for the nine months ended December 31, 1996 have been made to conform to December 31, 1997 classifications.

                                    YEAR ENDED MARCH 31,
                          ----------------------------------------------     CHANGE
                              1995            1996            1997         1997:1996
                          --------------  --------------  --------------  -------------
                             $       %       $       %       $       %      $       %
                          -------  -----  -------  -----  -------  -----  ------  -----
                                  (IN NZ$ MILLIONS, EXCEPT PERCENTAGES)
OPERATING REVENUES:
Local service...........    784.2   29.2    826.7   28.4    829.3   26.9     2.6    0.3
National calls..........    488.1   18.2    542.4   18.7    545.3   17.7     2.9    0.5
International...........    466.1   17.4    469.0   16.1    485.0   15.7    16.0    3.4
Interconnection(a)......      --     --       --     --      65.7    2.1    65.7    --
Cellular and other
mobile services.........    228.5    8.5    313.3   10.8    316.4   10.3     3.1    1.0
Enhanced network
services................    167.1    6.2    227.2    7.8    301.6    9.8    74.4   32.7
Other operating revenues
  Directories...........    108.2    4.0    119.8    4.1    135.6    4.4    15.8   13.2
  Leased services.......    132.5    4.9    133.2    4.6    127.7    4.1    (5.5)  (4.1)
  Equipment revenue.....    224.7    8.5    202.1    6.9    197.9    6.4    (4.2)  (2.1)
  Miscellaneous other
  services..............     84.1    3.1     74.9    2.6     79.0    2.6     4.1    5.5
                          -------  -----  -------  -----  -------  -----  ------  -----
                            549.5   20.5    530.0   18.2    540.2   17.5    10.2    1.9
                          -------  -----  -------  -----  -------  -----  ------  -----
Total operating
revenues................  2,683.5  100.0  2,908.6  100.0  3,083.5  100.0   174.9    6.0
                          -------  -----  -------  -----  -------  -----  ------  -----
OPERATING EXPENSES:
Gross personnel costs...    496.1   18.5    508.1   17.4    521.8   16.9    13.7    2.7
Labor capitalized.......    (41.7)  (1.6)   (50.6)  (1.7)   (48.7)  (1.6)    1.9    3.8
Labor recovered.........   (155.8)  (5.8)  (139.6)  (4.8)  (126.2)  (4.0)   13.4    9.6
                          -------  -----  -------  -----  -------  -----  ------  -----
Net personnel costs.....    298.6   11.1    317.9   10.9    346.9   11.3    29.0    9.1
Depreciation............    490.1   18.3    493.7   17.0    544.4   17.7    50.7   10.3
Cost of sales...........    373.1   13.9    394.6   13.5    404.6   13.1    10.0    2.5
Maintenance.............    163.1    6.1    150.7    5.2    201.3    6.5    50.6   33.6
Other operating
expenses................    322.0   12.0    337.2   11.6    354.9   11.5    17.7    5.2
                          -------  -----  -------  -----  -------  -----  ------  -----
                          1,646.9   61.4  1,694.1   58.2  1,852.1   60.1   158.0    9.3
Abnormal costs..........      --     --       --     --     151.5    4.9   151.5    --
                          -------  -----  -------  -----  -------  -----  ------  -----
Total operating
expenses................  1,646.9   61.4  1,694.1   58.2  2,003.6   65.0   309.5   18.3
                          -------  -----  -------  -----  -------  -----  ------  -----
Surplus from continuing
operations..............  1,036.6   38.6  1,214.5   41.8  1,079.9   35.0  (134.6) (11.1)
                          =======  =====  =======  =====  =======  =====  ======  =====

--------
(a) Interconnection revenues for fiscal 1995 and 1996 are not separately disclosed due to confidentiality agreements, but are instead included in local service, national calls, international and other operating revenues.

                                       NINE MONTHS ENDED
                                         DECEMBER 31,
                                  ------------------------------    CHANGE
                                      1996            1997         1997:1996
                                  --------------  --------------  ------------
                                     $       %       $       %      $      %
                                  -------  -----  -------  -----  -----  -----
                                   (IN NZ$ MILLIONS, EXCEPT PERCENTAGES)
OPERATING REVENUES:
Local service....................   621.4   27.2    642.1   25.5   20.7    3.3
National calls...................   412.1   18.0    451.8   17.9   39.7    9.6
International....................   366.6   16.0    379.2   15.0   12.6    3.4
Interconnection..................    51.3    2.2     51.6    2.0    0.3    0.6
Cellular and other mobile
 services........................   236.4   10.3    312.1   12.4   75.7   32.0
Enhanced network services........   220.1    9.6    274.3   10.9   54.2   24.6
Other operating revenues
  Directories....................    81.8    3.6     88.8    3.5    7.0    8.6
  Leased services................    95.1    4.2     98.5    3.9    3.4    3.6
  Equipment revenue..............   147.8    6.5    154.4    6.1    6.6    4.5
  Miscellaneous other services...    55.5    2.4     70.5    2.8   15.0   27.0
                                  -------  -----  -------  -----  -----  -----
                                    380.2   16.7    412.2   16.3   32.0    8.4
                                  -------  -----  -------  -----  -----  -----
Total operating revenues......... 2,288.1  100.0  2,523.3  100.0  235.2   10.3
                                  -------  -----  -------  -----  -----  -----
OPERATING EXPENSES:
Gross personnel costs............   399.6   17.4    411.8   16.3   12.2    3.1
Labor capitalized................   (39.2)  (1.7)   (34.0)  (1.3)   5.2   13.3
Labor recovered..................   (96.4)  (4.2)   (87.6)  (3.4)   8.8    9.1
                                  -------  -----  -------  -----  -----  -----
Net personnel costs..............   264.0   11.5    290.2   11.6   26.2    9.9
Depreciation.....................   395.1   17.3    422.3   16.7   27.2    6.9
Cost of sales....................   304.1   13.3    383.9   15.2   79.8   26.2
Maintenance......................   153.3    6.7    136.9    5.4  (16.4) (10.7)
Other operating expenses.........   259.7   11.4    285.5   11.3   25.8    9.9
                                  -------  -----  -------  -----  -----  -----
                                  1,376.2   60.2  1,518.8   60.2  142.6   10.4
Abnormal costs...................     0.9    --       --     --    (0.9)   --
                                  -------  -----  -------  -----  -----  -----
Total operating expenses......... 1,377.1   60.2  1,518.8   60.2  141.7   10.3
                                  -------  -----  -------  -----  -----  -----
Surplus from continuing
 operations......................   911.0   39.8  1,004.5   39.8   93.5   10.3
                                  =======  =====  =======  =====  =====  =====

  The information presented above should be read in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Management Commentary" in Appendix A to this Prospectus.

                                   BUSINESS

OVERVIEW

  Telecom is a major supplier of telecommunications services in New Zealand. Telecom provides a full range of telecommunications products and services including local, national and international telephone services, cellular and other mobile services, enhanced network services, equipment sales and installation services, leased services and directories. In addition, Telecom is a leading provider of Internet services in New Zealand.

  As of December 31, 1997, Telecom had total assets of approximately NZ$4.7 billion (US$2.7 billion). Telecom generated approximately NZ$0.6 billion (US$0.3 billion) and NZ$0.6 billion (US$0.3 billion) of net earnings from approximately NZ$3.1 billion (US$1.8 billion) and NZ$2.5 billion (US$1.5 billion) of operating revenues for fiscal 1997 and the nine months ended December 31, 1997, respectively. Telecom is the largest New Zealand company listed on the NZSE in terms of market capitalization.

  Approximately 70.8% of Telecom's operating revenues for the nine months ended December 31, 1997 were derived from the Company's core business comprising the provision of local (25.5%), national (17.9%) and international (15%) telephone services and cellular and other mobile services (12.4%). The Company's other telecommunications services including enhanced network services, equipment sales and installation services, leased services and directories contributed the remaining 29.2% of the Company's operating revenues for the nine months ended December 31, 1997.

  Telecom operates an advanced telecommunications network with over 99% of Telecom's customers connected to digital telephone exchanges. Telecom's international network provides services via optical fiber submarine cables and satellite earth stations and is also over 99% digitalized. Telecom's cellular service is available to approximately 96% of New Zealand's population. The network consists of both digital (DAMPS) and analog (AMPS) services.

  Unlike telecommunications companies in many other countries, Telecom operates in a comparatively deregulated environment and is not prohibited from offering a full range of telecommunications services. Except for certain limitations on standard residential charges and general competition law constraints, Telecom is free to increase or decrease the prices it charges for all of its services. See "Risk Factors--Relationship with New Zealand Government" and "Description of Shares--Kiwi Share."

  Telecom was established by the New Zealand government in 1987 for the purpose of acquiring the telecommunications business of the Post Office as part of a broad range of reforms instituted by the New Zealand government that were designed to place government-owned trading agencies on an equal footing with private industry. Since 1989, there have been no statutory barriers to entry to any part of the telecommunications industry in New Zealand. Consequently, the telecommunications market in New Zealand is now very competitive. Telecom expects competition to continue to intensify, with the prospect of existing participants extending their activities as well as new competitors entering the market. Competition exists in each of Telecom's markets, including local, national and international telephone services, cellular and other mobile services, equipment sales and installation services and leased services. Certain of Telecom's competitors are large multi-national corporations, or affiliates thereof, with substantial resources, including Telstra, BT, MCI, Sprint and BellSouth. See "Risk Factors--Competition" and "--Competition."

  The Company is organized into divisions as follows:

  . SERVICES: provides residential, general business and corporate customers a full range of both fixed-wire and wireless based telecommunications services.

  . NETWORK: plans, develops, operates and is responsible for the maintainance of all Telecom's fixed-wire, international, broadband and mobile networks.

  . ENTERPRISES: includes Telecom Directories, Telecom Systems, Internet services and ConnecTel, a network design, build and maintenance company.

STRATEGY

  The Company's business strategy is to continue to grow its core business while expanding and diversifying its revenue base primarily through stimulating increased customer use of mobility, value added and Internet services. The primary components of the Company's business strategy are described below.

 Grow Core Business

  The Company's strategy to continue to grow revenue from local access services is to promote growth in business usage and access lines and the use of second access lines in the residential market. The long distance calling markets in New Zealand are very competitive. Telecom's long distance strategy is to keep its tariffs competitive while stimulating increased demand for call services. Increased calling volumes are being pursued through innovative marketing programs and pricing promotions. Telecom is also using its strong brand awareness and customer loyalty programs to increase customer penetration and long distance usage. Hubbing and routing of international call transit traffic may also offer further revenue opportunities. In the fourth quarter of fiscal 1998, Telecom reduced international toll call base rates for residential customers by 16% to 66%, depending on the country being called, offset in part by the removal of duration discounts. Telecom also reduced international business toll call base rates by similar percentages. Cellular rates were also reduced. Telecom had instituted toll reductions in international and national rates earlier in fiscal 1998. Intense competition and price declines are expected to continue.

 Promote Mobility and Personalization

  The Company has implemented a strategy to increase the number of cellular subscribers and cellular revenues through innovative marketing programs and pricing promotions. In addition, it is offering and promoting the use of value-added mobile services such as voice dialing, direct connect and cellular packet data services and mobile services that integrate fixed-wire and wireless communication. For example, the Company recently introduced extension dialing and "business zone," which allows users to make calls from within their offices or "business zone" for less than a standard mobile phone call. As the leading provider of cellular and fixed-wire services in New Zealand, Telecom believes it is well positioned to lead the development of integrated fixed-wire and mobile services.

 Enhanced Services

  The Company has embarked on a strategy in recent years to diversify its revenue base by developing and offering new and enhanced network services including 0800 capability, managed network services, voice messaging, ISDN lines, caller display and other value added services. The Company believes that penetration of many of these services in New Zealand is lower than in some other comparable markets and that there is potential for further growth in the use of these services.

 Increase Internet Service Revenues

  The Company is a leading provider of Internet services in New Zealand. Telecom's goal is to increase Internet service revenues by continuing to grow the number of subscribers for its XTRA service and increasing usage by promoting electronic commerce applications in New Zealand. In addition, Telecom intends to continue to grow revenues by attracting advertising and Internet traffic over its network. Growth in the Company's Internet service business is also stimulating demand for second access lines and fast data services by business and residential customers.

 Contain Costs

  The Company's overall strategy is to maximize profitability by increasing revenues, as described above, and by containing cost growth. The Company's Performance 2000 program has enabled the Company to identify additional cost reduction opportunities which have been or are currently being implemented, including improved fault diagnosis and repair procedures, more centralized vendor management, reduced property and accommodation costs, increased automation at calling centers and streamlined network design and planning.

PRODUCTS AND SERVICES

 Introduction

  For the nine months ended December 31, 1997, approximately 58.4% of Telecom's operating revenues were derived from the provision of local, national and international telephone services.

 Local Service

  Local service contributed approximately 25.5% of Telecom's operating revenues for the nine months ended December 31, 1997. The components of local telephone service are business and residential line rentals and local call charges (predominantly paid by business customers). Local telephone service provides the customer with access to the local telephone exchange, allowing telephone communication between customers in a local calling area and access to national and international toll services.

  Local telephone service is provided by cable or radio links that connect customers to the Telecom network and exchanges that enable customers to connect to one another.

 National Calls

  National calls contributed approximately 17.9% of Telecom's operating revenues for the nine months ended December 31, 1997. National calls (also known as inland toll calls or, in the United States, long distance calls) include calls to a location outside the caller's local calling area, calls to the cellular network originating within the fixed-wire network and operator service charges.

  Most national calls are placed by direct dialing, also known as Subscriber Toll Dialing. Telecom also provides operator assistance for such services as price required calls, transfer charge calls, collect calls, person-to-person calls, conference calls and calls using Telecom Calling Cards. There is a charge for use of operator services.

  National calls are carried on "trunk lines" which are long-line transmission systems connecting exchanges. Telecom's trunk lines are almost completely fiber optic cables and microwave radio links.

 International Services

  International services contributed approximately 15% of Telecom's operating revenues for the nine months ended December 31, 1997. International services provided by Telecom include outgoing international calls made in New Zealand, collect, credit card and "New Zealand Direct" calls to New Zealand, receipts from overseas telecommunications administrations and companies for calls to New Zealand that use Telecom's facilities and calls from international switched traffic transiting Telecom's facilities. Revenues are also derived from international leased services and private networks used by New Zealand business customers. Telecom makes payments to overseas administrations and companies for the use of their facilities for outward and transit calls from New Zealand to their countries.

  Telecom provides international services via cables and satellite earth stations, which receive and transmit international traffic, and international gateway exchanges, which route incoming and outgoing traffic. Telecom is directly linked to 62 carriers in 50 countries by submarine cable and satellite and through those countries to the rest of the world. Telecom owns a significant interest in TASMAN 2, a South Pacific submarine fiber optic cable. Telecom also owns an interest in PacRim East, which links New Zealand and Hawaii, and in PacRim West, which links Australia and Guam. PacRim West, together with TASMAN 2, PacRim East, TPC-5 (linking Guam, Japan and Hawaii) and HAW-5 (linking Hawaii to the United States mainland), form a Pacific network of fiber optic cables linking New Zealand to North America and Asia.

  Telecom's largest international traffic route is between New Zealand and Australia. For the nine months ended December 31, 1997, approximately 48.2% of the volume of Telecom's outgoing international calls, and approximately 42.3% of outgoing international call revenues, were derived from calls from New Zealand to Australia. Outgoing international calls to other Pacific islands, the United Kingdom, the United States, Japan and Canada comprise the next largest streams.

  Telecom has authority under Section 214 of the Communications Act of 1934 (United States) to acquire and operate communications facilities in the United States, and has established a presence in the United States with a transit switch which became fully operational in December 1996. In addition, Telecom has obtained a license to operate similar facilities in the United Kingdom.

  Telecom is planning a joint venture with other international telecommunications organizations to build and operate a trans-Pacific submarine optical fiber cable called the Southern Cross Cable Network ("Southern Cross"), linking Australia and New Zealand with Hawaii and the West Coast of the United States. Southern Cross is intended to provide international capacity to meet expected growth of traffic generated by data services, including Internet traffic, and is expected to commence operations in 1999 and achieve full operational capacity in 2000. Telecom currently anticipates entering into a take or pay commitment to purchase capacity from Southern Cross and is considering making an equity investment in the entity formed to manage it.

 Cellular and Other Mobile Services

  Telecom's cellular and other mobile services contributed approximately 12.4% of Telecom's operating revenues for the nine months ended December 31, 1997.

  Cellular. Telecom began operating a cellular network in 1987 and, until March 1993, was the only cellular network operator in New Zealand. Telecom's cellular service is available to approximately 96% of the New Zealand population. The network consists of both digital (DAMPS) and analog (AMPS) services, with most of Telecom's customers subscribing to the network's AMPS service. As of December 31, 1997, Telecom had approximately 469,400 connections (up from approximately 410,300 connections, or 14%, from December 31, 1996).

  Special features provided through the Telecom cellular telephone service include: optional rate plans; part-minute charging; customized billing; Cellular Secretary (voice mail); call diversion; three-way conferencing; international roaming; Voice Dial (where a customer can make a call by speaking numbers or names); MobileNote (where text messages can be sent to the screen of a customer's phone); and Tandem (where two phones operate on one number).

  Telecom is developing personal communications services which bring together the benefits of fixed and mobile technologies and applications, primarily using its existing fixed-wire and cellular infrastructure. The first of these services, Mobile Extension (which allows users to dial internal fixed extension numbers from their mobile phones), was launched in November 1996. Another service that allows users to make calls from within their offices or "business zone" for less than the price of a standard mobile phone call was launched recently.

  The Telecom cellular network has, until recently, been retailed by Telecom and three independent service providers through more than 250 dealers nationwide. In 1997 Telecom purchased the businesses of two of the independent service providers for the retailing of Telecom's cellular network and took over the direct management of the customers of those service providers.

  As part of its marketing strategy for its cellular services, the Company provides dealers with handset subsidies which are passed directly to subscribers. These subsidies are in addition to revenue-based dealer commissions. The amount of the handset subsidy is dependent upon the length and type of service contract that the subscriber selects. Handset subsidies for new subscribers are expected to increase over time as more new subscribers select Telecom's DAMPS network, which requires more expensive handsets.

  Paging. Telecom provides an extensive paging service which is available to approximately 95% of the population. Telecom offers alpha-numeric (message) paging services which operate in conjunction with the Telecom paging message center. Telecom also offers simple tone and numeric paging services and private paging systems such as wide area paging networks for the health sector. Telecom has also introduced a paging service called "Minicall" aimed at the consumer market which involves customers purchasing a pager with callers to the pager paying a per call charge.

  Mobile Radio. Telecom operates a national mobile radio network that covers approximately 90% of New Zealand through its 1,750 channels and 190 mobile radio repeater sites located strategically throughout the country. Most of Telecom's mobile radio customer base of 35,000 terminals are companies with vehicle fleets operating from a central base.

  The number of mobile radio systems per capita in New Zealand is high in comparison with other countries. This is largely attributable to the low cost of the service to users and national coordination of the network. Telecom's mobile radio network can connect to the PSTN to allow telephone calls. Telecom's mobile services also include Fleetlink (trunked radio), Sealink (automatic marine telephone service) and mobile data capability.

 Enhanced Network and Miscellaneous Other Services

  Revenues from enhanced network services and miscellaneous other services contributed approximately 10.9% and 2.8%, respectively, of Telecom's operating revenues for the nine months ended December 31, 1997.

  Telecom offers a range of "Smartphone" services such as call waiting, call diversion, 3-way calling, do not disturb, quick dial and caller display. Customer awareness and usage of these services is growing. Based on trends in other countries, Telecom expects the use of these services to grow in the future. Telecom also offers network based call answering and messaging services such as call minder and message manager.

  Telecom's 0800 services automatically charge the called party and are free to the calling party. This service is used mainly by businesses to encourage long-distance calls from customers. Telecom offers a call analysis package as part of its 0800 service. Telecom also offers 0800 services for residential customers.

  Netway Communications Limited ("Netway"), a wholly owned subsidiary of the Company, is a specialist business operating in the large business sector. Netway specializes in designing and managing customized solutions for the telecommunications needs of large organizations. As part of its services, Netway operates telephone and computer networks, fax, E-Mail and electronic data interchange (EDI) services. Netway has over the past year become more closely integrated into Telecom's services division.

  Telecom offers PACNET, a data transport system that uses packet switching technology to accumulate and transmit information in "packets." PACNET is used as a basis for value-added services such as electronic mail, online database systems and EFT-POS (Electronic Funds Transfer at the Point-of-Sale). Telecom's frame relay service provides high speed links between LAN host computers and high performance work stations designed to address the growing market for high speed data services.

  Telecom offers Centrex, a PABX-like service provided directly from Telecom telephone exchanges. Centrex is primarily designed to meet the requirements of business customers and provide access to a wide range of features normally available only from an advanced business system.

  The Company is a leading provider of Internet services in New Zealand. Telecom's strategy to increase Internet service revenues is to continue to grow the number of subscribers to its XTRA service and increase usage by promoting electronic commerce applications in New Zealand. In addition, Telecom intends to continue to grow revenues by attracting advertising and Internet traffic over its network. Growth in the Company's Internet service business is also stimulating demand for second access lines and fast data services by business and residential customers.

  Telecom owns a 60% interest in Telecom Cook Islands Limited, a joint venture with the government of the Cook Islands, which provides a full range of telecommunications services to the Cook Islands.

  Telecom also operates ISDN, 0900, public payphone, teleconferencing and consultancy services.

 Equipment Sales and Installation Services

  Revenues from Telecom's equipment sales and installation services contributed approximately 6.1% of Telecom's operating revenues for the nine months ended December 31, 1997. Telecom supplies and installs a range of customer premises equipment ("CPE"), including telephones, PABXs, keyphones, pagers, facsimile and other data terminals and equipment. All CPE supplied by Telecom is manufactured by non-affiliated suppliers.

  Before deregulation of the CPE market in New Zealand, Telecom was the provider of most CPE and provided CPE on a rental basis only. As a result, a significant proportion of Telecom's CPE revenues comes from continuing monthly rentals. Since deregulation of the supply of telephones in 1988 and PABXs in 1989, many customers have chosen to purchase their own CPE from Telecom or other suppliers rather than continuing to rent.

  Telecom Business Systems Limited, a wholly owned subsidiary of the Company, provides sales and marketing support, installation, rental and maintenance for business customers requiring complex or sophisticated CPE. Telecom provides rental telephones for business and residential customers but does not sell telephones to residential customers except in limited cases such as to encourage the uptake of network services (e.g., caller display). Telecom also supplies PABXs and other business systems on a rental and sale basis and through third party leasing arrangements.

 Leased Services

  Telecom's leased services contributed approximately 3.9% of Telecom's operating revenues for the nine months ended December 31, 1997. Telecom offers a wide range of dedicated circuit services to satisfy the needs of customers requiring use of exclusive telecommunications links. These services are used extensively in corporate data networks. Dedicated circuits are commonly used for applications such as linking PABXs and for private data networks. Other uses include transporting fire and other alarm signals to centralized monitoring centers and transporting radio and television signals between studio facilities and transmission sites.

 Directories

  Telecom's directories business contributed approximately 3.5% of Telecom's operating revenues for the nine months ended December 31, 1997. Telecom annually publishes 18 regional directories listing customers' names and telephone numbers ("White Pages"), and 15 local, and three specialist, directories. Telecom also has contracts to publish the Western Samoan and Cook Islands telephone directories. Telecom has entered into separate ageements with Clear and Telstra New Zealand Limited ("Telstra NZ") for their respective customers to be listed in Telecom's directories.

  A standard listing in the regional and local directories is free to both residential and business customers. Special listings are available on a charged basis. Regional advertising directories classified by product or service ("Yellow Pages") are also published every year.

  Telecom distributes to homes and businesses in New Zealand, at no charge, one copy of the White Pages and Yellow Pages for the region in which they are located. Additional copies may be purchased. In addition, a national directory of facsimile numbers is published and distributed to customers listed in the facsimile directory at no charge and to others for a fee.

  Telecom offers four color advertising, bold and super bold entries and logos in its directories. Telecom also provides electronic and Internet access to White Pages and Yellow Pages.

 Interconnection

  Telecom exchanges calls with competing telecommunications operators which require access to Telecom's networks in order to provide their customers with service capability throughout New Zealand. Prices and terms for this interconnection are determined by agreement between the parties and Telecom's revenues include payment for calls carried on behalf of other service providers.

  Telecom entered into its first interconnection agreement in 1991 with Clear. Clear is a joint venture among BT, MCI, Todd Corporation Limited (a large privately owned New Zealand investment company) and Television New Zealand Limited (a state owned television company) formed to operate a competing telecommunications network in New Zealand.

  Telecom and Clear entered into a comprehensive new interconnection agreement which came into effect on January 1, 1996. The interconnection agreement includes prices for local service interconnection whereby Clear and Telecom pay each other interconnection charges for local calls. It also includes revised prices for toll interconnection and 0800 interconnection and for Clear customers calling Telecom cellular customers. Clear has filed a suit against the Company challenging, among other things, the validity of both Clear's current and original interconnection agreements. See "--Legal Proceedings." On November 26, 1997, Telecom and Clear signed an agreement establishing number portability between their two networks.

  Clear's interconnection agreement with Telecom requires Clear to pay Telecom charges for interconnection and call charges to the extent Clear's customers' calls go over the Telecom network and vice versa. The interconnection agreement does not require that Telecom bill Clear customers or provide Clear with the names and addresses of Telecom customers. Instead, Clear enters into agreements with new customers on an individual basis and bills its customers directly. In order to access the Clear network for toll interconnection, Clear customers must either dial an access code or arrange for non-code access. Non-code access, which provides customers with the ability to preselect a long distance carrier, became available in April 1993. Clear pays additional charges to Telecom in order to provide non-code access to its customers. Clear is currently withholding certain payments for services supplied under its interconnection agreement. See "--Legal Proceedings."

  Telecom concluded an interconnection agreement with Saturn Communications Limited ("Saturn") in June 1997. Saturn offers pay television services over a cable network it has installed. The interconnection agreement with Telecom enables Saturn to provide local and national call services.

  In March 1995, Telecom entered into an interconnection agreement with Global One Telecommunications (New Zealand) Limited ("Global One"), an affiliate of Sprint. Global One is currently offering international services.

  In June 1996 Telecom concluded its first interconnection agreement with Telstra NZ, a subsidiary of Telstra. Telstra is the major supplier of telecommunications services in Australia. The interconnection agreement with

Telecom enabled Telstra NZ to offer national and international calls and 0800 service. Telstra NZ has also stated its intention of offering leased data services. On November 11, 1997, Telecom signed a new interconnection agreement, which replaced the June 1996 agreement and also covered local service. Telecom also signed a local number portability agreement with Telstra NZ. Telstra NZ has announced its intention to provide local services.

  In February 1998, BellSouth New Zealand ("BellSouth NZ") and Telecom entered into a comprehensive new interconnection agreement, replacing the original March 1993 agreement between the parties. This interconnection agreement covers a broad range of interconnection services, including interconnection with BellSouth NZ's cellular network.

  Telecom has an interconnection agreement with Teamtalk Limited (a wholly owned subsidiary of International Wireless Communications) covering the trunked mobile dispatch service operated by Teamtalk.

  Telecom also has interconnection agreements with Compass Communications Ltd. and Worldxchange Limited ("Worldxchange").

TARIFFS

  There is no statutory regulation of Telecom's prices for telephone network access or usage or for any of its other services in New Zealand. Consequently, Telecom is not required to appear before any regulatory authority in order to increase or decrease its rates. However, under Telecom's Constitution, Telecom is restricted, except in certain limited circumstances, from raising its standard residential line charges above the percentage increase in the CPI. See "Risk Factors--Relationship with New Zealand Government" and "Description of Shares--Kiwi Share."

  Historically, telecommunications tariffs were set by the Post Office on the basis of financial targets set by the New Zealand government to achieve social and political objectives. This pricing structure resulted in significant cross-subsidization among various elements of Telecom's services. The foremost example was the subsidy of local telephone services by other revenues, principally from national calls. This cross-subsidization continues to a lesser degree.

  Under Telecom's tariff structure, residential customers ordinarily pay a fixed monthly access charge of NZ$31.70 (before Goods and Services Tax ("GST")) that entitles them to make local calls without additional charge. Telecom also offers residential customers various optional payment plans relating to monthly access charges and per call pricing, which provide, for example, residential customers with the option to pay for local calls in return for a reduced access charge.

  Most business customers now pay a uniform fixed-wire rental, plus a usage charge for local calls. The current level of the standard fixed access charge is NZ$58.42 per month (before GST). The usage charge is NZ 4.55 cents per minute (before GST) between 7am and 10pm and NZ 0.99 cents per minute (before
GST) at other times. Some business customers receive discounts on their line rental and local call charges as part of business discount plans available to the business market.

  Residential and business customers are charged for direct dial national calls on a 1 minute + 1 second basis, which charges customers for the first minute of use at the time the call is connected and on a per second basis from the completion of the first minute of calling. The prices for national calls vary according to traffic route, distance and time of day. Promotions and price specials are run periodically to stimulate growth in volume. Telecom offers a range of discount plans to its business and residential customers designed to ensure that prices for national calls are competitive within the most important market segments.

  International calls are also charged on a 1 minute + 1 second basis. Promotions and price specials are used periodically to stimulate growth in international calls. Telecom offers a range of discount plans to its business and residential customers designed to ensure that prices for international calls are competitive.

  Telecom offers a range of cellular plans to its business and residential customers, which consist of monthly access fees and per call charges on a 1 minute +1 second basis. Telecom also offers discounts to business customers. Originators of calls to cellular telephones generally pay all usage charges.

  Telecom charges subscribers a monthly access charge for subscription to its value-added services such as voice messaging and caller display.

MARKETING

  Telecom's marketing activities are focused on positioning Telecom as a major competitive provider of telecommunications services to business and residential customers in New Zealand. There are three major marketing teams within Telecom structured around three main groups of customers: Consumer, Business and large Corporate customers. Each of these marketing teams focuses on their respective customer groups. All three marketing teams cover both fixed and mobile services. Each of the Consumer, Business and Corporate groups also operate a range of direct and indirect channels, including face-to-face account management of key business customers and Telecom's top 600 customers.

  Telecom maintains an advertising program, through broadcast and print media, to support its sales effort. The focus of Telecom's advertising strategy is to increase customer awareness of products, stimulating usage and building the Telecom brand.

TECHNOLOGY

  Telecom operates an advanced telecommunications network. Over 99% of Telecom's customers are connected to digital telephone exchanges. Approximately 99% of Telecom's transmission links between cities (inter-city links) and links within urban areas (urban links) have digital capacity. Of these, approximately 99% of urban transmission systems are now fiber optic. Inter-city links are fiber optic cables (86%) with some digital microwave radio (14%). Local loop technology includes copper cable, radio and fiber optic. A network of digital transmission systems connects the major switching nodes. Telecom has adopted the internationally standardized CCS No.7 signaling system as a key component of its network design. Telecom commenced operation of an Intelligent Network ("IN") in 1992. The IN enhances the operation of the existing network and allows Telecom to more easily provide new services. Telecom began deployment of synchronous transmission systems in 1993. Telecom's network is managed through a computerized management system which monitors the network, records network traffic flows and rearranges network capacity as necessary. This is intended to enable swift restoration of service after any failure and to maintain maximum network availability.

  Telecom began in January 1996 to deploy residential HFC cable in Auckland and Wellington for commercial delivery of information and entertainment services to the home. The first stage of this roll-out is now virtually complete with more than 68,000 homes in the Auckland and Wellington suburbs passed. However, during the program, it became clear that alternative technologies are rapidly likely to become more appropriate for the carriage of fast data, and possibly video in other geographical areas. Accordingly, the deployment of HFC cable was halted after the first stage. The costs associated with reorganizing this program and discontinuing the HFC roll-out have resulted in losses and is likely to result in further losses, which further losses are not currently expected to be material. Telecom has commenced a trial in Wellington of ADSL (asymmetric digital subscriber line) network technology which enables broadband services, such as high speed data, additional voices services and, potentially, video services, to be deployed over existing copper cabling. From early 1996 Telecom has been testing ATM (asynchronous transfer mode) network technology, providing broadband data networking capability, with a number of New Zealand universities and research establishments.

  Telecom's international network provides international services via optical fiber submarine cables and satellite earth stations. The international network is 99.7% digital.

  Telecom does not manufacture telecommunications equipment but concentrates on the design and development of its networks with the best technology available. Research and development costs are, therefore, not material. Equipment is purchased on supply contracts after international tendering of bids. Turnkey supply and installation contracts and flexible supply contracts (typically of three to five years duration) are used for equipment installed by Telecom in its network. Telecom has long-term equipment supply relationships with NEC Corporation of Japan ("NEC"), Fujitsu Limited of Japan ("Fujitsu"), Nokia Telecommunications of Finland ("Nokia") and L.M. Ericsson of Sweden ("Ericsson"), which has enabled it to develop an integrated network of high technical quality. NEC has been the provider of main exchange switches to the Telecom network since 1973, first with crossbar electromechanical switches and, since 1982, with digital switches. NEC has also provided IN and international gateway switches. Fujitsu, Nokia and Siemens are the main providers of transport systems. Ericsson has supplied Telecom with its cellular network since 1986, including cell sites and switches.

  Telecom has no obligation to continue to purchase equipment from NEC, Fujitsu, Nokia or Ericsson and Telecom believes there are sufficient alternative sources of supply. Telecom also controls a joint venture company with NEC for software writing, fault servicing and turnkey installation of switching equipment for the national network.

YEAR 2000

  The majority of computer software worldwide is programmed to process transactions using only two digits for the year of the transaction (e.g., "98" for 1998) rather than four digits. Computer systems which process year 2000 transactions (and beyond) with the year "00" will encounter significant processing inaccuracies and potentially even inoperability. Almost all of the services which Telecom offers its customers are based on technology-driven systems, including the exchanges and other components in Telecom's fixed-wire, cellular and paging networks. This issue also affects many of Telecom's traditional information technology applications. In addition, Telecom's customers and suppliers are subject to the same risks and, if they are so affected, such event could, in turn, adversely affect Telecom. Planning to address this started in August 1996. The first phase of the project, to identify those of Telecom's systems which are not year 2000 compliant, has been completed. The development of detailed plans and timetables to minimize the risk that any of Telecom's business-critical systems are not year 2000 compliant by December 31, 1999 was completed in May 1997, at which time the identification of, and search for, the necessary human resources commenced. Such resources are generally in short supply both in New Zealand and world wide and it is expected that competition for the necessary skills will intensify as the year 2000 draws near. The operating cost of making the modifications necessary to maintain existing functionality into the year 2000 and beyond is estimated at NZ$87.0 million (US$50.5 million). The Company will also make capital expenditures in connection with this issue estimated at approximately NZ$20.0 million (US$11.6 million). While Telecom has established a reserve to account for Year 2000 costs, there can be no assurance that the Year 2000 program will be successful, additional costs may not be incurred, Telecom's customers or suppliers will not be adversely affected or such issues will not otherwise have a material adverse effect on Telecom's business, financial condition or results of operations.

NEW ZEALAND ECONOMY

  New Zealand is a parliamentary democracy located in the South Pacific, with a population of 3.6 million people. New Zealand has a market economy with sizeable manufacturing and services sectors complementing what is considered a highly efficient, export-oriented agricultural sector. However, on January 30, 1998, Moody's Investors Service revised the outlook on New Zealand's Aa1 sovereign credit rating from stable to negative reflecting concerns about New Zealand's widening current account deficit as well as the potential impact of events unfolding in Asia.

  Growth in New Zealand over the last two years has been moderate, as monetary policy has remained tight to keep inflation within the New Zealand Reserve Bank's 0-3% target range. Certain factors have recently emerged that could adversely affect continued growth, including a widening of the country's balance of payments current account deficit, a weakening of the New Zealand dollar and increased interest rates. In addition, New Zealand's economy has a significant exposure to other Asian/Pacific economies. As a result, the recent Asian market crisis introduces considerable uncertainty into New Zealand's economic prospects.

COMPETITION

 Introduction

  Since 1989, there have been no statutory barriers to entry to any part of the telecommunications industry in New Zealand, and vigorous competition has developed in the various telecommunications markets in New Zealand. Telecom expects competition to continue to intensify, with the prospect of existing participants extending their activities as well as additional competitors entering the market.

  Competition exists in each of the markets in which Telecom operates, including local (primarily business to date), national and international telephone services, cellular and other mobile services, equipment sales and installation services and leased services. Certain of Telecom's competitors are large multi-national corporations, or affiliates thereof, with substantial resources, including Telstra, BT, MCI, Sprint and BellSouth.

  Broadly speaking, Telecom competes on the basis of product range, service, quality and price.

  The Company is required to make publicly available certain pricing information that may place it at a competitive disadvantage in the market. See "--Regulatory Framework--The New Zealand Regulatory Environment--
Telecommunications (Disclosure) Regulations 1990." There can be no assurance that the competitive environment will not have a material adverse effect on Telecom's business, financial condition or results of operations.

 Impact of Rapid Technological Change

  Rapid changes in telecommunications and information technology are redefining the markets in which Telecom operates, the products and services demanded by customers and the ability of enterprises to compete in the telecommunications industry. Such changes are broadening the range, reducing the costs and expanding the capacity and function of infrastructures capable of delivering these products and services. Partially as a result of these changes, the prices that can be charged for many products and services are falling. There is a risk that competitors will deploy or develop technologies that provide them with lower costs or other operating advantages relative to Telecom, which could require Telecom to reduce the prices of its products and services to remain competitive and incur significant expenditures in addition to those already planned in order to remain competitive.

  Telecom has invested substantial capital and other resources in the development and modernization of its networks and systems. With the accelerating pace of technological change, Telecom sometimes is required to reassess its strategies and the outcome of such investments is increasingly less certain. For example, the reassessment of Telecom's residential HFC program has resulted in losses and is likely to result in further losses, which further losses are not currently expected to be material. See "-- Technology" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

 Local Service

  While there is currently only limited competition in local call services, Telecom anticipates significant competition in this area will develop. In particular, Clear is offering local call services to a small number of targeted business customers in the Auckland, Wellington and Christchurch central business districts and Telecom expects Clear to expand the rollout of this service. In addition, Clear has stated it might offer local call services to some residential customers. The impact on Telecom's revenues as Clear extends its services cannot be reliably assessed at this time. The interconnection agreements signed with several other carriers will also allow each of them to provide local service. See "--Interconnection." Saturn has indicated that it intends to commence providing local service shortly.

  As detailed in "--Interconnection," Telecom has signed local number portability agreements with Clear and Telstra NZ which allow customers to retain a telephone number when changing carriers. Telecom has begun porting local numbers. Telecom is currently in negotiation with other carriers in respect of local, 0800 and mobile to mobile number portability. The effect, if any, of number portability upon Telecom's revenues cannot be measured at this time.

 National Calls

  Competition in the national call markets commenced in 1991 with the signing of the first interconnection agreement between Telecom and Clear. See "-- Interconnection." Vigorous competition between Telecom and Clear in this market has been further fueled by the launch of Telstra NZ's national tolls offering in 1996, followed in 1997 by offerings from Global One and Worldxchange. Each of these new entrants depends upon a network of resellers for distribution, targeting business and consumer markets. Intensive price competition is expected to continue.

 International Services

  Telecom is facing intense competition from a variety of sources in international services. Clear provides international telephone services to New Zealand customers via its satellite earth stations and its ownership interest in the TASMAN 2 submarine cable. Telstra NZ and several other carriers also offer international services. There are also a range of resellers, refilers and call-back operators offering competing international services.

  The environment for international services is changing rapidly as the regulated trading regime for international traffic shifts to competition-based pricing. Such changes result from, among other things, the global trend toward deregulation of the telecommunications industry in many countries and from the attendant increase in competition. Increased competition has put pressure on the traditional accounting rate regime as telecommunications organizations endeavor to lower their costs through reducing settlement rates or through various forms of arbitrage. Arbitrage activity in the industry is growing rapidly, which is also forcing settlement rates toward the real costs of termination for international calls. While total payments and receipts are both declining as settlement rates move towards cost, the rates of movement are dissimilar. Historically, Telecom's net settlement position was substantially in balance, but that position moved to a net settlement deficit as a result of traffic being arbitraged into New Zealand at a rate faster than settlement rates for outgoing traffic can be lowered and outgoing traffic growing at a faster rate than incoming traffic.

  In the fourth quarter of fiscal 1998, Telecom announced reductions in international toll call rates averaging approximately 20% which were in part, a response to competitive pressures discussed above. While price elasticity and market growth have historically partially or wholly tended to offset price declines, given the size of this decrease, management expects some decline in international tolls revenues for the fourth quarter of fiscal 1998 relative to the fourth quarter of fiscal 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

 Mobile Services

  BellSouth, through BellSouth NZ, commenced operating a competing mobile cellular network in 1993 and is currently Telecom's only competitor in the mobile cellular market. In the fourth quarter of fiscal 1998, Telecom announced reductions in cellular rates which were, in part, a response to competitive pressures.

  In May 1993, the New Zealand government sold spectrum management rights in the TACS-BGSM band to Telstra NZ. In December 1997, Telstra NZ announced an agreement with BellSouth NZ involving the transfer of Telstra NZ's rights in the TACS-BGSM band to BellSouth NZ and allowing Telstra NZ to offer mobile services using the BellSouth NZ network but providing its own phones and customer service. Telstra NZ announced that it expected to launch its service early in 1998.

  Telecom has also entered into an interconnection agreement with Teamtalk (a wholly owned subsidiary of International Wireless Communications) covering the trunked mobile dispatch service operated by Teamtalk.

  The New Zealand government has announced that it will conduct an auction of spectrum in the second half of 1998 in the 2 GHz range which can be used to provide a range of second and third generation cellular services. The Company has not yet determined whether it will participate in this auction. If it decides to participate, there can be no assurance that Telecom will be successful or, if successful, that Telecom could obtain New Zealand Commerce Commission (the "Commerce Commission") approval for an acquisition of spectrum. The Commerce Commission has indicated that Telecom's acquisition of additional spectrum within the 2 GHz band may raise dominance issues. Telecom disputes this position and is engaged in ongoing discussions with the Commerce Commission. The New Zealand government is also considering auctioning the remaining GSM management rights at the same time. Such spectrum could be used to establish a number of additional competing cellular networks in New Zealand. See "--Regulatory Framework--Radiocommunications Act 1989."

 Customer Premises Equipment

  The CPE market is competitive with a wide range of products available from numerous competitors. See "--Products and Services--Equipment Sales and Installation Services" for a description of Telecom's role in the CPE market.

 Other Services

  A number of large companies operate private networks for domestic communications on dedicated lines leased from Telecom and other suppliers. Several companies resell excess capacity on dedicated lines to other users but it is difficult to assess the extent of such use. Other companies have established businesses based on acquiring bulk transmission capacity from Telecom and reselling this capacity in smaller parcels with network management services. Telecom has experienced increased competition since deregulation from a number of companies providing voice mail, electronic messaging and other value-added services using Telecom's network.

REGULATORY FRAMEWORK

 The New Zealand Regulatory Environment

  Unlike telecommunications companies in many other countries, Telecom operates in a comparatively deregulated environment. Certain limitations on its business are imposed by the Kiwi Share. See "Risk Factors--Relationship with New Zealand Government" and "Description of Shares--Kiwi Share." The principal statutory controls are discussed below.

  Commerce Act 1986. Following the liberalization of the New Zealand telecommunications market, the Commerce Act became the principal statute controlling market behavior.

  The Commerce Act prohibits various forms of restrictive trade practices in New Zealand. These include entering into contracts, arrangements or understandings that have the purpose of, or that have or are likely to have the effect of, substantially lessening competition in a market. It also prohibits any person who has a dominant position in a market from using that position for the purpose of restricting the entry of others into any market, preventing or deterring others from engaging in competitive conduct in any market or eliminating others from any market. It further prohibits the acquisition of assets of a business or shares by any person that is likely to result in that or any other person acquiring or strengthening a dominant position in a market without the consent of the Commerce Commission.

  Applications for merger and takeover clearances and authorizations are now made on a voluntary basis. However, the Commerce Act retains penalties for mergers and takeovers which proceed without Commerce Commission clearance or authorization and have anti-competitive effects which are likely to result in any person acquiring or strengthening its dominant position in a market.

  The Commerce Act gives the High Court the power to grant injunctions to restrain conduct and to award damages and impose pecuniary penalties of up to NZ$5.0 million against a company in respect of each breach. In addition, the Commerce Act gives the New Zealand government power to introduce price controls for goods or services supplied or acquired in a market where competition is limited or likely to be lessened. The New Zealand government is currently reviewing the penalties regime under the Commerce Act.

  The Commerce Commission, as the government agency responsible for policing the Commerce Act, investigates complaints about alleged contraventions of the Commerce Act. Private persons can also bring actions under the Commerce Act.

  Fair Trading Act 1986. Telecom is also subject to the Fair Trading Act 1986 (the "Fair Trading Act"), like all trading enterprises in New Zealand. The Fair Trading Act prohibits misleading and deceptive conduct, false representations and unfair trade practices. It also establishes a mechanism for the prescription of consumer information and product safety standards.

 Consumer Guarantees Act 1993

  The Consumer Guarantees Act 1993 provides rights of redress against suppliers and manufacturers of goods and services in respect of any failure to comply with guarantees given, or deemed by the statute to be given, to consumers.

  Telecommunications Act 1987. The Telecommunications Act 1987 (the "Telecommunications Act"), removed Telecom's statutory monopoly on the provision of network services from April 1, 1989. By removing entry restrictions, it facilitated effective competition in the supply of telecommunications goods and services.

  The Telecommunications Act allows the establishment and maintenance of telecommunications networks by any person. It also confers upon network operators statutory rights of entry upon any land (including land owned by the New Zealand government) for the purpose of gaining access to existing lines constructed before April 1, 1989 and existing works constructed before January 1, 1988 owned by the network operator. Telecom is a network operator.

  The Telecommunications Act is the enabling legislation for the Telecommunications (International Services) Regulations 1994 and the Telecommunications (Disclosure) Regulations 1990.

  Telecommunications (International Services) Regulations 1994. The Telecommunications (International Services) Regulations 1994 apply to all persons who establish, operate or maintain facilities in New Zealand for the purpose of providing to other persons in New Zealand, pursuant to an agreement or arrangement between that person and an overseas operator, public switched telecommunications services to or from territories outside New Zealand or leased circuits that are connected both with public networks in New Zealand and with public networks in the territory of the overseas operator. Any person to whom the regulations apply must apply to become a registered operator.

  The Secretary of the Ministry of Commerce (the "Commerce Secretary") may (having regard to the desirability of promoting a competitive market in international telecommunications services in New Zealand and the interests of users of such services in New Zealand) at any time require any registered operator:

  . to ensure that any agreement or arrangement between the registered operator and an overseas operator specified by the Commerce Secretary provides for the registered operators to pay a fee for terminating traffic to the overseas operator, which fee shall be at a rate, and in accordance with a method, fixed by the Commerce Secretary; and

  . to ensure that any agreement or arrangement between the registered operator and an overseas operator specified by the Commerce Secretary provides for the registered operator's share of total traffic to New Zealand from that overseas operator to be in a similar proportion to that registered operator's share of total traffic from New Zealand to that overseas operator.

  Registered operators are also required to:

  . comply with such international telecommunications agreements and conventions to which New Zealand is a party as the Commerce Secretary may notify;

  . provide to the Commerce Secretary such statements, reports and agreements with overseas operators as the Commerce Secretary may require; and

  . pay such fees as are payable under the Regulations. A registration fee of NZ$10,000 and an annual fee of NZ$l0,000 thereafter are currently payable.

  Telecommunications (Disclosure) Regulations 1990. The Telecommunications (Disclosure) Regulations 1990 (the "Disclosure Regulations") are intended to support the regulatory regime under the Commerce Act by making more information about Telecom's activities available to the public.

  The information which Telecom is required to make publicly available at regular intervals is as follows:

  . year end (audited) and six monthly (unaudited) financial statements of its principal operating subsidiary;

  . Telecom's standard prices, terms and conditions for "prescribed services." Prescribed services are essentially basic network services, leased circuits and network interconnection;

  . the principles or guidelines applied by Telecom in determining whether or not to allow a discount and the maximum discount available;

  . where Telecom provides discounts of 10% or more on prescribed services, the discount allowed, any relevant variation to the standard terms and conditions and the principles applied in determining to give the discount;

  . where Telecom has supplied prescribed and other services and a discount of 10% or more was applied in relation to the aggregate price of all the services, the discount allowed and the fact that the discount applied to services other than prescribed services; and

  . the full text of any interconnection agreement relating to interconnection to Telecom's public switched network.

  The Company Secretary is required to make statutory declarations that the Disclosure Regulations have been complied with, based on the Company Secretary's reasonable inquiry.

  Radiocommunications Act 1989. Until 1989, all radio frequencies were allocated by the New Zealand government, which issued radio apparatus licences to users in respect of transmitters or particular groups of transmitters. The Radiocommunications Act 1989 instituted a new regime for the management of the radio frequency spectrum, whereby the government decides to bring particular frequency bands within the new regime and creates registrable management rights and spectrum licences in those frequency bands. Until such time as a frequency band is brought within the new regime, the old system of radio apparatus licences remains in force.

  Telecom currently holds:

  . management rights until 2012 in respect of both the AMPS A and B bands that its cellular network currently utilizes; and

  . management rights until 2010 in respect of eight MMDS channels. Telecom's future use of these channels is currently under review.

  Such management rights are deemed to be assets of a business for the purposes of the Commerce Act. On expiry, the management rights revert to the New Zealand government, which can then sell them. The prior holder of the management rights is given no first right of refusal or preference in that sale.

  Telecom also holds approximately 8,200 radio apparatus licences, relating to frequencies which have not yet been brought under the new regime. These are issued on an annual basis, and are generally renewed automatically, although there is no statutory right to renewal. The radio apparatus licences include licences in respect of transmitters used to provide service to households in remote areas, trunked despatch services. land mobile, maritime mobile, paging services and fixed point-to-point links that support a national infrastructure.

  The New Zealand government has indicated that it intends to bring a number of the frequencies to which these radio apparatus licences relate within the new regime during the period 1998-2005. The Radiocommunications Act provides that where the new regime is applied to a frequency band in which a party holds radio apparatus licences, that party has a right to obtain five year spectrum licences which protect its existing rights, but only in respect of radio apparatus licences that were first granted before July 1, 1989. Approximately 50% of the Telecom transmitters covered by radio apparatus licences are covered by licences first granted before July 1, 1989.

  The New Zealand government intends to auction the 2 GHz frequency band in the second half of 1998 (part of this band has been allocated internationally for "third generation" mobile applications). Approximately 30% of the radio apparatus licences Telecom holds within this band were first granted before July 1, 1989. If Telecom wishes to obtain replacement licences for the balance of its existing operations, or for additional uses, it will need to do so at its own cost.

  The acquisition of management rights and spectrum licences may require Commerce Commission approval if it is likely to result in the person making the acquisition or any other person acquiring or strengthening a dominant position in a market. See "--Competition--Mobile Services" and "--Commerce Act 1986."

  Amendments to the Radiocommunications Act, including provision for successive grants of management rights, and for interference issues to be taken to arbitration, are currently under consideration.

  Overseas Investment Regulations 1995. Under the Overseas Investment Regulations 1995 ("Overseas Investment Regulations"), Telecom is deemed to be an "overseas person" because of its foreign shareholders. Overseas persons are required to obtain consent for certain business activities. Telecom must obtain consent for business acquisitions in New Zealand where the value exceeds NZ$10 million, or for acquisitions involving rural land.

 United States Regulation

  The Telecommunications Act of 1996 (United States) (the "1996 Act") imposes various restrictions and obligations on the U.S. Bell Operating Companies ("BOCs") and their affiliates. By virtue of Ameritech's and Bell Atlantic's ownership interests in Telecom, Telecom is deemed to be an affiliate of both companies, and therefore is subject to the BOC-specific restrictions of the 1996 Act with respect to services it provides in the United States. These restrictions will cease to apply with respect to Ameritech's in-region states upon completion of the Global Offering (assuming that the International Underwriters' over-allotment option is exercised in full). Telecom does not believe its operations are materially affected by these restrictions, which apply to the conduct of certain activities in the United States.

  Telecom is subject to all rules, policies, and duties of the United States Federal Communication Commission ("FCC") applicable to U.S. international common carriers. The FCC regulates Telecom as a "dominant" carrier on the U.S.-New Zealand route, and as a nondominant carrier on all other international routes. As a dominant carrier on the U.S.-New Zealand route, Telecom is required to operate on a structurally separate basis from its U.S. affiliate. The 1996 Act also places certain duties on all telecommunications carriers, to which Telecom is subject with respect to services it provides in the United States.

  In December 1996, the FCC granted Telecom authority under Section 214 of the Communications Act of 1934 (United States) to operate as a United States international facilities-based carrier and to acquire capacity in United States international facilities in order to provide telecommunications services between the United States and New Zealand and points beyond.

  Certain laws of the United States, such as the Trading with the Enemy Act of 1917 and the Foreign Corrupt Practices Act of 1977, may restrict certain activities of Telecom by virtue of Bell Atlantic's ownership interest in the Company and the fact that the ADSs are, and the Interim ADSs will be, traded on the NYSE.

EMPLOYEES

  There has been a significant change since 1993 in Telecom's workforce through a move from collective contracts to individual contracts. The number of staff on agreed individual contracts has increased to 78% in 1998 from 10% in 1993.

  In 1996, Telecom sought to negotiate new collective contracts for approximately 3,500 employees, representing 38% of total employees. The balance of employees were on individual contracts and were not affected by these negotiations. While Telecom proposed two or more collective contracts as well as a number of individual contracts, the Engineering, Printing and Manufacturing Union wanted a return to a single Telecom-wide collective contract. This union recruited a proportion of the members of the Communications and Energy Workers Union which had been placed in liquidation and previously represented some 4,900 employees. About 2,000 employees took intermittent industrial action to support the union claim. Telecom refused to negotiate while such action continued. The provisions of the three expired collective contracts agreed in 1994 remained in effect on an individual basis. Service levels were impacted by the industrial action.

  During March and April 1997 Telecom settled five collective contracts for approximately 2,200 employees. The contracts provide for an average increase in pay of 2-2.5% and are for variable terms terms ranging from fourteen to eighteen months. The contracts expire in 1998. The balance of employees for whom Telecom was not prepared to negotiate a collective contract have either remained on an individual employment contract based on their expired collective contract or have accepted a new individual contract. These employees received a salary review in April 1997.

PROPERTY

  Telecom owns approximately 1,050 freehold sites and uses approximately 2,080 sites on a leasehold or other basis. Although Telecom's land assets are not large in area, they include some strategic sites, such as the properties on which its telephone exchanges are located. Most of Telecom's sites are related directly to its telecommunications operations and are used for network equipment of various types, such as telephone exchanges, transmission stations, microwave radio equipment and cellular phone base station equipment. Many of Telecom's operational sites are situated on leased land or land to which Telecom has access by statutory right or other formal or informal arrangement. In addition to its operational sites, Telecom owns or leases other properties for office accommodation, storage and other miscellaneous purposes.

  Many of Telecom's sites may be subject to land claims pursuant to the Treaty of Waitangi Act 1975 (the "Waitangi Act"). Under the Waitangi Act, the Waitangi Tribunal has jurisdiction to consider claims by Maori who may be prejudicially affected by government policy or practice or New Zealand legislation that is inconsistent with the principles of the Treaty of Waitangi. The Waitangi Tribunal can recommend a return to Maori ownership of land previously owned by the New Zealand government that was transferred to Telecom, or recommend that compensation be paid to the claimant. If the Waitangi Tribunal recommends the return of land and no agreement can be reached between the New Zealand government and the claimant for its return, such recommendation is binding on the New Zealand government. Land declared to have special spiritual, cultural or historical tribal significance may also be taken back by the New Zealand government. If an order were made by the Waitangi Tribunal for the return of any land acquired by Telecom under the agreement between the Company and the New Zealand government pursuant to which the Company purchased the telecommunications business of the Post Office, Telecom would be entitled to compensation from the New Zealand government under statute and also under such agreement. If any Telecom land is taken back by the New Zealand government, Telecom would be entitled to compensation from the New Zealand government under statute.

LEGAL PROCEEDINGS

  In September 1995, Clear and BellSouth NZ commenced proceedings under the Commerce Act against Telecom and Sky Network Television Limited ("Sky"), in relation to Telecom's proposed acquisition of an interest in Sky, a New Zealand corporation that provides subscription television services in New Zealand, and also in relation to a proposed content agreement between Sky and Telecom. Clear expanded its litigation to include claims against affiliates of Bell Atlantic, Ameritech, TCI Communications, Inc. and Time Warner Inc., certain executives and directors of Telecom and the Commerce Commission. Clear seeks unspecified damages together with injunctive relief. In March 1996, Telecom decided not to pursue that acquisition or the content agreement. As a consequence, Telecom reached an agreement with BellSouth NZ whereby BellSouth NZ's proceedings were stayed and Telecom applied to have Clear's proceeding struck out or stayed. However, in July 1996 Clear amended its proceedings seeking to preclude Telecom from participating in pay television and related areas of business, whether through association with Sky or otherwise. The application by Telecom and the other defendants to strike out or stay all of Clear's claims was successful. Clear has filed an appeal in the Court of Appeal, but no hearing date has yet been allocated. The terms on which BellSouth NZ's proceedings were stayed and Telecom's application to strike out or stay was made include some restrictions on Telecom's ability to obtain programming from Sky and to acquire an interest in Sky.

  In November 1996, Clear issued proceedings against Telecom, Bell Atlantic and Ameritech alleging breaches of the Commerce Act in relation to Telecom's bundling practices, as well as claiming the existence of arrangements between Telecom and Bell Atlantic and Ameritech that breach the Commerce Act. Also in

November 1996, Clear issued proceedings against Telecom and a Telecom executive alleging that Telecom has misused information which indicates that customers have non-code access to the Clear network and that it has used such data for sales and marketing purposes, in breach of the Commerce Act and the Fair Trading Act. In December 1996, Clear issued proceedings against Telecom alleging that Telecom has a deliberate policy of deactivating Clear non-code access customers upon various pretexts for anti-competitive purposes, in breach of the Commerce Act and the Fair Trading Act. Clear seeks unspecified damages in these proceedings and no trial date has yet been set in any of them.

  In late 1996, a group of former employees of Telecom or its predecessor the Post Office (or in some cases the surviving spouses of such employees) issued proceedings against Telecom claiming damages in respect of Telecom's cancellation of discounts on monthly access charges and toll calls. The plaintiffs, of which there are currently approximately 1,100 (of a potentially larger group), allege that they are entitled to such discounts from Telecom as retirement benefits. The plaintiffs seek the value of past discounts, an order providing future discounts (or their damages equivalent) and exemplary damages. A hearing has been scheduled for June 1998.

  In January 1997, BellSouth NZ issued proceedings against Telecom alleging breaches of the Commerce Act in relation to Telecom's bundling practices, Telecom's alleged misuse of information obtained through interconnection and Telecom's alleged threats to terminate arrangements with suppliers if they take services from Telecom's competitors. BellSouth NZ seeks unspecified damages. No trial date has yet been set.

  In March 1997, Telstra filed in the Supreme Court of Queensland, Australia, a statement of claim against two companies within the Pacific Star group, a group of companies formerly operating in Australia now owned by Telecom whose operations have been classified as discontinued ("Pacific Star"), totalling Australian $98.6 million, alleging non-payment of outstanding debts for telecommunication services provided by Telstra, together with interest to the date of judgment. Telstra has commenced similar proceedings against other telecommunication service providers in Australia. Pacific Star has commenced proceedings against Telstra in the Federal Court (New South Wales, Australia) in relation to Telstra's billing practices. In December 1997, Telstra's Queensland proceedings were transferred to the Federal Court (New South Wales, Australia) to enable them to be heard with the proceedings brought in that jurisdiction by Pacific Star. On February 27, 1998, Telstra and Pacific Star announced that they had reached a commercial settlement of their dispute over outstanding payments and cross claims. The successful implementation and finalization of this commercial settlement is expected to result in all existing legal proceedings between the parties being discontinued. The terms of the commercial settlement are covered by a confidentiality agreement which precludes disclosure of its terms except in specified circumstances.

  In April 1997, Telecom issued proceedings against Clear for withholding certain payments for service supplied under Clear's 1996 interconnection agreement with Telecom. Telecom sought a declaration that the outstanding amounts are payable and an injunction requiring Clear to pay for services provided under the interconnection agreement. Clear's defense and counterclaim allege that both its 1991 interconnection agreement and 1996 interconnection agreement are invalid and unenforceable because the interconnection terms (including the charges payable by Clear) have an anti-competitive purpose and effect in breach of the Commerce Act, as does Telecom's retail pricing. Clear seeks unspecified damages and other relief under the Commerce Act. Clear's counterclaim also includes a claim against Telecom and the New Zealand government for unspecified damages based on breach of "undertakings" allegedly given by Telecom in the late 1980's regarding the provision of interconnection. No trial date has yet been set.

  The Directors of Telecom cannot reasonably estimate the adverse effect (if any) on Telecom if any of the foregoing claims are ultimately resolved against Telecom's interests, and there can be no assurance that such litigation will not have a material adverse effect on Telecom's business, financial condition or results of operations. In particular, the Clear and BellSouth NZ proceedings could, if resolved against Telecom, affect the manner in which Telecom conducts its business.

  All of the proceedings summarized above have been commenced in the High Court of New Zealand unless otherwise stated.

                                  MANAGEMENT

DIRECTORS

  The business and affairs of Telecom are managed under the direction of the Board. The Board is elected by the shareholders of the Company. The Board may also appoint Directors to fill casual vacancies that occur or to add additional persons to the Board up to the maximum number (12) prescribed by the Company's Constitution. At each annual meeting of shareholders, all Directors appointed by the Board must retire. In addition, at least one-third of the other Directors must retire from office (other than the Managing Director). If less than one-third of the other Directors are due to retire by reason of age, or the expiry of their term of appointment or because they wish to retire and not be re-elected, the remaining Directors who retire are those Directors who have held office longest since their last appointment or reappointment (other than the Managing Director). A retiring Director is generally eligible for re-election except where precluded by age or disqualification. At least one-half of the Board must be New Zealand Citizens (as defined in the Company's Constitution).

  The Directors of the Company (including the Managing Director) are:

MR. G. PETER SHIRTCLIFFE--CHAIRMAN
  Mr. Shirtcliffe became the Telecom Chairman in September 1990 and has been a Director since April 1987. Mr. Shirtcliffe is also Chairman of Trustees of the Telecom Retirement Saving Plan. He was the Managing Director of the Goodman Group Ltd. from 1976-1985 and Chairman of the New Zealand Trade Development Board from 1985-1990. He is currently a member of the Executive Committee of the Australia and New Zealand Business Council, the independent member of the New Zealand Stock Exchange Disciplinary Committee and a trustee of, or consultant to, a number of charitable trusts.

DR. RODERICK S. DEANE--MANAGING DIRECTOR
  Dr. Deane has been Managing Director and Chief Executive Officer since November 1992. Prior to that he was Chief Executive of the Electricity Corporation of New Zealand Ltd. (1987-1992), Chairman of the State Services Commission (1986-1987), Deputy Governor of the Reserve Bank of New Zealand (1982-1986) and Alternate Executive Director of the International Monetary Fund. Dr. Deane is currently a Director of Fletcher Challenge Ltd. and a Director of the Australia and New Zealand Banking Group Ltd.

MR. WALTER S. CATLOW--DIRECTOR
  Mr. Catlow is Executive Vice President for Ameritech and President of Ameritech International. He began his career in telecommunications in 1968, holding various financial, operations and marketing positions at Indiana Bell and AT&T. Mr. Catlow has held various positions in Ameritech since 1984. Mr. Catlow is currently a director of Belgacom SA and TeleDanmark A/S. Mr. Catlow became a Telecom Director in September 1994.

MR. ALAN GIBBS--DIRECTOR
  Mr. Gibbs is the Chairman of Gibbs Holdings Ltd. and Tappenden Holdings Ltd., a director of Lion Nathan Ltd. and an alternate director of Sky Network Television Ltd. He joined the Telecom Board in September 1990.

MR. JOHN F. KILLIAN--DIRECTOR
  Mr. Killian is Group President, International Telecommunications, at Bell Atlantic Corporation. Mr. Killian has held positions within Bell Atlantic over the past 18 years in accounting, finance, market planning, external relations and operations. Mr. Killian was appointed to the Board in October 1997.

MR. JOHN C. KING--DIRECTOR
  Mr. King is a senior partner with the law firm of Russell McVeagh McKenzie Bartleet & Co. and is a member of the New Zealand Advisory Board of Westpac Banking Corporation. Mr. King has been a Telecom Director since September 1990.

MR. ROBERT LEVETOWN--DIRECTOR
  Mr. Levetown is the retired Vice-Chairman and General Counsel of Bell Atlantic. Mr. Levetown's career in telecommunications started in 1963 when he joined the legal staff of the Chesapeake & Potomac Telephone Company. He was named Vice President and General Counsel of Bell Atlantic in 1983 and a director in 1989. Mr. Levetown retired from Bell Atlantic in 1992. Mr. Levetown has been a Telecom Director since October 1992.

MR. RICHARD W. PEHLKE--DIRECTOR
  Mr. Pehlke is Vice President and Treasurer of Ameritech. He joined Ameritech in 1986 as Director of Investor Relations and assumed his current position in January 1994. Mr. Pehlke is a director of Concordia Mutual Life Association. He is also a member of the National Association of Corporate Treasurers and the Financial Executives Institute. He joined the Telecom Board in February 1996.

MS. PATRICIA L. REDDY--DIRECTOR
  Ms. Reddy is a senior executive at Brierley Investments Ltd. Before joining Brierley Investments Ltd., Ms. Reddy was a partner at the law firm of Rudd Watts & Stone. She is a director of Air New Zealand Ltd. and Sky City Limited. Ms. Reddy was appointed to the Telecom Board in December 1997.

  The Directors have no fixed term of office but are subject to the retirement provisions of the Constitution summarized above.

  A shareholders agreement (the "Shareholders Agreement") entered into between Ameritech and Bell Atlantic in 1991 provided that the parties would coordinate with each other regarding certain matters involving their ownership of Shares, including the nomination and election of Directors. The 1991 agreement was terminated upon the sale by Bell Atlantic of its Exchangeable Notes. See "Risk Factors--Potential Effects of Bell Atlantic Transaction." It is currently anticipated that Messrs. Pehlke and Catlow, the two Directors who had been nominated by Ameritech pursuant to the Shareholders Agreement, will resign as Directors following the consummation of the Global Offering and will not be nominated for a succeeding term. In connection with the termination of the Shareholders Agreement, Bell Atlantic agreed with Ameritech to use its best efforts to cause the two Directors nominated by it (currently Messrs. Killian and Levetown) to resign not later than the date the Exchangeable Notes are exchanged for 85% of the Shares held by Bell Atlantic. Telecom and Ameritech understand that Bell Atlantic may be required by the terms of the Indenture governing the Exchangeable Notes to take actions to cause Bell Atlantic to cease to be an affiliate of Telecom prior to such exchanges of the Exchangeable Notes, which could be as early as June 1999. Such actions may include causing the Directors nominated by Bell Atlantic to resign.

EXECUTIVE OFFICERS

  The Executive Officers of Telecom (except the Managing Director) are:

MR. DAVID BEDFORD--GROUP GENERAL MANAGER ENTERPRISES
  Mr. Bedford joined Telecom in January 1993 as General Manager Human Resources. In 1997 he was appointed to his present position. Mr. Bedford is a director of First Media Ltd., Telecom Directories Ltd. and ConnecTel Ltd.

DR. JOHN BELL--GENERAL MANAGER BUSINESS DEVELOPMENT
  Dr. Bell joined Telecom in April 1996 as General Manager Business Development. Dr. Bell is a director of Pacific Star Communications Pty Ltd., Telecom New Zealand Australia Pty Ltd. and various Pacific Star subsidiaries.

MR. KEN BENSON--GROUP GENERAL MANAGER NETWORK
  Mr. Benson joined the Company in March 1990 as Customer Projects and Operations Manager. He was appointed Group General Manager Network as from April 1, 1996. Mr. Benson is also a director of Telecom New Zealand Ltd., Birell Properties Ltd., Telecom Pacific Investments Ltd., Telecom Cook Islands Ltd., New Zealand Telecommunications Systems Support Centre Ltd., Telecom Samoa Cellular Ltd., Telecom New Zealand USA Ltd. and various Telecom Cook Islands Ltd. subsidiaries.

MRS. ARIANE BURGESS--GENERAL MANAGER COMMUNICATIONS
  Mrs. Burgess joined Telecom in June 1988 as Corporate Public Relations Manager. She was appointed General Manager Communications as of April 1, 1996.

MS. KARYN DEVONSHIRE
  Ms. Devonshire joined the Company in December 1997 as General Manager, Information Services.

MS. THERESA GATTUNG--GROUP GENERAL MANAGER SERVICES
  Ms. Gattung joined the Company in August 1994 as General Manager Marketing. She was appointed Group General Manager Services as of April 1, 1996. Ms. Gattung is also a director of Telecom New Zealand Ltd., Netway
  Communications Ltd., Telecom Business Systems Ltd. and MSC Cellular Ltd.

MR. MALCOLM GILLESPIE--GENERAL COUNSEL AND COMPANY SECRETARY
  Mr. Gillespie joined Telecom as General Counsel and Company Secretary in April 1996. Mr. Gillespie is a director of Telecom New Zealand Ltd., Teleco Insurance (NZ) Ltd., Telecom New Zealand Australia Pty Ltd., Digital Video Productions Pty Ltd., TCNZ Finance Ltd. and several other financing subsidiaries of Telecom. Mr. Gillespie is secretary of all of Telecom's New Zealand subsidiaries except New Zealand Telecommunication Systems Support Centre Ltd.

MR. CHRIS RUTLEDGE--GENERAL MANAGER HUMAN RESOURCES
  Mr. Rutledge joined Telecom in May 1993 as Manager Human Resources Development. He was appointed to his present position in February 1997. Mr. Rutledge is a trustee of the Telecom Retirement Savings Plan.

DR. VAUGHAN SMITH--GENERAL MANAGER STRATEGY
  Dr. Smith joined Telecom in November 1996 as General Manager Strategy.

MR. JEFFREY WHITE--CHIEF FINANCIAL OFFICER
  Mr. White joined Telecom in January 1993 as Chief Financial Officer. Mr. White's current term of appointment is due to expire in April 2000. Mr. White is a director of Telecom New Zealand Ltd., First Media Ltd., TCNZ Finance Ltd. and several other financing subsidiaries of Telecom. Mr. White is also a trustee of the Telecom Retirement Savings Plan.

                      PRINCIPAL AND SELLING SHAREHOLDERS

  The following table sets forth the ownership of the Shares as of March 6, 1998 by (i) any person known by Telecom to own more than 10% of the Shares and
(ii) Telecom's Directors and Executive Officers as a group:

                                                                NUMBER     % OF
                                                                 OWNED    CLASS
                                                              ----------- ------
   The Selling Shareholder (a)............................... 437,080,670 24.95%
   Bell Atlantic NZ.......................................... 437,080,670 24.95%
   Directors and Executive Officers as a Group (b)...........   3,864,164   *

--------
* Directors and Executive Officers as a group beneficially own less than 1% of the outstanding Shares.
(a) At the date of this Prospectus, the Shares being offered under this Prospectus are held by Ameritech Holdings Limited, a wholly owned subsidiary of Ameritech. They will be transferred to the Selling Shareholder prior to completion of the Global Offering.
(b) Messrs. Killian and Levetown may be deemed to share voting and dispositive power with respect to Shares held by Bell Atlantic NZ by virtue of their positions or former positions with Bell Atlantic and Messrs. Catlow and Pehlke may be deemed to share voting and dispositive power with respect to the Shares referred to in the preceding footnote by virtue of their positions with Ameritech. Messrs. Killian, Catlow, Levetown and Pehlke disclaim beneficial ownership of such Shares.

  The Selling Shareholder is offering a total of 397,346,064 Shares in the Global Offering (437,080,670 Shares if the International Underwriters' over-allotment option is exercised in full). As a result of the Global Offering, the Selling Shareholder's ownership interest in the Company will be reduced from 24.95% to 2.27%. If the International Underwriters' over-allotment option is exercised in full, the Selling Shareholder's ownership interest in the Company will be eliminated. The Selling Shareholder and Ameritech have agreed to be responsible for certain expenses of the Global Offering, including printing and insurance, and to make a payment of US$4.0 million to Telecom in respect of certain other expenses of the Global Offering.

  The Selling Shareholder and Ameritech have also agreed to reimburse the Company for incremental expenses associated with the Company's cooperation in providing notices and other information to the holders of IRs and to indemnify the Company, its Directors and certain of its officers against certain liabilities in connection with the Global Offering. The Selling Shareholder has also obtained insurance on behalf of the Company and its directors and officers against certain of such liabilities.

  Bell Atlantic, which holds 24.95% of Telecom's Shares through Bell Atlantic NZ, has issued Exchangeable Notes which are exchangeable, commencing in September 1999, under certain circumstances, into 24.95% of Telecom's Shares. The Shareholders Agreement entered into between Ameritech and Bell Atlantic in 1991 provided that the parties would coordinate with each other regarding certain matters involving their ownership of Shares. The 1991 agreement was terminated upon the sale by Bell Atlantic of its Exchangeable Notes. See "Risk Factors--Potential Effects of Bell Atlantic Transaction." It is currently anticipated that Messrs. Pehlke and Catlow, the two Directors who had been nominated by Ameritech to the Shareholders Agreement, will resign as Directors following the consummation of the Global Offering and will not be nominated for a succeeding term. In connection with the termination of the Shareholders Agreement, Bell Atlantic agreed with Ameritech to use its best efforts to cause the two Directors nominated by it (currently Messrs. Killian and Levetown) to resign not later than the date the Exchangeable Notes are exchanged for 85% of the Shares held by Bell Atlantic. Telecom and Ameritech understand that Bell Atlantic may be required by the terms of the Indenture governing the Exchangeable Notes to take actions to cause Bell Atlantic to cease to be an affiliate of Telecom prior to such exchanges of the Exchangeable Notes, which could be as early as June 1999. Such actions may include causing the Directors nominated by Bell Atlantic to resign.

  In connection with its 1997 Share buyback program, the Company repurchased an aggregate of 31,979,330 Shares from an affiliate of the Selling Shareholder at an aggregate price of NZ$232,710,232 (US$135,041,747). The Company also repurchased the same amount of Shares at the same aggregate price from Bell Atlantic NZ.

  Bell Atlantic and Telecom were previously involved in a joint venture, Pacific Star Communications Pty Limited (part of Pacific Star), providing telecommunications facility management services to government agencies in Queensland, Western Australia and the Australian Capital Territory and to corporate clients. However, Telecom is now in the process of implementing a formal plan of disposal or wind-down of the Pacific Star businesses. As part of that disposal and wind-down, Telecom purchased Bell Atlantic's interests in the joint venture in June 1997 and agreed to release and indemnify Bell Atlantic from any further liabilities and obligations arising from the joint venture's operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                             DESCRIPTION OF SHARES

  Set forth below is certain information concerning the Shares and material provisions of the Company's Constitution. The following summary does not purport to be complete and is qualified in its entirety by the Company's Constitution, which has been filed as an exhibit to the registration statement of which this Prospectus forms a part (the "Registration Statement"). The rights of holders of Interim ADRs and IRs in certain limited respects differ from the rights of holders of ADRs and Shares. See "Description of Interim American Depositary Receipts and American Depositary Receipts" and "Description of Instalment Receipts and Trust Deed."

GENERAL

  As of December 31, 1997, the Company had issued and outstanding
1,751,948,050 Shares and the Kiwi Share.

  The Company's organizational document is its Constitution. The Company is a "limited liability" company, which limits the liability of its shareholders to the amount, if any, unpaid on the Shares held by them. However, shareholders may also be liable to repay any distribution made to them when the statutory solvency test is not met. See "--Distributions." Except with respect to the Kiwi Share provisions, the Constitution does not contain any limitation on the Company's objectives or powers. The Company's Constitution, together with the New Zealand Companies Act 1993 and the Listing Rules of the NZSE, embodies the regulations for the administration and operation of the Company, including the method of appointment, powers and duties of directors, the rights and obligations of shareholders and other procedural matters such as the convening and conduct of shareholder meetings, the issue of new Shares and the transfer of existing Shares. So long as the Company is listed on the NZSE, the Company and the Company's Constitution must comply with the Listing Rules of the NZSE as in effect from time to time, subject to any exemption or waiver granted by the NZSE. Failure to comply with the Listing Rules of the NZSE may result in delisting or enforcement action by the NZSE or the Company's shareholders. NZSE rulings authorizing any act or omission which would otherwise be in contravention of the Listing Rules of the NZSE or the Constitution will authorize that act or omission, unless a contrary intention appears in the Constitution.

  Under New Zealand law, Directors of the Company owe a fiduciary duty to the Company. This fiduciary duty obliges each Director to act in good faith and in what that Director considers is in the best interests of the Company. This duty applies in relation to all transactions proposed to be entered into by the Company, whether with affiliated parties of the Company or of the Directors or with other parties. The Company's Constitution also requires Directors interested in a proposed transaction to disclose their interest and, except in relation to certain exempted transactions, interested Directors are prohibited from voting.

SHAREHOLDER MEETINGS AND VOTING RIGHTS

  The Company is required to hold an annual meeting of shareholders in each calendar year not later than 15 months after the date of the preceding annual meeting and not later than six months after the end of the fiscal year of the Company. The Board may convene a special meeting at any time. The Board is also required to convene a special meeting upon the written request of shareholders holding Shares carrying together not less than 5% of the voting rights to be exercised on the issue. Meetings require 10 working days' prior written notice. A quorum for any meeting (other than an interest group meeting (as defined below)) consists of two shareholders having the right to vote at the meeting present in person or by proxy, attorney or representative. The quorum for an interest group meeting is members of the interest group holding at least 5% of the Shares held by all members of that group having the right to vote at the meeting. An "interest group" is a group of shareholders (who may hold Shares of the same or different classes) whose affected rights are identical and whose rights are affected by an action or proposal in the same way. If a quorum is not present within 30 minutes of the time appointed for the meeting, the meeting, if called at the request of shareholders, is dissolved, or, if called at the request of the Board, is adjourned to the same time and place in the next week or such other date, time and place as the Board may appoint. If in any such adjourned meeting a quorum is not present within 30 minutes of the time appointed for the meeting, those shareholders present will constitute a quorum.

  At any meeting, a resolution put to the vote of the meeting is decided by voice vote or a show of hands, unless a poll is demanded (i) by the chairperson of the meeting, (ii) by not less than five shareholders entitled to vote at the meeting, (iii) by any shareholder or shareholders having the right to exercise at least 10% of the total votes entitled to be exercised at the meeting or (iv) by any shareholder or shareholders holding voting shares upon which the sum paid is not less than 10% of the total sum paid on all shares conferring that right. Under certain circumstances, a poll may be demanded by the Depositary, the Interim Depositary or the Trustee in accordance with the provisions of the Deposit Agreement, the Interim Deposit Agreement or the Trust Deed, respectively. See "Description of Interim American Depositary Receipts and American Depositary Receipts--Voting of the Underlying Shares" and "Description of Instalment Receipts and Trust Deed-- Voting and Telecom Shareholder Meetings." In general, on a vote by voice or on a show of hands, every holder present in person or by proxy, attorney or representative has one vote, and on a poll, every shareholder present in person or by proxy, attorney or representative has one vote for every voting share held.

  Under New Zealand law, an ordinary resolution requires the affirmative vote of shareholders holding not less than a majority of the votes cast and a special resolution requires the affirmative vote of not less than 75% of the votes cast or any greater percentage specified in the relevant company's constitution. Telecom's Constitution does not modify the 75% figure. The election of directors, certain issues of new Shares, appointment of auditors and other general matters may be passed by ordinary resolution. Amendments to the Constitution, any transaction involving the acquisition or disposition of assets or the incurring of liabilities, the value of which is more than half the value of the Company's assets prior to the transaction, certain amalgamations and the voluntary liquidation of the Company must be approved by special resolution and certain amendments to the Constitution require the consent of the holder of the Kiwi Share. See "--Kiwi Share." The Company's Constitution and the Listing Rules of the NZSE require the approval of the Company's shareholders by ordinary resolution for (i) any transaction that would change the essential nature of the Company's business, (ii) any transaction in which the gross value of the transaction is greater than 50% of shareholders' funds, subject to any waiver granted by the NZSE, or (iii) certain transactions entered into with, or for the benefit of, directors, substantial shareholders or their respective associates. The Listing Rules of the NZSE also require the approval of the Company's shareholders by ordinary resolution for any issue of Shares that would materially increase the ability of any person, or group of associated persons, to exercise or direct the exercise of effective control of the Company. The Company may issue, buy-back or redeem Shares, subject to restrictions required by the Listing Rules of the NZSE, which generally require such transactions to be approved by an ordinary resolution of shareholders.

  The Listing Rules of the NZSE prohibit a shareholder from voting on resolutions that ratify certain issues and buy backs of Shares to, or approve a non pro rata issue of Shares to, certain transactions with or benefiting, or the provision of certain benefits to, the shareholder or an associated person of the shareholder. They also prohibit shareholders who are directors or associated persons of the Company or its directors from voting in certain circumstances where they may receive greater benefit from the resolution than other shareholders. The Company's Constitution prohibits the exercise of voting rights and transfer of Shares in certain circumstances. The Company's Constitution also allows the Board to set the record date for determining who may vote and what Shares may be voted at a meeting of shareholders. Such record date may be as late as 5:00 p.m. on the day before such meeting.

  The Constitution provides that shareholders may attend meetings and exercise the right to vote by being present in person or represented by proxy or representative (if a shareholder is a body corporate). Proxies and representatives are entitled to be heard at a meeting of shareholders as if they were shareholders. Holders of equity securities are entitled under the Constitution to receive copies of all notices, reports and financial statements issued generally to shareholders.

DISTRIBUTIONS

  The Board, if satisfied on reasonable grounds that the Company will immediately after the distribution satisfy the solvency test (as defined below), may authorize distributions to shareholders at times and of amounts as it thinks fit. There is no requirement for shareholder approval of distributions if made or offered on a pro rata basis. A "distribution" is the transfer of any money or property (other than Shares in the Company) to or for the benefit of a shareholder or the incurring of a debt to, or for the benefit of, a shareholder, in relation to Shares in the Company held by the shareholder. (The term "distribution," therefore, includes a non-stock dividend). For the solvency test to be satisfied, the Company must be able to pay its debts as they become due in the normal course of business and the value of the Company's assets must be greater than the value of its liabilities (including contingent liabilities). The Board may not authorize a disproportionate dividend to some shareholders of a class unless such disproportionate dividend reflects the differing amounts paid up on the Shares of that class to the Company or the distribution is a supplementary dividend to non-resident shareholders who qualify for the supplementary dividend in terms of the Income Tax Act 1994. Supplementary dividends are authorized and paid and the amount of the supplementary dividend will be calculated in accordance with the applicable provisions of the Income Tax Act 1994. Entitlement to receive a distribution is dependent upon being on the Company's share register on the date set by the Board as the date for determining entitlement to the distribution.

  The present dividend policy of the Company's Board, which came into effect in fiscal 1996, is to pay a quarterly dividend in September, December, March and June in respect of each fiscal quarter. Telecom's current policy is to distribute at least 70% of its net earnings in respect of each fiscal year. However, future dividends, if any, are not assured and will depend on a number of factors, including those discussed in "Risk Factors," and the taxation position of Telecom. See "Dividends."

LIMITATIONS ON ISSUE OF SHARES

  The Company's Constitution and the Listing Rules of the NZSE place certain restrictions on issues of new Shares and other specified securities. The Board may issue securities of such type, provided that such issues are either approved by a separate ordinary resolution of each class of quoted securities of the Company whose rights could be affected by the issue, offered to existing shareholders in proportion to the number of Shares (or other securities of the relevant class) already held by them, made pursuant to certain takeover offers, made to employees under certain circumstances or do not exceed in any 12 month period more than 10% of the total number of securities of the relevant class outstanding, and in certain other limited circumstances. Before issuing any Shares the Board must resolve that in its opinion the consideration for, and the terms of, the issue are fair and reasonable to the Company and to all existing shareholders, and, if issued other than for cash, such consideration is not less than the amount to be credited in respect of the Shares.

PRIOR NOTICE TO NZSE OF CERTAIN TRANSFERS

  The Company's Constitution requires 15 business day's notice to the NZSE of certain details of transactions where an insider will acquire Shares alone or with others which would cause them and their associated persons to control over 20% of the votes attaching to the Company's Shares or, once that 20% threshold has been exceeded, to increase such control by more than 5% in any 12 month period. For these purposes, insiders are directors, associated persons of directors or persons with non-public materially price sensitive information about the Company. Failure to give the required notice empowers the Company to prevent the defaulting party from voting all or any of its Shares on a poll and allows the Company to sell such Shares on one month's notice provided the default has not been remedied and those Shares have not already been transferred.

LIMITATION ON SHAREHOLDINGS

  No person may have a relevant interest in 10% or more of the Company's voting shares without the prior written approvals of the Board and the holder of the Kiwi Share. No person who is not a New Zealand National

(as defined in the Company's Constitution) may have a relevant interest in more than 49.9% of the Company's voting shares without the prior written approval of the holder of the Kiwi Share. The term "relevant interest" is broadly defined to include beneficial ownership, the power to vote or control the vote of voting shares, the power to acquire or dispose of or control the acquisition or disposition of voting shares, and an interest pursuant to any agreement or arrangement under which any of the foregoing rights arise, whether express, implied, direct, indirect, actual, contingent, present, future, shared with others, legally enforceable or not, which is held directly or by a related body corporate. The term excludes certain limited interests arising from particular financial, custodial, trading and similar relationships. If the Board (or the holder of the Kiwi Share after consultation with the Board) determines that there are reasonable grounds for believing that a person has a relevant interest in voting shares in excess of the above limitations, the Board (or the holder of the Kiwi Share if the Board fails to act in a manner that remedies the determination) may, after following certain procedures, prohibit the exercise of voting rights (in which case voting rights vest in the chairperson) and may force the sale of Shares. The Board may also decline to register a transfer of Shares if it reasonably believes that the transfer would breach the above restrictions. Ameritech, Bell Atlantic, the Depositary, the Interim Depositary and the Trustee have each received consents from the New Zealand Minister of Finance (as the holder of the Kiwi Share) and the Board to acquire and hold the relevant interest in the Shares held, or to be held, by them.

  In addition, under New Zealand law, persons who hold a relevant interest in 5% or more of the voting securities of the Company must notify, and report certain subsequent changes in, their interest in writing to the Company and to the NZSE.

  Overseas persons must comply with the Overseas Investment Regulations. The High Court can order the disposal of Shares acquired in contravention of the Overseas Investment Regulations. The Overseas Investment Regulations require that an overseas person obtains consent from the Overseas Investment Commission before the overseas person enters into certain acquisitions of Shares or interests in Shares. Consent is required for acquisitions which result in the overseas person:

    (i) acquiring a beneficial entitlement or interest in 25% or more of the outstanding Shares or interests, or the right to exercise or control the exercise of 25% or more of the votes entitled to be cast at a meeting of the Company;

    (ii) increasing its entitlements, interests or rights beyond 25%; or

    (iii) being able to appoint or control the appointment of 25% or more of the Board.

  There are limited exceptions to these requirements. An overseas person in this context is a company or body corporate incorporated outside New Zealand, subsidiaries of an overseas person (as defined by the Overseas Investment Regulations), any company or building society the Shares or voting power of which is held 25% or more by an overseas person or persons, a person who is not a New Zealand citizen and not ordinarily resident in New Zealand (as defined in the Overseas Investment Regulations) and any nominee of any overseas person. "Nominee" has an extended definition under the Overseas Investment Regulations.

TRANSFER OF SHARES

  Shares are transferred by the entry of the name of the transferee on the Company's share register. The Board may refuse or delay registration of a transfer in certain circumstances including, if the transfer is not accompanied by documentation establishing entitlement to the transfer, registration of the transfer would result in the proposed transferee holding securities of less than the minimum holding set by the NZSE or the transfer is in breach of the restrictions described under "--Limitation on Shareholdings" above. The Board may require forfeiture of Shares registered under an electronic transfer system if the Board believes on reasonable grounds that it could have refused to register the transfer at the time the transfer was registered. The Company may sell Shares of less than the minimum holding set by the NZSE.

ALTERATION OF RIGHTS

  Except in certain limited circumstances prescribed in the Constitution, the Company must not take any action that affects the rights attached to quoted equity securities unless that action has been approved by a special resolution of each interest group. An issue by the Company of Shares in accordance with the Company's Constitution does not constitute a modification of rights of the ordinary shareholders.

DISTRIBUTION OF SURPLUS ASSETS

  Upon a liquidation of the Company, the assets of the Company shall be applied to satisfy its debts and liabilities. If any surplus remains, it shall be applied first to repay the amount of NZ$1.00 on the Kiwi Share, and thereafter, subject to the rights of holders of any Shares issued with special rights as to the repayment of capital, shall be divided among the holders of the Shares in proportion to the number of Shares held by them.

KIWI SHARE

  The Kiwi Share is registered in the name of, and may be held only by, the Minister of Finance on behalf of the New Zealand government. The holder of the Kiwi Share is entitled to receive notice of and to attend any meeting of the Company's shareholders and to speak on any matter relating to the Kiwi Share, but the holder of the Kiwi Share is not entitled to vote and has no other rights to act at meetings. The holder of the Kiwi Share is not entitled to participate in the capital or profits of the Company, except for the repayment of NZ$1.00 of capital upon a liquidation of the Company in priority to the repayment of capital to other shareholders. The Kiwi Share may be converted to a Share at any time by the holder thereof, at which time all rights and powers attaching to the Kiwi Share (including the requirements relating to the provision of telephone services described below) will cease to have any application.

  The amendment, removal or alteration of the effect of certain provisions of the Company's Constitution, and any act or omission that contravenes or fails to comply with such provisions, is deemed to be a variation of the rights attaching to the Kiwi Share and is accordingly not effective without the written consent of the holder of the Kiwi Share. Such provisions include the rights attaching to the Kiwi Share, the limitations on shareholdings described above and the requirement that at least one-half of the Board be New Zealand Citizens (as defined in the Company's Constitution). The Company's Constitution also contains provisions that require the Company and the Board to observe certain principles relating to the provision of telephone services and their prices. Unless the holder of the Kiwi Share otherwise consents, these provisions require Telecom to (i) maintain a local free-calling option for all residential customers, although Telecom may also offer optional tariff packages that include local call charges, (ii) charge no more than the standard residential rental charge for ordinary residential telephone service and not, except in certain limited circumstances, increase the standard residential rental charge more than the percentage increase in the CPI, (iii) charge residential users in rural areas no more for line rental than the standard residential rental charge and (iv) continue to make ordinary residential telephone service as widely available as it was on September 11, 1990. The Company's Constitution provides that these provisions are not intended to confer any benefit on and are not enforceable by any person other than the holder of the Kiwi Share.

MINORITY BUY-OUT RIGHTS

  If the Company resolves, by special resolution, (i) to alter or revoke its Constitution, and the alteration imposes or removes a restriction on the activities of the Company, (ii) to approve a major transaction (being a transaction involving an acquisition or disposition of assets or the acquiring of rights or incurring of obligations or liabilities, the value of which is more than half the value of the Company's assets prior to the transaction),
(iii) to approve a statutory amalgamation or (iv) to take action that affects the rights attached to Shares, then any shareholder which casts all the votes attached to the Shares registered in its name and having the same beneficial owner against the resolution, is entitled to require the Company to purchase, or to arrange for some other person to purchase, those Shares for a fair and reasonable price nominated by the Company, or if the shareholder objects to the price so nominated, a fair and reasonable price determined by arbitration. The Company is obliged to comply with such requirement unless it arranges to have the special resolution rescinded or obtains exemption from the court. The Company would be entitled to apply for such an exemption on the ground that it would not be just and equitable to require the Company to purchase the Shares or, provided the Company has made reasonable efforts, but has been unable, to arrange for another person to purchase the Shares, that the purchase would be disproportionately damaging to the Company or that the Company cannot reasonably be required to finance the purchase. The Company is obliged to seek exemption from the court if the repurchase of the Shares would result in the Company failing to meet the statutory solvency test and the Company has made reasonable efforts, but has been unable, to arrange for another person to purchase the Shares.

COMPULSORY ACQUISITION

  As required by the Listing Rules of the NZSE, the Company's Constitution provides that where a person (or group of associated persons) acquires beneficial ownership of 90% or more of a class of Shares (a "majority holder"), a notice must be given to the remaining holders within 20 business days stating whether the majority holder intends to compulsorily acquire all the Shares held by the remaining holders, or that any remaining holder(s) may require the majority holder to acquire their Shares for a consideration offered by the majority holder. The consideration offered must be confirmed as fair by an independent expert. If remaining holders, holding 10% or more of the Shares held by remaining holders, object to the price offered, another independent expert must be appointed to determine the price to be paid.

FINANCIAL ASSISTANCE

  The Company may only give financial assistance for the purpose of, or in connection with, the acquisition of Shares or other specified securities to be issued by the Company if the giving of the financial assistance is approved by a separate ordinary resolution of each class of quoted securities of the Company whose rights could be affected by the financial assistance, or if certain other limited circumstances prevail, and in each case in accordance with the New Zealand Companies Act 1993 and the Listing Rules of the NZSE. Such financial assistance may include the lending of money, the giving of a guarantee or the provision of security. As the deferral of payment of the Final Instalment for the Shares offered for sale pursuant to this Prospectus is financial assistance provided by the Selling Shareholder and not by Telecom, the above restriction does not affect the deferred payment nature of the Global Offering.

               DESCRIPTION OF INSTALMENT RECEIPTS AND TRUST DEED

  The following summary of the material provisions of the IRs and of the Trust Deed governing the IRs does not purport to be complete and is qualified in its entirety by reference to the Trust Deed (including the Form of IR), which has been filed as an exhibit to the Registration Statement. The Trust Deed may also be inspected at the offices of the Trustee, Level 1, 105 Queen Street, Auckland, New Zealand. Terms used herein and not otherwise defined have the meanings assigned to them in the Trust Deed. The following summary should be read in conjunction with the "Description of Shares" and "Description of Interim American Depositary Receipts and American Depositary Receipts."

GENERAL

  The Shares to be sold by the Selling Shareholder will be sold with payment to be made in two instalments. Prior to the payment of the Final Instalment, purchasers of the Shares will initially be issued IRs. Each IR will evidence beneficial ownership in a particular Share, subject to a security interest in favor of the Selling Shareholder securing final payment of the Final Instalment for that Share.

  IR holders are entitled to the benefit of dividends and have certain rights to direct the voting with respect to the Shares underlying their IRs. See "-- Dividends" and "--Voting and Telecom Shareholder Meetings." IR holders may not create any encumbrances (such as a mortgage) over the underlying Shares. The IR holders may transfer their IRs in accordance with the Trust Deed. IR holders are required by the Trust Deed to pay certain duties and taxes relating or referable to those holders, their holdings of IRs, Interim ADRs or the underlying Shares. See "--Duties and Taxes."

INSTALMENTS AND TRANSFER TO TRUSTEE

  Following allocation of the Shares offered for sale pursuant to this Prospectus, the Selling Shareholder will transfer legal title to those Shares to the Trustee who will hold such Shares in trust pursuant to the Trust Deed. The names and other relevant details relating to purchasers of Shares will (subject in respect of the holders of Interim ADRs to the comments below under "--Interim ADRs" and in respect of DPB Holders (as defined herein) to the comments below under "--DTC Arrangements and DPB Holders") be entered in an instalment receipt register to be maintained by Corporate Registry Services Limited and such persons will be issued IRs. Each IR will evidence:

    (a) that the First Instalment of the price of the corresponding Share has been paid;

    (b) that the Trustee holds the beneficial interest in that Share for the registered holder of the IR ("IR holder") subject to a security interest in favor of the Selling Shareholder; and

    (c) that the IR holder is entitled to the rights, and is subject to the obligations, set out in the Trust Deed, including (without limitation) the right to be transferred legal title to the relevant underlying Shares upon payment of the Final Instalment in accordance with, and subject to the terms of, the Trust Deed.

  The Share which corresponds to a particular IR is referred to in this section as an "underlying Share."

PAYMENT OF FINAL INSTALMENT

  The person liable to pay the Final Instalment in respect of an IR will (subject in respect of Interim ADRs to the comments below under "--Interim ADRs" and in respect of DPB Holders to the comments below under "--DTC Arrangements and DPB Holders") be the person registered as the holder of that IR at the close of business on the ninth business day before the Final Instalment Payment Date (the "Obligor Determination Time").

  If the Final Instalment is paid in cleared funds by the sixth business day after, but not including, the Final Instalment Payment Date (the "Payment Notification Time"), the Trustee will transfer the underlying Share to the IR holder within eight Business Days after the Final Instalment Payment Date. If the Final Instalment is paid by the Final Instalment Payment Date, but the funds have not cleared by the Payment Notification Time, the Trustee will transfer the underlying Shares promptly after clearance. Upon such transfer, the security interest of the Selling Shareholder will be extinguished, and the relevant IRs will be cancelled.

  The IR Registrar will send reminder notices to IR holders prior to the Final Instalment Payment Date. Failure to send or non receipt of a reminder notice by an IR holder will not affect that holder's obligation to pay the Final Instalment on the due date.

  If an IR holder defaults in payment of the Final Instalment, the Trustee may sell the underlying Shares pursuant to the Selling Shareholder's security interest and apply the proceeds in paying the Final Instalment (and any costs, expenses, taxes, interest and similar charges). The IR holder will receive any remaining balance. If the net proceeds of such sale are insufficient to pay the Final Instalment, the Trust Deed provides that the IR holder will (subject in respect of Interim ADRs to the comments below under "--Interim ADRs" and in respect of DPB Holders to the comments below under "--DTC Arrangements and DPB Holders") remain personally liable for the deficiency.

  A person who fails to pay on the due date the Final Instalment (or other amounts payable under the Trust Deed) will be required to pay interest on the unpaid amount (at the 90 day bank bill rate plus 2% per annum) until payment in full.

  IR holders have the right to prepay the Final Instalment and receive their Shares early by giving notice to the IR Registrar along with payment in full of the Final Instalment plus an administration fee of NZ$200. Shares will be transferred within eight business days of receipt of the payment. Early payment can also occur in certain other circumstances. See "--Dividends," "-- Takeover Bids," "--Compulsory Acquisition or Sale" and "--Share Buy-Backs." In order for the owners of Interim ADRs to prepay the Final Instalment and receive Shares early, the owners must first turn in their Interim ADRs in exchange for IRs in accordance with the Interim Deposit Agreement.

RESTRICTIONS AFFECTING LENDERS

  The obligation of IR holders to pay the Final Instalment is secured by an absolute security interest in favor of the Selling Shareholder over the underlying Shares. IR holders may not create any encumbrance (such as a mortgage) over the underlying Shares, and no encumbrance may be created, arise or exist which could have the effect that any person acquires any right in respect of the underlying Shares before the security interest has been released.

TRANSFERS OF IRS AND REGISTER

  IR holders may transfer their IRs in accordance with the Trust Deed. Once a transferee is entered in the register of IR holders, or becomes the registered holder of an Interim ADR or a DPB Holder (provided this occurs on or before the Obligor Determination Time), the transferee is conclusively deemed to be bound by all of the terms of the Trust Deed (and the Interim Deposit Agreement, if applicable), including the obligation to pay the Final Instalment. The transferor is discharged from such obligations in respect of the IRs or Interim ADRs so transferred.

  IRs are generally freely tradeable in accordance with the Trust Deed, however, see "--Limitations on Ownership." IR holders may transfer their IRs by a transfer document in the form prescribed by the Trust Deed or otherwise approved by the Trustee or by any other method of transfer of marketable securities which is not contrary to any law, and which may be operated in accordance with the listing rules of the NZSE or any other relevant securities exchange and which is approved by the Trustee.

  The last day for trading the IRs on the NZSE is expected to be         ,
1999 (so as to facilitate determination of those IR holders on the register of IR holders at the Obligor Determination Time). On the next trading day, trading of the Shares underlying the IRs is expected to commence on a "deferred delivery" basis. Trading on this "deferred delivery" basis is expected to continue until three trading days after the Shares are transferred to IR Holders by the Trustee. Thereafter, the Shares will be quoted in the same way as all other Shares.

  IR holders should be aware that, if any sale of IRs has not for any reason been settled and registered prior to 5:00 p.m. on March 19, 1999, they will remain liable to pay the Final Instalment and accordingly should make appropriate arrangements if selling their IRs in the period immediately prior to March 19, 1999.

  The Trust Deed provides for a register of IR holders to be kept and permits the maintenance of a branch register in connection with the listing of the IRs on any exchange other than the NZSE. The relevant register will be the only, and conclusive evidence of the holding of IRs and of the beneficial interest evidenced by IRs.

  The Trust Deed provides for any person to have the right to inspect, and subject to certain conditions, take a copy of, or extracts from, the register. IR holders must notify any change of name, or change in their address, entered on the register. No notice of any trust (express, implied or constructive) may be entered on the register, or recognized by the Trustee or the instalment receipt registrar.

BENEFITS RECORD TIME

  The Trustee and the instalment receipt registrar have the right to determine the date and time as at which any right conferred, or obligation imposed by, the holding of IRs, or underlying Shares, is determined. These rights include rights to Telecom dividends and voting rights at Telecom shareholder meetings. The Trust Deed provides that any Benefits Record Time shall, as nearly as practically possible, be the same as the benefits record time fixed by Telecom in respect of the relevant event. See, however, "--Voting and Telecom Shareholder Meetings" below.

DIVIDENDS

  The Trust Deed draws a distinction between "Qualifying Dividends" and "Non Qualifying Dividends." Qualifying Dividends are all dividends paid by Telecom in the period from the consummation of the Global Offering to the Final Instalment Payment Date to the extent that those dividends do not in the aggregate exceed twice the dividends paid by Telecom during the period from April 1, 1997 to March 31, 1998 (calculated after making any adjustment appropriate to reflect the issue, buyback or cancellation of Shares during the two periods in question) and supplementary dividends paid to non-New Zealand tax residents.

  Non Qualifying Dividends are dividends that are not Qualifying Dividends. The Trust Deed provides that the Trustee will (a) cause Qualifying Dividends to be paid to the IR holders and (b) cause Non Qualifying Dividends to be applied, on behalf of the holders of IRs and Interim ADRs, to reduce or extinguish the amount of the Final Instalment.

  The Trustee will take reasonable steps to (a) confer on IR holders the benefit of imputation credits, or tax benefits (if any), as the case may be, attached to any dividends, and (b) assure that payments of all Qualifying Dividends to IR holders will be made directly by Telecom, as if those IR holders were the registered holders of Shares, at the relevant time and otherwise in the same manner, and by the same means, as applies to holders of Telecom Shares. However, if the Trustee receives payment of a dividend after the Final Instalment Payment Date then:

  (a) if the payment is attributable to a Share in respect of which the Final Instalment has been paid by a cleared payment, the Trustee shall take all reasonable steps to pay the dividend to the relevant IR holder; or

  (b) if the payment is attributable to a Share in respect of which there has been a default in payment of the Final Instalment, the dividend shall be applied in or towards payment of the unpaid amounts due to the Selling Shareholder.

VOTING AND TELECOM SHAREHOLDER MEETINGS

  Registered IR holders will receive Telecom annual reports and other shareholder notices (including notices of Telecom annual meetings) directly from Telecom as if they were holders of Shares, but have no right to attend, or vote directly at, Telecom shareholder meetings.

  The Trust Deed provides that, in respect of each meeting of Telecom shareholders, the Trustee will send or cause to be sent to IR holders a form inviting holders to instruct the Trustee as to the manner in which votes on the underlying Shares are to be exercised. Such instructions must be received, on a properly completed form, by the instalment receipt registrar not less than five business days before the meeting. The Trustee, as holder of the underlying Shares, will vote in accordance with those instructions on a poll. The Trustee will not vote Shares in respect of which the Trustee receives no instructions, and will not vote on a resolution determined by voice vote or a show of hands.

  The Trustee shall requisition a meeting of Telecom shareholders, and/or call for a poll at a meeting of Telecom shareholders, in each case if entitled to do so under Telecom's Constitution or the New Zealand Companies Act 1993, if so requested in writing by persons holding IRs which represent at least that number of underlying Shares which, if the underlying Shares were registered in the names of those IR holders themselves, would entitle such holders to requisition such meeting or call for a poll.

  If in respect of any meeting the Trustee decides that the period of time between receipt by the Trustee of notice of the meeting, and the meeting itself, is such that it is not practicable for the Trustee to give notice to IR holders and obtain instructions as to voting, the Trustee may decide not to give that notice, or to seek instructions as to voting, in respect of that meeting.

  If a resolution at a meeting of Telecom shareholders relates to a merger or amalgamation involving Telecom, and the consideration per Share arising from such merger or amalgamation is less than the Final Instalment, or if in the opinion of the Selling Shareholder or the Trustee there is an appreciable risk that the consideration will be less than the Final Instalment, the Trustee will not vote in favor of such resolution unless the Selling Shareholder agrees that the Trustee may do so. This overrides any instruction from IR holders.

  The restrictions on voting contained in the Listing Rules of the NZSE referred to under "Description of Shares--Shareholders Meetings and Voting Rights" will extend in appropriate circumstances to holders of IRs who wish to instruct the Trustee how to vote on a poll.

TAKEOVER BIDS

  A takeover bid is defined in the Trust Deed as a written offer to acquire Shares (as opposed to the IRs) made in compliance with applicable New Zealand legislation.

  The Trust Deed provides that in the event of a takeover bid for underlying
Shares:

  . If the consideration offered in the takeover bid is in whole or in part otherwise than in cash, the Trustee will cause the consideration to be valued.

  . If the consideration is less than the Final Instalment, or if in the opinion of the Selling Shareholder or the Trustee there is an appreciable risk that the consideration will be less than the Final Instalment, the Selling Shareholder may determine whether or not IR holders should have the right to decide whether the takeover bid should be accepted.

  . If the consideration is equal to or greater than the Final Instalment, or if the consideration is less than the Final Instalment but the Selling Shareholder determines that IR holders should have the right to decide whether or not the takeover bid should be accepted, the Trustee will notify the IR holders and will seek instructions from them as to whether to accept the takeover bid in respect of the underlying Shares. The Trustee will act in accordance with instructions received in accordance with, and within the time limits specified in, the Trustee's notification.

  If underlying Shares are disposed of by the Trustee pursuant to a takeover bid, then if and to the extent that the consideration is not cash, the Trustee will cause the consideration to be sold. The Trustee will apply all cash proceeds of the takeover bid (whether received directly in the takeover bid, or from the sale of consideration received in the takeover bid) in payment of the Final Instalment (and any costs, expenses, taxes, interest and similar charges) and will account to the IR holder for the balance.

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

  The Trustee is not liable to IR holders, or to any other person, for the accidental omission to send any materials relating to a takeover bid to any IR holder, or in relation to the non-receipt of any such materials by any IR holder, for any reason whatsoever.

  If in respect of any takeover bid the Trustee decides that the period of time between receipt by the Trustee of that takeover bid, and the latest date for acceptance, is such that it is not practicable for the Trustee to give notice to IR holders and obtain instructions in respect of the takeover bid, the Trustee may decide not to give that notice, or seek instructions, in respect of that takeover bid.

COMPULSORY ACQUISITION OR SALE

  If Shares held by the Trustee are compulsorily acquired, or are compulsorily sold (whether pursuant to the takeover provisions, or "Kiwi Share" provisions, of Telecom's Constitution, or otherwise), the Trustee will apply all cash proceeds (whether received directly as a result of the compulsory acquisition or sale, or from the sale of consideration received in the compulsory acquisition or sale) in payment of the Final Instalment (and any costs, expenses, taxes, interest and similar charges) and will account to the IR holder for the balance. If and to the extent that the consideration is not cash, the Trustee will cause the consideration to be sold.

ENTITLEMENTS OFFER

  If Telecom makes an entitlements offer (being an offer to holders of Shares to subscribe for securities of the Company or any other person) in respect of Shares prior to the Preliminary Notice Day:

  . The Trustee has no obligation to respond to that offer, or, if it is renounceable, to dispose of it.

  . The Trustee will seek the advice of Telecom, the instalment receipt registrar, or some other suitably qualified person as to what reasonable steps the Trustee is able to direct the instalment receipt registrar to take to confer the benefit of the entitlements offer on IR holders.

  . If the Trustee is advised that there are reasonable steps that can be taken, the Trustee will take those steps. If the advice is that there are no such reasonable steps, the Trustee will disregard the entitlements offer.

  The Trustee is precluded from taking any action in respect of an Entitlements Offer made on or after the Preliminary Notice Day.

SHARE BUY-BACKS

  If Telecom makes a buy-back offer for underlying Shares (other than an "on market" buy-back offer) and if the buy-back price is less than the Final Instalment, the Trustee will seek instructions from the Selling Shareholder as to whether the IR holders should be given the opportunity to instruct the Trustee whether the buy-back offer should be accepted. If the Selling Shareholder determines that IR holders should not be given that opportunity, the Trustee will reject the buy-back offer and shall not be bound to give notice to IR holders. If the buy-back price is equal to or greater than the Final Instalment, or the buy-back price is less, but the Selling Shareholder determines that IR holders should be given that opportunity, the Trustee will notify IR holders and will seek instructions from them as to whether to accept the buy-back offer in respect of the underlying Shares. The Trustee will act in accordance with instructions received in accordance with, and within the time limits specified in, the Trustee's notification. The Trustee will apply the proceeds of any buy-back in payment of the Final Instalment (and any costs, expenses, taxes, interest and similar charges) and will account to the IR holder for the balance. The Trustee has no obligation to respond to, or take any action in respect of, an "on market" buy-back offer.

OTHER EVENTS

  If Telecom makes a bonus issue of Shares or other securities, if Telecom is involved in any merger or amalgamation, or any other benefit, or right of any kind, not elsewhere provided for in the Trust Deed, is provided in respect of underlying Shares, the Trust Deed requires the Trustee to classify the bonus issue, the consideration received in that amalgamation or merger, or the other right or benefit (together a "benefit"). The Trustee will determine either (a) that the benefit is in the nature of an addition to or replacement of the underlying

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Shares, in which case the Trustee will hold the benefit on trust until the
Final Instalment is paid, or the underlying Shares are sold to enforce payment of the Final Instalment, or (b) that the benefit is in the nature of an incident of the beneficial interest held by the IR holder in the underlying Shares, in which case the Trustee will take reasonable steps to transfer the benefit to the IR holder, or if that is not possible, will hold the benefit on trust for the IR holder. In making the determination referred to above, the Trustee may take, and rely on, the advice of a lawyer, accountant, or other expert.

POSITION OF TRUSTEE

  Except as set out in the Trust Deed, the Trustee has no powers, rights or discretions in respect of the underlying Shares. The Trustee has certain powers to delegate various tasks, and to rely on various persons and things.

  The Trust Deed contains limitations on the liability of the Trustee to IR holders and other persons, including a provision that the Trustee is not liable to any person for any loss or damage arising out of the exercise or non-exercise of the Trustee's discretion, or for any other act or omission on the Trustee's part, unless caused by the negligence, wilful misconduct or fraud of the Trustee.

  The Trustee has no right to be reimbursed or indemnified out of the assets held on trust by the Trustee. The Trustee is however entitled to be reimbursed and indemnified by the Selling Shareholder against costs, losses or liabilities incurred by the Trustee in the execution or purported execution of its duties and powers as Trustee.

AMENDMENTS TO TRUST DEED

  The Trustee and the Selling Shareholder may, by agreement between them, amend the Trust Deed in a broad range of circumstances set out in the Trust Deed. However, no amendment may (a) impair the rights of any IR holder, by payment of the Final Instalment as provided in the Trust Deed, to receive a transfer of the relevant underlying Shares and, pending such transfer, to enjoy the beneficial interest in respect of such underlying Shares, subject to the terms of the Trust Deed, (b) vary the date for payment, or amount, of the Final Instalment or (c) except to the extent that it results from an amendment arising from an event, transaction or resolution concerning Telecom, abrogate any right which any IR holder would otherwise have to receive Qualifying Dividends in respect of the underlying Shares.

CHANGE OF TRUSTEE

  The Trustee may retire at any time by two month's notice to the Selling Shareholder. The Selling Shareholder may remove the Trustee from office at any time by one month's notice. The Selling Shareholder alone has the power to appoint a new trustee.

LIMITATIONS ON OWNERSHIP

  The provisions referred to under "Description of Shares--Prior Notice to NZSE of Certain Transfers," and "--Limitation on Shareholdings" will apply to an IR holder because of the nature of the holder's interest in the underlying Shares. Accordingly, if any such holder is in breach of any such provisions the Shares to which such holder's IRs relate may be disenfranchised or compulsorily sold. The Trust Deed provides, in particular, that the Trustee is absolutely entitled to act, without enquiry, on any direction or decision of the Board or the Kiwi Shareholder made or purporting to be made under the applicable provisions of the Constitution. See "--Compulsory Acquisition or Sale" for the consequences of the compulsory sale of Shares.

DUTIES AND TAXES

  The Trustee is entitled to recover from IR holders, holders of Interim ADRs and DPB Holders, duties or taxes relating or referable to those holders, their holdings of IRs or Interim ADRs, or underlying Shares.

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

  In particular, if the Trustee receives a demand or an assessment from a revenue or other authority, or otherwise becomes aware that it may be liable to pay such duties and taxes, then if the Trustee is advised that it is bound to pay the same, such part of the sum to be paid as is referable to an IR or to an underlying Share is payable by the relevant IR holder, Interim ADR holder or DPB Holder to the Trustee upon demand.

  If payment is not received by the Trustee in the manner, and within the period prescribed by a notice (a "Tax Notice") given to the IR holder, Interim ADR holder or DPB Holder under the Trust Deed, the Trustee is entitled to take all necessary and appropriate action to recover the relevant amount as a debt due from the IR holder, Interim ADR holder or DPB Holder as the case may be. The Trustee is empowered to sell all or any of the underlying Shares to which the IR holding, or the Interim ADR holding, relates and to apply the proceeds of sale in accordance with the priority order set out in the Trust Deed.

  The obligation of the IR holder, Interim ADR holder or DPB Holder to make payment, and the Trustee's powers to enforce that obligation, are not affected by any non-receipt of, accidental failure by the Trustee to give, or failure by the Interim Depositary to pass on, any Tax Notice.

INTERIM ADRS

  Applicants for IRs may elect to have their IRs represented by Interim ADRs. See "Description of Interim American Depositary Receipts and American Depositary Receipts." In respect of applicants who so elect (a) IRs will be issued to a custodian appointed by the Interim Depositary and (b) the Interim Depositary will cause to be issued to the applicant Interim ADRs representing the applicant's interest in the IRs.

  The Trust Deed contains various provisions relating to Interim ADRs. These include provisions that:

  . The holder of Interim ADRs, rather than the holder of the IRs represented by those Interim ADRs, is liable to pay the Final Instalment (and to pay interest upon default, costs and any shortfall arising after sale of underlying Shares to enforce payment of the Final Instalment).

  . Apart from the payment obligations of Interim ADR holders, the Trustee shall treat the custodian to which IRs have been issued as the IR holder in its own right. The Trustee shall not be required to consider the interests of, nor have any obligations to, an Interim ADR holder.

  The Interim ADRs are governed by the Interim Deposit Agreement. See "Description of Interim American Depositary Receipts and American Depositary Receipts."

DTC ARRANGEMENTS AND DPB HOLDERS

  Applicants for IRs may elect:

  . that their IRs be represented by Interim ADRs and that such Interim ADRs be registered in the name of a nominee (the "DTC Nominee") for DTC; or

  . with the prior consent of the Trustee and the Selling Shareholder, that their IRs be registered in the name of the DTC Nominee.

  DTC or the DTC Nominee will keep records of the owners of Interim ADRs or IRs registered in the name of the DTC Nominee. A person shown in those records as such owner is described in the Trust Deed as a "Direct Participant Beneficial Holder" (a "DPB Holder").

  The Trust Deed contains provisions that a DPB Holder, rather than the holder of the relevant IRs or Interim ADRs, is liable to pay the Final Instalment (and to pay interest upon default, costs and any shortfall after sale of the underlying Shares to enforce payment of the Final Instalment).

INTERMEDIARIES

  The Trust Deed contains provisions relating to "Intermediaries," which are defined as:

  . DTC or the DTC Nominee or any other entity registered as a "Clearing
    Agency" pursuant to Section 17A of the Exchange Act;

  . any DPB Holder holding beneficial interests in IRs or Interim ADRs for another person; or

  . any indirect participant in DTC or a "Clearing Agency" which has notified the Selling Shareholder and the Trustee that it holds IRs or Interim ADRs for others.

  If before 5:00 pm on the second business day after the Final Instalment Payment Date, an Intermediary transfers an IR or Interim ADR to the person for whom the Intermediary holds such IR or Interim ADR, such person, rather than the Intermediary, shall become liable to pay the Final Instalment and become subject to all other obligations relating to such IR or Interim ADR.

GOVERNING LAW

  The Trust Deed is governed by New Zealand law except for certain provisions dealing with the Interim ADR facility and DTC arrangements. Principally, these provisions are governed by the laws of the State of New York and provide that Interim ADR holders and DPB Holders shall be bound by all of the terms and conditions of the Trust Deed by becoming Interim ADR holders or DPB Holders .

  The Trust Deed provides that the courts of New Zealand shall have non-exclusive jurisdiction to determine all actions, claims, disputes and proceedings in connection with the IRs and the Trust Deed. Each IR holder, each Interim ADR holder and each DPB Holder will be deemed to have submitted to the jurisdiction of those courts and to have waived any immunity in respect of obligations under the terms of the Trust Deed from the jurisdiction of any court or any legal or arbitration process for any reason.

  Nothing in the Trust Deed limits the rights of the Selling Shareholder, a Replacement Entity or the Trustee to issue proceedings against any IR holder, Interim ADR holder or DPB Holders, in any other manner permitted by law or in any other court of competent jurisdiction. The taking of proceedings in one or more jurisdictions will not preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

OTHER PROVISIONS

  The Trust Deed also contains provisions to the following effect:

    (a) if Telecom pays any Qualifying Dividends wholly or partly other than in cash, the Trustee will take reasonable steps to cause such dividend (or the non-cash portion) to vest in IR holders;

    (b) the Selling Shareholder shall bear all expenses of the Trust (other than expenses arising from any enforcement actions regarding the Selling Shareholder's security interest and certain other recovery costs), except that the Memorandum of Understanding described below in "--Memorandum of Understanding" provides that certain expenses are to be reimbursed by the Company;

    (c) where the Trustee takes action to recover amounts owing by IR or Interim ADR holders or DPB Holders, or to enforce the Selling Shareholder's security interest, the Trustee acts as agent for the Selling Shareholder, and is to have regard, to the full extent the law permits, solely to the interests of the Selling Shareholder. There are various provisions limiting IR or Interim ADR holders' or DPB Holders' recourse with respect to the timing or manner of sales of underlying Shares or IRs;

    (d) information held by the Trustee regarding the identity of IR and Interim ADR holders, and other information obtained by it in connection with its role as Trustee, may be provided to the Selling Shareholder and Telecom. The Selling Shareholder is authorized to supply to the Trustee and to Telecom, information provided by applicants for IRs and Interim ADRs in their application forms;

    (e) joint holders of IRs or Interim ADRs owe the obligations imposed on IR or Interim ADR holders under the Trust Deed jointly and severally;

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

    (f) all payments required to be made by IR holders, Interim ADR holders or DPB Holders must be made free of any right to counterclaim or set-off, and by cleared payment without deduction of any kind;

    (g) if an IR holder, Interim ADR holder or DPB Holder is required by law to make a deduction or withholding payment, such person is obliged to "gross up" the relevant payment so that the Trustee or the Selling Shareholder receives the amount it would have received if the deduction or withholding had not been required, except to the extent that the gross up obligation is imposed, or the amount thereof is increased, by virtue of any change in the tax residency (i.e., United States) of the Selling Shareholder from that existing as of the date of this Prospectus. The Trustee is entitled to make any deduction or withholding required by law from any payment to any IR holder, Interim ADR holder or DPB Holder, without any obligation to "gross up";

    (h) the Trustee may discharge its obligations to pay moneys (including dividends) or send materials to IR holders by arranging for Telecom to do so directly. Neither the Trustee, Telecom nor the Selling Shareholder is responsible to any person for any neglect or default on the part of Telecom to do so, for any accidental omission to send any materials to IR holders or for failure by IR holders to receive materials for any reason (See "-- Dividends" above); and

    (i) there are general provisions allowing changes to times and dates (other than the Final Instalment Payment Date) in the event of non-business days or otherwise where the NZSE or another securities exchange permits the change.

ASSIGNMENT BY THE SELLING SHAREHOLDER

  The Trust Deed provides that the Selling Shareholder may, in the circumstances set forth in the Trust Deed, assign and transfer all of its rights and obligations under and in respect of the Trust Deed and the IRs (including the Security Interest) to Ameritech or any wholly owned subsidiary of Ameritech (provided that Ameritech guarantees the obligations of such wholly owned subsidiary).

MEMORANDUM OF UNDERSTANDING

  A Memorandum of Understanding has been entered into among the Selling Shareholder, the Trustee and Telecom apportioning the costs, as between Telecom and the Selling Shareholder, of administrative arrangements which will apply to IR holdings in relation to such matters as:

    (a) direct payments of Qualifying Dividends to IR holders;

    (b) direct transmittal to IR holders of financial statements, reports and notices which are sent to Telecom shareholders; and

    (c) conduct of the instalment receipt registry in conjunction with Telecom's share registry.

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

            DESCRIPTION OF INTERIM AMERICAN DEPOSITARY RECEIPTS AND
                         AMERICAN DEPOSITARY RECEIPTS

  The following summary of the material provisions of the Interim Deposit Agreement and the Deposit Agreement pursuant to which Interim ADRs and ADRs, as the case may be, are to be issued does not purport to be complete and is qualified in its entirety by reference to the Interim Deposit Agreement (including the Form of Interim ADS) and the Deposit Agreement, which have been filed as exhibits to the Registration Statement. The following summary should be read in conjunction with the "Description of Shares" and "Description of Instalment Receipts and Trust Deed."

  The Interim Deposit Agreement is among Telecom, the Selling Shareholder, the Trustee, the Interim Depositary and the owners and beneficial owners from time to time of the Interim ADRs. The Deposit Agreement is among Telecom, the Depositary and the owners and holders from time to time of the ADRs. The summary that follows with respect to ADRs, ADSs, Shares and the Deposit Agreement applies as well to Interim ADRs, Interim ADSs, IRs and the Interim Deposit Agreement, respectively, unless otherwise indicated or the context otherwise requires. The Interim Deposit Agreement and the Deposit Agreement are governed by the laws of the State of New York. Terms used herein and not otherwise defined have the meanings assigned to them in the Interim Deposit Agreement and the Deposit Agreement, as applicable.

  The term "Interim Depositary" shall mean The Bank of New York acting under the Interim Deposit Agreement. The term "Depositary" shall mean The Bank of New York acting under the Deposit Agreement, and, unless otherwise indicated or the context otherwise requires, the Interim Depositary acting under the Interim Deposit Agreement.

ADRS

  ADRs evidencing ADSs are issuable by the Depositary pursuant to the Deposit Agreement. Each ADS represents eight Shares (or evidence of rights to receive Shares) together with any securities, cash or other property held in respect of such Shares deposited with the Depository or its custodial agent or agents (each, a "Custodian").

INTERIM ADRS

  Interim ADRs evidencing Interim ADSs are issuable by the Interim Depositary pursuant to the Interim Deposit Agreement. Each Interim ADS represents eight IRs (or evidence of rights to receive IRs) together with any securities, cash or other property held in respect of such IRs deposited with the Interim Depositary or a Custodian. Only persons in whose names ADRs or Interim ADRs are registered will be treated by Telecom (or the Selling Shareholder and the Trustee, in the case of Interim ADRs) and the Depositary (or the Interim Depositary, in the case of Interim ADRs) as the owners of ADRs or Interim ADRs, as the case may be ("Owners").

  Owners of Interim ADRs are parties to the Interim Deposit Agreement, which provides among other things that each owner of an Interim ADR is bound by the terms and conditions thereof and of the Trust Deed. Accordingly, each owner of an Interim ADR has agreed to pay the Final Instalment of the purchase price of the underlying Shares when due in accordance with the Trust Deed and the Interim Deposit Agreement. In order for the owners of Interim ADRs to prepay the Final Instalment and receive Shares early, the owners must first turn in their Interim ADRs in exchange for IRs in accordance with the Interim Deposit Agreement.

  Under the Interim Deposit Agreement, owners of Interim ADRs must make payment of the Final Instalment with respect to the underlying Shares in U.S. dollars at the Interim Depositary's Corporate Trust Office.

  Not later than 30 days prior to the due date of the Final Instalment of the purchase price, the Interim Depositary will mail a notice to all registered owners of Interim ADRs setting forth the estimated U.S. dollar equivalent of the amount in NZ dollars of the Final Instalment, translated at a rate equal to the higher of the applicable Spot Rate and the applicable 30-Day Rate (each as defined below), in either case on the day before the mailing of such notice.

  If, but only if, an owner of Interim ADRs surrenders such Interim ADRs at the Interim Depositary's Corporate Trust Office together with the estimated U.S. dollar equivalent of such Final Instalment of the purchase

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

price in respect of the Shares underlying such Interim ADRs, no later than
5:00 p.m. (New York time) on         , 1999, such instalment shall become
payable by the Interim Depositary, and the Interim Depositary will be liable to pay to an account of the Selling Shareholder specified by the Selling Shareholder in writing at the Federal Reserve Bank of New York on or before
5:00 p.m., Eastern Standard Time, on        , 1999, the U.S. dollar equivalent
translated at the applicable Spot Rate on         , 1999 of the Final
Instalment of the purchase price in respect of such underlying Shares (which NZ dollar amount shall, to the extent such U.S. dollar equivalent is so paid, be deemed to be duly paid in accordance with the Trust Deed).

  Upon payment by holders of the Final Instalment, the Interim Depositary shall obtain Shares from the Trustee pursuant to the Trust Deed, and the Interim Depositary will deposit such Shares pursuant to the Deposit Agreement and the Depositary shall mail ADRs to such holders.

  For purposes of this section, the "Spot Rate" means the Trade Weighted Index linked sovereign government spot rate set by the Reserve Bank of New Zealand for the sales of NZ dollars for U.S. dollars for settlement in Wellington, and "30-Day Rate" means the rate determined in such manner for 30-day settlement in Wellington.

  If the estimated U.S. dollar equivalent paid by an owner of Interim ADRs equals or exceeds the actual U.S. dollar equivalent of the amounts in NZ dollars payable by the Interim Depositary in respect of such Interim ADRs to the Selling Shareholder, then, as soon as practicable after the receipt by the Depositary of Shares, the Depositary will issue and mail to such owner an ADR and the Interim Depositary shall mail to such owner a check payable to such owner for any such excess amount. If the estimated U.S. dollar equivalent is less than the actual U.S. dollar equivalent, the Interim Depositary will mail a bill for the amount due to itself and will not cause the Depositary, unless otherwise instructed by the Trustee, to mail an ADR until such bill has been paid. The Depositary will not effect registration or transfer of any ADR or any transfer or withdrawal of the Shares, as the case may be, underlying such ADR or any securities, cash or other property held in respect or in lieu thereof until any such bill is paid, and will withhold any cash dividends or other cash distributions in respect of such ADR. The Interim Depositary may sell for the account of the holder of such ADR any part or all of the Shares, securities or other property underlying such ADR and may apply such cash or the proceeds of any such sale in payment of such bill (and any taxes and expenses arising or incurred as a result of effecting any such sale), the owner of such ADR remaining liable for any deficiency.

 Default in Respect of Payment of Final Instalments

  Owners of Interim ADRs agree to pay the Final Instalment with respect to the IRs underlying such Interim ADRs when due, failing which an owner's position may be liquidated in whole or in part. The Interim Depositary will furnish to the Selling Shareholder lists of names and addresses of holders of Interim ADRs, if any, who have not paid the Final Instalment in full on time. In addition, the Interim ADR owners will remain liable for the deficiency if such liquidation is insufficient to satisfy the Final Instalment obligation (which is a New Zealand-dollar denominated obligation, subject to the arrangements referred to above for acceptance of U.S. dollars from non-defaulting Interim ADR owners). Notwithstanding the foregoing, in the event (i) a registered Interim ADR owner is an Intermediary and (ii) prior to 5:00 p.m. on the second Business Day after the date the Final Instalment is due, such Intermediary effects a transfer, on the Interim ADR Register of the Interim ADR to the beneficial owner on whose behalf such Intermediary holds such Interim ADR, then such beneficial owner shall be, and such Intermediary shall cease to be, liable for the defaulted amount. See "Description of Instalment Receipts and Trust Deed--Intermediaries."

  If any owner surrenders an Interim ADR together with a U.S. dollar amount that is less than the estimated amount required to be paid for the Final Instalment of the purchase price, the Interim Depositary shall apply the amount received to the greatest number of underlying whole Shares possible in accordance with the Interim Deposit Agreement, and shall pay the Final Instalment due with respect to such Shares in accordance with the Interim Deposit Agreement. With respect to any remaining Shares, such owner shall be treated as a defaulting owner. Subject to the above, the Depositary shall mail an ADR to such owner for the number of whole Shares in respect of which such estimated U.S. dollar amount has been applied.

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

TRANSFERS OF INTERIM ADRS AND ADRS

  Unless Telecom or the Depositary determines otherwise, transfers of Interim ADRs or ADRs will not require certifications by transferors or transferees.

  NO TRANSFER, COMBINATION OR SPLIT-UP OF INTERIM ADRs WILL BE EFFECTED AFTER
5:00 P.M. NEW YORK TIME ON        , 1999. THE REGISTERED OWNERS OF INTERIM
ADRs AT SUCH TIME ARE OBLIGED TO PAY THE FINAL INSTALMENT OF THE PURCHASE PRICE (subject to the ability of certain Intermediaries to pass on this obligation by transferring Interim ADRs to underlying beneficial owners).

DEPOSITED SECURITIES

  As used herein, "Deposited Securities" means (i) during the period prior to full payment of the Final Instalment of the purchase price, IRs (or evidence of rights to receive the same) held under the Interim Deposit Agreement, and any cash, securities or other property received at any time by or on behalf of the Interim Depositary in respect of or in lieu of either, and (ii) thereafter Shares (or evidence of rights to receive the same) held under the Deposit Agreement, and any cash, securities or other property received at any time by or on behalf of the Depositary in respect of or in lieu of either; provided, however, that if any owner of an Interim ADR has not paid in accordance with the provisions of the Interim Deposit Agreement described above under "-- Interim ADRs" and the provisions of the Trust Deed described above under "Description of Instalment Receipts and Trust Deed" the full amount of the Final Instalment of the purchase price of any IR relating to such Interim ADR, the term "Deposited Securities" in relation to such Interim ADR shall mean the rights referred to under "--Interim ADRs" to receive the IRs, Shares, cash and other distributions referred to therein.

DEPOSIT AND WITHDRAWAL OF SHARES

  The Depositary has agreed that, upon deposit with the Custodian of Shares (or evidence of rights to receive such Shares) accompanied by an appropriate instrument or instruments of transfer or endorsement in form satisfactory to the Custodian and any certifications as may be required by the Depositary or the Custodian and subject to the terms of the Deposit Agreement, the Depositary will execute and deliver at its Corporate Trust Office, upon payment of the fees, charges and taxes provided in the Deposit Agreement, to or upon the written order of the person or persons entitled thereto, an ADR registered in the name of such person or persons for the number of ADSs issuable in respect of such deposit.

  Every person depositing Shares under the Deposit Agreement shall be deemed to represent and warrant that such Shares and each certificate therefor are validly issued, fully paid and not a holding or part of a holding in which a person has a "relevant interest" in Shares in breach of Telecom's Constitution, such person is duly authorized to make such deposit, and the deposit of such Shares or sale of ADRs evidencing ADSs by that person is not restricted under the relevant securities act.

  Upon surrender of ADRs at the Corporate Trust Office of the Depositary, and upon payment of the fees provided in the Deposit Agreement and subject to the terms and conditions of the Deposit Agreement, ADR owners are entitled to delivery to them or upon their order at the principal office of the Custodian or at the Corporate Trust Office of the Depositary of certificates representing the Shares and any other securities, property or cash that the surrendered ADRs evidence the right to receive. Delivery to the Corporate Trust Office of the Depositary shall be made at the risk and expense of the ADR owner surrendering ADRs.

  The Depositary may execute and deliver ADRs prior to the receipt of Shares ("Pre-Release") and deliver Shares upon the receipt and cancellation of ADRs which have been Pre-Released, whether or not such cancellation is prior to the termination of such Pre-Release or the Depositary knows that such ADR has been Pre-Released. The Depositary may receive ADRs in lieu of Shares in satisfaction of a Pre-Release. Each Pre-Release will be (i) accompanied by a written representation from the person to whom such ADRs or Shares are to be delivered that such person or its customer owns the ADRs or Shares to be remitted, (ii) at all times fully

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collateralized with cash or other collateral deemed appropriate by the
Depositary, (iii) terminable by the Depositary on not more than five business days' notice and (iv) subject to such further indemnities and credit regulations as are deemed appropriate by the Depositary. The number of ADSs which are outstanding at any time as a result of Pre-Releases will not normally exceed thirty percent (30%) of the Shares deposited thereunder; provided, however, that the Depositary reserves the right to change or disregard such limit from time to time as it deems appropriate. The Depositary may retain for its own account any compensation received by it in connection with the foregoing transactions.

  Notwithstanding the terms of the Interim Deposit Agreement, the Interim
Depositary agrees that on and after           , 1999 it will cause there to be
no Pre-Released Interim ADRs outstanding under the Interim Deposit Agreement.

  In addition, the Interim Depositary has agreed with the Selling Shareholder that it will cause there to be no Pre-Released Interim ADRs outstanding under the Interim Deposit Agreement (a) as promptly as practicable, but in any event no more than 14 days, after receipt by the Depositary of a notice in writing from the Trustee relating to the payment of Duties and Taxes (as defined in the Trust Deed), and (b) as promptly as practicable after receipt by the Depositary of a notice in writing from the Selling Shareholder requesting the same.

DIVIDENDS, OTHER DISTRIBUTIONS AND RIGHTS

  The Depositary is required to convert or cause to be converted into U.S. dollars, to the extent that in its judgment it can do so on a reasonable basis and can transfer the resulting U.S. dollars to the United States, all cash dividends and other cash distributions denominated in NZ dollars (or any other currency other than U.S. dollars) that it receives in respect of the deposited Shares, and to distribute the amount received, subject to the terms of the Deposit Agreement and net of any expenses incurred by the Depositary in connection with conversion, to the owners of ADRs in proportion to the number of ADSs that are evidenced by such ADRs. The amount distributed will be reduced by any amounts to be withheld by Telecom under the Deposit Agreement or by the Trustee under the Interim Deposit Agreement or the Depositary for applicable taxes net of expenses of conversion into U.S. dollars. See "Taxation." If the Depositary determines that in its reasonable judgment any foreign currency received by it cannot be so converted on a reasonable basis and transferred, or if any required approval or license of any government or agency thereof is denied or not obtained within a reasonable period of time as determined by the Depositary or not obtainable in the reasonable opinion of the Depositary, the Depositary may distribute such foreign currency (or an appropriate document evidencing their right to receive such foreign currency) received by it or, in its discretion, hold such foreign currency uninvested and without liability for interest thereon for the respective accounts of the ADR owners entitled to receive the same. If any such conversion of foreign currency, in whole or in part, cannot be effected for distribution to some of the owners of ADRs entitled thereto, the Depositary may in its discretion make such conversion and distribution in U.S. dollars to the extent permissible to the owners of ADRs entitled thereto and may distribute the balance of the foregoing currency received by the Depositary to, or hold such balance uninvested and without liability for interest thereon for the respective accounts of, the owners of ADRs entitled thereto.

  If Telecom declares a dividend in, or free distribution of, additional Shares, the Depositary may, with Telecom's approval, and shall, if Telecom so requests, distribute to the owners of outstanding ADRs entitled thereto, in proportion to the number of ADSs that are evidenced by such ADRs, additional ADRs evidencing an aggregate number of ADSs that represent the number of Shares received as such dividend or free distribution subject to the terms of the Deposit Agreement. In lieu of delivering ADRs for fractional ADSs in the event of any such distribution, the Depositary will sell the amount of Shares represented by the aggregate of such fractions and will distribute the net proceeds to owners of ADRs in accordance with the Deposit Agreement. If additional ADRs are not so distributed, each ADS shall thereafter also represent the additional Shares distributed together with the Shares represented by such ADS prior to such distribution. If any distribution upon any deposited IRs consists of a dividend in, or free distribution of, Shares, the Depositary may distribute to the registered owners of outstanding IRs entitled thereto, in proportion to the number of Interim ADSs representing such deposited IRs held by them respectively, ADRs evidencing an aggregate number of ADSs representing the amount of Shares received as such dividend or free distribution, and deposited pursuant to the Deposit Agreement, subject to the terms and conditions of the Deposit Agreement with respect to the deposit of Shares and the issuance of ADSs evidenced by ADRs, including the withholding of any tax or other governmental charge as provided in the Deposit Agreement. In lieu of delivering ADRs for fractional ADSs in any such case, the Depositary acting under the Deposit Agreement shall sell the amount of Shares represented by the aggregate of such fractions and distribute the net proceeds, all in the manner and subject to the conditions described in the Deposit Agreement. If additional ADRs are not so distributed, each Interim ADS shall thenceforth also represent the additional Shares distributed upon the deposited IRs represented thereby.

  If Telecom offers or causes to be offered to the owners of Shares or IRs, as the case may be, any rights to subscribe for additional Shares (but not IRs) or any rights of any other nature, the Depositary shall have discretion as to the procedure to be followed in making such rights available to owners of ADRs or in disposing of such rights for the benefit of such owners and making the net proceeds available to such owners or, if the Depositary may neither make such rights available nor dispose of such rights and make the net proceeds available, allow the rights to lapse; provided, however, if at the time of the offering of any rights the Depositary determines in its discretion that it is lawful and feasible to make such rights available to all owners of ADRs or to certain owners of ADRs but not to other owners of ADRs, the Depositary may, if instructed by Telecom, distribute to any holder of ADRs to whom it determines the distribution to be lawful and feasible, in proportion to the number of ADSs held by such holder of ADRs, warrants or other instruments therefor in such form as it deems appropriate. If the Depositary determines in its discretion that it is not lawful and feasible to make such rights available to certain owners of ADRs, it may sell the rights, warrants or other instruments in proportion to the number of ADSs held by the holder of ADRs to whom it has determined it may not lawfully or feasibly make such rights available, and allocate the net proceeds of such sales (net of the fees of the Depositary and all taxes and governmental charges and subject to the terms of the Deposit Agreement) for the account of such owners of ADRs otherwise entitled to such rights, warrants or other instruments, upon an averaged or other practical basis without regard to any distinctions among such owners of ADRs because of exchange restrictions or the date of delivery of any ADR or otherwise. The Depositary shall not be responsible for any failure to determine that it may be lawful and feasible to make such rights available to owners of ADRs in general or any holder in particular.

  If an owner of ADRs requests the distribution of warrants or other instruments in order to exercise the rights allocable to the ADSs of such owner, the Depositary will make such rights available to such owner upon written notice from Telecom to the Depositary that Telecom has elected in its sole discretion to permit such rights to be exercised and such owner has executed such documents as Telecom has determined in its sole discretion are reasonably required under applicable law. Upon instruction pursuant to such warrants or other instruments to the Depositary from such owner to exercise such rights, upon payment by such owner to the Depositary for the account of such owner of an amount equal to the purchase price of the Shares (but not IRs) to be received upon the exercise of the rights, and upon payment of the fees of the Depositary (but not the Interim Depositary) as set forth in such warrants or other instruments, the Depositary (but not the Interim Depositary) shall, on behalf of such owner, exercise the rights and purchase the Shares (but not IRs), and the Company shall cause the Shares (but not IRs) so purchased to be delivered to the Depositary (but not the Interim Depositary) on behalf of such owner. As agent for such owner, the Depositary will cause the Shares so purchased to be deposited under the Deposit Agreement (but not the Interim Deposit Agreement), and shall execute and deliver to such owner legended ADRs (but not IRs), restricted as to transfer under applicable securities laws.

  In the case of the Interim Deposit Agreement, any Shares obtained through the exercise of rights to subscribe made available or exercised as set forth in the Interim Deposit Agreement will be deposited with the Depositary pursuant to the Deposit Agreement and, subject to the terms of the Deposit Agreement, ADRs evidencing ADSs representing the Shares so deposited will be distributed to the relevant owners as reflected in the records of the Depositary.

  If registration under the U.S. Securities Act of the securities to which any rights relate is required in order for Telecom to offer such rights to holders of ADRs and sell the securities upon the exercise of such rights to

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

owners of ADRs, the Depositary will not offer such rights to the owners of ADRs unless and until such a registration statement is in effect, or unless the offering and sale of such securities to the owners of such ADRs are exempt from registration under the provisions of the U.S. Securities Act and an opinion of counsel satisfactory to the Depositary and Telecom has been obtained.

  If the Depositary determines that any distribution of property in respect of the Shares (including Shares or rights to subscribe therefor) is subject to any tax or other governmental charge that the Depositary is obligated to withhold, the Depositary may, by public or private sale, dispose of all or a portion of such property including Shares and rights to subscribe therefor in such amounts and in such manner as the Depositary deems necessary and practicable to pay any such taxes or charges, and the Depositary will distribute the net proceeds of any such sale, after deduction of any taxes or charges, to the ADR owners entitled thereto in proportion to the respective number of ADSs held by them.

  Subject to the terms of the Deposit Agreement, upon any split-up, consolidation or any other reclassification of Shares, or upon any recapitalization, reorganization, merger or consolidation or sale of assets affecting Telecom in the case of ADSs or Telecom or the Trustee in the case of Interim ADSs or to which Telecom or the Trustee, as applicable, is a party, any securities that shall be received by the Depositary or the Custodian in exchange for or in conversion of or in respect of Shares shall be treated as newly deposited Shares under the Deposit Agreement, and ADSs shall thenceforth represent the new Shares so received in respect to Shares, unless additional ADRs are delivered or the Depositary calls for the surrender of outstanding ADRs to be exchanged for new ADRs.

RECORD DATES

  Whenever any cash dividend or other cash distribution shall become payable or any distribution other than cash shall be made or rights shall be issued with respect to the Shares, or whenever for any reason the Depositary causes a change in the number of Shares that are represented by each ADS, or whenever the Depositary shall receive notice of any meeting of owners of Shares, the Depositary will fix a record date (i) for the determination of the owners of ADRs who shall be entitled (a) to receive such dividend, distribution or rights, or the net proceeds of the sale thereof, or (b) to give instructions for the exercise of voting rights at such meeting or (ii) on or after which each ADS will represent the changed number of Shares.

REPORTS AND OTHER COMMUNICATIONS

  Telecom will furnish to the Depositary and the Custodian all notices of shareholders' meetings and other reports and communications that are made generally available to the holders of Shares. The Depositary will make such notices, reports and communications available for inspection by ADR owners at its Corporate Trust Office when furnished by Telecom pursuant to the Deposit Agreement, or the Trustee or Telecom pursuant to the Interim Deposit Agreement, and, upon written request by Telecom or the Trustee, will promptly mail such notices, reports and communications to ADR holders. Upon notice that Telecom pursuant to the Deposit Agreement has not furnished the Commission or any stock exchange with any public reports, documents or other information required by law or otherwise by the Exchange Act, the Depositary shall promptly furnish to the Commission or such regulatory authority or stock exchange copies of all annual or other periodic reports and other notices or communications that the Depositary receives from Telecom and the Depositary is authorized by Telecom to do so on its behalf.

VOTING OF THE UNDERLYING SHARES

 Voting Under the Deposit Agreement

  Telecom is required by its Constitution to make proxy forms available to shareholders for purposes of voting at each meeting of shareholders. Upon receipt of notice of any meeting of holders of Shares, the Depositary will, as soon as practicable thereafter, mail to owners of ADRs a notice containing the information included in the

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

notice of meeting, and establishing a record date for voting and informing owners of ADRs of their rights and the manner in which instructions may be given to the Depositary and containing a statement that if a poll is called and no instructions as to voting power are received by the Depositary from an owner of ADRs on or before the date established in the Depositary Agreement for such purpose then the Depositary will not vote the Shares underlying such ADRs or cause such Shares to be voted. The owners of ADRs at the close of business on the date specified by the Depositary in such notice are entitled under the Deposit Agreement, subject to any applicable provisions of New Zealand law and of the Company's Constitution, to instruct the Depositary as to the exercise of the voting rights pertaining to the Shares represented by the ADSs that are evidenced by the ADRs in the event a poll is called. The Depositary has agreed that it will endeavor, insofar as practicable, to vote the Shares so represented in accordance with such instructions pursuant to the Deposit Agreement. The Depositary has agreed not to vote the Shares so represented unless it has received instructions from the record owners of ADRs. The Depositary will not, and the owners of ADRs are not entitled to, vote by voice or on a show of hands. The Depositary will not demand a poll unless specifically instructed (i) by at least five holders or owners of ADRs evidencing ADSs or (ii) by owners of ADRs evidencing ADSs representing Shares which represent not less than 10% of the total voting rights capable of being cast at such meeting or which confer a right to vote at such meeting and on which the sum paid to the Company represents not less than 10% of the total sum paid to the Company on all Shares which confer a right to vote at such meeting. The Deposit Agreement does not provide for holders of ADRs evidencing ADSs the right to cause the Depositary to request a meeting of Shareholders.

 Voting Under the Interim Deposit Agreement

  Telecom is required by its Constitution to make proxy forms available to shareholders for purposes of voting at each meeting of shareholders. Upon receipt of notice of any meeting of holders of Shares represented by IRs or other Interim Deposited Securities, the Interim Depositary will, as soon as practicable thereafter, mail to owners of Interim ADRs a notice containing the information included in the notice of meeting, establishing a record date for voting and informing owners of Interim ADRs of their rights and the manner in which instructions may be given to the Interim Depositary and containing a statement that if a poll is called and no instructions as to voting are received by the Interim Depositary from any owner of Interim ADRs with respect to any such owners' Interim ADRs on or before the date established by the Interim Depositary for such purpose, then neither the Interim Depositary nor the Trustee will vote or cause such Shares to be voted. The owners of Interim ADRs at the close of business on the date specified by the Interim Depositary in such notice are entitled under the Interim Deposit Agreement, subject to any applicable provisions of New Zealand law, the Company's Constitution or the Trust Deed, to instruct the Interim Depositary, who in turn will instruct the Trustee, as to the exercise of the voting rights pertaining to the Shares represented by IRs that are represented by Interim ADSs that are evidenced by the Interim ADRs in the event a poll is called. If the Trustee will not vote in favor of a resolution relating to a merger or amalgamation, as provided under certain circumstances by the Trust Deed, the Interim Depositary shall, if instructed in writing to do so by the Trustee, notify owners of Interim ADRs that the Trustee is not entitled to exercise voting rights in favor of that resolution. The Trustee has agreed that it will endeavor, insofar as practicable, to vote the Shares so represented in accordance with such instructions. The Interim Depositary and Trustee have agreed not to vote the Shares so represented unless they have received instructions from the record owner of Interim ADRs. The Trustee will not, and the owners of Interim ADRs are not entitled to, vote by voice or on a show of hands. The Interim Depositary will not instruct the Trustee to demand a poll unless specifically instructed (i) by at least five holders or owners of Interim ADRs evidencing Interim ADSs or (ii) by owners of Interim ADRs evidencing Interim ADSs representing Shares which represent not less than 10% of the total voting rights capable of being cast at such meeting or which confer a right to vote at such meeting and on which the sum paid to the Company represents not less than 10% of the total sum paid to the Company on all Shares which confer a right to vote at such meeting. The Interim Deposit Agreement does not provide for holders of Interim ADRs evidencing Interim ADSs the right to cause the Interim Depositary to request a meeting of shareholders.

  The Trustee shall demand a poll if entitled to do so pursuant to the Constitution and the laws of New Zealand, and if so instructed by the Interim Depositary in accordance with the Interim Deposit Agreement.

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

  If the Trustee, pursuant to any provision of the Trust Deed seeks instructions from the holders of IRs in respect of any matter not specifically referred to in the Interim Deposit Agreement, the Interim Depositary shall, if requested in writing by the Trustee, as soon as practicable thereafter, mail to owners of Interim ADRs a notice which shall: (a) contain details of the matter (a "Specified Matter") in respect of which the Trustee seeks instructions; (b) advise that owners of Interim ADRs as of the close of business on a specified record date, set by the Interim Depositary, may instruct the Interim Depositary, who will in turn instruct the Trustee, in respect of the Specified Matter; and (c) contain a statement that if no instructions are received by the Interim Depositary from any owner of Interim ADRs on or before the date established by the Interim Depositary for the purpose, the Interim Depositary will give no instructions to the Trustee. The Interim Depositary shall endeavor, in so far as practicable, to provide instructions to the Trustee in accordance with instructions received from an owner of Interim ADRs by the date referred to in clause (c).

LIMITATION ON SHAREHOLDINGS

  No person may have a relevant interest in 10% or more of the Company's voting shares without the prior written approvals of the Board and the holder of the Kiwi Share. No person who is not a New Zealand National (as defined in the Company's Constitution) may have a relevant interest in more than 49.9% of the Company's voting shares without the prior written approval of the holder of the Kiwi Share. The term "relevant interest" is broadly defined to include beneficial ownership, the power to vote or control the vote of voting shares, the power to acquire or dispose of or control the acquisition or disposition of voting shares, and an interest pursuant to any agreement or arrangement under which any of the foregoing rights arise, whether express, implied, direct, indirect, actual, contingent, present, future, shared with others, legally enforceable or not, which is held directly or by a related body corporate. The term excludes certain limited interests arising from particular financial, custodial, trading and similar relationships. If the Board (or the holder of the Kiwi Share after consultation with the Board) determines that there are reasonable grounds for believing that a person has a relevant interest in voting shares in excess of the above limitations, the Board (or the holder of the Kiwi Share if the Board fails to act in a manner that remedies the determination) may, after following certain procedures, prohibit the exercise of voting rights (in which case voting rights vest in the chairperson) and may force the sale of Shares. The Board may also decline to register a transfer of Shares if it reasonably believes that the transfer would breach the above restrictions. See "Description of Shares--Limitation on Shareholdings." The Board and/or the holder of the Kiwi Share may enforce these provisions of the Company's Constitution against the Depositary or the Custodian as holders of Shares.

  Each owner and beneficial owner of ADRs must, on behalf of the Depositary or the Custodian, provide information required by, and comply with requests to provide information pursuant to, the Company's Constitution. This information may include the capacity in which ADRs or Shares are held, the identity, address and extent of interest of any other person having a relevant interest in ADRs or Shares by virtue of the reporting person's relevant interest and such other information as will or is likely to assist in identifying the holders with relevant interests in Shares and the nature of the relevant interests. Each owner or beneficial owner of ADRs who is requested to provide such information must inform the Depositary of all relevant information and the Depositary will forthwith pass on such information to the Board.

  If the Depositary, the Custodian or their nominee receives a notice from the Board or the holder of the Kiwi Share that it intends to declare that certain Shares are held in breach of the limitations on shareholders contained in the Company's Constitution (the "Affected Shares"), the Depositary will send a copy of the notice to the beneficial owner of the Affected Shares, or if no beneficial owner is specified, to each owner of ADRs. Any owner of ADRs receiving such a notice may make representations for and on behalf of the registered shareholders as to why such Shares should not be treated as Affected Shares.

  If the Depositary, the Custodian or their nominee receives a notice from the Board or the holder of the Kiwi Share, or from the Trustee, in the case of the Interim Deposit Agreement (as registered holder of the Shares to which the IRs relate), declaring that any Shares are Affected Shares, the Depositary shall give notice to each beneficial owner identified in such notice of the action to be taken by the Depositary. With respect to any

Affected Shares where a beneficial owner is specified, the Depositary must deny the voting instruction rights attaching to any ADR representing Affected Shares to the extent the Depositary, the Custodian, or the Trustee, in the case of the Interim Deposit Agreement, or their nominee are denied voting rights. If such notice does not state the number of Shares to which it relates, then the total number of Shares represented by ADRs held by the beneficial owner shall be deemed to be Affected Shares. In the event of a beneficial owner receiving such a notice, the beneficial owner must immediately take such steps as may be required to become the registered owner of the ADRs represented in the Affected Shares on the books of the Depositary. If such notice does not identify a specific beneficial owner, then the Depositary shall notify all owners of ADRs and deny the voting instruction rights attaching to Affected Shares pro rata among the owners based upon the number of ADSs held by them. The Company's Constitution requires that the holder of the Kiwi Share consult with the Board prior to determining that Shares are Affected Shares and, therefore, prior to sending any notice that does not identify a specific beneficial owner. The Company has agreed in the Deposit Agreement to take all reasonable steps to identify the specific beneficial owner of Affected Shares.

  Under the Company's Constitution, the Board and the holder of the Kiwi Share may sell Affected Shares for the account of the registered owner. If any Affected Shares represented by ADRs are sold, the ADRs shall thereafter represent only the right to receive any cash received by the Depositary in respect thereof, less the fees of the Depositary for cancellation of the ADR evidencing Affected Shares and any expenses incurred or paid by the Depositary in distributing such cash and unsold Shares or other property, if any, to the beneficial owner of the ADR. The Depositary will give notice to the beneficial owner of an ADR of any sale effected forthwith upon receiving such notice from the Board or the holder of the Kiwi Share in the case of the Deposit Agreement or from the Trustee who will forward a copy of such notice to the Interim Depositary upon receipt of such notice from the Board or the holder of the Kiwi Share, in the case of the Interim Deposit Agreement. Upon receiving such notice, such owner must surrender the ADR for cancellation, and, if applicable, issuance of a new ADR.

  The Board has agreed that it will not, and will use its reasonable efforts to obtain the consent of the holder of the Kiwi Share not to, sell any Affected Shares without delivering to the Depositary, in the case of the Deposit Agreement, or the Trustee, who will then forward to the Interim Depositary, in the case of the Interim Deposit Agreement, a notice specifying the number of Affected Shares and the identity of the beneficial owner of the ADRs representing Affected Shares. In the event that such notice is not given to the Depositary, the Depositary will immediately (i) notify all owners of ADRs on and after the date of such sale of Affected Shares that their ADRs represent their pro rata share of the remaining deposited Shares, and (ii) upon receipt of the cash proceeds of any such sale of Affected Shares, distribute such cash proceeds pro rata to all owners of ADRs in accordance with the terms of the Deposit Agreement. Thereafter, upon the surrender of any ADR the Depositary will, subject to the terms of the Deposit Agreement, deliver only the owner's pro rata share of the remaining deposited Shares.

  Each ADR owner must take every reasonable step in accordance with any notice given regarding any Affected Shares. Except to the extent provided in the Company's Constitution, the Board and the holder of the Kiwi Share are under no obligation to give, modify or withdraw any such notice. Any resolution or determination of, or decision or exercise of any discretion or power by, the Company, the Board, the holder of the Kiwi Share or the Depositary under or pursuant to the Company's Constitution, and the Trust Deed, in the case of the Interim Deposit Agreement, or the Deposit Agreement shall be final, conclusive and binding on any ADR owner or other person affected thereby and shall not be subject to challenge. Neither the Company, the Board, the owner of the Kiwi Share, the Depositary, the Custodian, the Trustee in the case of the Interim Deposit Agreement, or any registrar shall be liable to any person who fails to act in accordance with such provisions or who is affected by any decision or exercise of any discretion or power by the Company, the Board, the holder of the Kiwi Share, the Depositary, the Custodian, the Trustee, in the case of the Interim Deposit Agreement, or any registrar.

  In addition, the provisions referred to under "Description of Shares--Prior Notice to NZSE of Certain Transfers" and the provisions relating to notification of relevant interests in voting securities of the Company and the provisions of the Overseas Investment Regulations referred to under "Description of Shares--Limitation on Ownership" will apply to owners of ADRs or Interim ADRs because of the nature of their interest in the underlying Shares.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

  The form of the ADRs and the terms of the Deposit Agreement may at any time be amended by agreement between Telecom and the Depositary. The form of the Interim ADRs and the terms of the Interim Deposit Agreement may at any time be amended by agreement among the Selling Shareholder, the Trustee, Telecom and the Depositary. Any amendment that imposes or increases any fees or charges (other than taxes or other governmental charges), or that otherwise prejudices any substantial existing right of ADR owners, will not take effect as to outstanding ADRs until the expiration of 30 days after notice of such amendment has been given to the owners of outstanding ADRs. Every owner of an ADR at the time such amendment becomes effective will be deemed, by continuing to hold such ADR, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby. In no event will any amendment impair the right of any ADR owner to surrender the ADRs held by such owner and receive therefor the underlying Shares and any other property represented thereby, except in order to comply with mandatory provisions of applicable law.

  Whenever so directed by Telecom, the Depositary has agreed to terminate the Deposit Agreement by mailing notice of such termination to the owners of all ADRs then outstanding at least 30 days prior to the date fixed in such notice for such termination. The Depositary may similarly terminate the Deposit Agreement by mailing notice for such termination to Telecom and owners of all ADRs then outstanding if at any time 90 days after the Depositary shall have delivered to Telecom and the owners of all ADRs then outstanding a written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment. On and after the date of termination, an ADR owner, upon surrender of such ADR at the Corporate Trust Office of the Depositary, upon payment of the fees of the Depositary, and upon payment of any applicable tax or governmental charges, will be entitled to delivery to him or upon his order of the amount of Shares and other property represented by such ADR.

  The Interim Depositary shall at any time at the direction of both the Selling Shareholder and Telecom (which shall be confirmed in writing) terminate the Interim Deposit Agreement by mailing notice of such termination to the Owners of all Interim ADRs then outstanding at least 30 days prior to the date fixed in such notice for such termination; provided that the Selling Shareholder and Telecom agree that they will not terminate the Interim Deposit Agreement on or prior to the Final Instalment Payment Date, except if, at any time after the date of the Interim Deposit Agreement, (a) agreement to terminate the appointment of the Interim Depositary shall have been reached by the Depositary and the Trustee pursuant to the Interim Deposit Agreement or
(b) notice of termination shall have been given pursuant to the Interim Deposit Agreement. If any ADRs or Interim ADRs, as the case may be, remain outstanding after the date of termination, the Depositary or Interim Depositary, as the case may be, thereafter will discontinue the registration of transfers of ADRs or Interim ADRs, as the case may be, will suspend the distribution of dividends to the owners thereof and will not give any further notices or perform any further acts under the Deposit Agreement or the Interim Deposit Agreement, as the case may be, except that the Depositary shall (i) continue the collection of dividends and other distributions, (ii) sell rights and other property and (iii) continue to deliver Shares, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for surrendered ADRs or Interim ADRs, as the case may be, subject to the terms of the Deposit Agreement or the Interim Deposit Agreement, as the case may be.

  Upon any such termination of the Interim Deposit Agreement, the Depositary shall, at the direction of the Selling Shareholder or the Trustee, continue to carry out all actions required by the Interim Deposit Agreement relating to the payment of the Final Instalment and the issuance of ADRs. At any time after the expiration of one year from the date of termination, the Depositary or the Interim Depositary, as the case may be, may sell the Shares or Interim ADRs, as the case may be, and may thereafter hold uninvested the net proceeds of any such sale, together with any cash then held by it under the Deposit Agreement or the Interim Deposit Agreement, as the case may be, unsegregated and without liability for interest, for the pro rata benefit of the owners of ADRs or Interim ADRs, that have not theretofore been surrendered and such owners shall become general creditors of the Depositary or the Interim Depositary, as the case may be, with respect to such net proceeds. After making such sale, the Depositary or the Interim Depositary, as the case may be, shall be discharged from all obligations under the Deposit Agreement or the Interim Deposit Agreement, as the case may be, except to account for net proceeds and other cash (after deducting certain fees of the Depositary or the Interim Depositary, as the case may be) and except for certain obligations for indemnification set forth in the Deposit Agreement or the Interim Deposit Agreement, as the case may be. Upon the termination of the Deposit Agreement or the Interim Deposit Agreement, as the case may be, Telecom in the case of the Deposit Agreement and Telecom, the Trustee and the Selling Shareholder in the case of the Interim Deposit Agreement will also be discharged from all obligations thereunder, except for certain obligations to the Depositary or the Interim Depositary, as the case may be, relating to fees and indemnification.

ASSIGNMENT OF SELLING SHAREHOLDER'S RIGHTS AND OBLIGATIONS

  Pursuant to the Interim Deposit Agreement, the Depositary shall consent to an assignment and transfer of all of the Selling Shareholder's rights and obligations to Ameritech or any wholly owned subsidiary of Ameritech (the "Assignee") under and in respect of the Interim Deposit Agreement, if, but only if, the Trustee under the Trust Deed has consented to an assignment and transfer of all of the Selling Shareholder's rights and obligations under and in respect of the Trust Deed and in respect of the IRs, pursuant to the provisions of the Trust Deed, to the Assignee. The Selling Shareholder shall then be deemed to have assigned and transferred all of the Selling Shareholder's rights and obligations under this Interim Deposit Agreement to the Assignee, and the parties to the Interim Deposit Agreement will be deemed to have consented to such assignment and transfer.

CHARGES OF DEPOSITARY

  Telecom will pay the fees, reasonable expenses and out-of-pocket charges of the Depositary and those of any registrar only in accordance with agreements in writing entered into between the Depositary and Telecom from time to time. The following charges shall be incurred by any party depositing or withdrawing Shares or by any party surrendering ADRs or to whom ADRs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by Telecom or an exchange of stock regarding the ADRs or deposited Shares or a distribution of ADRs pursuant to the terms of the Deposit Agreement): (i) any applicable taxes and other governmental charges,
(ii) any applicable transfer or registration fees, (iii) certain cable, telex and facsimile transmission charges as provided in the Deposit Agreement, (iv) any expenses incurred in the conversion of foreign currency, (v) a fee of U.S.$5.00 or less per 100 ADSs (or portion thereof) for the delivery of ADRs in connection with the deposit of Shares or distributions on Shares or the surrender of ADRs, and (vi) a fee equal to the fee described in (v) above upon the distribution of proceeds following the sale of rights by the Depositary in accordance with the Deposit Agreement.

  The Depositary, subject to the Deposit Agreement, may own and deal in any class of securities of Telecom and its affiliates and in ADRs.

LIABILITY OF HOLDERS FOR TAXES, DUTIES OR OTHER CHARGES

  Any tax or other governmental charge with respect to ADRs or any deposited Shares represented by any ADR shall be payable by the owners of such ADR to the Depositary. The Depositary may refuse to effect transfer of such ADR or any withdrawal of deposited Shares represented by such ADR until such payment is made, and may withhold any dividends or other distributions or may sell for the account of the owners thereof any part or all of the deposited Shares represented by such ADR and may apply such dividends or distributions or the proceeds of any such sale in payment of any such tax or other governmental charge and the holder of such ADR or such beneficial interest therein shall remain liable for any deficiency.

TRANSFER OF AMERICAN DEPOSITARY RECEIPTS

  The ADRs are transferable on the books of the Depositary, provided that the delivery of ADRs against deposits of Shares generally or against deposits of particular Shares may be suspended, or the transfer of ADRs in particular instances may be refused, or the registration of transfer of outstanding ADRs generally may be suspended, during any period when the transfer books of the Depositary in the case of ADSs, or the transfer books of the Interim Depositary or the transfer books relating to the IRs in the case of Interim ADSs, are closed, or if any such action is deemed necessary or advisable by the Depositary or Telecom in the case of ADSs or the Depositary or the Selling Shareholder and Telecom in the case of Interim ADSs in good faith at any time or from time to time because of any requirement of law or of any government or governmental body or commission, or applicable stock exchange rules or the Constitution in the case of Interim ADSs or under any provision of the Deposit Agreement, or the Trust Deed in the case of Interim ADSs, or for any other reason, subject to the terms of the Deposit Agreement. In the case of ADRs, the surrender of outstanding ADRs and withdrawal of deposited Shares may not be suspended subject only to (i) temporary delays caused by closing the transfer books of the Depositary or Telecom, the deposit of Shares in connection with voting at a shareholders' meeting or the payment of dividends, (ii) the payment of fees, taxes and similar charges and (iii) compliance with any United States or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of the deposited Shares. Without limitation of the foregoing, the Depositary shall not knowingly accept for deposit under the Deposit Agreement any Shares required to be registered under the provisions of the U.S. Securities Act, unless a registration statement is in effect as to such Shares. As a condition precedent to the execution and delivery, registration of transfer, split-up, combination or surrender of any ADR or withdrawal of Shares, the Depositary, the Custodian or the registrar may require payment from the person presenting the ADR or the depositor of the Shares of a sum sufficient to reimburse it for any tax or other governmental charge and any stock transfer or registration fee with respect thereto, payment of any applicable fees payable by the owners of ADRs and the production of proof satisfactory to the Depositary as to the identity and genuineness of any signature and may also require compliance with any regulations the Depositary may establish consistent with the provisions of the Deposit Agreement and applicable law. The Depositary may refuse to execute and deliver ADRs, register the transfer of any ADR or make any distribution on, or related to, Shares until it or the Custodian has received proof of citizenship or residence, exchange control approval or other information as it may deem necessary or proper. Owners of ADRs may inspect the transfer books of the Depositary at any reasonable time, provided that such inspection shall not be for the purpose of communicating with owners of ADRs in the interest of a business or object other than the business of Telecom or a matter related to the Deposit Agreement or ADRs.

GENERAL

  Neither the Depositary nor Telecom nor any of their directors, officers, employees, agents or affiliates in the case of the Deposit Agreement, or none of the Depositary, the Selling Shareholder, the Trustee or the Company or any of their directors, officers, employees, agents or affiliates, in the case of the Interim Deposit Agreement, will be liable to the owners of ADRs or Interim ADRs, as the case may be, if by reason of any present or future law or regulation of the United States or any other country or of any governmental or regulatory authority or any stock exchange, any provision, present or future, of Telecom's Constitution or any circumstance beyond its control, the Depositary or Telecom in the case of the Deposit Agreement or the Trustee, Telecom, the Depositary or the Selling Shareholder in the case of the Interim Deposit Agreement or any of their respective directors, officers, employees, agents or affiliates is prevented or forbidden from performing its obligations or exercising its discretion under the Deposit Agreement or the Interim Deposit Agreement, as the case may be, or is subject to any civil or criminal penalty on account of performing its obligations under the Deposit Agreement or the Interim Deposit Agreement, as the case may be. The obligations of Telecom in the case of the Deposit Agreement or the Trustee, Telecom or the Selling Shareholder in the case of the Interim Deposit Agreement and the Depositary under the Deposit Agreement or the Interim Deposit Agreement, as the case may be, are expressly limited to using the best judgment and acting in good faith in the performance of their respective duties specified therein.

  So long as any ADRs or ADSs evidenced thereby are listed on one or more stock exchanges in the United States, the Depositary will act as registrar or, with the approval of Telecom in the case of ADSs, appoint a registrar or one or more co-registrars, for registration of such ADRs, in accordance with any requirements of such exchanges. Such registrar or co-registrars may be removed and a substitute or substitutes appointed by the Depositary with the approval of Telecom in the case of ADSs or Telecom and the Selling Shareholder in the case of Interim ADSs.

  Under New Zealand law, persons who hold a relevant interest in 5% or more of the voting securities of the Company (including persons who hold such an interest through the holding of ADRs) are required to give written notice of their interest and certain subsequent changes in their interest to the Company and to the New Zealand Stock Exchange.

                                   TAXATION

  The following summary is based on tax laws of the United States and New Zealand as in effect on the date of this Prospectus, and is subject to changes in United States or New Zealand law, including changes that could have retroactive effect. The following summary does not take into account or discuss the tax laws of any country other than the United States or New Zealand.

  This summary does not describe United States federal estate and gift tax considerations, nor state and local tax considerations within the United States, and is not a comprehensive description of all United States federal or New Zealand tax considerations that may be relevant to a decision to purchase, sell or hold ADSs or Shares. Furthermore, this summary does not address United States federal income tax or New Zealand income tax considerations relevant to holders of ADSs or Shares who are subject to taxing jurisdictions other than or in addition to the United States and New Zealand, and does not address all possible categories of United States holders, some of which (such as tax-exempt entities, insurance companies, securities dealers, holders who hold ADSs or Shares as part of a hedging, straddle or conversion transaction, holders of 10% or more of the total combined voting power of the Shares of the Company) may be subject to special rules.

  This summary of certain United States federal and New Zealand tax matters is based on the advice of Kirkland & Ellis of Chicago, Illinois, with respect to United States federal tax matters, and on the advice of Chapman Tripp Sheffield Young of Wellington, New Zealand, with respect to New Zealand tax matters.

  This summary contains a description of the principal United States federal and New Zealand tax consequences of the purchase, ownership and disposition of ADSs or Shares by a "United States holder" only (as separately defined in "-- United States Taxation" and "--New Zealand Taxation" below).

  PERSONS CONSIDERING THE PURCHASE, OWNERSHIP OR DISPOSITION OF ADSs OR SHARES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE TAX CONSEQUENCES IN LIGHT OF THEIR PARTICULAR SITUATIONS, INCLUDING ANY CONSEQUENCES ARISING UNDER THE LAWS OF THEIR APPLICABLE TAXING JURISDICTION.

UNITED STATES TAXATION

  As used in this section "--United States Taxation," the term "United States holder" means a beneficial owner of ADSs or Shares that is (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate the income of which is subject to United States federal income tax without regard to its source or (iv) a trust if a United States court is able to exercise primary supervision over administration of the trust and one or more United States persons have authority to control all substantial decisions of the trust. This discussion assumes that United States holders hold ADSs or Shares as capital assets.

  For United States federal income tax purposes, holders of ADSs will be treated as owners of the underlying Shares represented by the ADSs.

 Dividends

  For United States federal income tax purposes, the gross amount of all dividends paid (without reduction for New Zealand withholding tax) with respect to ADSs or Shares (including dividend amounts applied to the Final Instalment) out of current or accumulated earnings and profits as determined under United States federal income tax principles ("E&P") to a United States holder will be treated as foreign source ordinary income to such holder. See "--New Zealand Taxation--Dividends." United States corporations that hold ADSs or Shares will not be entitled to the dividends received deduction generally available for dividends received from United States corporations (and certain non-United States corporations). To the extent a distribution exceeds E&P, it will be treated first as a return of the holder's basis to the extent thereof, and then as gain from the sale of a capital asset.

  A distribution of Shares by the Company generally will not be treated as a taxable dividend to United States holders.

  For United States federal income tax purposes, the amount of any distribution paid in NZ dollars will be the U.S. dollar value of the NZ dollars at the exchange rate in effect on the date of receipt of the distribution by the United States holder or by the Trustee and applied to the Final Instalment, whether or not the NZ dollars are in fact converted into U.S. dollars at that time. Gain or loss, if any, realized on the disposition of NZ dollars generally will be United States source ordinary income or loss.

  The withholding tax imposed by New Zealand is a creditable foreign tax for United States federal income tax purposes in an amount generally equal to the U.S. dollar equivalent of the withholding tax paid (i) for cash-basis taxpayers, at the conversion rate in effect on the day the withholding tax is paid, or (ii) for accrual-basis taxpayers, at the average exchange rate for the taxable year to which the withholding tax relates. Therefore, the holder will be entitled to treat the amount withheld as a foreign tax paid in computing a foreign tax credit (or in computing a deduction for foreign income taxes paid, if the holder does not elect to use the foreign tax credit provisions of the Internal Revenue Code of 1986, as amended (the "Code")).

  The Code imposes a number of limitations on the use of foreign tax credits. In general, foreign tax credits are limited to the same proportion of the United States tax against which such credit is taken which the taxpayer's net taxable income from sources outside of the United States ("foreign source income") bears to the taxpayer's entire net taxable income for the taxable year. For this purpose, the taxpayer's interest expenses and certain other expenses are allocated between foreign source and domestic source income based on the tax basis (or value) of the taxpayers foreign assets as compared to the tax basis (or value) of the taxpayer's total assets. The ADSs or Shares will be foreign assets for purposes of allocating interest. Thus, United States holders of ADSs or Shares will allocate more of their total interest expenses to foreign source income than would be the case if they held United States assets instead of the ADSs or Shares. In certain circumstances, this could reduce the United States holder's ability to utilize foreign tax credits. Other limitations on the use of foreign tax credits include the facts that the foreign tax credit limitation described above must be computed separately for specific classes of income, and that foreign tax credits may not reduce alternative minimum tax by more than 90% of what it would be without foreign tax credits.

 Capital Gains and Losses

  Gain or loss recognized by a United States holder on the sale or other disposition of ADSs or Shares will be subject to United States federal income taxation as capital gain or loss in an amount equal to the difference between the holder's basis in the ADSs or Shares and the amount realized upon their disposition. Capital losses are generally deductible only against capital gains and not against ordinary income. The capital gain or loss will be long term, "mid term," or short term depending on whether the holder has held the ADSs or Shares for (i) more than eighteen months (which is subject to a maximum rate of 20% for certain non-corporate taxpayers), (ii) more than one year but not more than eighteen months (which is subject to a maximum rate of 28% for certain non-corporate taxpayers) or (iii) not more than one year (which is subject to a maximum rate of 39.6% for certain non-corporate taxpayers, respectively).

  Capital gain recognized by a United States holder on the sale or other disposition of ADSs or Shares will be United States source gain. Therefore, such gain will not increase the holder's limitation on use of foreign tax credits. The source of a loss attributable to the sale of ADSs or Shares is a subject of debate at the present time. Under current regulations, the United States Internal Revenue Service (the "IRS") will likely take the position that any such loss is to be allocated to the same category of income as the dividends received from the Company. This would generally reduce the holder's ability to use foreign tax credits. Under the Code, the IRS has authority to change or confirm the treatment of losses by regulation. Regulations have been proposed that would continue the current treatment (i.e., presumably allocating such loss to the same category of income as the dividends received from the Company) for United States holders. Therefore, investors are encouraged to consult their tax advisers regarding the proper treatment of such losses.

  Exchanges, deposits and withdrawals of Shares for ADSs or ADSs for Shares by a United States holder will not result in recognition of gain or loss for United States federal income tax purposes.

 Treatment of Instalment Payments

  The following discussion of original issue discount ("OID") and foreign currency gain or loss is based, in part, on Code provisions and U.S. Treasury Department regulations which may be subject to varying interpretations.

  Deduction of Interest. A United States holder's obligation to make the Final Instalment payment will be treated for United States federal income tax purposes as a debt obligation (the "Purchase Obligation"), which will bear OID to the extent that the amount of the Final Instalment exceeds the difference between the fair market value of a Share or ADS at the date of the issuance of the IR or Interim ADR and the amount of the First Instalment, all calculated in NZ dollars.

  A United States holder, whether a cash-basis or accrual-basis taxpayer, will be entitled to deduct as interest expense (subject to the limitations on the deduction of "investment interest" by non-corporate taxpayers) the OID with respect to each Purchase Obligation such United States holder has issued. In the case of a cash-basis United States holder, such OID will be deductible at the time the Final Instalment is paid or, if earlier, upon the sale of an ADS or Share. An accrual-basis United States holder will deduct OID as interest expense as it accrues over the life of the Purchase Obligation. While the matter is not free from doubt, an accrual basis United States holder should be permitted a deduction in respect of such OID on a ratable basis for each day during the taxable year in which such United States holder holds an ADS or Share. The holder might be required, however, to accrue interest expense on a yield-to-maturity basis. Persons considering the purchase, ownership or disposition of ADSs or Shares should consult their tax advisors concerning the accrual of interest expense with respect to a Purchase Obligation.

  In general, deductible OID measured in NZ dollars will be converted into U.S. dollars at the exchange rate prevailing when the OID is deducted. In the case of an accrual-basis taxpayer, OID accrued over the life of the Purchase Obligation in NZ dollars would be converted into U.S. dollars using the "average exchange rate" prevailing during the relevant accrual period or, if the accrual period spans more than one taxable year, the average of the spot NZ dollar/U.S. dollar exchange rate (the "Spot Rate") for each business day during the accrual period (or portion thereof, as discussed in the preceding paragraph) or another average exchange rate for such period reasonably derived and consistently applied by the United States holder. A taxpayer may elect under the spot accrual convention to determine OID using the Spot Rate on the last day of the accrual period (and using, in the case of a partial accrual period, the Spot Rate on the last day of the taxable year). If the last day of the accrual period (or in the case of a partial accrual period, the last day of the taxable year) is within five business days of the accrual payment date, the taxpayer may use the Spot Rate on the payment date. This election to use the spot accrual convention is made by filing a statement with the taxpayer's first return in which the election is effective, clearly indicating that the election has been made. The election once made must be applied consistently to all debt instruments from year to year and may not be changed without the consent of the IRS.

  Unrelated Business Taxable Income. The Purchase Obligation constitutes "acquisition indebtedness" as defined in section 514 of the Code. Accordingly, dividends and gains, if any, on the sale of ADSs or Shares may, in the case of certain United States holders exempt from U.S. federal income tax, e.g., Individual Retirement Accounts, Keogh plans and pension and other employee benefit plans with tax exempt trusts, be taxed, in part, as unrelated business taxable income to the extent the total unrelated business taxable income of the holder for the taxable year exceeds US$1,000. The tax applies to a portion of the dividends received during a taxable year during any part of which the exempt holder was an obligor on the Purchase Obligation and to a portion of the gains on the sale of ADSs or Shares if the exempt holder was an obligor on the Purchase Obligation during any part of the twelve-month period preceding the sale (although such holder would generally be permitted to deduct a portion of the interest expense referred to above and the New Zealand withholding tax on dividends, if any, would generally be creditable against the U.S. tax liability).

  Foreign Currency Gain or Loss. Any foreign currency gain or loss realized in respect of a Purchase Obligation would be recognized as ordinary gain or loss in the earlier of the taxable year of the United States holder in which the Final Instalment is paid or the taxable year of sale of the ADS or Share. Foreign currency gain or loss of a United States holder on the accrual method would be calculated separately in respect of the OID portion (if any) and the principal portion of such instalment payment.

  A United States holder's foreign currency gain or loss in respect of the principal portion of such instalment payment would be based upon the difference, if any, between the U.S. dollar amount of such principal portion as translated at the Spot Rate in effect on the date of payment and the U.S. dollar amount of such principal portion as translated at the Spot Rate in effect on the date of purchase of ADSs or Shares. An accrual basis United States holder's foreign currency gain or loss in respect of any accrued OID portion for such instalment payment would equal the difference between the U.S. dollar amount of such accrued OID as translated at the Spot Rate in effect on the date of payment and the U.S. dollar amount of such accrued OID as described above under "--Deduction of Interest." No foreign exchange or gain or loss is realized with respect to interest expense of a United States holder using the cash method.

  Effect of Purchase Obligations upon Disposition of ADSs or Shares. For purposes of calculating gain or loss on a disposition of ADSs or Shares, a United States holder's tax basis in the ADSs or Shares will include, in addition to the amount paid for the ADSs or Shares, the U.S. dollar equivalent issue price of the Purchase Obligation, based upon the Spot Rate prevailing on the date of purchase. The amount realized on the disposition of ADSs or Shares will include, in addition to the other amounts received, the U.S. dollar equivalent of the amount of any remaining Purchase Obligation assumed by the transferee less the amount of unaccrued OID, if any, in respect of such Purchase Obligation, as based upon the Spot Rate prevailing on such date. Foreign currency gain or loss, if any, would be recognized by reason of the assumption in the manner described above under "--Foreign Currency Gain or Loss" as if the disposing United States holder had made an instalment payment in an amount equal to the amount determined in the immediately preceding sentence.

  The amount realized by a defaulting United States holder on a sale of ADSs or Shares by the Trustee pursuant to the procedure described above under "Description of Instalment Receipts and Trust Deed" or "Description of Interim American Depositary Receipts and American Depository Receipts--Interim ADRs" would include the amount of the sale proceeds used by the Trustee to pay the instalment and any amount paid to the defaulting United States holder. Foreign currency gain or loss, if any, would be recognized upon such default. If the sale proceeds are insufficient to pay in full the instalment payment, under certain circumstances, the amount by which such instalment exceeds the sale proceeds or the fair market value (i.e., if the fair market value of the ADSs or Shares is less than the amount of the defaulted instalment payments) of the ADSs or Shares, as the case may be, may constitute ordinary income.

  Backup Withholding and Information Reporting. In general, information reporting requirements may apply to dividend payments (or other taxable distributions) in respect of ADSs or Shares made within the United States to a non-corporate United States person, and "backup withholding" at the rate of 31% may apply to such payments if the holder or beneficial owner fails to provide an accurate taxpayer identification number in the manner required by United States law and applicable regulations, if there has been notification from the IRS of a failure by the holder or beneficial owner to report all interest or dividends required to be shown on its federal income tax return or, in certain circumstances, if the holder or beneficial owner fails to comply with applicable certification requirements. Certain corporations and persons that are not United States persons may be required to establish their exemption from information reporting and backup withholding by certifying their status on Internal Revenue Service Forms W-8 or W-9.

  Amounts withheld under the backup withholding rules may be credited against a holder's tax liability, and a holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS.

  A United States holder that acquires (directly or indirectly) 5% or more of the Shares (including by holding ADSs) is required to file an information statement with the IRS for the year in which such United States holder's ownership percentage first equals or exceeds 5%. A further information statement must be filed if such holder acquires an additional 5% or more of the Shares, or reduces its ownership to less than 5% of the Shares, and in certain other circumstances.

NEW ZEALAND TAXATION

  As used in this section "--New Zealand Taxation," the term "United States holder" means a beneficial owner of ADSs or Shares that (i) is resident in the United States for tax purposes and is accepted as such by the New Zealand Taxing authorities, (ii) is not also resident in New Zealand for tax purposes and (iii) does not hold ADSs or Shares in connection with any permanent establishment or fixed base in New Zealand.

 Dividends

  Pursuant to the tax treaty between New Zealand and the United States, United States holders will be subject to a maximum New Zealand withholding tax of 15% of the gross amount of all cash dividends paid by the Company.

  New Zealand operates a full "imputation system" of corporate taxation. Under the "imputation system," New Zealand tax paid by the Company gives rise to credits (known as imputation credits) which can be "attached" to its dividends and used by a shareholder which is treated as a resident for New Zealand tax purposes to offset such holder's New Zealand income tax liability on those dividends. A United States holder cannot directly credit these imputation credits against such holder's withholding tax liability. However, the financial impact of the New Zealand withholding tax on cash dividends can be reduced under the New Zealand Foreign Investor Tax Credit ("FITC") regime.

  Under the FITC regime, the Company can obtain a tax credit based on the amount of imputation credits attached to dividends paid to non-New Zealand tax residents. This tax credit reduces the Company's tax liability, providing it with cash to make a "supplementary" dividend distribution to non-New Zealand tax residents which is in addition to the ordinary dividend. Provided that the cash dividend has imputation credits attached at the maximum rate allowed, the overall effect is that a non-New Zealand tax resident generally receives an after New Zealand tax cash dividend equating to the amount that would have been received if the withholding tax had not been imposed. To the extent imputation credits are attached at less than the maximum rate allowed, the level of supplementary dividend is reduced and thus the level of cash dividend is reduced.

  In some cases, certain forms of non-New Zealand sourced income derived by the Company and distributed to United States holders will be subject to total New Zealand tax at an effective rate of 15%.

  Stock dividends (also known as "bonus issues" for New Zealand tax purposes) made by the Company will be categorized under New Zealand tax law as either taxable bonus issues or non-taxable bonus issues. Broadly speaking, taxable bonus issues arise where the Company allows a shareholder to choose between the receipt of cash and the receipt of Shares (where the shareholder takes the Shares) or when the Company issues Shares and elects to treat the issue as a taxable bonus issue. In general, any distribution by the Company on or in respect of its Shares, other than a non-taxable bonus issue, will be considered a dividend for New Zealand tax purposes. Taxable bonus issues are treated as non-cash dividends for New Zealand tax purposes. Taxable bonus issues (as well as most other non-cash dividends) made to a United States holder are not subject to New Zealand withholding tax to the extent that imputation credits are attached at the maximum rate allowable. With respect to any remaining portion, New Zealand withholding tax will be payable by the Company. Non-taxable bonus issues are not treated for New Zealand tax purposes as dividends and the New Zealand withholding tax does not apply to them. The Company does not presently anticipate making any bonus issues.

  Share repurchases and cancellations by the Company are subject to a regime which treats the repurchase or cancellation amount as a dividend to the extent that it exceeds the amount of subscribed capital in the Company. Subscribed capital is essentially the amount paid to the Company in respect of the issue of Shares, less amounts of subscribed capital already returned to shareholders. If the amount paid on cancellation or redemption is less than the amount of the Company's subscribed capital, the payment is generally not treated as a dividend. However, in cases where Shares are repurchased or redeemed other than via a recognized exchange and certain "dividend substitution or threshold" tests are not met, the entire repurchase price will be treated as a dividend. Where the Company repurchases shares via a recognized exchange, generally amounts received by shareholders are not dividends in the shareholders' hands. However, to the extent the payments exceed the available subscribed capital, tax is effectively required to be paid by the Company on that excess amount.

 Capital Gains

  Under the tax treaty between New Zealand and the United States, a United States holder who does not have, and has not had, a permanent establishment or fixed base in New Zealand will not be subject to New Zealand tax on any gain on a sale of ADSs or Shares. However, the convention does not prevent New Zealand from taxing profits on sales of ADSs or Shares held by a United States person where the profits or gains are attributable to a permanent establishment or fixed base available or previously available to such person in New Zealand. Although New Zealand does not have a capital gains tax as such, certain profits on share sales are taxed under New Zealand income tax rules (for example, where shares are acquired for the dominant purpose of resale, or by a securities dealer).

 Instalment Receipts

  The New Zealand tax consequences described above for United States holders of Shares or ADSs will apply to United States holders of IRs or Interim ADRs in respect of the underlying Shares. No New Zealand tax consequences will arise to United States holders from the deferred payment obligations under the IRs.

 Other Tax Matters

  No stamp duty is payable in New Zealand on share transfers and no notice of such transfers need be given by a shareholder to New Zealand fiscal authorities. GST does not apply to share issues or transfers.

  New Zealand gift duty will apply in respect of any gift by a United States holder of ADSs or Shares where that gift and any other gift by the United States holder of property situated in New Zealand within 12 months before or after that first mentioned gift exceed in aggregate value NZ$27,000 (approximately US$15,668). For this purpose, ADSs and Shares are treated as property situated in New Zealand. Certain limited exemptions and reliefs exist. Gift duty applies at 5% on the excess amount of gifts over NZ$27,000 and rises on a graduated scale to a maximum rate of 25% on the excess amount of gifts over NZ$72,000 (approximately US$41,782).

 Imputation Credit Account

  Companies pay New Zealand tax on a provisional basis in three instalments at four month intervals during each income year. They may pay further tax or receive a refund of tax depending on their final tax liability determined in their tax return for that income year. Imputation credits arising from payments of tax are recorded as credits in an account called an imputation credit account at the time the tax is paid.

 Continuity of Ownership Requirement

  The Company must satisfy continuity of ownership requirements to retain its imputation credits. To this end, it must maintain 66% of its ownership on a continuous basis from the date it derives imputation credits (i.e., pays a tax instalment) to the date it attaches the imputation credits to dividends (i.e., the date of the payment of the dividend). Accordingly, imputation credits in the Company's imputation credit account will be lost upon the occurrence of a more than 34% change in its ownership at any time between the derivation of those credits and the attaching of those credits to dividends. See "Risk Factors--Imputation Credits."

  Ownership is measured by reference either to shareholders' voting interests or, in certain circumstances, to both voting interests and the market value of interests held in a company. In some cases, an attribution rule can apply to treat all less-than-10% non-associated shareholders in the Company as a "single notional person." When this attribution rule applies, changes in the individual holding of these shareholders can be disregarded for calculating continuity of ownership.

 Risk of Transactions Other Than in the Ordinary Course of Trading on a Recognized Exchange

  Transactions, other than in the ordinary course of trading on a recognized exchange occurring between the time when the Company derives imputation credits and the payment of dividends give rise to a significant risk that the single notional person attribution rule cannot be relied on. This means that the calculation of continuity for the period between deriving the imputation credits and attaching them to dividends may have to include all changes in ownership, including those among the less-than-10% shareholders. If, since derivation of the imputation credits and before attachment to dividends, changes in the ownership exceeds 34%, those imputation credits will be lost.

 Effect of Transfer on Imputation Credits

  Any transfer of the beneficial interest in the Shares by the Selling Shareholder pursuant to the IRs or Interim ADRs is almost certainly a transaction other than in the ordinary course of trading on a recognized exchange as will be a delivery of Shares upon the exchange of the Exchangeable Notes. If the single notional person attribution rule concession is lost, there is a significant risk that at some point the continuity of ownership requirement will not be satisfied. This is because changes in ownership among the less-than-10% shareholders, when added to all other changes in ownership (including transfers of the beneficial interest in the Shares pursuant to the Global Offering or delivery of Shares upon the exchange of the Exchangeable Notes), may amount to greater than 34%. The possible effects in this case are that:

    (a) All imputation credits accumulated up to the date of the breach which have not already been attached to dividends would be lost and therefore not available to be attached to subsequent dividend distributions.

    (b) If, subsequent to the breach of continuity, imputation credits had been attached to dividends, the Company would be required to remove the resultant debit balance of the imputation credit account by way of a payment of tax to the New Zealand Inland Revenue Department. Depending on the timing of this payment in relation to the year-end for imputation purposes (being March 31 of each year) and the due date for making such payments, various penalties may also be imposed.

    (c) To the extent imputation credits are attached to an early special dividend paid after the imputation credits arise but before continuity is breached,the imputation credits will pass to existing shareholders and thus not be lost when the change in shareholder continuity occurs.

 Other Credits

  Telecom may from time to time have other tax credits that it is able to attach to dividends. Considerations similar to those applying to imputation credits will arise.

                                 UNDERWRITING

  Subject to the terms and conditions of an underwriting agreement (the "International Underwriting Agreement"), the Selling Shareholder has agreed to sell to each of the U.S. Underwriters named below, and each of the U.S. Underwriters, for whom Credit Suisse First Boston Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives, have severally agreed to purchase from the Selling Shareholder the respective number of Shares set forth opposite its name below:

      U.S. UNDERWRITERS                                         NUMBER OF SHARES
      -----------------                                         ----------------
      Credit Suisse First Boston Corporation...................
      Merrill Lynch, Pierce, Fenner & Smith
       Incorporated............................................
      SBC Warburg Dillon Read Inc..............................
                                                                   ----------
          Total................................................    87,400,000
                                                                   ==========

  The U.S. Underwriters may elect to purchase all or a portion of their allotment in the form of ADSs.

  The International Underwriting Agreement provides that the obligations of the U.S. Underwriters are subject to certain conditions precedent and that the U.S. Underwriters will be obligated to purchase all of the Shares offered hereby if any are purchased. The International Underwriting Agreement provides that, in the event of a default by a U.S. Underwriter, in certain circumstances the purchase commitments of nondefaulting U.S. Underwriters may be increased and the amount of Shares offered hereby may be decreased.

  The U.S. Underwriters propose to offer the Shares to the public in the United States and to institutional investors in Canada, in the form of Shares or ADSs, at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such prices less a concession not in
excess of NZ$      per Share or US$      per ADS and the U.S. Underwriters may
allow, and such dealers may reallow, a discount not in excess of NZ$      per
Share or US$      per ADS on sales to certain other dealers. After the Shares and ADSs are released for sale in the Global Offering, the offering price and other selling terms may from time to time be varied by the representatives of the Underwriters.

  The Company and the Selling Shareholder have also entered into an underwriting deed (the "New Zealand and Australian Underwriting Agreement") with the New Zealand Underwriters for whom Credit Suisse First Boston NZ Limited and Merrill Lynch (New Zealand) Limited are acting as representatives providing for the concurrent New Zealand Offering. Subject to the terms and conditions set forth in the New Zealand and Australian Underwriting Agreement, the New Zealand Underwriters have severally agreed to procure subscribers for, or failing which, to subscribe for themselves, that number of Shares, offered for sale in New Zealand, but not paid for immediately prior to the closing of the Global Offering, in aggregate not exceeding the 79,500,000 Shares to be initially offered for sale in New Zealand.

  The Company and the Selling Shareholder have also entered into the New Zealand and Australian Underwriting Agreement with the Australian Underwriters for whom Credit Suisse First Boston Australia Securities Limited and Merrill Lynch International (Australia) Limited are acting as representatives providing for the concurrent Australian Offering. Subject to the terms and conditions set forth in the New Zealand and Australian Underwriting Agreement, the Australian Underwriters have severally agreed to procure subscribers for, or failing which, to subscribe for themselves, that number of Shares offered for sale in Australia, but not paid for immediately prior to the closing of the Global Offering, in aggregate not exceeding the 59,600,000 Shares to be initially offered for sale in Australia.

  The Company and the Selling Shareholder have also entered into the International Underwriting Agreement with the Rest of the World Underwriters for whom Credit Suisse First Boston (Europe) Limited and Merrill Lynch International are acting as representatives providing for the concurrent Rest of the World Offering. Subject to the terms and conditions set forth in the International Underwriting Agreement, the Selling Shareholder has agreed to sell to the Rest of the World Underwriters, and the Rest of the World Underwriters have severally agreed to purchase, 170,846,064 Shares. The Rest of the World Underwriters have also agreed, subject to the terms and conditions set forth in the International Underwriting Agreement, to purchase all of such Shares if any are purchased. The Rest of the World Underwriters may elect to purchase all or a portion of their allotment in the form of ADSs.

  The Selling Shareholder has granted to the International Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to a maximum of 39,734,606 Shares (all or a portion of which the International Underwriters may elect to purchase in the form of ADSs) at the initial public offering price per

Share less the underwriting discount, solely to cover over-allotments, if any. All or some portion of the over-allotment option in either of the U.S. or Rest of the World Offerings may be allocated to cover over-allotments in either of the International Offerings. If the International Underwriters exercise the over-allotment option, the U.S. Underwriters will have severally agreed, subject to the foregoing and certain other conditions, to purchase approximately the same percentages of the over-allotment option that the number of Shares to be purchased by each of them as shown in the foregoing table bears to the aggregate number of Shares in the International Offering.

  The U.S., New Zealand, Australian and Rest of the World Offerings will be conditioned on closing concurrently.

  To provide for the coordination of their activities, the Underwriters have entered into the Agreement among Syndicates that provides, among other things, that sales may be made among the Underwriters of such number of Shares as may be agreed with the Joint Global Coordinators. Thus, the actual number of Shares or ADSs sold in the U.S., New Zealand, Australian and Rest of the World Offerings may be different from the number of Shares or ADSs being underwritten by the U.S., New Zealand, Australian or Rest of the World Underwriters.

  Pursuant to the Agreement among Syndicates, as part of the distribution of the Shares and subject to certain exceptions (a) the U.S. Underwriters will offer and sell Shares and ADSs, directly or indirectly, only to investors in the United States and Canada; (b) the New Zealand Underwriters will procure subscribers for, or failing which, subscribe for themselves, Shares only from investors in New Zealand; (c) the Australian Underwriters will procure subscribers for, or failing which, subscribe for themselves, Shares only from investors in Australia; and (d) the Rest of the World Underwriters will offer and sell Shares and ADSs, directly or indirectly, only to investors outside the United States, Canada, New Zealand and Australia.

  Each of the Company and the Selling Shareholder have agreed not to offer, sell, contract to sell, announce its intention to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Commission a registration statement under the U.S. Securities Act relating to any Shares (other than Shares to be sold in the Global Offering), or securities convertible into or exchangeable or exercisable for any Shares, or deposit any such securities in an American depositary receipt facility, or publicly disclose the intention to make any such offer, sale, pledge, disposal, filing or deposit, in each case without the prior written consent of the Joint Global Coordinators, for a period of 60 days after the date of this Prospectus except, in the case of the Company, issuances of employee stock options or issuances of Shares upon the exercise of employee stock options pursuant to the Company's existing plan and the issuance of additional capital securities which are similar to those currently outstanding.

  The Shares are quoted on the NZSE and the ASX under the symbol "TEL," and the ADSs are listed on the NYSE under the symbol "NZT." Application has been made for the IRs to be approved for official quotation on the NZSE and the ASX, conditional upon the Shares being transferred by the Selling Shareholder to the Trustee. Application has been made to list the Interim ADSs on the NYSE. Application has been made for the IRs and Interim ADSs to be eligible for quotation and trading through SEAQ International.

  Credit Suisse First Boston Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated and their affiliates, on behalf of the Underwriters, may engage in over-allotments, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the Shares or ADSs in the open market after the distribution has been completed in order to cover syndicate short positions. Syndicate short positions may also be covered by exercise of the over-allotment option granted to the International Underwriters as described above. Penalty bids permit the Joint Global Coordinators to reclaim a selling concession from a syndicate member when the Shares or ADSs originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the prices of the Shares or ADSs to be higher than they would otherwise be in the absence of such transactions. These transactions may be effected on the NZSE, ASX, NYSE or SEAQ and, if commenced, may be discontinued at any time.

  Certain of the Underwriters have from time to time performed services for the Company and Ameritech and have banking relationships with the Company and Ameritech in the ordinary course of their business.

  The Selling Shareholder has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the U.S. Securities Act. Ameritech has agreed to guarantee the obligations of the Selling Shareholder under the International Underwriting Agreement and the New Zealand and Australian Underwriting Agreement.

                         NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

  The distribution of the Shares or ADSs in Canada is being made only on a private placement basis exempt from the requirement that the Company and the Selling Shareholder prepare and file a Prospectus with the securities regulatory authorities in each province where trades of Shares or ADSs are effected. Accordingly, any resale of the Shares or ADSs in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Shares or ADSs.

REPRESENTATIONS OF PURCHASERS

  Each purchaser of Shares or ADSs in Canada who receives a purchase confirmation will be deemed to represent to the Company, the Selling Shareholder and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such Shares or ADSs without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent and (iii) such purchaser has reviewed the text above under "--Resale Restrictions."

RIGHTS OF ACTION (ONTARIO PURCHASERS)

  The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by section 32 of the Regulation under the Securities Act (Ontario). As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

  All of the issuer's directors and officers as well as the experts named herein and the Selling Shareholder may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

  A purchaser of Shares or ADSs to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any Shares or ADSs acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from the Company. Only one such report must be filed in respect of Shares or ADSs acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

  Canadian purchasers of Shares or ADSs should consult their own legal and tax advisors with respect to the tax consequence of an investment in the Shares or ADSs in their particular circumstances and with respect to the eligibility of the Shares or ADSs for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

  Certain legal matters involving the Global Offering will be addressed for the Company by Kirkland & Ellis, Chicago, Illinois and Chapman Tripp Sheffield Young, Wellington, New Zealand. The validity of the ADSs will be passed upon for the Underwriters by Shearman & Sterling, New York, New York.

                                    EXPERTS

  The financial statements of the Company as of March 31, 1996 and 1997 and for each of the three years in the period ended March 31, 1997 included or incorporated by reference in this Prospectus have been so included in reliance on the report of Coopers & Lybrand, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                   TELECOM CORPORATION OF NEW ZEALAND LIMITED

                       CONSOLIDATED FINANCIAL STATEMENTS

                                    CONTENTS

                                                                            PAGE
                                                                            ----
AUDITED CONSOLIDATED FINANCIAL STATEMENTS AS OF MARCH 31, 1996 AND 1997
 AND FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED MARCH 31, 1997
   Consolidated Statement of Financial Performance........................  F-3
   Consolidated Statement of Financial Position...........................  F-4
   Consolidated Statement of Movements in Capital Funds...................  F-5
   Consolidated Statement of Cash Flows...................................  F-6
   Notes to the Financial Statements......................................  F-7
   Report of the Auditors.................................................  F-37
UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 1996 AND
 1997 AND FOR THE NINE MONTH PERIODS ENDED DECEMBER 31, 1996 AND 1997
   Consolidated Statement of Financial Performance........................  F-40
   Consolidated Statement of Financial Position...........................  F-41
   Consolidated Statement of Cash Flows...................................  F-42
   Consolidated Statement of Movements in Capital Funds...................  F-43
   Notes to the Financial Statements......................................  F-44

                   AUDITED CONSOLIDATED FINANCIAL STATEMENTS
                       AS OF MARCH 31, 1996 AND 1997 AND
         FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED MARCH 31, 1997

TELECOM CORPORATION OF NEW ZEALAND LIMITED AND SUBSIDIARIES
                      Consolidated Statement Of Financial
                                  Performance

For the years ended 31 March

                                                --------------------------------
(Dollars in millions, except per
share amounts)                         notes  1995     1996     1997     1997
--------------------------------------------------------------------------------
                                               NZ$      NZ$      NZ$      US$
                                                --------------------------------
Operating revenues
 Local service                                 784.2    826.7    829.3    481.2
 National calls                                488.1    542.4    545.3    316.5
 International                                 466.1    469.0    485.0    281.5
 Interconnection                                   *        *     65.7     38.1
 Cellular and other mobile services            228.5    313.3    316.4    183.6
 Enhanced network services                     167.1    227.2    301.6    175.0
 Other operating revenues                 2    549.5    530.0    540.2    313.5
                                                --------------------------------
                                             2,683.5  2,908.6  3,083.5  1,789.4
                                                --------------------------------
Operating expenses                        3
 Net personnel costs                           298.6    317.9    346.9    201.3
 Depreciation                                  490.1    493.7    544.4    315.9
 Cost of sales                                 373.1    394.6    404.6    234.8
 Maintenance                                   163.1    150.7    201.3    116.8
 Other operating expenses                      322.0    337.2    354.9    206.0
 Abnormal costs                           4       --       --    151.5     87.9
                                                --------------------------------
                                             1,646.9  1,694.1  2,003.6  1,162.7
                                                --------------------------------
Surplus from continuing operations           1,036.6  1,214.5  1,079.9    626.7
Investment income                         5     27.9     32.9     27.0     15.6
Interest expense                          5   (131.5)  (125.0)  (126.4)   (73.3)
                                                --------------------------------
Surplus from continuing operations
 before income tax                             933.0  1,122.4    980.5    569.0
Income tax                                6   (308.3)  (376.0)  (311.3)  (180.7)
                                                --------------------------------
Surplus from continuing operations
 after income tax                              624.7    746.4    669.2    388.3
Discontinued operations:                  7
 Loss from operations of Pacific Star
  Group after income tax                        (4.4)   (29.6)   (50.2)   (29.1)
 Provision for loss on disposal of
  Pacific Star Group                              --       --    (37.4)   (21.7)
                                                --------------------------------
                                                (4.4)   (29.6)   (87.6)   (50.8)
                                                --------------------------------
Earnings after income tax                      620.3    716.8    581.6    337.5
Minority interest in profits of
 subsidiaries                                   (0.7)    (0.6)    (0.7)    (0.4)
Share of profits of associate company
 after income tax                                0.6      0.6      0.5      0.3
                                                --------------------------------
NET EARNINGS ATTRIBUTABLE TO
 SHAREHOLDERS                                  620.2    716.8    581.4    337.4
                                                --------------------------------
                                                --------------------------------
EARNINGS PER SHARE FROM CONTINUING
 OPERATIONS                                   $0.331   $0.395   $0.355   $0.206
                                                --------------------------------
                                                --------------------------------
NET EARNINGS PER SHARE                        $0.328   $0.379   $0.308   $0.179
                                                --------------------------------
                                                --------------------------------
Weighted average number of ordinary
 shares outstanding (in millions)            1,889.6  1,889.6  1,887.1  1,887.1
                                                --------------------------------
                                                --------------------------------

*not disclosed due to confidentiality agreements

   The accompanying notes form part of and are to be read in conjunction with these financial statements.

TELECOM CORPORATION OF NEW ZEALAND LIMITED AND SUBSIDIARIES
                      Consolidated Statement Of Financial
                                    Position
As at 31 March

                                                        -----------------
(Dollars in millions)                       notes  1996    1997    1997
-------------------------------------------------------------------------
                                                    NZ$     NZ$     US$
                                                        -----------------
ASSETS
CURRENT ASSETS:
Cash                                                 15.3    13.1     7.6
Short-term investments                        8      27.7    23.2    13.4
Accounts receivable, net of allowance for
 doubtful accounts of $18.3 (1996: $24.7)           355.5   407.9   236.7
Unbilled rentals and tolls                          150.5   145.3    84.3
Inventories                                   9      67.1    66.5    38.6
Prepaid income tax                            6       2.7    17.9    10.4
Prepaid expenses and other                           91.0    87.3    50.7
Net assets of discontinued operations         7      28.1     --      --
                                                        -----------------
TOTAL CURRENT ASSETS                                737.9   761.2   441.7
Future tax benefit                            6       --     23.8    13.8
Investments                                  10      64.2    57.3    33.3
Other assets                                 11      57.1    12.9     7.5
Fixed assets                                 12   3,632.4 3,763.1 2,183.7
                                                        -----------------
TOTAL ASSETS                                      4,491.6 4,618.3 2,680.0
                                                        -----------------
                                                        -----------------
LIABILITIES AND CAPITAL FUNDS
CURRENT LIABILITIES:
Bank overdraft                                        8.1     --      --
Debt due within one year                     14     263.6   524.4   304.3
Amounts payable for share repurchases        16       --    164.4    95.4
Trade accounts payable                              253.5   309.3   179.5
Accrued personnel costs                              72.5    72.7    42.2
Rentals billed in advance                            42.3    47.6    27.6
Accrued interest                                     52.5    51.3    29.8
Other accrued expenses                              103.4   100.7    58.4
Restructuring provision--current             13      17.7    40.8    23.7
Year 2000 provision--current                  4       --     47.9    27.8
Net liabilities of discontinued operations    7       --     27.5    16.0
Provision for dividend                       16     205.0   219.1   127.1
                                                        -----------------
TOTAL CURRENT LIABILITIES                         1,018.6 1,605.7   931.8
Deferred taxation                             6      20.6     --      --
Restructuring provision--non-current         13      16.5    46.8    27.2
Year 2000 provision--non-current              4       --     38.0    22.0
Long-term debt                               15   1,287.5 1,285.2   745.8
                                                        -----------------
TOTAL LIABILITIES                                 2,343.2 2,975.7 1,726.8
                                                        -----------------
Commitments and contingent liabilities      20,21
CAPITAL FUNDS:                               16
Shareholders' funds                               2,146.2 1,640.3   951.9
Minority interest                                     2.2     2.3     1.3
                                                        -----------------
TOTAL CAPITAL FUNDS                               2,148.4 1,642.6   953.2
                                                        -----------------
TOTAL LIABILITIES AND CAPITAL FUNDS               4,491.6 4,618.3 2,680.0
                                                        -----------------
                                                        -----------------

   The accompanying notes form part of and are to be read in conjunction with these financial statements.

On behalf of the Board

PETER SHIRTCLIFFE, Chairman        RODERICK DEANE, Chief Executive and
                                   Managing Director
                                   Wellington, 8 May 1997

TELECOM CORPORATION OF NEW ZEALAND LIMITED AND SUBSIDIARIES
                     Consolidated Statement Of Movements In
                                 Capital Funds
For the years ended 31 March

                                                -------------------------------
(Dollars in millions)                 notes  1995     1996     1997     1997
-------------------------------------------------------------------------------
                                              NZ$      NZ$      NZ$      US$
                                                -------------------------------
Capital funds at the beginning of
 the year                                   2,032.4  2,090.0  2,148.4  1,246.7
Net earnings attributable to
 shareholders                                 620.2    716.8    581.4    337.4
Net foreign currency and minority
 interest movement                              1.7     (2.1)    (0.5)    (0.3)
                                                -------------------------------
                                            2,654.3  2,804.7  2,729.3  1,583.8
Dividends                               16   (596.6)  (726.9)  (830.5)  (481.9)
Tax credit on supplementary
 dividends                              16     29.7     65.4    100.4     58.3
Reduction in deferred compensation              2.6      5.2      --       --
Capital contributed                     16      --       --       0.9      0.5
Share repurchase                        16      --       --    (357.5)  (207.5)
                                                -------------------------------
CAPITAL FUNDS AT THE END OF THE YEAR        2,090.0  2,148.4  1,642.6    953.2
                                                -------------------------------
                                                -------------------------------
Represented by:
Contributed capital                         1,901.6  1,901.6  1,902.5  1,104.0
Foreign currency reserve and
 minority interest                              3.8      1.7      1.2      0.7
Deferred compensation--ESOP                    (5.2)     --       --       --
Retained earnings                             189.8    245.1     96.4     56.0
Share repurchase                                --       --    (357.5)  (207.5)
                                                -------------------------------
                                            2,090.0  2,148.4  1,642.6    953.2
                                                -------------------------------
                                                -------------------------------

   The accompanying notes form part of and are to be read in conjunction with these financial statements.

TELECOM CORPORATION OF NEW ZEALAND LIMITED AND SUBSIDIARIES
                      Consolidated Statement Of Cash Flows
For the years ended 31 March

                                              ----------------------------------
 (Dollars in millions)                     1995      1996      1997     1997
--------------------------------------------------------------------------------
                                           NZ$       NZ$       NZ$       US$
                                              ----------------------------------
 CASH FLOWS FROM OPERATING ACTIVITIES
 Cash was provided from/(applied to):
  Cash received from customers            2,633.6   2,843.4   3,031.9  1,759.4
  Interest income                            17.0      31.7      35.6     20.7
  Payments to suppliers and employees    (1,126.4) (1,184.4) (1,249.1)  (724.9)
  Redundancy and restructuring payments    (141.2)    (34.3)    (14.3)    (8.3)
  Income tax paid                          (223.3)   (275.2)   (268.9)  (156.0)
  Interest paid on debt                    (128.1)   (119.8)   (115.8)   (67.2)
                                              ----------------------------------
 Net cash flows from operating
  activities                              1,031.6   1,261.4   1,419.4    823.7
                                              ----------------------------------
 CASH FLOWS FROM INVESTING ACTIVITIES
 Cash was provided from/(applied to):
  Sale of fixed assets                       39.1      45.5      17.1      9.9
  (Purchase)/sale of investments, net       (17.1)     (1.8)      4.4      2.6
  Purchase of fixed assets                 (405.2)   (558.7)   (683.3)  (396.5)
  Capitalised interest paid                  (2.7)    (15.1)    (14.0)    (8.1)
  Redemption of notes receivable             28.7      75.9      41.2     23.9
  Overdraft acquired with subsidiary         (0.1)      --        --       --
  Net advances to discontinued
   operations                                (8.3)    (50.2)    (32.7)   (19.0)
                                              ----------------------------------
 Net cash flows used in investing
  activities                               (365.6)   (504.4)   (667.3)  (387.2)
                                              ----------------------------------
 CASH FLOWS FROM FINANCING ACTIVITIES
 Cash was provided from/(applied to):
  Proceeds from long-term debt               94.2     349.9      92.1     53.4
  Repayment of long-term debt              (152.0)   (258.7)   (135.3)   (78.5)
  (Repayment of)/proceeds from short-
   term debt, net                           (35.5)      1.8     298.1    173.0
  Capital contributed                         3.1       0.7       0.9      0.5
  Dividends paid to minority interest        (1.0)     (0.3)     (0.2)    (0.1)
  Dividends paid                           (562.0)   (850.2)   (808.7)  (469.3)
  Share repurchase                            --        --     (193.1)  (112.1)
                                              ----------------------------------
 Net cash flows used in financing
  activities                               (653.2)   (756.8)   (746.2)  (433.1)
                                              ----------------------------------
 Net cash flow                               12.8       0.2       5.9      3.4
 Opening cash position (including bank
  overdrafts)                                (5.8)      7.0       7.2      4.2
                                              ----------------------------------
 Closing cash position (including bank
  overdrafts)                                 7.0       7.2      13.1      7.6
                                              ----------------------------------
                                              ----------------------------------
 ..........................SUPPLEMENTARY CASH FLOW DATA..........................
 RECONCILIATION OF NET EARNINGS
  ATTRIBUTABLE TO SHAREHOLDERS TO NET
  CASH FLOWS FROM OPERATING ACTIVITIES
 Net earnings attributable to
  shareholders                              620.2     716.8     581.4    337.4
 Adjustments to reconcile net earnings
  to cash flows from operating
  activities:
  Depreciation                              490.1     493.7     544.4    315.9
  Bad and doubtful accounts                  14.2      24.7      30.7     17.8
  Deferred income tax                        12.7      29.3     (44.4)   (25.8)
  Minority interest                           0.7       0.6       0.7      0.4
  Share of profits of associate
   companies                                 (0.6)     (0.6)     (0.5)    (0.3)
  Other                                       6.4     (12.4)     14.2      8.3
  Discontinued operations                     4.4      29.6      87.6     50.8
 Changes in assets and liabilities net
  of effects of non-cash and investing
  and financing activities:
 Increase in accounts receivable and
  related items                             (77.7)    (70.5)    (82.8)   (48.1)
  (Increase)/decrease in inventories        (20.3)      9.4      (3.2)    (1.9)
  Increase in current taxation               72.3      71.5      86.6     50.3
  (Decrease)/increase in restructuring
   provision                               (141.2)    (34.3)     53.4     31.0
  Increase in Year 2000 provision             --        --       85.9     49.9
  Increase in accounts payable and
   related items                             50.4       3.6      65.4     38.0
                                              ----------------------------------
 Net cash flows from operating
  activities                              1,031.6   1,261.4   1,419.4    823.7
                                              ----------------------------------
                                              ----------------------------------

 ................................................................................
   The accompanying notes form part of and are to be read in conjunction with these financial statements.

                       Notes to the Financial Statements

NOTE 1 STATEMENT OF ACCOUNTING POLICIES

   Accounting Entity

   The financial statements are those of Telecom Corporation of New Zealand Limited (the "Company" or the "Holding Company") and its subsidiaries (the "Telecom Group" or "Telecom").

   Accounting Convention

   The financial statements have been prepared in accordance with the Financial Reporting Act 1993 which requires compliance with accounting practice generally accepted in New Zealand ("NZ GAAP"). These differ in certain significant respects from accounting practice generally accepted in the United States ("US GAAP"). For a description of the significant differences and approximate related effect on these financial statements, see Note 28.

   The financial statements are expressed in New Zealand dollars. The amounts pertaining to the most recent financial period are also expressed in United States ("US") dollars, the latter being presented solely for convenience and translated from New Zealand dollars, as a matter of arithmetical computation only, at a rate on 31 December 1997 of NZ$1.00 to US$0.5803. The US dollar amounts should not be construed as representations that the New Zealand dollars have been, could be, or could in the future be converted into US dollars at this or any other rate. References in these financial statements to "$" and "NZ$" are to New Zealand dollars and references to "US$" are to US dollars.

   Constitution

   The Company was incorporated on 24 February 1987 and, pursuant to the State Owned Enterprises Act 1986, commenced business on 1 April 1987. With effect from 1 April 1987 the Company acquired under a Sale and Purchase Agreement (the "Sale and Purchase Agreement") with the New Zealand Government (the "Government") the telecommunications business of the New Zealand Post Office. On 27 September 1996 the Company re-registered under the Companies Act 1993.

   Nature of Operations

   Telecom provides local, national and international telephone services and a wide range of other telecommunications services, including cellular, enhanced network services, equipment sales and installation services, leased services and directories. In addition, Telecom provides internet and cable television services. Telecom also has offshore investments.

   General Accounting Policies

   The measurement basis adopted in the preparation of these financial statements is historical cost, modified by the revaluation of certain investments.

   Specific Accounting Policies

   Basis of Consolidation

   The consolidated financial statements are prepared from the accounts of the Company and its wholly and majority-owned subsidiaries using the purchase method of consolidation. All significant intercompany accounts and transactions are eliminated on consolidation. Discontinued operations have been reclassified and prior year financial statements restated accordingly.

   Associate companies are reflected in the consolidated financial statements using the equity method whereby Telecom's share of the results of associates is included in consolidated net earnings attributable to shareholders.

   Revenue Recognition

   Billings for telephone services are made on a monthly basis throughout the month. Unbilled revenues from the billing cycle date to the end of each month are recognised as revenue during the month the service is provided. Revenue recognition is deferred in respect of that portion of fixed monthly charges which have been billed in advance.

   Local service revenue consists of business and residential line rentals, local call charges (predominantly paid by business customers), local call interconnection charges, the network value of local payphone calls and the rental of customer premises equipment ("CPE").

   National call revenue includes calls to a location outside the caller's local calling area (including national call interconnection charges and the network value of national payphone calls), calls to the cellular network originating within the fixed line network and operator services charges.

                       Notes to the Financial Statements
continued

NOTE 1 STATEMENT OF ACCOUNTING POLICIES (CONTINUED)

   International revenue includes outgoing international calls made in New Zealand, collect, credit card and "New Zealand Direct" calls to New Zealand, receipts from overseas telecommunications administrations and companies for international calls to New Zealand that use Telecom's facilities and calls from international switched traffic transiting through Telecom's facilities. Revenue is also derived from international leased services and private networks used by New Zealand business customers.

   Cellular and other mobile services revenue comprises access charges and airtime charges for calls originating from Telecom's cellular network (excluding international calls), together with revenue from paging and mobile radio services.

   Enhanced network services revenue includes such products as 0800, 0900, the various smartphone services, Centrex, ISDN and VPN revenues and value added services provided by Netway Communications Limited.

   Other operating revenue consists principally of revenue from publishing of directories, distribution and sale of CPE and mobile equipment and leased services.

   Cash and Cash Equivalents

   For the purpose of the Statements of Cash Flows, cash and cash equivalents are considered to be cash on hand and in banks, net of bank overdrafts. In addition, cash flows from certain items are disclosed net, due to the short-term maturities and volume of transactions involved.

   Accounts Receivable

   Accounts receivable are recorded at expected realisable value after providing for bad and doubtful accounts expected to arise in subsequent accounting periods.

   Bad debts are written off against the provision for doubtful accounts in the period in which it is determined that the debts are uncollectable.

   Inventories

   Inventories principally comprise materials for self-constructed network assets, critical maintenance spares, CPE held for rental or sale and mobile equipment held for sale. They are stated at the lower of cost and net realisable value after due consideration for excess and obsolete items. Cost is determined on a first-in first-out or weighted average cost basis.

   Pay Television Programme Rights

   Programme rights acquired for television and film programme material used for First Media Limited's pay television service are recorded at cost at the date of the commencement of the licence period. They are amortised evenly over the scheduled number of screenings during the licence period or earlier if scheduled screenings are not expected to be utilised.

   Externally compiled television channels contracted for on a fixed annual basis are expensed evenly over the life of the contract.

   Programme rights acquired on a variable per subscriber basis are expensed in the period the variable costs are incurred.

   Investments

   The Company's investments in subsidiaries are stated at the lower of cost and estimated realisable value.

   Investments in associate companies are stated at the Company's share of the fair value of the net tangible assets at acquisition plus the share of post-acquisition increases in reserves.

   Short-term investments are stated at market value with the resulting gains or losses taken to earnings.

   Term investments are valued at the lower of cost and estimated realisable value.

   Where, in the opinion of the Directors, there has been a permanent diminution in the value of investments this is recognised in the current period.

   Fixed Assets

   Fixed assets are valued as follows:

   . The value of fixed assets purchased from the Government was determined on the basis of depreciated replacement cost using estimated remaining lives as at 1 April 1987.

                       Notes to the Financial Statements
continued


NOTE 1 STATEMENT OF ACCOUNTING POLICIES (CONTINUED)

   . Subsequent additions are valued at cost. The cost of additions to plant and equipment constructed by Telecom consists of all appropriate costs of development, construction and installation, comprising material, labour, direct overheads and transport costs.

   . For each fixed asset project having a cost in excess of $100,000 and a construction period of not less than three months, interest costs incurred during the period required to complete and prepare the fixed asset for its intended use are capitalised as part of the total cost.

   Telecommunications equipment includes that part of the network system up to and including the network demarcation point, terminal equipment installed within customers' premises and the cabling and wiring within commercial buildings up to the network demarcation point.

   Direct labour, materials and overhead costs associated with the installation of network services to customers are capitalised. Costs associated with the provision of network services to customers, together with repairs and maintenance of the network (including minor renewals, alterations, and minor value CPE items) are charged to earnings as incurred.

   The initial costs incurred in establishing the feasibility of new computer systems (ie software pre-development activities), together with post-implementation costs incurred in implementing new systems solutions are expensed to earnings.

   Depreciation

   Depreciation is charged on a straight line basis to write down the cost of the fixed assets to their estimated residual value over their estimated economic lives, which are as follows:

   Telecommunications equipment and plant:

     Customer local loop                         5-50 years
     Junctions and trunk transmission systems   10-30 years
     Switching equipment                         5-15 years
     Customer premises equipment                    5 years
     Other network equipment                     5-25 years
    Buildings                                  40-100 years
    Motor vehicles                               4-10 years
    Furniture and fittings                       5-10 years
    Computer equipment                            3-5 years

   Where the remaining useful lives or carrying values have diminished due to technological change or market conditions, depreciation is accelerated or the assets are written down.

   When depreciable assets are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts and any gains or losses on disposal are recognised in earnings.

   Land and capital work in progress are not depreciated.

   Goodwill

   Goodwill represents the excess of purchase consideration over the fair value of net assets acquired at the time of acquisition of a business or shares in a subsidiary or associate. Goodwill is amortised on a systematic basis over the period benefits are expected to arise, which will generally be 10 to 20 years.

   Leased Assets

   Telecom is a lessor of CPE. Such leases are considered operating leases because substantially all the benefits and risks of ownership remain with Telecom. Rental income is taken to revenue on a monthly basis in accordance with the lease term.

   Telecom is a lessee of certain plant, equipment, land and buildings under both operating and finance leases. Lease costs relating to operating leases are charged against earnings as incurred. Finance leases, which effectively transfer to Telecom substantially all the risks and benefits of ownership of the leased assets, are capitalised at the present value of the minimum lease payments and are amortised over the period the entity is expected to benefit from their use.

   Debt

   Debt is stated at face value less unamortised discounts, premiums and prepaid interest. Discounts, premiums and prepaid interest are amortised to interest expense on a yield to maturity basis over the period of the borrowing. Borrowing costs such as origination, commitment and transaction fees are deferred and amortised over the period of the borrowing.

   Compensated Absences

   The liability for employees' compensation for future absences, calculated on an actuarial basis, is accrued in respect of employees' services already rendered and where the obligation relates to rights which may eventually vest.

                       Notes to the Financial Statements
continued


NOTE 1 STATEMENT OF ACCOUNTING POLICIES (CONTINUED)

   Pensions

   Contributions are made into the Government Superannuation Fund (the "Fund") in respect of Telecom employees who are members of the Fund, at a rate specified under the Sale and Purchase Agreement with the Government. Contributions to the Fund are charged against earnings.

   Research and Development Costs

   Research and development costs are charged to earnings as incurred, except where, in the case of development costs, future benefits are expected beyond any reasonable doubt to exceed these costs. Where development costs are deferred they are amortised over future periods on a basis related to the expected future benefit.

   Taxation

   The taxation expense charged to earnings includes both current and deferred tax and is calculated after allowing for permanent differences.

   Deferred taxation calculated using the liability method is accounted for on timing differences between the earnings stated in the financial statements and the assessable income computed for taxation purposes. Deferred taxation is recognised only on those timing differences that are expected to crystallise within the foreseeable future.

   Foreign Currencies

   Transactions denominated in a foreign currency are converted at the exchange rate at the date of the transaction. Foreign currency receivables and payables at balance date are translated at exchange rates current at balance date. Unrealised and realised exchange gains and losses are brought to account in determining the earnings for the year.

   Exchange gains and losses and hedging costs arising on contracts entered into as hedges of firm commitments are deferred until the date of such transactions at which time they are included in the determination of revenue and expenses.

   Where capital project commitments are hedged against foreign currency rate risk, the exchange difference on the hedging transaction up to the date of purchase and all other costs associated with the hedging transaction are capitalised.

   Assets and liabilities of independent overseas subsidiaries are translated at exchange rates existing at balance date and the exchange gain or loss arising on translation is carried directly to a foreign currency translation reserve.

   Financial Instruments

   Telecom has various financial instruments with off-balance sheet risk for the primary purpose of reducing its exposure to fluctuations in foreign currency exchange rates and interest rates. While these financial instruments are subject to risk that market rates may change subsequent to acquisition, such changes would generally be offset by opposite effects on the items being hedged.

   Transactions entered into for hedging purposes are accounted for in a manner consistent with the accounting treatment of the hedged item. Gains and losses on instruments that do not qualify or no longer qualify as hedges are recognised as revenue or expense as they arise.

   Use of Estimates

   The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Earnings Per Share

   Earnings per share are computed by dividing net earnings by the weighted average number of ordinary shares outstanding during each period.

   Reclassifications

   Certain reclassifications of prior years' data have been made to conform to current year classifications.

   Changes in Accounting Policies

   There have been no material changes in accounting policies during the year.

   All significant accounting policies have been applied on a basis consistent with prior years.

                       Notes to the Financial Statements
continued


NOTE  2 OTHER OPERATING REVENUES

   Other operating revenues comprise:

                                                            ----------------
                                 1995    1996    1997
                                               -----------------------------
          (Dollars in millions)  NZ$     NZ$     NZ$
                                               -----------------------------
    Directories                  108.2   119.8   135.6
    Leased services              132.5   133.2   127.7
    Equipment revenue            224.7   202.1   197.9
    Miscellaneous other
     services                     84.1    74.9    79.0
                                                            ----------------
                                 549.5   530.0   540.2
                                                            ----------------
                                                            ----------------

NOTE  3 OPERATING EXPENSES

   Personnel Costs

   Labour costs directly related to the development, construction and installation of plant and equipment and other fixed assets constructed by Telecom are capitalised as part of the cost of such assets. Labour costs directly related to the installation and maintenance of equipment sold or leased to customers are reflected in cost of sales and those directly related to the maintenance of plant and equipment are reflected in maintenance costs.

                                                            ----------------
                                 1995    1996    1997
                                               -----------------------------
          (Dollars in millions)  NZ$     NZ$     NZ$
                                               -----------------------------
    Gross personnel costs        496.1   508.1   521.8
    Labour capitalised           (41.7)  (50.6)  (48.7)
    Other labour recoveries     (155.8) (139.6) (126.2)
                                                            ----------------
    NET PERSONNEL COSTS          298.6   317.9   346.9
                                                            ----------------
                                                            ----------------
   Included in net personnel costs are pension costs of $5 million (1996:
   $5.6 million, 1995: $6.5 million)

   Other Operating Expenses

   Other operating expenses include (NZ$ millions):

    Lease and rental costs        30.0    29.7    31.9
    Research and development
     costs                         4.1     6.3     6.3
    Foreign exchange gains        (0.1)   (5.5)   (0.6)
    Goodwill amortised             2.8     1.3     1.2
    Bad debts written off         11.4    21.9    37.1
    Increase/(decrease) in
     provision for doubtful
     accounts                      2.8     2.8    (6.4)
    Provision for inventory
     obsolescence                  3.6     5.4     3.9
    Donations                        *     0.6     0.3
    Auditors' remuneration:
     Auditing services             1.0     1.1     0.8
     Other services                  *     1.9     2.0
    Directors' fees                0.6     0.6     0.6

   Donations

   In addition to the donations expense, Telecom makes available telecommunications services free of charge or at reduced rates to the community, principally the 111 emergency service, and also provides substantial sponsorship to educational and charitable organisations.

   Comparatives

   As provided for under Financial Reporting Standard No. 9, comparatives are not shown where disclosures are made for the first time (*).

                       Notes to the Financial Statements
continued


NOTE  4 ABNORMAL COSTS


                                1995 1996 1997
          -------------------------------------
          (Dollars in millions) NZ$  NZ$    NZ$
          -------------------------------------
    Restructuring costs          --   --   64.5
    Year 2000 modification
     costs                       --   --   87.0

                                 --   --  151.5



   Restructuring

   A strategic restructuring of the Design, Build and Maintenance division aimed at improving service and reducing operating costs will be implemented over the next three to four years. $1.8 million has been incurred in the period to 31 March 1997.

   In addition, a major project, Performance 2000, was announced in February 1997, aimed at substantially reducing Telecom's operating costs. As at 31 March 1997, restructuring costs, which will provide substantial future benefits to Telecom, have been identified and provided for in the fourth quarter. It is expected that further provisions will be accrued in the following fiscal year as further initiatives are identified.

   Year 2000 Modification

   The majority of computer software worldwide is programmed to process transactions using only two digits for the year of the transaction (e.g. "97" for 1997) rather than four digits. Computer systems which process year 2000 transactions with the year "00" will encounter significant processing inaccuracies and even inoperability. Almost all of the services which Telecom offers its customers are based on technology-driven systems, including the exchanges and other components in Telecom's fixed line, cellular and paging networks. The Year 2000 issue also affects many of Telecom's traditional information technology applications.

   A project to identify business-critical platforms and applications which are not year 2000 compliant and to scope the extent to which they need to be modified was completed in March 1997.

   The cost of making the modifications necessary to maintain existing functionality into the year 2000 and beyond are estimated at $87 million. It is anticipated that the majority of such costs will be incurred during fiscal 1998 and 1999. Costs incurred in 1997 totalled $1.1 million.

NOTE  5 INVESTMENT INCOME/INTEREST EXPENSE

                                                           -------
                                              1995   1996   1997
                                              --------------------
                        (Dollars in millions)  NZ$    NZ$    NZ$
                                              --------------------
    Investment income:
     Government securities                      2.0    6.3    6.5
     Other investments                         25.9   26.6   20.5
                                                           -------
    TOTAL INVESTMENT INCOME                    27.9   32.9   27.0
                                                           -------
                                                           -------
    Interest expense:
     Fixed loans                              109.9  115.1  111.8
     Finance leases                             8.3    8.9    7.4
     Other interest                            16.0   16.1   21.2
                                                           -------
                                              134.2  140.1  140.4
     Less interest capitalised                 (2.7) (15.1) (14.0)
                                                           -------
    TOTAL INTEREST EXPENSE                    131.5  125.0  126.4
                                                           -------
                                                           -------

                       Notes to the Financial Statements
continued

NOTE  6 INCOME TAX

   The income tax expense/(credit) for the year is determined as follows:

                                --------------------
                                1995    1996   1997
          ------------------------------------------
          (Dollars in millions)  NZ$     NZ$    NZ$
          ------------------------------------------
    Surplus from continuing
     operations before income
     tax                        933.0  1,122.4 980.5
                                ====================
    Tax at current rate of
     33%                        307.9    370.4 323.6
    Adjustments to taxation
     for:
     Permanent differences        0.4      5.6 (12.3)
                                --------------------
    TOTAL INCOME TAX EXPENSE    308.3    376.0 311.3
                                ====================
    The income tax expense is
     represented by:
     Current taxation           295.6    346.7 355.7
     Deferred taxation           12.7     29.3 (44.4)
                                --------------------
                                308.3    376.0 311.3
                                ====================
    Deferred income tax
     expense results from the
     following:
     Depreciation                 1.4      3.8   4.0
     Provisions and accruals    (21.3)     9.1  (6.6)
     Restructuring provision     32.6     16.4 (13.5)
     Year 2000 provision           --       -- (28.3)
                                --------------------
                                 12.7     29.3 (44.4)
                                ====================

   The balance sheet provisions are:

          ------------------------------------
                                 1996    1997
          ------------------------------------
          (Dollars in millions)  NZ$     NZ$
          ------------------------------------
    Current taxation:
     Balance at the beginning
      of the year                 (3.7)    2.7
     Total taxation in the
      current year              (346.7) (355.7)
     Tax paid                    275.2   268.9
     Supplementary dividend
      tax credit
      --final 1995                16.5      --
      --previous year fourth
       quarter interim              --    25.8
      --first, second and
       third quarter
       interims                   39.9    74.0
     Other                          --     2.2
     Transfer to deferred
      taxation                    21.5      --
                                --------------
    TAXATION
     (PAYABLE)/PREPAID             2.7    17.9
                                ==============
    Deferred taxation:
     Balance at the beginning
      of the year                 19.5   (20.6)
     Provided in the current
      year                       (29.3)   44.4
     Supplementary dividend
      tax credit
      --final 1995               (16.0)     --
      --previous year fourth
       quarter interim              --   (25.5)
      --current year fourth
       quarter interim            25.5    26.4
     Other                         1.2    (0.9)
     Transfer from current
      taxation                   (21.5)     --
                                --------------
    (DEFERRED
     TAXATION)/FUTURE TAX
     BENEFIT                     (20.6)   23.8
                                ==============
    Deferred taxation
     balances consist of the
     following:
     Depreciation                (65.9)  (69.9)
     Provisions, accruals and
      other                        2.5     8.2
     Year 2000 provision            --    28.3
     Restructuring provision      17.3    30.8
     Fourth quarter
      supplementary dividend
      tax credit                  25.5    26.4
                                --------------
                                (20.6)    23.8
                                ==============

                       Notes to the Financial Statements
continued

NOTE  6 INCOME TAX (CONTINUED)

   A deferred tax asset at 31 March 1996 and 1997 of $3.9 million and $7.8 million respectively in respect of timing differences relating to depreciation on buildings has not been recognised.

   In accordance with the Income Tax Act 1994, Telecom received tax credits from the Inland Revenue Department equivalent to the supplementary dividends for the 1996 fourth quarter and the 1997 first, second and third quarters of $25.8 million, $26 million, $24.1 million and $23.9 million respectively. Included as a deferred tax asset is $26.4 million representing a tax credit due on the payment of the supplementary dividend that will be paid in conjunction with the fourth quarter dividend.

   Discontinued Operations

   The tax effect of losses and outstanding timing differences from discontinued operations not recognised in the deferred taxation balance (based on the Australian corporation tax rate of 36%) amounts to $24.9 million (1996: $13.1 million) and is available to be carried forward and offset against tax payable on any future assessable income within various Pacific Star companies, subject to certain restrictions and Australian taxation authority approval.

NOTE  7 DISCONTINUED OPERATIONS

   Telecom announced on 22 July 1996 that it was reviewing the operations of those of its Australian subsidiaries which currently form the Pacific Star Group ("Pacific Star"). As part of this review, Telecom was seeking suitable buyers for some or all of these businesses. A formal plan of disposal or wind-down of the Pacific Star businesses was approved by the Board.

   Operating losses for 1997 amounted to $50.2 million and further losses expected to arise from the sale or winding down of the businesses (including estimated future operating losses relating to the servicing of contractual obligations to the Queensland and West Australian State Governments to the date of their expiration or transfer) amount to $37.4 million (before and after tax) and have been charged to the result for the fourth quarter.

   Pacific Star's remaining activities consist primarily of providing a range of telecommunications services under its contractual obligations to the Queensland and West Australian State Governments, which expire in August 1997 and February 1998, respectively. The West Australian State Government has the right to renew its contract in August 1997 for a further period of between one and three years commencing at the expiration date of the current contract. This progressive disposal of the business has seen personnel numbers decrease from 578 at 31 March 1996 to 274 at 31 March 1997. Remaining personnel are expected to reduce to approximately 100 by June 1997 and progressively thereafter.

   The losses from operations of Pacific Star are summarised as follows:

                                                           ----------
                                                 1995   1996   1997
                                              -----------------------
                           (Dollars in millions)  NZ$    NZ$    NZ$
                                              -----------------------
     Operating revenues                          148.6  262.2  277.3
                                                           ----------
                                                           ----------
     Loss from operations
     before tax                                   (4.2) (29.6) (50.2)
     Tax                                          (0.2)    --     --
                                                           ----------
     LOSS FROM OPERATIONS
     AFTER TAX                                    (4.4) (29.6) (50.2)
                                                           ----------
                                                           ----------

   Included in the Consolidated Statement of Financial Position are net assets/(liabilities) of Pacific Star represented by:

                                                                   ---
                                                        1996    1997
                                                     -----------------
                                  (Dollars in millions)  NZ$    NZ$
                                                     -----------------
     Current assets                                      82.9   132.8
     Non-current assets                                  40.2      --
     Current liabilities                                (93.5) (160.3)
     Non-current liabilities                             (1.5)     --
                                                                   ---
     NET ASSETS/(LIABILITIES) OF
     DISCONTINUED OPERATIONS                             28.1   (27.5)
                                                                   ---
                                                                   ---

                       Notes to the Financial Statements
continued

NOTE  7 DISCONTINUED OPERATIONS (CONTINUED)

   As at 31 March 1997 current assets comprised cash, accounts receivable, fixed assets held for disposition and other miscellaneous assets after providing for expected write-downs. As at 31 March 1997 current liabilities comprised bank loans, accounts payable and provisions for estimated costs of winding down the businesses, including future operating losses incurred in servicing contracts to their date of expiration or transfer.

NOTE 8 SHORT-TERM INVESTMENTS

                                ---------
                                1996 1997
          --------------------- ---- ----
          (Dollars in millions) NZ$  NZ$
          --------------------- ---- ----
    On call (demand) and
     short-term deposits         2.7  3.5
    Government securities       17.3 11.9
    Other money market
     securities                  7.7  7.8
                                ---------
                                27.7 23.2
                                =========

   As at 31 March 1997, the aggregate amount of cash, bank balances and on call and short-term deposits was $16.6 million (1996: $18 million).

NOTE 9 INVENTORIES

                                ------------
                                1996   1997
          --------------------- -----  -----
          (Dollars in millions)  NZ$    NZ$
          --------------------- -----  -----
    Maintenance materials and
     consumables                  5.1    4.7
    Goods held for resale        25.3   20.6
    Revenue work in progress     12.7   11.3
    Materials for self-
     constructed assets          35.8   42.2
                                ------------
                                 78.9   78.8
    Less provision for
     inventory obsolescence     (11.8) (12.3)
                                ------------
                                 67.1   66.5
                                ============

NOTE  10 INVESTMENTS

                                                            ----------
                                                            1996  1997
                                      --------------------- ----  ----
                                      (Dollars in millions) NZ$   NZ$
                                      --------------------- ----  ----
    Term deposits                                           39.5  34.5
    International telecommunications
     investments                                            22.4  20.4
                                                            ----------
                                                            61.9  54.9
    Associate company (see Note 24):
     Shares                                                  0.6   0.6
     Share of net earnings                                   2.0   2.4
     Dividends received                                     (0.3) (0.6)
                                                            ----------
                                                             2.3   2.4
                                                            ----------
                                                            64.2  57.3
                                                            ==========

                       Notes to the Financial Statements
continued


NOTE  11 OTHER ASSETS

                                                                     -------
                                                               1996   1997
                                                      ----------------------
                                         (Dollars in millions)  NZ$    NZ$
                                                      ----------------------
    Notes receivable                                            99.7   47.2
    Less current portion included in
     prepaid expenses and other current
     assets                                                    (56.1) (47.2)
                                                                     -------
                                                                43.6     --
    Due from Trustee of the executive
     share ownership plan (see Note 17)                          6.2    5.1
    Goodwill                                                     7.2    6.0
    Other                                                        0.1    1.8
                                                                     -------
                                                                57.1   12.9
                                                                     -------
                                                                     -------

   The notes receivable with a face value at 31 March 1997 of $49.9 million, mature within one year. The discount, being the difference between the face value and book value, is amortised to investment income over the life of the notes at an effective yield of 8.29%.

NOTE  12 FIXED ASSETS

                          -----------------------------------------------------------
                              Tele-      Capital                     Other
                          communications work in  Freehold           fixed
                            equipment    progress   land   Buildings assets   TOTAL
                          -----------------------------------------------------------
                          (Dollars in millions)                                NZ$
                          -----------------------------------------------------------
    Cost                      5,767.1     254.9    116.3     503.0    927.3   7,568.6
    Less accumulated
     depreciation            (2,979.1)       --       --    (185.5)  (640.9) (3,805.5)
                          -----------------------------------------------------------
    Net book value at 31
     March 1997               2,788.0     254.9    116.3     317.5    286.4   3,763.1
                          -----------------------------------------------------------
                          -----------------------------------------------------------
    Cost                      5,277.2     271.0    119.8     493.9    772.0   6,933.9
    Less accumulated
     depreciation            (2,613.8)       --       --    (163.2)  (524.5) (3,301.5)
                          -----------------------------------------------------------
    Net book value at 31
     March 1996               2,663.4     271.0    119.8     330.7    247.5   3,632.4
                          -----------------------------------------------------------
                          -----------------------------------------------------------

   Other fixed assets include motor vehicles, furniture and fittings and computer equipment.

   Operating Leases

   Included in telecommunications equipment at 31 March 1997 is equipment (principally CPE) leased to customers under operating leases with a cost of $243.5 million (1996: $240.1 million) together with accumulated deprecation of $227.3 million (1996: $216.6 million).

   Included in buildings at 31 March 1997 are buildings on leasehold land with a cost of $8.6 million (1996: $10.9 million) together with accumulated depreciation of $1.5 million (1996: $1.7 million).

   Finance Leases

   Included in telecommunications equipment at 31 March 1997 are assets capitalised under finance leases with a cost of $317.7 million (1996:
   $317.7 million) together with accumulated depreciation of $165.9 million (1996: $147.5 million).

   Values Ascribed to Land and Buildings

   The values ascribed to land and buildings at the time of the Sale and Purchase Agreement (see Note 1) were based on the latest Government valuations (where available) or independent valuers' reports relating to special purpose buildings.

   Telecom's properties consist primarily of special purpose network buildings and form an integral part of the telecommunications network. The Directors estimate that the fair valuation of land and buildings (excluding properties designated for disposal) is approximately equivalent to their net book value as at 31 March 1997, taking into account their integral value to the network.

   The aggregate Government valuation of land and buildings as at 31 March 1997 was $269.6 million (1996: $264.3 million).

   Included in land and buildings are properties held for sale at their estimated realisable value of $14.1 million (1996: $11.9 million).

                       Notes to the Financial Statements
continued


NOTE 12 FIXED ASSETS (CONTINUED)

   Land Claims

   Under the Treaty of Waitangi Act 1975, all interests in land included in the assets purchased from the Government may be subject to claims to the Waitangi Tribunal, which has the power to recommend in appropriate circumstances, with binding effect, that the land be resumed by the Government in order that it be returned to Maori claimants. In the event that land is resumed by the Government, compensation will be paid to Telecom under the provisions of the Public Works Act 1981. If this is insufficient to cover the loss, certain additional compensation is payable under the provisions of the Sale and Purchase Agreement between the Company and the Government.

   Under the State Owned Enterprises Act 1986, the Governor-General of New Zealand, if satisfied that any land or interest in land held by Telecom is Wahi Tapu (being land of special spiritual, cultural or historical tribal significance), may declare by Order in Council that the land be resumed by the Government, with compensation payable to Telecom under the provisions of the Public Works Act 1981.

   Telecom would expect to negotiate with the new Maori owners for continued occupancy rights of any sites resumed by the Government.

NOTE  13 RESTRUCTURING PROVISION

   A strategic restructuring of Telecom was announced towards the end of the 1993 financial year, aimed at rationalising the company structure, substantially improving service quality and reducing operating costs. It was estimated that the cost of implementing this restructuring, which would take approximately four years, would be $450 million. This was provided for in the fourth quarter earnings of the year ended 31 March 1993 as an abnormal restructuring cost. As at 31 March 1997, the balance of this provision was $24.9 million, the majority of which relates to future lease commitments of surplus leasehold property.

   Following the reorganisation of Telecom's operations into its major business areas of Network, Services and Design, Build and Maintenance with effect from 1 April 1996, a strategic restructuring of the Design, Build and Maintenance division, aimed at improving service and reducing operating costs, was finalised in the fourth quarter of the 1997 financial year. In addition, restructuring costs arising out of the Performance 2000 project, aimed at substantially reducing Telecom's operating costs, had been identified as at 31 March 1997. All of these restructuring costs, amounting to $64.5 million, were provided for in the fourth quarter results, of which $1.8 million had been incurred in the period to 31 March 1997.

NOTE 14 DEBT DUE WITHIN ONE YEAR

          --------------- ---------
                    1996  1997

          (Dollars
             in
          millions)  NZ$   NZ$

    Long-term
     debt
     maturing
     within one
     year (see
     Note 15)       130.1  85.3

    Short-term
     debt:
    Commercial
     paper             -- 376.1
    Promissory
     notes           77.2  25.6
    Other loans      56.3  37.4

                    133.5 439.1

                    263.6 524.4



   Interest rates (excluding the effect of hedging transactions) at 31 March 1997 ranged from 7.12% to 9.80% on commercial paper, 7.65% to 7.68% on promissory notes and 7.47% to 7.55% on other loans.

                       Notes to the Financial Statements
continued


NOTE 14 DEBT DUE WITHIN ONE YEAR (CONTINUED)

   Through the use of interest rate swaps Telecom has effectively fixed the interest rate on $80 million of short-term floating rate debt at 8.3% until April 1997 and $30 million of projected short-term floating rate debt at 8.83% between April 1997 and April 2000. Telecom has also used interest rate options to form an interest rate "collar" whereby interest rates on $100 million of projected short-term floating rate debt are capped at 9.34% with a related floor at 8.38%. The options cover the period to May 1998. (See Note 18).

   Promissory notes are issued under a trust deed between the Company and The New Zealand Guardian Trust Company Limited dated 25 October 1988, pursuant to which the Company and certain of its subsidiaries (the "Guaranteeing Group") have given a negative pledge that while any of the stock issued under that trust deed remains outstanding they will not, subject to certain exceptions, create or permit to exist any charge or lien over any of their respective assets. Each member of the Guaranteeing Group has guaranteed the payment of the promissory notes, including interest.

   Telecom has stand-by credit facilities of $22.5 million with the major New Zealand trading banks and access of up to $216 million of committed short-term funding through offshore facilities. There are no significant commitment fees or material compensating balance requirements associated with these facilities.

   Commercial paper comprises amounts issued under Telecom's US$300 million European Commercial Paper Programme and Telecom's $200 million Asian Commercial Paper Programme. Issues outstanding at 31 March 1997 are denominated in NZ dollars, US dollars and Swiss francs and are stated inclusive of the effect of hedging transactions.

   The underlying foreign currency liability with respect to outstanding paper was US$198.7 million and CHF 39.6 million. Telecom has entered into forward exchange contracts to hedge this short-term debt at rates ranging from US$0.6777 to US$0.7007 and at CHF 0.9975 which are the rates at which they will be settled.


NOTE 15 LONG-TERM DEBT

                    ----------------
                     1996     1997

          (Dollars
             in
          millions)   NZ$      NZ$

    TeleBonds         608.0    597.5
    Eurobonds         621.9    621.9
    Other loans       216.1    175.9

                    1,446.0  1,395.3
    Less
     unamortised
     discount         (28.4)   (24.8)

                    1,417.6  1,370.5
    Less long-
     term debt
     maturing
     within one
     year (see
     Note 14)        (130.1)   (85.3)

                    1,287.5  1,285.2


    Schedule of
     Maturities
    Due 1 to 2
     years
     (*9.14%)          85.9    166.6
    Due 2 to 3
     years
     (*8.59%)         155.7     82.8
    Due 3 to 4
     years
     (*8.18%)          58.8    204.8
    Due 4 to 5
     years
     (*8.06%)         199.9    182.6
    Due over 5
     years
     (*8.03%)         787.2    648.4

    Total due
     after one
     year           1,287.5  1,285.2


   (*weighted average effective interest rate for Telecom Group--includes the effect of hedging transactions, see Note 18)

   TeleBonds

   TCNZ Finance Limited, a subsidiary of the Company, offers bonds ("TeleBonds") to institutional and retail investors. These are issued as income, compounding, or zero coupon bonds and are offered on a continuous basis for a term of from one to twenty years as stipulated by the investor. The interest or discount rate on offer, as the case may be, is generally adjusted relative to Government debt securities and, upon issue of the TeleBonds, is fixed for the period of the investment.

                       Notes to the Financial Statements
continued


NOTE 15 LONG-TERM DEBT (CONTINUED)

   TeleBonds are issued under a trust deed with The New Zealand Guardian Trust Company Limited dated 25 October 1988, whereby the Company and certain of its subsidiaries (the "Guaranteeing Group") have given a negative pledge that while any of the stock issued under that trust deed remains outstanding they will not, subject to certain exceptions, create or permit to exist any charge or lien over any of their respective assets. Each member of the Guaranteeing Group has guaranteed the payment of the TeleBond debt, including interest.

   TeleBonds have interest rates ranging from 5.6% to 13.5% and maturity dates between April 1997 and July 2013.

   Eurobonds

   Eurobonds are issued by TCNZ Finance Limited under a trust deed with The Law Debenture Trust Corporation p.l.c. dated 3 April 1992 and subsequent supplemental trust deeds. The Company, TCNZ Finance Limited and certain other subsidiaries have given a negative pledge and guarantee payment of the Eurobonds and interest thereon.

   Issues to date have been:

                    -----------
                    1996  1997
          ---------------------
          (Dollars
             in
          millions)  NZ$   NZ$
          ---------------------
    10% due 10
     July 1998       67.0  67.0
    9 1/2% due 3
     April 2000      74.6  74.6
    6 1/2% due 29
     September
     2000            69.4  69.4
    6 1/2% due 11
     October 2001   112.5 112.5
    9 1/4% due 1
     July 2002       66.0  66.0
    7 1/2% due 14
     July 2003       82.4  82.4
    6 3/4% due 11
     October 2005   150.0 150.0
                    -----------
                    621.9 621.9
                    ===========

   Eurobonds issues with maturities of 11 October 2001 and 2005 are denominated in US dollars. Cross currency and interest rate swaps have been entered into to manage the currency and interest rate risk exposure. The effective NZ dollar interest rates for these issues are 8.71% and 8.62% respectively. (See Note 18).

   The underlying foreign currency liability with respect to the US$ denominated bonds is US$170 million. This liability is exactly offset by the foreign currency receivable leg of the related cross currency swaps. Both the bonds and the swap receivables are converted at the closing spot rate being US$0.6948 (1996: US$0.6785). The amounts in the table above are the net of the bonds and the swap receivables, therefore the liabilities are stated at the rate they are expected to be settled at, being US$0.6476 (1996:US$0.6476).

   Other Loans

                    ---------------
                    1996  1997
          ---------------------
          (Dollars
             in
          millions)  NZ$   NZ$
          ---------------------
    Other loans
     are
     denominated
     in the
     following
     currencies
     NZ dollars     171.8 138.1
     Japanese yen    44.3  37.8
                    -----------
                    216.1 175.9
                    ===========

   Other loans including finance lease obligations (see below) have interest rates ranging from 1.64% to 7.93% and maturity dates between May 1997 and September 2002.

   Included in investments (see Note 10) are Japanese yen deposits amounting to $34.5 million (1996: $39.5 million) which effectively hedge a substantial proportion of the other loans denominated in Japanese yen as noted above. The deposits have the same maturities as the loans they are hedging and interest rates which range from 3.68% to 4.61%.

   Mandatory Convertible Notes which have been issued by a subsidiary, TCNZ Finance Limited, will be exchanged for fully paid preference shares of $1 each to be issued by another subsidiary, TCNZ Financial Services Limited on 27 March 1999. The net liability to parties external to Telecom at 31 March 1996 and 1997 of $69 million and $47.9 million, respectively, is included in other loans.

                       Notes to the Financial Statements
continued


NOTE 15 LONG-TERM DEBT (CONTINUED)

   Finance Lease Obligations

   Telecom has entered into the sale and leaseback of certain fixed assets. At 31 March 1997 the outstanding lease liabilities (included in other loans) were $128 million (1996: $147.1 million).

NOTE  16 CAPITAL FUNDS

   Kiwi Share

   A special rights convertible preference share (the "Kiwi Share") was created on 11 September 1990 and is registered in the name of, and may only be held by, the Minister of Finance on behalf of the Crown. The consent of the holder of the Kiwi Share is required for the amendment, removal or alteration of the effect of certain provisions of the Company's Constitution which was adopted upon re-registration on 27 September 1996 under the Companies Act 1993.

   The Company's Constitution also contains provisions that require Telecom to observe certain principles relating to the provision of telephone services and their prices.

   The holder of the Kiwi Share is not entitled to vote at any meetings of the Company's shareholders nor participate in the capital or profits of the Company, except for repayment of $1 of capital upon a winding up. The Kiwi Share may be converted to an ordinary share at any time by the holder thereof, at which time all rights and powers attaching to the Kiwi Share will cease to have any application.

   Contributed Capital

   At 1 April 1996 and at the time of adoption of the Company's
   Constitution, the Company had $1,901.6 million contributed capital comprising 1,889.6 million fully paid ordinary shares. Movements during the year were as follows:

                                                     Number
                                                  -------------
    At 1 April 1996                               1,889,600,000
    Issue of new shares upon exercise of options        204,937
    Shares repurchased                              (54,735,582)
                                                  -------------
    At 31 March 1997                              1,835,069,355
                                                  =============

   Each of the ordinary shares confers on the holder the right to vote at any general meeting of the Company except that the Company's Constitution provides for certain restrictions on voting where a holder holds more than 10% of the ordinary shares in breach of shareholding limitations.

   Share Repurchase

   In February 1997, Telecom began a flexible programme of share repurchases subject to the detailed procedures and disclosure requirements of the Companies Act 1993 and the requirements of the New Zealand Stock Exchange.

   The objectives of the repurchase are to reduce Telecom's average cost of capital and further enhance value to shareholders. It is currently the intention of the Company to repurchase shares to a market value of $1 billion over the course of approximately one year, although some flexibility may be required in the timeframe given that such programmes are new to the New Zealand equities market. As at 31 March 1997, 54,735,582 shares have been repurchased at a total cost of $357.5 million, of which $164.4 million was payable at balance date.

   Repurchases on-market require the Company's major shareholders Ameritech Holdings Limited ("Ameritech") and Bell Atlantic Holdings Limited ("Bell Atlantic") to sell down shares to the Company off-market in order to avoid violating Kiwi Share provisions which limit their holdings to a maximum of 24.95% each. Of the 54,735,582 shares, 11,238,191 shares have been repurchased from each of Ameritech and Bell Atlantic at a cost of $72.9 million each.

                       Notes to the Financial Statements
continued


NOTE  16 CAPITAL FUNDS (CONTINUED)

   All shares repurchased from Ameritech and Bell Atlantic are required by the Inland Revenue Department to be held as treasury stock for a minimum of 90 days from the date of purchase at which point it is the Company's intention to cancel these shares.

   Capital Notes

   Subsequent to 31 March 1997, TCNZ Finance Limited ("the Issuer"), Telecom's main financing subsidiary, issued a prospectus for an issue of long-term fixed interest unsecured subordinated capital notes
   ("TeleNotes"). It is Telecom's intention to issue these TeleNotes to finance or refinance funding utilised by Telecom to effect some or all of the $1 billion share repurchase programme.

   The initial issue is for an aggregate principal amount of $275 million and is made in the New Zealand market. The TeleNotes are issued for a fixed term of approximately seven years and with a fixed coupon of 8.5%. Subsequent issues may vary these terms and conditions. At the end of the fixed term, investors are offered the option of continuing to hold the TeleNotes at a new yield and for a term set by the Issuer. In the event that the investors do not accept the new terms of the TeleNotes they may elect to have their notes redeemed. The Issuer can, at its sole discretion, redeem the TeleNotes including any unpaid interest for cash or redeem the TeleNotes including any unpaid interest by subscribing for and procuring the issue of ordinary shares in the Company to the noteholders at a price equivalent to 90% of the average closing price of Telecom shares in the 10 business days preceding the election date.

   Options

   The Company operates an executive share option scheme whereby certain key executives are granted a number of options to purchase ordinary shares in the Company. Each option will convert to one ordinary share on exercise (provision is made for adjustment in certain circumstances). A participant may exercise his or her options (subject to employment conditions) any time during a five year period commencing at least one year from the date on which the options are conferred. New ordinary shares will be issued in accordance with the Constitution upon the exercise of options. The price payable on exercise will be equivalent to the average daily closing price of Telecom shares reported on the New Zealand Stock Exchange for the 10 business days on which shares are traded immediately preceding the date on which options are granted. The options granted are determined by a committee of the Board of Directors pursuant to the executive share option scheme. The disclosure in these financial statements is made pursuant to a waiver from the New Zealand Stock Exchange.

   Information regarding options granted under the executive share option scheme is as follows:

                         Option Price *
                               $        Number of Options
    -------------------  -------------- -----------------
    As at 1 April 1994          --                 --
    Granted                  4.799            615,982
                                            ---------
    As at 31 March 1995      4.799            615,982
    Granted                  5.758            482,871
                                            ---------
    As at 31 March 1996      5.221          1,098,853
    Granted                  6.554            573,802
    Exercised                4.596           (204,937)
                                            ---------
    As at 31 March 1997      5.829          1,467,718
                                            =========
    * Weighted average

                     Options Outstanding       Options Currently Exercisable
               ------------------------------- -------------------------------
                                   Remaining *
      Year       Options   Price *    Life          Shares         Price *
     Granted   Outstanding    $      (Years)     Exercisable          $
   ----------------------------------------------------------------------------
    1994-1995     411,045   4.900      3.6               411,045          4.900
    1995-1996     482,871   5.758      6.2               110,456          5.935
    1996-1997     573,802   6.554      5.3                    --             --
                ---------                        ---------------
                1,467,718                                521,501
                ---------                        ---------------
    *
     Weighted
     average

                       Notes to the Financial Statements
continued


NOTE  16 CAPITAL FUNDS (CONTINUED)

   Dividends

   Dividends declared and provided from the retained earnings of the Company are as follows:

                                                          ------------------------------------
                                                                             1995        1996        1997
                           -------------------------------------------------------------------------------------
                             (Dollars in millions, except per share amounts)  NZ$         NZ$         NZ$
   -------------------------------------------------------------------------------------------------------------
    Interim dividend paid                                                    255.1        --          --
     Supplementary dividend                                                   13.7        --          --
    Final dividend provided                                                  311.8        --          --
     Supplementary dividend                                                   16.0        --          --
    First quarter dividend
     paid                                                                     --         160.7       179.5
     Supplementary dividend                                                   --           8.6        26.0
    Second quarter dividend
     paid                                                                     --         160.7       179.5
     Supplementary dividend                                                   --           8.6        24.1
    Third quarter dividend
     paid                                                                     --         160.6       178.4
     Supplementary dividend                                                   --          22.7        23.9
    Fourth quarter dividend
     provided                                                                 --         179.5       192.7
     Supplementary dividend                                                   --          25.5        26.4
                                                          ------------------------------------
    Total dividend                                                           596.6       726.9       830.5
                                                          ------------------------------------
                                                          ------------------------------------
    Dividends per share
     (excluding
     supplementary
     dividends)                                                               30.0 cents  35.0 cents  39.0 cents
                                                          ------------------------------------
                                                          ------------------------------------

   A fourth quarter supplementary dividend of $26.4 million representing approximately 1.85 cents per share has been provided for and will be paid in conjunction with the fourth quarter dividend to shareholders who are not resident in New Zealand. First, second and third quarter supplementary dividends representing approximately 1.7 cents per share were paid to shareholders who were not resident in New Zealand, for which Telecom received an equivalent tax credit from the Inland Revenue Department.

   The supplementary dividend accrued may differ from the amount actually paid but this has a neutral effect on retained earnings as the adjustment to the supplementary dividend results in a corresponding adjustment to the tax credit. The amount of this adjustment in respect of the 1996 fourth quarter supplementary dividend was $0.3 million (1995 final dividend: $0.5 million).

NOTE  17 EXECUTIVE SHARE OWNERSHIP PLAN

   On 30 July 1991, the Company issued 12 million ordinary shares (approximately 0.5% of the then outstanding share capital) to the Trustee of Telecom's executive share ownership plan (the "Executive Plan") at the initial public offering price of $2 each. Shares granted pursuant to the Executive Plan at no cost to participating employees vested over a three-year period which began in July 1993, based on the achievement of financial performance targets set by the Board of Directors. Further shares granted vested during the year ended 31 March 1994 to a small number of key executives who became entitled to receive shares under the Executive Plan when the price of the Company's shares on the New Zealand Stock Exchange reached certain target levels over a three-year period ended September 1993.

   By an agreement made on and with effect from 4 March 1993, the Trustee of the Executive Plan distributed 700,000 shares (560,000 after the share cancellation), in accordance with the terms of the Executive Plan, to a second Trustee to hold solely for the Chief Executive. The Chief Executive purchased these shares from the second Trustee at the market price as at 4 March 1993 of $2.65 per share ($3.31 adjusted for the effect of the share cancellation). The purchase price is to be paid in January 1998 but there are provisions requiring the Chief Executive to sell back shares in January 1998 at the original sale price if share price targets set out in the agreement are not met. At 31 March 1997, all share price targets had been met and consequently no shares are required to be sold back to the Trustee in accordance with the agreement. The Chief Executive has all the rights of ownership including voting rights during the deferred settlement period except that dividends and other payments on the shares are not received by the Chief Executive but are used to reduce the amount of deferred settlement. The outstanding obligation in respect of this deferred settlement at 31 March 1997 was $1 million and is included within amounts due from the Trustee of the

                       Notes to the Financial Statements
continued


NOTE  17 EXECUTIVE SHARE OWNERSHIP PLAN (CONTINUED)

   Executive Plan (see Note 11). This advance provides an indirect beneficial interest to the Chief Executive, incurs no interest and matures in January 1998. The Trustee holds the shares pending payment by the Chief Executive of the purchase price.

   The Executive Plan trusts are funded by a loan from a Telecom subsidiary at interest rates determined by the lending company. The Executive Plan trusts repay the loan in respect of shares held by the Executive Plan with funds from contributions by Telecom subsidiary companies to the trusts, as well as dividends received on unallocated and unvested shares of the Company held by the trusts.

   Movements in shares issued to the Executive Plan:

                                  ---------------------------------------------------------
                                                         Allocated Unallocated Total shares
                              (No of shares in millions)  shares     shares       issued
                                  ---------------------------------------------------------
    Balance 31 March 1993                                  10.1        1.9         12.0
     Shares vested July 1993                               (4.8)        --         (4.8)
     Shares vested September
      1993                                                 (1.4)        --         (1.4)
     Share cancellation
      March 1994                                           (0.8)      (0.4)        (1.2)
     Transfers                                             (0.3)       0.3          --
                                                   ----------------------------------------
    Balance 31 March 1994                                   2.8        1.8         4.6
     Shares vested July 1994                               (0.9)        --         (0.9)
                                                   ----------------------------------------
    Balance 31 March 1995                                   1.9        1.8         3.7
     Shares vested July 1995                               (0.7)        --         (0.7)
     Transfers                                             (0.1)       0.1          --
                                                   ----------------------------------------
    Balance 31 March 1996                                   1.1        1.9         3.0
     Shares vested July 1996                               (0.5)        --         (0.5)
                                                   ----------------------------------------
    Balance 31 March 1997                                   0.6        1.9         2.5
                                                   ----------------------------------------
                                                   ----------------------------------------

   The balance of allocated shares represents the 560,000 shares held by the Trustee on behalf of the Chief Executive. The balance of unallocated shares represents shares never allocated together with previously allocated shares resettled.

   The shares held by the Executive Plan trusts are administered by a Trustee, pursuant to a Trust Deed dated 30 July 1991. The Trustee, who can be directed by the Company to act on certain limited matters principally related to the allocation of shares, cannot be removed from office by the Company, except in accordance with specified default provisions. Voting rights attaching to the shares held by the Trustee are to be exercised by the Trustee, in the case of a vote on a poll, in the same proportion as all other shares in the Company are voted on any particular resolution and in the case of a vote on a show of hands or by voices, as the Trustee in its discretion thinks fit.

NOTE 18 FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

   Interest Rate and Currency Risk

   Telecom employs the use of derivative financial instruments for the purpose of reducing its exposure to fluctuations in interest rates and foreign exchange rates. Telecom does not currently hold or issue derivative financial instruments for trading purposes. Any fluctuations in the value of these hedging financial instruments are generally offset by the value of the underlying exposures being hedged. Telecom effectively monitors the use of derivative financial instruments through the use of well-defined market and credit risk limits and timely reports to senior management.

   The notional amounts of the derivative financial instruments, with the exception of forward exchange contracts and cross currency interest rate swaps, do not necessarily represent amounts exchanged by the parties, and therefore, are not a direct measure of the exposure of Telecom through its use of derivative financial instruments. The amounts exchanged are calculated on the basis of the notional principal amounts and the other terms of the instruments, which relate to interest rates and exchange rates.

                       Notes to the Financial Statements
continued


NOTE 18 FINANCIAL INSTRUMENTS AND RISK MANAGEMENT (CONTINUED)

   The notional principal or contract amounts outstanding at 31 March 1996 and 1997 are as follows (NZ$ millions):

   -------------------------------------------------------------
                                          1996  1997  Maturities
   -------------------------------------------------------------
    Cross currency interest rate swaps    262.5 262.5 2001-2005
    Interest rate swaps                   105.8 101.6 1997-2001
    Forward exchange contracts
     (hedging firm purchase commitments)  118.2 111.0 1997-1998
    Forward exchange contracts
     (hedging short-term debt)              --  352.6 1997
    Interest rate options                   --  100.0 1997-1998
    Forward rate agreements                 --  164.0 2006

   The majority of Telecom's long-term debt has been, and is currently, subject to fixed interest rates. Telecom uses derivative products such as interest rate swaps, forward rate agreements, interest rate options and futures contracts to reduce the impact of changes in interest rates on its floating rate short-term debt.

   The interest differential exchanged under an interest rate swap is recognised in interest expense over the life of the swap, thereby adjusting the effective interest rate on the underlying debt. For interest rate swaps, cash requirements are limited to interest payable, which was $1.6 million at 31 March 1997 (1996: $0.7 million). Interest rate swaps outstanding at 31 March 1997 are primarily hedging projected short-term floating rate debt. The swaps have the effect of fixing the interest rate on $80 million of short-term floating rate debt at 8.3% until April 1997 and $30 million of projected short-term floating rate debt at 8.83% between April 1997 and April 2000.

   The receipts and payments made under forward rate agreements are amortised to interest expense over the life of the underlying debt. For interest rate options, the premiums paid or received are included in prepaid expenses and other assets and are amortised to interest expense over the life of the underlying debt. Gains or losses realised on the options are recognised as yield adjustments over the life of the underlying debt. Cash requirements for forward rate agreements and interest rate options are limited to net interest payable/receivable on the settlement/expiry date. Cash requirements for interest rate options at date of settlement occur if such options are exercised. The forward rate agreements outstanding at 31 March 1997, which totalled $164 million, were transacted to hedge the issuance yield on part of the projected term debt that Telecom will issue during the next year to fund the share repurchase programme. The outstanding forward rate agreements are based on the November 2006 New Zealand Government bond and have yields ranging from 7.31% to 7.39%. Interest rate options outstanding at 31 March 1997 are primarily hedging projected short-term floating rate debt. The options form an interest rate "collar" whereby interest rates on $100 million of projected short-term floating rate debt are capped at 9.34% with a related floor at 8.38%. The options cover the period to May 1998.

   Futures contracts were not used during the current year.

   The purpose of Telecom's foreign currency hedging activities is to protect it from the risk that the eventual New Zealand dollar net cash flows resulting from purchases from foreign suppliers and foreign currency borrowings and expenditure will be adversely affected by changes in exchange rates. As at 31 March 1997 Telecom's net unhedged foreign exchange position was not significant.

   Telecom uses cross currency interest rate swaps to convert foreign currency borrowings into New Zealand dollar liabilities and to manage interest rate and foreign exchange exposure. Cash requirements for the cross currency interest rate swaps approximate the contract amounts and interest payable of $10.7 million at 31 March 1997 (1996: $10.7 million). Cross currency interest rate swaps outstanding as at 31 March 1997 effectively hedge Eurobond issues denominated in US dollars maturing on 11 October 2001 and 11 October 2005. The swaps fix the effective interest rate on those issues at 8.71% and 8.62% respectively.

                       Notes to the Financial Statements
continued


NOTE 18 FINANCIAL INSTRUMENTS AND RISK MANAGEMENT (CONTINUED)

   Telecom enters into forward exchange contracts to hedge certain firm purchase commitments denominated in foreign currencies (principally US dollars, Australian dollars, British sterling and Japanese yen) and short-term debt denominated in foreign currencies (principally US dollars and Swiss francs). Telecom also purchases currency options to hedge particular anticipated but not yet committed expenditure expected to be denominated in foreign currencies. Cash requirements for forward exchange contracts approximate the contract amount. For currency options, cash requirements (which approximate the contract amount) occur only if such options are exercised. There were no currency options outstanding as at 31 March 1997 or 31 March 1996.

   Unrealised losses on outstanding forward exchange contracts which have been deferred were $4.4 million as at 31 March 1997 (1996: $6 million). These deferred losses primarily relate to the outstanding forward exchange contracts which hedge firm capital project commitments denominated in foreign currencies. The unrealised exchange loss on these contracts as at 31 March 1997 and any additional gain or loss up to the date of purchase will be included in the cost of the project.

   Concentration Of Credit Risk

   In the normal course of its business, Telecom incurs credit risk from accounts receivable and transactions with financial institutions.

   Telecom has a credit policy which is used to manage this exposure to credit risk. As part of this policy, limits on exposures with counterparties have been set and approved by the Board of Directors and are monitored on a regular basis.

   Telecom does not require collateral or other security to support financial instruments with credit risk. While Telecom may be subject to credit losses in the event of non-performance by its counterparties, it does not expect such losses to occur.

   Financial instruments which potentially subject Telecom to concentrations of credit risk consist principally of cash, short-term investments, trade and notes receivable and various off-balance sheet instruments. Telecom places its cash, short-term investments and off-balance sheet hedging instruments with high credit quality financial institutions and sovereign bodies and limits the amount of credit exposure to any one financial institution. Telecom has no concentrations of credit risk in respect of any one financial institution. Concentrations of credit risk with respect to accounts receivable are limited due to the large number of customers included in Telecom's customer base.

   Fair Values of Financial Instruments

   The estimated fair values of Telecom's financial instruments, which may differ from the carrying values, at 31 March 1996 and 1997 are as follows:

                                               --------------------------------------------
                                                          1996                1997
                                               --------------------------------------------
                                                    Carrying    Fair    Carrying    Fair
                                                     value     value     value     value
                                  ---------------------------------------------------------
                              (Dollars in millions)      NZ$       NZ$       NZ$       NZ$
                                  ---------------------------------------------------------
    Applicable financial
     instruments on the
     balance sheet:
     Non-current
      investments--term
      deposits                                          39.5      43.1      34.5      39.1
     Non-current
      investments--other                                24.7      24.7      22.8      22.8
     Notes receivable                                   99.7      98.8      47.2      47.2
     Long-term debt                                 (1,417.6) (1,399.5) (1,370.5) (1,361.9)
    Financial instruments
     with off-balance sheet
     risk:
     Interest rate swaps                                 --        1.7      (0.2)      0.8
     Foreign currency
      forward exchange
      contracts (hedging
      firm purchase
      commitments)                                       1.0      (6.0)      1.9      (4.4)
     Forward rate agreements                             --        --        --        6.5
     Interest rate options                               --        --        --       (0.5)

                       Notes to the Financial Statements
continued

NOTE 18 FINANCIAL INSTRUMENTS AND RISK MANAGEMENT (CONTINUED)

   Telecom anticipates that long-term debt will be held to maturity and, accordingly, settlement at the reported fair value of these financial instruments is unlikely.

   The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

   Cash, Short-Term Investments, Bank Overdraft, Short-Term Debt, Accounts Receivable and Accruals

   The carrying amounts of these balances are equivalent to their fair value and therefore they are excluded from the table shown above.

   Non-Current Investments and Other Assets

   It was not practicable to estimate fair values of other non-current investments as there are no quoted market prices for these or similar investments. Except for investments in associate companies, these investments are carried at original cost and are redeemable for cash at their carrying amount.

   The fair value of notes receivable and term deposits is estimated on the basis of current market interest rates available to Telecom for investments of similar terms and maturities.

   Long-Term Debt

   The fair values of TeleBonds and Eurobonds are estimated on the basis of the quoted market prices of Government debt securities of similar maturities. The fair value of other long-term debt is based on current market interest rates available to Telecom for debt of similar maturities.

   The fair value of long-term debt denominated in foreign currencies is stated inclusive of the effect of hedging transactions.

   Cross Currency Interest Rate Swaps, Interest Rate Swaps, Forward Exchange Contracts, Option Agreements and Forward Rate Agreements

   The fair values are estimated on the basis of the quoted market prices of those instruments.

   The fair values of cross currency interest rate swaps and forward exchange contracts which hedge debt denominated in foreign currency are included in the stated fair value of the underlying debt instruments which they hedge.

NOTE  19 EMPLOYEE BENEFIT PLANS

   Government Superannuation Fund

   Approximately 1,050 Telecom employees formerly employed by the New Zealand Post Office have elected to remain within the Government Superannuation Fund (the "Fund") which provides defined benefits adjusted for inflation. Telecom contributes to the Fund at a fixed rate (being a percentage of members' salaries) specified under the Sale and Purchase Agreement with the Government. In the event that Telecom's contributions are insufficient to fund existing benefits or such benefits as may be defined from time to time by the Government, Telecom shall pay such additional amount as may be required pursuant to Section 95 of the Government Superannuation Fund Act 1956. Under a deed dated 25 May 1990 the Government shall reimburse Telecom the amount contributed in excess of the rate stipulated by the Sale and Purchase Agreement.

   Retirement Savings Plan

   Telecom provides the opportunity for all employees to join a professionally managed retirement savings plan. Telecom's contribution is to meet the initial joining fee and pay the continuing administration, trustee and management costs. These costs are not material to the financial results of Telecom. Telecom has no other liability, contingent or otherwise, in respect of the retirement savings plan or the future benefits due to employees under that plan.

                       Notes to the Financial Statements
continued


NOTE  19 EMPLOYEE BENEFIT PLANS (CONTINUED)

   Participatory Rights of Other Employees

   Telecom has no obligation to provide pension benefits in respect of other present employees who are not members of the Government Superannuation Fund.

   Other Post-Employment and Post-Retirement Benefits

   Post-employment benefits, consisting principally of employee severance payments, are accrued in accordance with existing accounting policies. Telecom does not provide post-retirement benefits other than pensions.

NOTE  20 COMMITMENTS

   Telecom Group

   Operating Leases

   Operating lease commitments are mainly in respect of leases of land, buildings and other telecommunications facilities. Minimum rental commitments for all non-cancellable operating leases (excluding amounts provided for in respect of restructuring) are (NZ$ millions):

                               -------------
                                1996   1997
                               -------------
     Payable within 1 year       38.1   45.6
     Payable within 1-2 years    36.0   43.4
     Payable within 2-3 years    35.4   40.9
     Payable within 3-4 years    35.0   38.2
     Payable within 4-5 years    33.4   33.3
     Payable thereafter         192.0  187.1
                               -------------
                               $369.9 $388.5
                               -------------
                               -------------

   Capital Commitments

   At 31 March 1997 capital expenditure amounting to $73.2 million (1996:
   $65.8 million), principally relating to telecommunications network and international cable assets, had been committed under contractual arrangements, with substantially all payments due within two years.

NOTE 21 CONTINGENT LIABILITIES

   Lawsuits and Other Claims

   In 1995, Clear Communications Limited ("Clear") and BellSouth New Zealand Limited ("BellSouth") commenced proceedings under the Commerce Act 1986 against Telecom and other parties in relation to Telecom's proposed acquisition of an interest in Sky Network Television Limited ("Sky") and in relation to a proposed content agreement between Sky and Telecom. In March 1996, Telecom decided not to pursue that acquisition or the content agreement, although Telecom has proceeded with its cable television service. As a consequence, Telecom agreed with BellSouth terms whereby BellSouth's proceedings were stayed and Telecom applied to have Clear's proceedings struck out or stayed. However, in July 1996 Clear amended its proceedings to include an attack on Telecom's entitlement to offer cable television and Internet services and allegations under the Fair Trading Act 1986. Telecom's application to strike out or stay all of Clear's claims was heard before the New Zealand High Court in December 1996 and the Court reserved its decision.

                       Notes to the Financial Statements
continued


NOTE 21 CONTINGENT LIABILITIES (CONTINUED)

   Additionally, in late 1996 Clear commenced three further sets of proceedings alleging breaches of the Commerce Act 1986 in relation to Telecom's discounting practices, in relation to Telecom's use of information Clear alleges to be confidential to Clear and in relation to alleged unauthorised deactivations of non-code access to Clear. In January 1997, BellSouth issued proceedings paralleling the Clear proceedings which allege breach of the Commerce Act 1986 in relation to Telecom's discounting practices.

   On 27 March 1997, Telstra filed in the Supreme Court of Queensland a statement of claim against two companies within Pacific Star totalling AUD98.6 million, alleging non-payment of outstanding debts for telecommunications services provided by Telstra, together with interest from 27 March 1997 to the date of judgement. Telstra have commenced similar proceedings against other telecommunications service providers in Australia.

   The dispute arises from Telstra's widespread and continuing failure to provide the timely and accurate billing information required by Pacific Star to on-bill its own customers. Pacific Star and Telstra continue to meet in an effort to resolve these differences and reach a negotiated settlement without recourse to litigation. If the matter proceeds to litigation, Pacific Star will vigorously defend the proceedings.

   Various other lawsuits, claims and investigations have been brought or are pending against Telecom.

   The Directors cannot reasonably estimate at this stage the adverse effect (if any) of any of the above proceedings on Telecom's financial position, however, they are currently not expected to have a material adverse effect on Telecom's financial position.

   Land Claims

   As previously stated in Note 12, interests in land included in fixed assets purchased from the Government may be subject to claims to the Waitangi Tribunal or deemed to be Wahi Tapu and, in either case, may be resumed by the Government. Certain claims have been brought or are pending against the Government under the Treaty of Waitangi Act 1975. Some of these claims may affect land transferred to the Company by the Government and/or by the Company to its subsidiary companies. In the event that land is resumed by the Government, there is provision for compensation to Telecom.

   Financial Instruments

   Telecom has given bank guarantees in respect of overseas ventures totalling $10.4 million.

   In addition, there are contingent liabilities in respect of outstanding contracts for the sale and purchase of foreign currencies, forward rate agreements, interest rate options, cross currency interest rate swaps and interest rate swaps. No losses are anticipated in respect of these matters.


NOTE 22 RELATED PARTY TRANSACTIONS

   Transactions with Principal Shareholders

   Since acquiring their interest in Telecom, Ameritech and Bell Atlantic have made their telecommunications expertise available to Telecom through consulting and related services including personnel placements with Telecom. Where charged, these services amounted to approximately $1 million for the year ended 31 March 1997 (1996: $2 million). Telecom has charged Sky Network Television Limited, a company in which Ameritech and Bell Atlantic have a combined 25.05% interest, for telecommunications services, amounting to $5.2 million for the year ended 31 March 1997 (1996: $5.9 million).

                       Notes to the Financial Statements
continued


NOTE 22 RELATED PARTY TRANSACTIONS (CONTINUED)

   In accordance with the share repurchase programme (see Note 16), 11,238,191 shares have been repurchased from each of Ameritech and Bell Atlantic at a cost of $72.9 million each. As at 31 March 1997, $40.9 million was outstanding to each of Ameritech and Bell Atlantic in respect of 6,273,581 shares each repurchased but not yet settled.

   As at 31 March 1997, Telecom has taken up an amount due from Bell Atlantic in respect of Pacific Star Communications Pty Limited, in which Bell Atlantic holds a 49% minority interest. Following the receipt of this payment, Bell Atlantic will have no further financial interest in or obligations in respect of Pacific Star Communications Pty Limited.

   Interest of Directors in Certain Transactions

   Mr David M Richwhite is a Director and Principal of Fay, Richwhite. Subsidiaries of Fay, Richwhite act for Telecom from time to time in connection with funding arrangements and consultancies. The expense for 1997 relating to these activities was $Nil (1996: $0.9 million). In addition, a subsidiary company leases premises pursuant to an agreement to lease dated 15 March 1988, for a term expiring on 31 January 2004, from a company in which Mr Richwhite is a Director and indirectly holds a material equity interest. Rent for each of the years ended 31 March 1996 and 1997 amounted to approximately $3.2 million. These various services have been provided in the ordinary course of business. Mr Richwhite became a Director of the Company on 12 September 1990.

   Mr John King is a partner in the law firm Russell McVeagh McKenzie Bartleet & Co, which has rendered various legal services to Telecom. These services have been provided in the ordinary course of business.

   Certain directors have relevant interests in a number of other companies with which Telecom has transactions in the normal course of business.

NOTE 23 SET-OFFS

   Telecom has agreements with its overseas telecommunications carriers whereby receivable and payable balances with these carriers are subject to the future right of set-off.

   At 31 March 1997, the amount set-off within accounts receivable and trade accounts payable, in accordance with the future right of set-off, was $42.8 million (1996: $39.2 million).

                       Notes to the Financial Statements
continued


NOTE24 SUBSIDIARY AND ASSOCIATE COMPANIES

   At 31 March 1997, the principal operating companies of the Telecom Group and their activities were as follows:

                                                Country of   Percentage      Nature of
                                              Incorporation   Holding       Activities
   ---------------------------------------------------------------------------------------
    Subsidiary Companies
    Telecom New Zealand Limited               New Zealand       100%    Provides local,
                                                                        national and
                                                                        international
                                                                        telecommunications
                                                                        services. Operates
                                                                        and manages the
                                                                        cellular telephone
                                                                        network. Provides
                                                                        cellular mobile
                                                                        telephone,
                                                                        dispatch radio and
                                                                        paging services.
    Telecom Directories Limited               New Zealand       100%    Publishes
                                                                        telephone
                                                                        directories.
    Telecom Business Systems Limited          New Zealand       100%    Supplies and
                                                                        supports complex
                                                                        business CPE.
    Netway Communications Limited             New Zealand       100%    Provides value-
                                                                        added
                                                                        telecommunications
                                                                        services.
    New Zealand Telecommunication Systems     New Zealand        51%    Writes software
     Support Centre Limited                                             and provides
                                                                        related services
                                                                        for NEAX-61
                                                                        exchanges.
    First Media Limited                       New Zealand       100%    Provides cable
                                                                        television
                                                                        services.
    Telecom Corporation of New Zealand        Cayman Islands    100%    A group finance
     (Overseas Finance) Limited                                         company.
    TCNZ (UK) Investments Limited             United Kingdom    100%    A group finance
                                                                        company.
    TCNZ (United Kingdom) Securities Limited  United Kingdom    100%    A group finance
                                                                        company.
    TCNZ Finance Limited                      New Zealand       100%    A group finance
                                                                        company.
    TCNZ Financial Services Limited           New Zealand       100%    A group finance
                                                                        company.
    Telecom Wellington Investments Limited    New Zealand       100%    A group finance
                                                                        company.
    TCNZ Equities Limited                     New Zealand       100%    A group finance
                                                                        company.
    Teleco Insurance (NZ) Limited             New Zealand       100%    A group insurance
                                                                        company.
    Telecom Purchasing Limited                New Zealand       100%    A group purchasing
                                                                        and procurement
                                                                        company.
    Birell Properties Limited                 New Zealand       100%    A group property
                                                                        company
    Pacific Star Communications Pty Limited * Australia          51%    Provides offshore
                                                                        value-added
                                                                        telecommunications
                                                                        services.
    Pacific Star Services Pty Limited *       Australia         100%    Provides offshore
                                                                        value-added
                                                                        telecommunications
                                                                        services.
    Pacific Star Mobile Pty Limited *         Australia         100%    Provides offshore
                                                                        cellular services.
    Digital Video Productions Pty Limited *   Australia         100%    Provides digital
                                                                        media services.
    Associate Company
    Telecom Cook Islands Limited              Cook Islands       40%    Provides
                                                                        telecommunications
                                                                        services in the
                                                                        Cook Islands.

   The financial year end of all subsidiaries is 31 March. The financial year end of the associate company is 30 June.

   * Discontinued operations

                       Notes to the Financial Statements
continued


NOTE  25 SEGMENTAL REPORTING

   Telecom essentially operates as a unitary business, providing an integrated range of telecommunications products and services. Accordingly, Telecom has not, to date, published separately the net operating earnings for the various sources of operating revenues. In each of the last three fiscal years, more than 90% of the Group's total operating revenues, operating earnings and identifiable assets were generated by operations in New Zealand. The majority of the Group's overseas operating revenues, operating earnings and identifiable assets relate to the activities of Pacific Star which have been discontinued (see Note 7).

NOTE  26 IMPUTATION CREDIT ACCOUNT

   Dividends paid by New Zealand resident companies may include imputation credits representing the taxation already paid by the company on the profits distributed. New Zealand resident shareholders may claim a tax credit equal to the value of the imputation credit attached to dividends. Overseas shareholders in general are not entitled to claim the benefit of any imputation credit. Overseas shareholders may benefit from supplementary dividends.

   The movements in the Imputation Credit Accounts are detailed below:

                                                                    -----------
                                                                 1996    1997
                                                     --------------------------
                                          (Dollars in millions)  NZ$     NZ$
                                                     --------------------------
    Balance (credit) at the beginning of
     the year                                                   (140.2)  (76.7)
    New Zealand income tax paid                                 (270.7) (270.8)
    Imputation credits attached to
     dividends received                                           (0.3)   (0.4)
    Imputation credits attached to
     dividends                                                   334.5   252.7
                                                                    -----------
    Balance (credit) at the end of the
     year                                                        (76.7)  (95.2)
    Minority interest                                              0.3     0.5
                                                                    -----------
    Net balance (credit) at the end of
     the year                                                    (76.4)  (94.7)
                                                                    -----------
                                                                    -----------

NOTE  27 QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                                                                           Surplus
                                                                             from
                                                                Surplus   continuing
                                                                  from    operations
                                            Operating Abnormal continuing   before   Discontinued   Net    Earnings
                                            revenues   costs   operations income tax  operations  earnings per share
           ---------------------------------------------------------------------------------------------------------
                  (NZ dollars in millions
                  except per share amounts)
           ---------------------------------------------------------------------------------------------------------
30 June 1996                                   730.7      --      302.9      279.6      (11.5)     177.1     0.094
30 September 1996                              776.7      --      309.6      284.2      (11.0)     183.8     0.097
31 December 1996                               780.7     0.9      298.5      271.4      (17.3)     167.2     0.088
31 March 1997                                  795.4   150.6      168.9      145.3      (47.8)      53.3     0.029
                          ----------------------------------------------------------------------------------------
Year ended 31 March 1997                     3,083.5   151.5    1,079.9      980.5      (87.6)     581.4     0.308
                          ----------------------------------------------------------------------------------------
                          ----------------------------------------------------------------------------------------
Quarter ended:
30 June 1995                                   685.4      --      266.9      241.1       (3.6)     159.3     0.084
30 September 1995                              731.8      --      299.1      273.9       (4.7)     178.7     0.095
31 December 1995                               733.4      --      307.1      283.4       (3.3)     182.2     0.096
31 March 1996                                  758.0      --      341.4      324.0      (18.0)     196.6     0.104
                          ----------------------------------------------------------------------------------------
Year ended 31 March 1996                     2,908.6      --    1,214.5    1,122.4      (29.6)     716.8     0.379
                          ----------------------------------------------------------------------------------------
                          ----------------------------------------------------------------------------------------

                       Notes to the Financial Statements
continued


NOTE 28 SIGNIFICANT DIFFERENCES BETWEEN NEW ZEALAND AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRACTICE

   The consolidated financial statements are prepared in accordance with generally accepted accounting practice ("GAAP") applicable in New Zealand ("NZ") which differs in certain significant respects from that applicable in the United States ("US"). These differences and the approximate effect of the adjustments necessary to restate earnings and capital funds are detailed below.

   EFFECT ON NET EARNINGS OF DIFFERENCES BETWEEN NZ GAAP AND US GAAP

                                -------------------------
                                 1995     1996     1997
          --------------------- -------  -------  -------
          (Dollars in millions,
          except per share
          amounts)                NZ$      NZ$      NZ$
          --------------------- -------  -------  -------
    Net surplus from
     continuing operations in
     accordance with NZ GAAP      624.7    746.4    669.2
    Approximate US GAAP
     adjustments:
     Capitalisation of
      interest costs, net of
      depreciation (b)             (1.1)      --       --
     Depreciation of interest
      costs capitalised in
      prior years (b)                --    (11.5)    (9.3)
     Termination of interest
      rate swap (c)                (6.8)    (5.7)    (0.3)
     Accrual for compensated
      absences (d)                  2.3     16.6       --
     Deferred taxation (e)          1.8      0.3    (45.9)
     Executive share
      ownership plan (h)           (2.9)    (1.5)     0.3
     Provision for
      restructuring (i)              --       --     62.7
     Provision for Year 2000
      (j)                            --       --     85.9
                                -------  -------  -------
    Approximate net surplus
     from continuing
     operations in accordance
     with US GAAP                 618.0    744.6    762.6
    Discontinued operations        (4.4)   (29.6)   (87.6)
                                -------  -------  -------
    Approximate net earnings
     in accordance with US
     GAAP                         613.6    715.0    675.0
                                =======  =======  =======
    Approximate earnings per
     share from continuing
     operations in accordance
     with US GAAP               $ 0.327  $ 0.394  $ 0.404
                                =======  =======  =======
    Approximate earnings per
     share from discontinued
     operations in accordance
     with US GAAP               $(0.002) $(0.016) $(0.046)
                                =======  =======  =======
    Approximate net earnings
     per share in accordance
     with US GAAP               $ 0.325  $ 0.378  $ 0.358
                                =======  =======  =======
    Weighted average number
     of ordinary shares
     outstanding in
     accordance with US GAAP
     (in millions)                1,889    1,889    1,887
                                =======  =======  =======

   CUMULATIVE EFFECT ON CAPITAL FUNDS OF DIFFERENCES BETWEEN NZ GAAP AND US
   GAAP

                        -------------------------
                         1995     1996     1997
           --------------------  -------  -------
           (Dollars in
           millions)      NZ$      NZ$      NZ$
           --------------------  -------  -------
    Capital funds in
     accordance with NZ
     GAAP               2,090.0  2,148.4  1,642.6
    Capitalisation of
     interest costs,
     net of accumulated
     depreciation (b)      79.4     67.9     58.6
    Termination of
     interest rate swap
     (c)                    6.0      0.3       --
    Accrual for
     compensated
     absences (d)         (16.6)      --       --
    Deferred taxation
     (e)                  (28.4)   (28.1)   (74.0)
    Executive share
     ownership plan (h)    (8.3)    (9.9)    (5.5)
    Provision for
     restructuring (i)       --       --     62.7
    Provision for Year
     2000 (j)                --       --     85.9
    Provision for
     dividend (f)         311.8    179.5    192.7
                        -------  -------  -------
    Approximate capital
     funds in
     accordance with US
     GAAP               2,433.9  2,358.1  1,963.0
                        =======  =======  =======

                       Notes to the Financial Statements
continued

NOTE 28 SIGNIFICANT DIFFERENCES BETWEEN NEW ZEALAND AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRACTICE (CONTINUED)

   (a) Acquisition of the Telecommunications Business of the New Zealand Post Office

   The telecommunications business of the New Zealand Post Office was acquired by Telecom with effect from 1 April 1987 pursuant to the Sale and Purchase Agreement with the Government. Under NZ GAAP, the net assets acquired were recorded by Telecom at the amounts contained within the Sale and Purchase Agreement which were considered to be fair values. Since both the New Zealand Post Office and Telecom were under the common control of the Government at 1 April 1987, US GAAP would require Telecom to record the net assets acquired at the historical book values recorded by the New Zealand Post Office.

   Prior to 1 April 1987, the New Zealand Post Office operated three principal lines of business, namely banking, postal and telecommunications. It did not maintain a separate fixed asset register nor separate historical cost records of all fixed asset additions in respect of the telecommunications division. Accordingly, the difference arising as a result of ascribing fair values to fixed assets at 1 April 1987 as required under NZ GAAP rather than historical cost as required under US GAAP cannot be quantified and consequently is not included as a reconciling item in this note. If historical cost records had been maintained, the effect of this difference may have impacted capital funds by the difference between the fair value ascribed to fixed assets and their historical cost. In addition, earnings may have been affected by a difference in the depreciation charge.

   Although both Telecom and the New Zealand Post Office were under the common control of the Government, the Directors of Telecom are satisfied that appropriate fair values have been assigned in respect of the acquisition of the telecommunications business (based on the negotiations which occurred to establish the value of the business contained in the Sale and Purchase Agreement) and that fixed assets acquired have been appropriately valued on the basis set out in the accounting policies.

   (b)Capitalisation of Interest Costs Relating to the Construction of Property, Plant and Equipment

   Prior to 1 April 1989, Telecom did not capitalise interest costs incurred in connection with the financing of expenditures for the construction of telecommunications equipment and other fixed assets. In the year ended 31 March 1990, Telecom changed that policy such that, for each fixed asset project having a cost in excess of $10 million and a construction period of not less than 12 months, interest costs incurred during the period that is required to complete and prepare the fixed asset for its intended use are capitalised as part of the total cost. In the year ended 31 March 1996, Telecom changed that policy further such that, for each fixed asset project having a cost in excess of $100,000 and a construction period of not less than three months, interest costs incurred during the period that is required to complete and prepare the fixed asset for its intended use are capitalised as part of the total cost.

   Under US GAAP, interest costs incurred in connection with the financing of all expenditure for the construction of fixed assets are required to be capitalised during the period required to prepare the fixed asset for its intended use. For the purpose of compliance with US GAAP, the estimated amount of interest that would have been capitalised on construction costs incurred on capital projects not already capitalised in accordance with Telecom's accounting policy has been determined and depreciated over the lives of the related assets. As a result of the most recent change in accounting policy which brings NZ GAAP accounting treatment in respect of capitalised interest into alignment with US GAAP in all material respects, the ongoing reconciling difference within net earnings will comprise the depreciation charge on interest not capitalised under NZ GAAP prior to 1 April 1995.

   (c)Termination of Interest Rate Swap

   In accordance with NZ GAAP, costs incurred in terminating debt and hedging instruments are taken to earnings when these costs are incurred. For the purpose of compliance with US GAAP, the costs of interest rate swaps terminated during 1994 have been deferred and amortised over the original remaining life of the terminated swap.

                       Notes to the Financial Statements
continued

NOTE 28 SIGNIFICANT DIFFERENCES BETWEEN NEW ZEALAND AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRACTICE (CONTINUED)

   (d)Compensated Absences

   Prior to 1 April 1995, Telecom recognised a liability for compensation for future absences where the obligation related to rights which had already vested. In the year ended 31 March 1996, Telecom changed that policy whereby a liability was recognised in respect of the total estimated liability for compensated absences which relate to rights which may eventually vest. Since this is in accordance with US GAAP there is no longer a reconciling item.

   (e)Deferred Taxation

   Under NZ GAAP Telecom uses the partial liability method to account for taxation whereby all items expected to reverse in the foreseeable future are recognised, whereas under US GAAP the comprehensive liability method is used.

   The components of the US GAAP net deferred tax liability at 31 March 1996 and 31 March 1997, amounting to $48.7 million and $50.2 million respectively, are as follows:

                                 Deferred       Deferred
                                 tax asset    tax liability
                                ------------  --------------
                                1996   1997    1996    1997
          --------------------- -----  -----  ------  ------
          (Dollars in millions)  NZ$    NZ$    NZ$     NZ$
          --------------------- -----  -----  ------  ------
    Depreciation                 19.3   19.6  (103.7) (101.0)
    Restructuring provision      22.0   10.1      --      --
    Provisions, accruals and
     other                       37.7   60.6   (45.6)  (58.1)
    Valuation allowance          (3.9)  (7.8)     --      --
    Fourth quarter
     supplementary dividend
     tax credit                  25.5   26.4      --      --
                   ---          -----  -----  ------  ------
                                100.6  108.9  (149.3) (159.1)
                   ---          =====  =====  ======  ======

   Included in the net deferred tax liability at 31 March 1997 of $50.2 million is a net current asset of $74.2 million and a net non-current liability of $124.4 million. The net deferred tax liability includes $12.7 million payable in a foreign jurisdiction. The net deferred tax liability at 31 March 1996 of $48.7 million includes a net current asset of $53.1 million and a net non-current liability of $101.8 million.

   (f)Provision for Dividend

   Under NZ GAAP, dividends provided by the Board of Directors after the end of an accounting period, but in respect of that period, are deducted in arriving at retained earnings at the end of that accounting period. Under US GAAP, such dividends are provided in the period in which they are declared by the Board of Directors. The fourth quarter dividend included for the purpose of the US GAAP reconciliation is net of the effect of the supplementary dividend and associated tax credit.

   (g)Statement of Cash Flows

   Under both NZ GAAP and US GAAP, a Statement of Cash Flows, which discloses cash flows from operating, investing and financing activities, is required to be presented. Under US GAAP, bank overdrafts would be reclassified as a financing activity rather than a component of cash position. Accordingly, the closing cash position under US GAAP at 31 March 1995, 1996 and 1997 would be $10.5 million, $15.3 million and $13.1 million respectively.

   (h)Executive Share Ownership Plan

   Under NZ GAAP, compensation expense relating to the Executive Plan is recognised systematically over the life of the plan based on the actual cost of the shares of $2 each. Under US GAAP, the Executive Plan would be treated as a variable stock award plan and, as such, the compensation expense recognised over the life of the plan would be adjusted in each accounting period for changes in the quoted market price of the Company's shares. Additionally, under US GAAP, the shares issued under

                       Notes to the Financial Statements
continued

NOTE 28 SIGNIFICANT DIFFERENCES BETWEEN NEW ZEALAND AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRACTICE (CONTINUED)

   the plan would not be recognised as share capital until they vest and would not all be recognised as outstanding for the purpose of determining the weighted average number of shares for earnings per share calculations. At 31 March 1997, 8.9 million shares had vested in accordance with the Executive Plan.

   Reconciliation of cumulative effect of the Executive Plan on capital funds:

                                1996  1997
          --------------------- ----  ----
          (Dollars in millions) NZ$   NZ$
          --------------------- ----  ----
    Opening Balance             (8.3) (9.9)
    NZ GAAP compensation
     expense                     0.8    --
    US GAAP additional
     compensation expense       (1.5)  0.3
    Shares vested, net           3.1   3.3
    Treasury stock              (4.0)   --
    Dividends paid on
     treasury stock               --   0.8
                   ---          ----  ----
                                (9.9) (5.5)
                   ---          ====  ====

   Treasury stock represents shares issued to the Executive Plan which remain unallocated and have been recognised in capital funds under NZ GAAP but which have not been included in capital funds for US GAAP purposes.

   (i)Provision for Restructuring

   Under US GAAP, provisions for restructuring may only be accrued where a detailed announcement describing the restructuring has been made prior to balance date.

   (j)Provision for Year 2000

   Under US GAAP, the costs relating to Year 2000 modifications should be expensed as incurred. Consequently, the accrual of such costs is not permitted.

   (k)Research and Development Expenditure

   Under NZ GAAP, research and development costs are charged to expense as incurred except, where, in the case of development costs, future benefits are expected beyond any reasonable doubt to exceed these costs. Where development costs are deferred, they are amortised over future periods on a basis related to future benefit. For the purpose of compliance with US GAAP, all research and development costs have been expensed as incurred. As at 31 March 1997, there was no significant amount of deferred development costs.

   (l)Investments

   Telecom records short-term investments at market values (where available) with the resulting gains or losses taken to earnings. Term investments are recorded at the lower of cost and net realisable value. Following the adoption of FAS 115 ("Accounting for Certain Investments in Debt and Equity Securities"), there is no significant difference between NZ and US GAAP for the years ended 31 March 1996 and 31 March 1997.

   (m)Share Repurchase

   Under US GAAP, the share repurchase would have been accounted for differently such that the amount of the share repurchase would have been allocated amongst individual components of shareholders' funds.

   (n)Share Options

   During 1995, the Financial Accounting Standards Board issued SFAS 123 "Accounting for Stock-Based Compensation."

                       Notes to the Financial Statements
continued

NOTE 28 SIGNIFICANT DIFFERENCES BETWEEN NEW ZEALAND AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED)

   This pronouncement requires that Telecom calculate the value of stock options at the date of grant using an option pricing model. Telecom has elected the "pro-forma disclosure only" option permitted under SFAS 123 instead of recording a charge to operations, as shown below:

                                                               -----------
                                                               1996  1997
                        -------------------------------------- ----- -----
                        (Dollars in millions, except per share
                        amounts)                                NZ$   NZ$
   -----------------------------------------------------------------------
    Net earnings        As reported                            716.8 581.4
                        Pro-forma                              716.6 580.8
    Earnings per share  As reported                            0.379 0.308
                        Pro-forma                              0.379 0.308
   -----------------------------------------------------------------------

   Because the SFAS 123 method of accounting has not been applied to options granted prior to 1 January 1995, the resulting pro-forma compensation cost may not be representative of that to be expected in future years.

   Telecom has determined the pro-forma amounts using the Black-Scholes option pricing model based on the following weighted average assumptions:

                                     ------------
                                     1996   1997
   -----------------------------------------------
    Risk-free interest rate            8.0%   8.2%
    Expected dividend yield            5.6%   6.0%
    Expected option life (in years)    8.0    6.0
    Expected stock price volatility   21.0%  16.0%
    Expected forfeiture rate             0%     0%
   -----------------------------------------------

                                      LOGO

Report to the Shareholders of Telecom Corporation of New Zealand Limited
 ................................................................................

We have audited the financial statements on pages F-3 to F-31. The financial statements provide information about the past financial performance and financial position of the Telecom Group as at 31 March 1997 and 1996. This information is stated in accordance with the accounting policies set out on pages F-7 to F-10.

DIRECTORS' RESPONSIBILITIES

The Company's Directors are responsible for the preparation of the financial statements which give a true and fair view of the financial position of the Telecom Group as at 31 March 1997 and 1996 and the results of operations and cash flows for each of the three years in the period ended 31 March 1997.

AUDITORS' RESPONSIBILITIES

It is our responsibility to express an independent opinion on the financial statements presented by the Directors and report our opinion to you.

BASIS OF OPINION

An audit includes examining, on a test basis, evidence relevant to the amounts and disclosures in the financial statements. It also includes assessing:

 . the significant estimates and judgments made by the Directors in the preparation of the financial statements; and

 . whether the accounting policies are appropriate to the Telecom Group circumstances, consistently applied and adequately disclosed.

We conducted our audit in accordance with generally accepted auditing standards in New Zealand. We planned and performed our audit so as to obtain all the information and explanations which we considered necessary to provide us with sufficient evidence to give reasonable assurance that the financial statements are free from material misstatements, whether caused by error or fraud. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the financial statements.

Our firm carries out other assignments on behalf of the Telecom Group in the area of taxation compliance, accounting policy advice, special consultancy assignments and advice on the implementation of information systems.

UNQUALIFIED OPINION

We have obtained all the information and explanations we have required.

In our opinion:

 . proper accounting records have been kept by the Telecom Group as far as appears from our examination of those records; and

 . the financial statements on pages F-3 to F-31 expressed in New Zealand dollars:

  --comply with generally accepted accounting practice; and

  --give a true and fair view of the financial position of the Telecom Group as at 31 March 1997 and 1996 and the results of its operations and cash flows for each of the three years in the period ended 31 March 1997.

  COOPERS & LYBRAND IS A MEMBER OF COOPERS & LYBRAND INTERNATIONAL, A LIMITED
               LIABILITY ASSOCIATION INCORPORATED IN SWITZERLAND

We have also audited Note 28 to the financial statements set out on pages F-32 to F-36, which details the significant differences between New Zealand and United States generally accepted accounting practice as they would apply to the financial statements. In our opinion, the application of United States generally accepted accounting practice would have affected the determination of net earnings for each of the three years in the period ended 31 March 1997 and capital funds as at 31 March 1997 and 1996 to the extent estimated in Note 28 to the financial statements, except that as described in Note 28, the fixed assets acquired pursuant to the acquisition of the telecommunications business from the New Zealand Post Office as of 1 April 1987 have been recorded at fair values in accordance with accounting practice generally accepted in New Zealand rather than at historical cost which is required by generally accepted accounting practice in the United States. The Company has not been able to quantify the effect of the difference in accounting treatment because prior to 1 April 1987 the New Zealand Post Office did not maintain separate historical cost records of fixed assets in respect of the telecommunications business.

Our audit was completed on 8 May 1997 and our unqualified opinion is expressed as at that date.

/s/ Coopers & Lybrand
Chartered Accountants
Wellington, New Zealand

                  UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                      AS OF DECEMBER 31, 1996 AND 1997 AND
          FOR THE NINE MONTH PERIODS ENDED DECEMBER 31, 1996 AND 1997

TELECOM CORPORATION OF NEW ZEALAND LIMITED AND SUBSIDIARIES

                Consolidated Statement of Financial Performance
For the nine months ended 31 December (Unaudited)

                                           Year ended    Nine months ended
                                            31 March        31 December
                                           ---------- -------------------------
(Dollars in millions, except per
share amounts)                       notes    1997     1996     1997     1997
--------------------------------------------------------------------------------
                                              NZ$       NZ$      NZ$      US$
                                           ---------- -------  -------  -------
Operating revenues
 Local service                                829.3     621.4    642.1    372.6
 National calls                               545.3     412.1    451.8    262.2
 International                                485.0     366.6    379.2    220.0
 Interconnection                               65.7      51.3     51.6     29.9
 Cellular and other mobile services           316.4     236.4    312.1    181.1
 Enhanced network services                    301.6     220.1    274.3    159.2
 Other operating revenues                     540.2     380.2    412.2    239.3
                                            -------   -------  -------  -------
                                            3,083.5   2,288.1  2,523.3  1,464.3
                                            -------   -------  -------  -------
Operating expenses
 Net personnel costs                          346.9     264.0    290.2    168.4
 Depreciation                                 544.4     395.1    422.3    245.1
 Cost of sales                                404.6     304.1    383.9    222.8
 Maintenance                                  201.3     153.3    136.9     79.4
 Other operating expenses               2     354.9     259.7    285.5    165.7
 Abnormal costs                         3     151.5       0.9       --       --
                                            -------   -------  -------  -------
                                            2,003.6   1,377.1  1,518.8    881.4
                                            -------   -------  -------  -------
Surplus from continuing operations          1,079.9     911.0  1,004.5    582.9
Investment income                              27.0      17.8     15.7      9.1
Interest expense                             (126.4)    (93.6)  (114.5)   (66.4)
                                            -------   -------  -------  -------
Surplus from continuing operations
 before income tax                            980.5     835.2    905.7    525.6
Income tax                              4    (311.3)   (267.3)  (293.7)  (170.5)
                                            -------   -------  -------  -------
Surplus from continuing operations
 after income tax                             669.2     567.9    612.0    355.1
Discontinued operations:                5
 Loss from operations of Pacific
  Star Group after income tax                 (50.2)    (39.8)      --       --
 Provision for loss on disposal of
  Pacific Star Group                          (37.4)       --       --       --
                                            -------   -------  -------  -------
                                              (87.6)    (39.8)      --       --
                                            -------   -------  -------  -------
Surplus after income tax                      581.6     528.1    612.0    355.1
Minority interest in profits of
 subsidiaries                                  (0.7)     (0.5)      --       --
Share of profits of associate
 company after income tax                       0.5       0.5      0.1      0.1
                                            -------   -------  -------  -------
Net surplus                                   581.4     528.1    612.1    355.2
Distribution on capital note
 coupons after income tax                        --        --    (14.1)    (8.2)
                                            -------   -------  -------  -------
NET EARNINGS ATTRIBUTABLE TO
 SHAREHOLDERS                                 581.4     528.1    598.0    347.0
                                            -------   -------  -------  -------
EARNINGS PER SHARE FROM CONTINUING
 OPERATIONS                                  $0.355    $0.301   $0.333   $0.193
                                            -------   -------  -------  -------
NET EARNINGS PER SHARE                       $0.308    $0.279   $0.333   $0.193
                                            -------   -------  -------  -------
Weighted average number of ordinary
 shares outstanding (in millions)           1,887.1   1,889.6  1,797.8  1,797.8
                                            -------   -------  -------  -------

   The accompanying notes form part of and are to be read in conjunction with these financial statements.

TELECOM CORPORATION OF NEW ZEALAND LIMITED AND SUBSIDIARIES

                  Consolidated Statement of Financial Position
As at 31 December (Unaudited)

                                              31 March       31 December
                                              -------- -----------------------
(Dollars in millions)                   notes   1997    1996    1997    1997
------------------------------------------------------------------------------
                                                NZ$
                                              --------   NZ$     NZ$     US$
                                                     -------------------------
ASSETS
CURRENT ASSETS:
Cash                                             13.1     31.9    20.6    12.0
Short-term investments                      6    23.2     96.2   108.7    63.1
Accounts receivable, net of allowance
 for doubtful accounts of $20.8                 407.9    384.8   457.6   265.5
Unbilled rentals and tolls                      145.3    111.1   127.9    74.2
Inventories                                 7    66.5     75.2    57.4    33.3
Prepaid income tax                               17.9     15.5    21.6    12.6
Prepaid expenses and other                       87.3    108.4    36.3    21.1
Net assets of discontinued operations       5      --     10.7      --      --
                                              -------  ------- ------- -------
TOTAL CURRENT ASSETS                            761.2    833.8   830.1   481.8
Future tax benefit                               23.8       --      --      --
Investments                                      57.3     58.7    61.0    35.4
Other assets                                8    12.9     21.5    55.2    32.0
Fixed assets                                9 3,763.1  3,713.7 3,791.7 2,200.3
                                              -------  ------- ------- -------
TOTAL ASSETS                                  4,618.3  4,627.7 4,738.0 2,749.5
                                              =======  ======= ======= =======
LIABILITIES AND CAPITAL FUNDS
CURRENT LIABILITIES:
Debt due within one year                   11   524.4    401.5   896.9   520.5
Amounts payable for share repurchases           164.4       --      --      --
Trade accounts payable                          309.3    251.2   305.2   177.1
Accrued personnel costs                          72.7     67.4    75.8    44.0
Rentals billed in advance                        47.6     48.4    54.1    31.4
Accrued interest                                 51.3     41.2    55.8    32.4
Other accrued expenses                          100.7    111.6   172.0    99.8
Restructuring provisions--current          10    40.8     10.2    39.8    23.1
Year 2000 provision--current                     47.9       --    48.2    28.0
Net liabilities of discontinued
 operations                                 5    27.5       --    27.5    16.0
Provision for dividend                     14   219.1    204.2   278.4   161.5
                                              -------  ------- ------- -------
TOTAL CURRENT LIABILITIES                     1,605.7  1,135.7 1,953.7 1,133.8
Deferred taxation                                  --     38.3     4.7     2.7
Restructuring provisions--non-current      10    46.8     13.4    23.2    13.4
Year 2000 provision--non-current                 38.0       --    29.9    17.4
Long-term debt                             12 1,285.2  1,301.7 1,303.3   756.3
                                              -------  ------- ------- -------
TOTAL LIABILITIES                             2,975.7  2,489.1 3,314.8 1,923.6
                                              -------  ------- ------- -------
Commitments and contingent liabilities  15,16
CAPITAL FUNDS:                             13
Shareholders' funds                           1,640.3  2,136.3   980.1   568.8
Capital notes                                      --       --   436.9   253.5
Minority interest                                 2.3      2.3     6.2     3.6
                                              -------  ------- ------- -------
TOTAL CAPITAL FUNDS                           1,642.6  2,138.6 1,423.2   825.9
                                              -------  ------- ------- -------
TOTAL LIABILITIES AND CAPITAL FUNDS           4,618.3  4,627.7 4,738.0 2,749.5
                                              =======  ======= ======= =======

   The accompanying notes form part of and are to be read in conjunction with these financial statements.

TELECOM CORPORATION OF NEW ZEALAND LIMITED AND SUBSIDIARIES

                      Consolidated Statement of Cash Flows
For the nine months ended 31 December (Unaudited)

                                           Year ended    Nine months ended
                                            31 March        31 December
                                           ---------- -------------------------
(Dollars in millions)                         1997     1996     1997     1997
--------------------------------------------------------------------------------
                                              NZ$       NZ$      NZ$      US$
                                           ---------- -------  -------  -------
CASH FLOWS FROM OPERATING ACTIVITIES
Cash was provided from/(applied to):
 Cash received from customers                3,031.9  2,299.4  2,490.1  1,445.0
 Interest income                                35.6     21.3     10.4      6.0
 Payments to suppliers and employees        (1,249.1)  (976.1)  (980.3)  (568.9)
 Redundancy, restructuring and Year 2000
  payments                                     (14.3)   (10.6)   (37.1)   (21.5)
 Income tax paid                              (268.9)  (186.6)  (185.6)  (107.7)
 Interest paid on debt                        (115.8)  (102.5)  (122.3)   (70.9)
                                            --------  -------  -------  -------
Net cash flows from operating activities     1,419.4  1,044.9  1,175.2    682.0
                                            --------  -------  -------  -------
CASH FLOWS FROM INVESTING ACTIVITIES
Cash was provided from/(applied to):
 Sale of fixed assets                           17.1      9.6      9.6      5.6
 Sale/(purchase) of investments, net             4.4    (62.8)  (147.7)   (85.7)
 Purchase of fixed assets                     (683.3)  (481.9)  (421.5)  (244.6)
 Capitalised interest paid                     (14.0)   (11.1)   (11.4)    (6.6)
 Redemption of notes receivable                 41.2     20.8     46.2     26.8
 Net funding of discontinued operations        (32.7)   (34.8)      --       --
                                            --------  -------  -------  -------
Net cash flows used in investing
 activities                                   (667.3)  (560.2)  (524.8)  (304.5)
                                            --------  -------  -------  -------
CASH FLOWS FROM FINANCING ACTIVITIES
Cash was provided from/(applied to):
 Proceeds from long-term debt                   92.1     93.2    262.9    152.6
 Repayment of long-term debt                  (135.3)  (122.4)  (175.1)  (101.6)
 Proceeds from short-term debt, net            298.1    183.9    289.5    168.0
 Capital contributed                             0.9      0.4      0.9      0.5
 Dividends paid to minority interest            (0.2)      --       --       --
 Dividends paid                               (808.7)  (615.1)  (640.1)  (371.4)
 Capital note coupons paid                        --       --     (9.4)    (5.5)
 Share repurchase                             (193.1)      --   (808.2)  (469.0)
 Proceeds from issue of capital notes             --       --    436.6    253.3
                                            --------  -------  -------  -------
Net cash flows used in financing
 activities                                   (746.2)  (460.0)  (642.9)  (373.1)
                                            --------  -------  -------  -------
Net cash flow                                    5.9     24.7      7.5      4.4
Opening cash position (including bank
 overdrafts)                                     7.2      7.2     13.1      7.6
                                            --------  -------  -------  -------
Closing cash position (including bank
 overdrafts)                                    13.1     31.9     20.6     12.0
                                            ========  =======  =======  =======
 ........................SUPPLEMENTARY CASH FLOW DATA........................
Reconciliation of net earnings
 attributable to shareholders to net cash
 flows from operating activities
Net earnings attributable to shareholders      581.4    528.1    598.0    347.0
Adjustments to reconcile net earnings to
 cash flows from operating activities:
 Depreciation                                  544.4    395.1    422.3    245.1
 Bad and doubtful accounts                      30.7     19.5     25.0     14.5
 Deferred income tax                           (44.4)    18.1     28.5     16.5
 Minority interest                               0.7      0.5       --       --
 Share of profit of associate companies         (0.5)    (0.5)    (0.1)    (0.1)
 Distribution on capital note coupons             --       --     14.1      8.2
 Other                                          14.2      4.2     (5.7)    (3.3)
 Discontinued operations                        87.6     39.8       --       --
Changes in assets and liabilities net of
 effects of non-cash and investing and
 financing activities:
 (Increase)/decrease in accounts
  receivable and related items                 (82.8)    (4.2)   (32.9)   (19.1)
 (Increase)/decrease in inventories             (3.2)    (9.5)     8.1      4.7
 Increase in current taxation                   86.6     62.6     79.9     46.4
 Increase/(decrease) in restructuring
  provision                                     53.4    (10.6)   (24.6)   (14.3)
 Increase/(decrease) in Year 2000
  provision                                     85.9       --     (7.8)    (4.5)
 Increase in accounts payable and related
  items                                         65.4      1.8     70.4     40.9
                                            --------  -------  -------  -------
Net cash flows from operating activities     1,419.4  1,044.9  1,175.2    682.0
                                            ========  =======  =======  =======

   The accompanying notes form part of and are to be read in conjunction with these financial statements.

TELECOM CORPORATION OF NEW ZEALAND LIMITED AND SUBSIDIARIES

              Consolidated Statement Of Movements In Capital Funds For the nine months ended 31 December (Unaudited)

                                         Year ended    Nine months ended
                                          31 March        31 December
                                         ---------- --------------------------
(Dollars in millions)              notes    1997     1996      1997     1997
-------------------------------------------------------------------------------
                                            NZ$       NZ$      NZ$       US$
                                         ---------- -------  --------  -------
Capital funds at the beginning of
 the period                               2,148.4   2,148.4   1,642.6    953.2
Net earnings attributable to
 shareholders                               581.4     528.1     598.0    347.0
Net foreign currency and minority
 interest movement                           (0.5)      0.2       4.3      2.5
                                          -------   -------  --------  -------
                                          2,729.3   2,676.7   2,244.9  1,302.7
Dividends                            14    (830.5)   (613.9)   (699.9)  (406.1)
Tax credit on supplementary
 dividends                           14     100.4      75.4      83.5     48.5
Capital contributed                  13       0.9       0.4       1.6      0.9
Issue of capital notes               13        --        --     436.6    253.3
Discount on capital notes
 amortised                           13        --        --       0.3      0.2
Share repurchase                     13    (357.5)       --    (643.8)  (373.6)
                                          -------   -------  --------  -------
CAPITAL FUNDS AT THE END OF THE
 PERIOD                                   1,642.6   2,138.6   1,423.2    825.9
                                          =======   =======  ========  =======
REPRESENTED BY:
Contributed capital                       1,902.5   1,902.0   1,904.1  1,105.0
Foreign currency reserve and
 minority interest                            1.2       1.9       5.5      3.2
Retained earnings                            96.4     234.7      78.0     45.3
Capital notes                                  --        --     436.9    253.5
Share repurchase                           (357.5)       --  (1,001.3)  (581.1)
                                          -------   -------  --------  -------
                                          1,642.6   2,138.6   1,423.2    825.9
                                          =======   =======  ========  =======

   The accompanying notes form part of and are to be read in conjunction with these financial statements.

TELECOM CORPORATION OF NEW ZEALAND LIMITED AND SUBSIDIARIES

                  Notes to the Condensed Financial Statements
NOTE 1 FINANCIAL STATEMENTS

   The condensed consolidated financial statements of Telecom Corporation of New Zealand Limited (the "Company") together with its subsidiaries ("Telecom") have been prepared in accordance with generally accepted accounting practice in New Zealand ("NZ GAAP").

   The financial statements are expressed in New Zealand dollars. The amounts pertaining to the most recent financial period are also expressed in United States ("US") dollars, the latter being presented solely for convenience and translated from New Zealand dollars, as a matter of arithmetical computation only, at a rate on 31 December 1997 of NZ$1.00 to US$0.5803. The US dollar amounts should not be construed as representations that the New Zealand dollars have been, could be, or could in the future be converted into US dollars at this or any other rate. References in these financial statements to "$" and "NZ$" are to New Zealand dollars and references to "US$" are to US dollars.

   The financial statements should be read in conjunction with the financial statements and related notes included in the Company's 1997 Annual Report on Form 20-F. The Company re-registered under the Companies Act 1993 on 27 September 1996.

   The financial statements as of 31 December 1997 and 31 December 1996 and for each of the nine-month periods then ended are unaudited. In the opinion of management, however, they include all adjustments (consisting of normal recurring accruals) necessary for a fair presentation thereof. The financial information for the year ended 31 March 1997 has been extracted from the audited financial statements of Telecom for that period, but does not include all disclosures required by US GAAP. Certain information in relation to the nine month period ended 31 December 1997 has been included pursuant to provisions contained in the New Zealand Securities Regulations 1983 regarding matters required in a registered prospectus for equity securities, for which comparatives are not required.

   Accounting Policies

   Basis of Consolidation

   The consolidated financial statements are prepared from the accounts of the Company and its wholly and majority-owned subsidiaries using the purchase method of consolidation. All significant intercompany accounts and transactions are eliminated on consolidation. Discontinued operations have been reclassified and prior year financial statements restated accordingly.

   Revenue Recognition

   Billings for telephone services are made on a monthly basis throughout the month. Unbilled revenues from the billing cycle date to the end of each month are recognised as revenue during the month the service is provided. Revenue recognition is deferred in respect of that portion of fixed monthly charges which have been billed in advance.

   Cash and Cash Equivalents

   For the purpose of the Statements of Cash Flows, cash and cash equivalents are considered to be cash on hand and in banks, net of bank overdrafts. In addition, cash flows from certain items are disclosed net, due to the short-term maturities and volume of transactions involved.

   Accounts Receivable

   Accounts receivable are recorded at expected realisable value after providing for bad and doubtful accounts expected to arise in subsequent accounting periods.

   Bad debts are written off against the provision for doubtful accounts in the period in which it is determined that the debts are uncollectable.

   Inventories

   Inventories principally comprise materials for self-constructed network assets, critical maintenance spares, CPE held for rental or sale and mobile equipment held for sale. They are stated at the lower of cost and net realisable value after due consideration for excess and obsolete items. Cost is determined on a first-in first-out or weighted average cost basis.

TELECOM CORPORATION OF NEW ZEALAND LIMITED AND SUBSIDIARIES

                  Notes to the Condensed Financial Statements

NOTE 1 FINANCIAL STATEMENTS (CONTINUED)

   Investments

   Short-term investments are stated at market value with the resulting gains or losses taken to earnings.

   Term investments are valued at the lower of cost and estimated realisable value.

   Where, in the opinion of the Directors, there has been a permanent diminution in the value of investments this is recognised in the current period.

   Fixed Assets

   Fixed assets are valued as follows:

   . The value of fixed assets purchased from the Government was determined on the basis of depreciated replacement cost using estimated remaining lives as at 1 April 1987.

   . Subsequent additions are valued at cost. The cost of additions to plant and equipment constructed by Telecom consists of all appropriate costs of development, construction and installation, comprising material, labour, direct overheads and transport costs.

   . For each fixed asset project having a cost in excess of $100,000 and a construction period of not less than three months, interest costs incurred during the period required to complete and prepare the fixed asset for its intended use are capitalised as part of the total cost.

   Telecommunications equipment includes that part of the network system up to and including the network demarcation point, terminal equipment installed within customers' premises and the cabling and wiring within commercial buildings up to the network demarcation point.

   Direct labour, materials and overhead costs associated with the installation of network services to customers are capitalised. Costs associated with the provision of network services to customers, together with repairs and maintenance of the network (including minor renewals, alterations, and minor value CPE items) are charged to earnings as incurred.

   The initial costs incurred in establishing the feasibility of new computer systems (ie software pre-development activities), together with post-implementation costs incurred in implementing new systems solutions are expensed to earnings.

   Depreciation

   Depreciation is charged on a straight line basis to write down the cost of the fixed assets to their estimated residual value over their estimated economic lives, which are as follows:

   Telecommunications equipment and plant:

     Customer local loop                         5-50 years
     Junctions and trunk transmission systems   10-30 years
     Switching equipment                         5-15 years
     Customer premises equipment                    5 years
     Other network equipment                     5-25 years
    Buildings                                  40-100 years
    Motor vehicles                               4-10 years
    Furniture and fittings                       5-10 years
    Computer equipment                            3-5 years

   Where the remaining useful lives or carrying values have diminished due to technological change or market conditions, depreciation is accelerated or the assets are written down.

TELECOM CORPORATION OF NEW ZEALAND LIMITED AND SUBSIDIARIES

                  Notes to the Condensed Financial Statements

NOTE 1 FINANCIAL STATEMENTS (CONTINUED)

   When depreciable assets are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts and any gains or losses on disposal are recognised in earnings.

   Land and capital work in progress are not depreciated.

   Goodwill

   Goodwill represents the excess of purchase consideration over the fair value of net assets acquired at the time of acquisition of a business or shares in a subsidiary or associate. Goodwill is amortised on a systematic basis over the period benefits are expected to arise, which will generally be 10 to 20 years.

   Leased Assets

   Telecom is a lessor of CPE. Such leases are considered operating leases because substantially all the benefits and risks of ownership remain with Telecom. Rental income is taken to revenue on a monthly basis in accordance with the lease term.

   Telecom is a lessee of certain plant, equipment, land and buildings under both operating and finance leases. Lease costs relating to operating leases are charged against earnings as incurred. Finance leases, which effectively transfer to Telecom substantially all the risks and benefits of ownership of the leased assets, are capitalised at the present value of the minimum lease payments and are amortised over the period the entity is expected to benefit from their use.

   Debt

   Debt is stated at face value less unamortised discounts, premiums and prepaid interest. Discounts, premiums and prepaid interest are amortised to interest expense on a yield to maturity basis over the period of the borrowing. Borrowing costs such as origination, commitment and transaction fees are deferred and amortised over the period of the borrowing.

   Compensated Absences

   The liability for employees' compensation for future absences, calculated on an actuarial basis, is accrued in respect of employees' services already rendered and where the obligation relates to rights which may eventually vest.

   Taxation

   The taxation expense charged to earnings includes both current and deferred tax and is calculated after allowing for permanent differences.

   Deferred taxation calculated using the liability method is accounted for on timing differences between the earnings stated in the financial statements and the assessable income computed for taxation purposes. Deferred taxation is recognised only on those timing differences that are expected to crystallise within the foreseeable future.

   Foreign Currencies

   Transactions denominated in a foreign currency are converted at the exchange rate at the date of the transaction. Foreign currency receivables and payables at balance date are translated at exchange rates current at balance date. Unrealised and realised exchange gains and losses are brought to account in determining the earnings for the year.

   Exchange gains and losses and hedging costs arising on contracts entered into as hedges of firm commitments are deferred until the date of such transactions at which time they are included in the determination of revenue and expenses.

TELECOM CORPORATION OF NEW ZEALAND LIMITED AND SUBSIDIARIES

                  Notes to the Condensed Financial Statements

NOTE 1 FINANCIAL STATEMENTS (CONTINUED)

   Where capital project commitments are hedged against foreign currency rate risk, the exchange difference on the hedging transaction up to the date of purchase and all other costs associated with the hedging transaction are capitalised.

   Assets and liabilities of independent overseas subsidiaries are translated at exchange rates existing at balance date and the exchange gain or loss arising on translation is carried directly to a foreign currency translation reserve.

   Financial Instruments

   Telecom has various financial instruments with off-balance sheet risk for the primary purpose of reducing its exposure to fluctuations in foreign currency exchange rates and interest rates. While these financial instruments are subject to risk that market rates may change subsequent to acquisition, such changes would generally be offset by opposite effects on the items being hedged.

   Transactions entered into for hedging purposes are accounted for in a manner consistent with the accounting treatment of the hedged item. Gains and losses on instruments that do not qualify or no longer qualify as hedges are recognised as revenue or expense as they arise.

   Use of Estimates

   The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Earnings Per Share

   Earnings per share are computed by dividing net earnings by the weighted average number of ordinary shares outstanding during each period.

   Reclassifications

   Certain reclassifications of prior years' data have been made to conform to current year classifications.

   Changes in Accounting Policies

   There have been no material changes in accounting policies during the period.

   All significant accounting policies have been applied on a basis consistent with prior periods.

   Reclassifications

   Certain reclassifications of prior periods' data have been made to conform to current period classifications.

TELECOM CORPORATION OF NEW ZEALAND LIMITED AND SUBSIDIARIES

                  Notes to the Condensed Financial Statements

NOTE 2 OTHER OPERATING EXPENSES

   Other operating expenses include:

                                                      NINE MONTHS ENDED
                                                       31 DECEMBER 1997
                                --------------------- -----------------
                                (Dollars in millions)               NZ$
                                --------------------- -----------------
     Lease and rental costs                                        27.0
     Foreign exchange gain                                         (1.6)
     Bad debts written off                                         19.4
     Increase in provision for
      doubtful accounts                                             2.5
     Provision for inventory
      obsolescence                                                  1.0
     Audit fees                                                     0.9
     Directors' fees                                                0.6

NOTE 3 ABNORMAL COSTS

   During the year ended 31 March 1997, provisions for restructuring costs and the costs of making modifications to computer systems necessary to maintain existing functionality into the year 2000 and beyond were charged against earnings.

NOTE 4 INCOME TAX

   The income tax expense for the period is determined as follows:

                                                          NINE MONTHS ENDED
                                                           31 DECEMBER 1997
                                    --------------------- -----------------
                                    (Dollars in millions)               NZ$
                                    --------------------- -----------------
     Surplus from continuing
      operations before income tax                                    905.7
                                                                      -----
     Tax at current rate of 33%                                       298.9
     Adjustments to taxation for
      Permanent differences                                            (5.2)
                                                                      -----
     Total income tax expense                                         293.7
                                                                      =====

NOTE 5 DISCONTINUED OPERATIONS

   During the year ended 31 March 1997, the Board approved a formal plan of disposal or wind-down of the Pacific Star businesses. A provision for losses expected to arise from the sale or winding down of the businesses, including estimated future operating losses, amounting to $37.4 million was charged against earnings.

   During the nine months ended 31 December 1997, personnel numbers decreased from 274 to 65. Remaining personnel numbers are expected to reduce to approximately 20 by March 1998 and progressively thereafter.

   As at 31 December 1997, net liabilities of discontinued operations comprised current assets, net of provisions for expected write-downs, and current liabilities including provisions for estimated costs of winding down the businesses and for estimated future operating losses incurred in servicing contractual obligations to their date of expiration or transfer.

NOTE 6 SHORT-TERM INVESTMENTS

   Included in short-term investments are on call and short-term deposits of $14.7 million which, together with cash and bank balances, give an aggregate amount as at 31 December 1997 of $35.3 million. Also included are government securities amounting to $85.1 million.

TELECOM CORPORATION OF NEW ZEALAND LIMITED AND SUBSIDIARIES

                  Notes to the Condensed Financial Statements continued

NOTE 7 INVENTORIES

                                                          As at 31 December
                                                                1997
                                    --------------------- -----------------
                                    (Dollars in millions)        NZ$
                                    --------------------- -----------------
    Maintenance materials and
     consumables                                                   8.3
    Goods held for resale                                         10.5
    Revenue work in progress                                      14.7
    Materials for self-constructed
     assets                                                       35.8
                                                               -------
                                                                  69.3
    Less provision for inventory
     obsolescence                                                (11.9)
                                                               -------
                                                                  57.4
                                                               =======

NOTE 8 OTHER ASSETS

   Included in other assets is an aggregate amount of $49.1 million comprising goodwill.

NOTE  9 FIXED ASSETS

                          -----------------------------------------------------------
                              Tele-      Capital                     Other
                          communications work in  Freehold           fixed
                            equipment    progress   land   Buildings assets   TOTAL
                          -----------------------------------------------------------
                          (Dollars in millions)                                NZ$
                          -----------------------------------------------------------
    Cost                      6,127.6     254.9    114.1     514.8    977.9   7,989.3
    Less Accumulated
     Depreciation            (3,266.8)       --       --    (202.1)  (728.7) (4,197.6)
                          -----------------------------------------------------------
    Net book value at 31
     December 1997            2,860.8     254.9    114.1     312.7    249.2   3,791.7
                          -----------------------------------------------------------
                          -----------------------------------------------------------

   Included in buildings at 31 December 1997 are buildings on leasehold land with at cost of $8.6 million together with accumulated depreciation of $1.6 million. Other fixed assets include motor vehicles, furniture and fittings and computer equipment.

   The aggregate government valuation of land and buildings as at 31 December 1997 was $286.3 million.

NOTE 10 RESTRUCTURING PROVISION

   Redundancy and other restructuring costs incurred during the nine months ended 31 December 1997 of $24.6 million (1996 : $10.6 million) have been charged against the restructuring provisions created in the fourth quarter of the year ended 31 March 1993 and in the fourth quarter of the year ended 31 March 1997.

NOTE 11 DEBT DUE WITHIN ONE YEAR

   Included in debt due within one year is commercial paper issued under Telecom's European Commercial Paper programme. Issues outstanding at 31 December 1997 are denominated in NZ dollars, US dollars, Swiss Francs
   (CHF) and European Currency Units (XEU). The underlying foreign currency liability with respect to outstanding paper was US$195.4 million, CHF
   223.7 million and XEU 24.9 million. Telecom has entered into forward exchange contracts to hedge this short-term debt at rates ranging from US$0.5912 to US$0.6720, CHF0.8441 to CHF0.9301 and at XEU0.5897 which are the rates at which they will be settled.

                       Notes to the Financial Statements
continued


NOTE 12 LONG-TERM DEBT

                    As at 31
                    December
                      1997
          --------- --------
          (Dollars
             in
          millions)   NZ$
          --------- --------
    TeleBonds         451.1
    Eurobonds         871.9
    Other loans       167.4
                    -------
                    1,490.4
    Less
     unamortised
     discount         (18.3)
                    -------
                    1,472.1
    Less long-
     term debt
     maturing
     within one
     year            (168.8)
                    -------
                    1,303.3
                    =======
    Schedule of
     Maturities
    Due 1 to 2
     years
     (*8.99%)         179.4
    Due 2 to 3
     years
     (*7.90%)         205.4
    Due 3 to 4
     years
     (*6.92%)         206.7
    Due 4 to 5
     years
     (*7.94%)         162.7
    Due over 5
     years
     (*7.90%)         549.1
                    -------
    Total due
     after one
     year           1,303.3
                    =======

   (*weighted average effective interest rate for Telecom Group--includes the effect of hedging transactions.)

   TeleBonds

   TCNZ Finance Limited, a subsidiary of the Company, offers bonds ("TeleBonds") to institutional and retail investors. These are issued as income, compounding, or zero coupon bonds and are offered on a continuous basis for a term of from one to twenty years as stipulated by the investor. The interest or discount rate on offer, as the case may be, is generally adjusted relative to Government debt securities and, upon issue of the TeleBonds, is fixed for the period of the investment.

   TeleBonds are issued under a trust deed with The New Zealand Guardian Trust Company Limited dated 25 October 1988, whereby the Company and certain of its subsidiaries (the "Guaranteeing Group") have given a negative pledge that while any of the stock issued under that trust deed remains outstanding they will not, subject to certain exceptions, create or permit to exist any charge or lien over any of their respective assets. Each member of the Guaranteeing Group has guaranteed the payment of the TeleBond debt, including interest.

   TeleBonds have interest rates ranging from 6.45% to 10.27% and maturity dates between April 1998 and July 2013.

   Eurobonds

   Eurobonds are issued by TCNZ Finance Limited under a trust deed with The Law Debenture Trust Corporation p.l.c. dated 3 April 1992 and subsequent supplemental trust deeds. The Company, TCNZ Finance Limited and certain other subsidiaries have given a negative pledge and guarantee payment of the Eurobonds and interest thereon.

TELECOM CORPORATION OF NEW ZEALAND LIMITED AND SUBSIDIARIES

                  Notes to the Condensed Financial Statements continued
NOTE 12 LONG-TERM DEBT (CONTINUED)

   Issues to date have been:

                    As at 31
                    December
                      1997
          ---------------
          (Dollars
             in
          millions)   NZ$
          ---------------
    10% due 10
     July 1998        67.0
    7 1/2% due 19
     September
     1999            100.0
    9 1/2% due 3
     April 2000       74.6
    6 1/2% due 29
     September
     2000             69.4
    6 1/2% due 11
     October 2001    112.5
    9 1/4% due 1
     July 2002        66.0
    3 1/4% due 27
     May 2003        150.0
    7 1/2% due 14
     July 2003        82.4
    6 3/4% due 11
     October 2005    150.0
                     -----
                     871.9
                     =====

   Eurobonds issues with maturities of 11 October 2001 and 2005 are denominated in US dollars whilst maturities of 27 May 2003 are denominated in Swiss Francs. Cross currency and interest rate swaps have been entered into to manage the currency and interest rate risk exposure. The effective
   NZ dollar interest rates for these issues are 8.71%, 8.62% and 7.05% respectively.

   The underlying foreign currency liabilities with respect to the US$ and CHF denominated bonds are US$170 million and CHF 150 million respectively.
   These liabilities are exactly offset by the foreign currency receivable leg of the related cross currency swaps. Both the bonds and the swap receivables are converted at the closing spot rate being US$0.5821 and CHF
   0.8344 to NZ$1.00 for US$ and CHF respectively.

   The amounts in the table above are the net of the bonds and the swap receivables, therefore the liabilities are stated at the rate they are expected to be settled at, being US$0.6476 and CHF 1.00.

   Other Loans

                    As at 31
                    December
                      1997
          ---------------
          (Dollars
             in
          millions)   NZ$
          ---------------
    Other loans
     are
     denominated
     in the
     following
     currencies
     NZ dollars      123.6
     Japanese yen     43.8
                     -----
                     167.4
                     =====


   Other loans including finance lease obligations (see below) have interest rates ranging from 1.64% to 7.93% and maturity dates between April 1998 and September 2002.

   Included in investments are Japanese yen deposits amounting to $40.4 million which effectively hedge a substantial proportion of the other loans denominated in Japanese yen as noted above. The deposits have the same maturities as the loans they are hedging and interest rates which range from 3.68% to 4.61%. They have been translated into NZ dollars at an exchange rate of Yen 75.45 to NZ$1.00.

   Mandatory Convertible Notes which have been issued by a subsidiary, TCNZ Finance Limited, will be exchanged for fully paid preference shares of $1 each to be issued by another subsidiary, TCNZ Financial Services Limited on 27 March 1999. The net liability to parties external to Telecom at 31 December 1997 of $30.7 million is included in other loans.

TELECOM CORPORATION OF NEW ZEALAND LIMITED AND SUBSIDIARIES

                  Notes to the Condensed Financial Statements continued
   Finance Lease Obligations

   Telecom has entered into the sale and leaseback of certain fixed assets. At 31 December 1997 the outstanding lease liabilities (included in other loans) were $108 million.

NOTE 13 CAPITAL FUNDS

   Contributed Capital

   Movements in the Company's issued ordinary shares during the period were as follows:

                                                     Number
                                                  -------------
    At 1 April 1997                               1,835,069,355
    Issue of new shares upon exercise of options        236,973
    Shares repurchased                              (83,358,278)
                                                  -------------
    At 31 December 1997                           1,751,948,050
                                                  =============

   Share Repurchase

   In February 1997, Telecom began a flexible programme of share repurchases subject to the detailed procedures and disclosure requirements of the Companies Act 1993 and the requirements of the New Zealand Stock Exchange. The repurchase programme was completed on 19 December 1997.

   The objectives of the repurchase are to reduce Telecom's average cost of capital and further enhance value to shareholders. During the nine months to 31 December 1997, 83,358,278 shares have been repurchased at a total cost of $643.8 million. As at 31 December 1997, a total of 138,093,860 shares had been repurchased under the programme at a total cost of $1,001.3 million.

   Repurchases on-market require the Company's major shareholders Ameritech Holdings Limited ("Ameritech") and Bell Atlantic Holdings Limited ("Bell Atlantic") to sell down shares to the Company off-market in order to avoid violating Kiwi Share provisions which limit their holdings to a maximum of 24.95% each. Of the 138,093,860 shares, 31,979,330 shares have been repurchased from each of Ameritech and Bell Atlantic at a cost of $232.7 million each.

   Capital Notes

   In April 1997, TCNZ Finance Limited ("the Issuer"), Telecom's main financing subsidiary, issued a prospectus for an issue of long-term fixed interest unsecured subordinated capital notes ("TeleNotes"). It is Telecom's intention to use the funds from these TeleNotes to finance or refinance funding utilised by Telecom to effect some or all of the $1 billion share repurchase programme.

   An initial issue was commenced in May 1997 in the New Zealand market for an aggregate principal amount of face value $275 million. The TeleNotes were issued for an initial term of approximately seven years and with a fixed coupon of 8.5%. A second issue to the institutional market was made in August 1997 for an aggregate principal amount of face value $150 million for an initial term of approximately nine years and with a fixed coupon of 7.5%. TeleNotes have also been offered to retail investors on an ongoing basis and subsequent to the initial issue in May 1997 an amount of approximately face value $19.1 million has been issued up to 31 December 1997. Subsequent issues may vary the terms and conditions. At the end of the initial term, investors are offered the option of continuing to hold the TeleNotes at a new yield and for a term set by the Issuer. In the event that the investors do not accept the new terms of the TeleNotes they may elect to have their notes redeemed. The Issuer can, at its sole discretion, redeem the TeleNotes including any unpaid interest for cash or redeem the TeleNotes including any unpaid interest by subscribing for and procuring the issue of ordinary shares in the Company to the noteholders at a price equivalent to 90% of the average closing price of Telecom shares in the 10 business days preceding the election date.

TELECOM CORPORATION OF NEW ZEALAND LIMITED AND SUBSIDIARIES

                  Notes to the Condensed Financial Statements continued
NOTE 13 CAPITAL FUNDS (CONTINUED)

   In February 1998, Telecom New Zealand Finance Limited, a Telecom financing subsidiary, issued to certain qualified institutional buyers in the United States of America, under an Offering Memorandum pursuant to US SEC Rule 144A, an aggregate principal amount of face value US$150 million 6.25% Restricted Capital Securities and US$150 million 6.5% Restricted Capital Securities for an initial term of five and ten years respectively. Telecom has entered into swaps to remove the exposure to exchange rate fluctuations that would otherwise result from the issue of US Capital Securities. The effective cost of the US Capital Securities will reflect the results of these swaps and related New Zealand interest rate swaps. The Restricted Capital Securities rank pari passu with the TeleNotes issued in New Zealand and are similar in all material respects. The proceeds of the issue will be used to repay short-term debt borrowed to fund Telecom's share repurchase programme.

NOTE 14 DIVIDENDS

   Total dividends for the nine months ended 31 December 1997 were $618.1 million, representing three quarterly dividends of 10.5 cents per share together with a special dividend of 3.5 cents per share representing an advance payment of part of the fourth quarter dividend. In addition, and in accordance with the Income Tax Act 1994, supplementary dividends of $25.9 million and $24.9 million were paid with the first and second quarter dividends respectively to shareholders who are not resident in New Zealand, for which Telecom received an equivalent tax credit from the Inland Revenue Department. Supplementary dividends of $24 million and $8.7 million have been provided for which will be payable with the third quarter and special dividends respectively. Dividends and supplementary dividends are provided for based on the number of shares outstanding as at 31 December 1997.

   The actual amount paid in June 1997 in respect of the fiscal 1997 fourth quarter dividend differed from the amount accrued as at 31 March 1997 by $1.7 million and in respect of the fiscal 1997 fourth quarter supplementary dividend by $0.6 million. This difference arose since the number of shares eligible for dividends at the record date in June 1997 was affected by the share repurchase programme. An adjustment was made to dividends in June 1997. The supplementary dividend adjustment had a neutral effect on retained earnings since there was a corresponding adjustment to the tax credit.

NOTE 15 COMMITMENTS

   Operating Leases

   Operating lease commitments are mainly in respect of leases of land, buildings and other telecommunications facilities. Minimum rental commitments for all non-cancellable operating leases (excluding amounts provided for in respect of restructuring) are (NZ$ millions):

                                                    As at 31
                                                    December
                                                      1997
                              --------------------- --------
                              (Dollars in millions)   NZ$
                              --------------------- --------
    Payable within 1 year                              40.7
    Payable within 1-2 years                           39.2
    Payable within 2-3 years                           37.8
    Payable within 3-4 years                           34.1
    Payable within 4-5 years                           29.7
    Payable thereafter                                142.0
                                       ---           ------
                                                     $323.5
                                       ===           ======

   Capital Commitments

   At 31 December 1997 capital expenditure amounting to $78.7 million, principally relating to telecommunications network and international cable assets, had been committed under contractual arrangements, with substantially all payments due within two years.

TELECOM CORPORATION OF NEW ZEALAND LIMITED AND SUBSIDIARIES

                  Notes to the Condensed Financial Statements continued

NOTE  16 CONTINGENT LIABILITIES

   In 1995, Clear Communications Limited ("Clear") and BellSouth New Zealand Limited ("BellSouth") commenced proceedings under the Commerce Act 1986 against Telecom and other parties in relation to Telecom's proposed acquisition of an interest in Sky Network Television Limited ("Sky") and in relation to a proposed content agreement between Sky and Telecom. In March 1996 Telecom decided not to pursue that acquisition or the content agreement, although Telecom has proceeded with its cable television service. As a consequence, Telecom agreed with BellSouth terms whereby BellSouth's proceedings were stayed and Telecom applied to have Clear's proceedings struck out or stayed. However, in July 1996 Clear amended its proceedings to include an attack on Telecom's entitlement to offer cable television and internet services and allegations under The Fair Trading Act 1986. Telecom's application to strike out or stay all of Clear's claims was heard before the New Zealand High Court in December 1996. In a judgement dated 1 August 1997, the High Court struck out Clear's claims. Clear has filed an appeal in the Court of Appeal, however, hearing dates have yet to be finalised.

   Additionally, in late 1996 Clear commenced three further sets of proceedings alleging breaches of the Commerce Act 1986 in relation to Telecom's discounting practices, Telecom's use of information Clear alleges to be confidential to Clear and alleged unauthorised deactivations of non-code access to Clear. In January 1997 BellSouth issued proceedings paralleling the Clear proceedings which allege breach of the Commerce Act 1986 in relation to Telecom's discounting practices.

   A group of former Telecom employees have issued proceedings claiming an entitlement to certain telephone concessions. Telecom has filed a defence, and the matter is proceeding.

   On 27 March 1997, Telstra filed in the Supreme Court of Queensland a statement of claim against two companies within Pacific Star totalling AUD98.6 million, alleging non-payment of outstanding debts for telecommunications services provided by Telstra, together with interest from 27 March 1997 to the date of judgement. Telstra have commenced similar proceedings against other telecommunications service providers in Australia. The dispute arises from Telstra's widespread and continuing failure to provide the timely and accurate billing information required by Pacific Star to on-bill its own customers. Pacific Star is vigorously defending the proceedings, and has commenced proceedings against Telstra in the Federal Court of Australia. On 27 February 1998, Telstra and Pacific Star announced that they had reached a commercial settlement of their dispute over outstanding payments and cross claims. The successful implementation and finalization of this commercial settlement is expected to result in all legal actions being discontinued. The terms of the commercial settlement are covered by a confidentiality agreement which precludes disclosure of its terms except in specified circumstances.

   In April 1997, Telecom commenced proceedings against Clear for withholding certain payments for services supplied under its interconnection agreement with Telecom. Clear has filed a defence and counterclaim, and the matter is proceeding.

   Various other lawsuits, claims and investigations have been brought or are pending against Telecom.

   The Directors cannot reasonably estimate at this stage the adverse effect (if any) of any of the above proceedings on Telecom's financial position.

TELECOM CORPORATION OF NEW ZEALAND LIMITED AND SUBSIDIARIES

                  Notes to the Condensed Financial Statements continued

NOTE  17 QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                                                                   Surplus
                                                                     from
                                                        Surplus   continuing
                                                          from    operations
                                    Operating Abnormal continuing after net  Discontinued   Net    Earnings
                                    revenues   costs   operations  interest   operations  earnings per share
         -------------------------- --------- -------- ---------- ---------- ------------ -------- ---------
         (NZ dollars in millions
          except per share amounts)
         -------------------------- --------- -------- ---------- ---------- ------------ -------- ---------
    Quarter ended:
    30 June 1997..................     800.6      --      310.4     280.4          --      188.0     0.103
    30 September 1997.............     865.1      --      353.4     320.3          --      210.8     0.117
    31 December 1997..............     857.6      --      340.7     305.0          --      199.2     0.113
                                     -------   -----    -------     -----       -----      -----     -----
    Nine months ended 31 December
     1997.........................   2,523.3      --    1,004.5     905.7          --      598.0     0.333
                                     =======   =====    =======     =====       =====      =====     =====
    Quarter ended:
    30 June 1996..................     730.7      --      302.9     279.6       (11.5)     177.1     0.094
    30 September 1996.............     776.7      --      309.6     284.2       (11.0)     183.8     0.097
    31 December 1996..............     780.7     0.9      298.5     271.4       (17.3)     167.2     0.088
    31 March 1997.................     795.4   150.6      168.9     145.3       (47.8)      53.3     0.029
                                     -------   -----    -------     -----       -----      -----     -----
    Year ended 31 March 1997......   3,083.5   151.5    1,079.9     980.5       (87.6)     581.4     0.308
                                     =======   =====    =======     =====       =====      =====     =====

TELECOM CORPORATION OF NEW ZEALAND LIMITED AND SUBSIDIARIES

                  Notes to the Condensed Financial Statements continued
NOTE 18 SIGNIFICANT DIFFERENCES BETWEEN NZ GAAP AND US GAAP NET EARNINGS AND SHAREHOLDERS' FUNDS (UNAUDITED)

   Effect on Net Earnings of Differences Between NZ GAAP and US GAAP

                                             Year ended   Nine months ended
                                              31 March       31 December
                                             ---------- -----------------------
    (Dollars in millions, except per share
    amounts)                                    1997     1996     1997    1997
--------------------------------------------------------------------------------
                                                NZ$       NZ$     NZ$     US$
                                             ---------- -------  ------  ------
    Net earnings in accordance with NZ
     GAAP                                       581.4     528.1   598.0   347.0
    Add : Discontinued operations                87.6      39.8     --      --
                                              -------   -------  ------  ------
                                                669.0     567.9   598.0   347.0
    US GAAP adjustments:
     Depreciation of interest costs
      capitalised in prior periods               (9.3)     (7.0)   (7.0)   (4.1)
     Termination of interest rate swap           (0.3)     (0.3)    --      --
     Deferred taxation                          (45.9)      2.4    25.6    14.9
     Executive share ownership plan (a)           0.3       0.3    (0.3)   (0.2)
     Provision for restructuring (b)             62.7       --    (62.7)  (36.4)
     Provision for Year 2000 (c)                 85.9       --     (7.8)   (4.5)
                                              -------   -------  ------  ------
    Net surplus from continuing operations
     in accordance with US GAAP                 762.4     563.3   545.8   316.7
    Discontinued operations                     (87.6)    (39.8)    --      --
                                              -------   -------  ------  ------
    Net earnings in accordance with US
     GAAP                                       674.8     523.5   545.8   316.7
                                              =======   =======  ======  ======
    Basic earnings per share from
     continuing operations in accordance
     with US GAAP (d)                         $ 0.404   $ 0.298  $0.304  $0.176
    Basic earnings per share from
     discontinued operations in accordance
     with US GAAP (d)                         $(0.046)  $(0.021)    --      --
                                              -------   -------  ------  ------
    Basic net earnings per share in
     accordance with US GAAP (d)              $ 0.358   $ 0.277  $0.304  $0.176
                                              =======   =======  ======  ======
    Diluted earnings per share from
     continuing operations in accordance
     with US GAAP (d)                         $ 0.404   $ 0.298  $0.305  $0.177
                                              =======   =======  ======  ======

   Cumulative Effect on Shareholders' Funds of Differences Between NZ GAAP and US GAAP

                                             As at            As at
                                            31 March       31 December
                                            --------  -----------------------
    (Dollars in millions)                     1997     1996     1997    1997
------------------------------------------------------------------------------
                                              NZ$       NZ$      NZ$     US$
                                            --------  -------  -------  -----
    Shareholders' funds in accordance with
     NZ GAAP                                1,640.3   2,136.3    980.1  568.8
    Capitalisation of interest costs, net
     of accumulated depreciation               58.6      60.9     51.6   29.9
    Deferred taxation                         (74.0)    (25.7)   (48.4) (28.1)
    Executive share ownership plan (a)         (5.5)     (5.8)    (3.0)  (1.7)
    Provision for restructuring (b)            62.7       --       --     --
    Provision for Year 2000 (c)                85.9       --      78.1   45.3
    Provision for dividend (e)                192.7     179.5    245.7  142.5
                                            -------   -------  -------  -----
    Shareholders' funds in accordance with
     US GAAP                                1,960.7   2,345.2  1,304.1  756.7
                                            =======   =======  =======  =====

(a) During the nine months ended 31 December 1997, a compensation expense adjustment of $0.3 million was recognised. In addition, dividends of $0.7 million were paid on treasury stock which represents shares issued to the executive share ownership plan which remain unallocated and have been recognised in shareholders' funds under NZ GAAP but which have not been included in shareholders' funds for US GAAP purposes. As at 31 December 1997, shares which had already vested under a trust within the plan became fully paid thereby crystallising recognition of $2.1 million share premium calculated under US GAAP.

TELECOM CORPORATION OF NEW ZEALAND LIMITED AND SUBSIDIARIES

                  Notes to the Condensed Financial Statements continued

NOTE 18 SIGNIFICANT DIFFERENCES BETWEEN NZ GAAP AND US GAAP NET EARNINGS AND SHAREHOLDERS' FUNDS (UNAUDITED) (CONTINUED)

   (b) Under US GAAP, provisions for restructuring may only be accrued where a detailed announcement describing the restructuring has been made prior to balance date.
   (c) Under US GAAP, the costs relating to Year 2000 modifications should be expensed as incurred. Consequently, the accrual of such costs is not permitted.
   (d) Changes in Accounting Policies--Earnings Per Share
     In February 1997, the US Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No 128 "Earnings Per Share", which requires companies to present basic earnings per share and diluted earnings per share, instead of the primary and fully diluted earnings per share which was required pursuant to APB Opinion No. 15.

     This statement is effective for financial statements for both interim and annual periods ending after 15 December, 1997. In accordance with the provisions of the statement, all prior period Earnings Per Share data presented has been restated to conform with the provisions of this Statement.

     The numerators and the denominators used in the computation of basic and diluted earnings per share pursuant to SFAS No. 128 are reconciled below:

                                                 Year ended Nine Months ended
                                                  31 March     31 December
                                                 ---------- -----------------
     (Dollars in millions, except per share
     amounts)                                       1997      1996     1997
     ------------------------------------------  ---------- -------- --------
     BASIC EPS COMPUTATION
     Numerator--net earnings from continuing
      operations                                  NZ$762.4  NZ$563.3 NZ$545.8
                                                  --------  -------- --------
     Denominator--ordinary shares (in millions)    1,887.0   1,889.0  1,795.6
                                                  --------  -------- --------
     Basic EPS--continuing operations             NZ$0.404  NZ$0.298 NZ$0.304
                                                  --------  -------- --------
     DILUTED EPS COMPUTATION
     Numerator:
     Net earnings from continuing operations      NZ$762.4  NZ$563.3 NZ$545.8
     Add: Distribution on capital notes                --        --  NZ$ 14.1
                                                  --------  -------- --------
                                                  NZ$762.4  NZ$563.3 NZ$559.9
                                                  --------  -------- --------
     Denominator (in millions):
     Ordinary Shares                               1,887.0   1,889.0  1,795.6
     Options                                           0.2       0.1      0.4
     Capital notes                                     --        --      41.1
                                                  --------  -------- --------
                                                   1,887.2   1,889.1  1,837.1
                                                  --------  -------- --------
     Diluted EPS--continuing operations           NZ$0.404  NZ$0.298 NZ$0.305
                                                  ========  ======== ========

   (e) The provision for dividend included for the purpose of the US GAAP reconciliation is net of the effect of the supplementary dividend and associated tax credit.

                   TELECOM CORPORATION OF NEW ZEALAND LIMITED

                                   APPENDIX A

                                    CONTENTS

                                                                          PAGE
                                                                          ----
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
 OF OPERATIONS FOR THE THREE YEARS ENDED MARCH 31, 1997..................  A-2
MANAGEMENT COMMENTARY FOR THE NINE MONTHS ENDED DECEMBER 31, 1996 AND
 1997.................................................................... A-19

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                    FOR THE THREE YEARS ENDED MARCH 31, 1997

          TELECOM CORPORATION OF NEW ZEALAND LIMITED AND SUBSIDIARIES MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

RESULTS OF OPERATIONS

Overview Of Results

Telecom's reported earnings for the year ended 31 March 1997 ("1997") were NZ$581.4 million compared with NZ$716.8 million for the year ended 31 March 1996 ("1996"). Reported earnings for 1997 reflect abnormal costs (see "Restructuring" and "Year 2000" costs) of NZ$101.5 million (after tax) and the losses of the discontinued operations of the Pacific Star Group ("Pacific Star") amounting to NZ$87.6 million.

Normalised earnings (excluding the effect of abnormals and Pacific Star) were NZ$770.5 million compared with NZ$746.4 million for 1996, an increase of NZ$24.1 million, or 3.2%. For the purpose of comparison, Pacific Star's results for 1996 and the year ended 31 March 1995 ("1995") have been reclassified as losses from discontinued operations. 1996 normalised earnings of NZ$746.4 million increased by NZ$121.8 million, or 19.5% compared with NZ$624.6 million for 1995.

Net earnings for 1997 also reflected the start-up costs associated with Telecom's strategic entry into its rapidly-growing internet access and value-added services ("XTRA") and cable home-video and information services ("First Media"). Excluding start-up costs associated with Telecom's entry into those new business opportunities, normalised net earnings would have increased by NZ$41.7 million, or 5.5%, for 1997.

Net cash flows from operating activities increased by NZ$158.0 million, or 12.5% due largely to higher receipts from customers partly offset by higher payments to suppliers and employees.

Normalised earnings per share increased to NZ40.8 cents, compared with NZ39.5 cents in 1996 and NZ33.1 cents in 1995. On reported earnings, earnings per share were NZ30.8 cents, NZ37.9 cents and NZ32.8 cents for 1997, 1996 and 1995 respectively.

Telecom has commenced a programme of share repurchases and in April 1997 issued the first tranche of Capital Notes ("TeleNotes") to refinance funding used to effect the share repurchase programme. (See "Capital Resources"). Telecom's earnings per share will be favourably impacted by a reduced number of shares, partially offset by the effect of the distribution of the fixed coupon interest on the TeleNotes.
                               EARNINGS OVERVIEW

                                       YEAR ENDED 31 MARCH
                         -------------------------------------------------------
                          1995        1996        1997       CHANGE%     CHANGE%
                          NZ$M        NZ$M        NZ$M        96:95       97:96
                         -------------------------------------------------------
  Operating
   revenues              2,683.5     2,908.6     3,083.5       8.4          6.0
  Earnings from
   continuing
   operations
   (excluding
   abnormal costs)       1,036.6     1,214.5     1,231.4      17.2          1.4
  Net earnings
   (reported)              620.2       716.8       581.4      15.6        (18.9)
  Abnormal costs              --          --       101.5        --           --
  Discontinued
   operations                4.4        29.6        87.6        --           --
  Normalised earnings      624.6       746.4       770.5      19.5          3.2
  Normalised earnings
   per share (cents)        33.1        39.5        40.8      19.3          3.3
  Dividends per share
   (cents)                  30.0        35.0        39.0      16.7         11.4
  Weighted average
   number of shares
   outstanding
   * (millions)          1,889.6     1,889.6     1,887.1        --           --

 *1,835.1 million shares outstanding at 31 March 1997


Calculated on reported earnings and capital funds, the return on average capital funds was 30.7%, compared with 33.8% for 1996 and 30.1% for 1995.

Reported earnings for the fourth quarter were NZ$53.3 million while normalised earnings were NZ$202 million, a decrease of NZ$12.6 million, or 5.8%, compared with the same quarter last year excluding the effect of Pacific Star. The result for the fourth quarter 1997 includes a one-off depreciation charge of NZ$14.5 million and a further NZ$5 million adjustment to cellular revenue (See "Depreciation" and "Cellular and Other Mobile Services"). Excluding these one-off items and the abnormal costs, fourth quarter earnings would have approximated fourth quarter earnings of last year.

Dividends

Telecom has declared a fourth quarter dividend of NZ10.5 cents per ordinary share. The total dividends for the year of NZ39 cents, compare with NZ35 cents for 1996, an increase of 11.4%. Total dividends for the year represented approximately 94.8% of normalised earnings for 1997.

The dividend and supplementary dividend provided are based on the number of shares outstanding at 31 March 1997. The amount

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS
to be paid will be less than the amount provided as further share repurchases will be made before the fourth quarter dividend payment date.

                                   DIVIDENDS

  Q4 dividends

  Ordinary shares                                               NZ 10.5  cents
  American Depositary Shares                                   *US 58.51 cents
  Supplementary dividend (to
   non-resident holders)
   Per ordinary share                                           NZ 1.85  cents
   Per American Depositary Share                               *US 10.33 cents
  Books closing dates
  NZ, Australia Stock Exchanges                                6 June 1997
  New York Stock Exchange                                      5 June 1997
  Payment dates
  NZ, Australia                                                18 June 1997
  New York                                                     25 June 1997


*Based on an exchange rate at 31 March 1997 of NZ$1.00 to US$0.6965.

The Company reduced the ratio of ordinary shares per ADS from 16:1 to 8:1 on 1 April 1997.

The level of future dividend payouts will depend on cash flow performance and investment opportunities, and will be subject to maintaining a net debt to net debt plus capital funds ratio of between 40% and 45%. A high volume of share repurchases in a short period may take the ratio above this band temporarily until the corresponding issue of TeleNotes (see "Capital Resources"). Telecom's current policy is to distribute at least 70% of its net earnings in respect of each fiscal year.

THE ECONOMY

New Zealand's economy has been operating at a subdued level for almost a year. The uncertainty prevalent prior to the general election in October 1996 continued as the coalition process extended through to Christmas.

The New Zealand Institute of Economic Research consensus average of forecasters expects gross domestic product ("GDP") growth to fall to 1.8 percent in the year to March 1997, half the level of just nine months earlier and less than a third of the level of three years ago.

The Reserve Bank of New Zealand has succeeded in its efforts to reduce inflation to what it considers to be more sustainable levels, achieving a rate of 2 percent for the year to March 1997. GDP growth is forecast to rise to 3 percent in the year to March 1998, and inflation expected to fall to 1.3 percent, below the midpoint of the 0 to 3 percent inflation target.

More recent surveys show, however, that business confidence has declined across all sectors, including those which in the previous survey had expected the business situation to improve. Economic growth in the short-term was expected to be more consumer than productivity-driven, and the Government's recently announced postponement of the proposed July 1997 tax cuts appears to have altered this expectation, suggesting a delay in the expected economic upturn.

OUTLOOK

The 3.2% growth in normalised earnings in 1997, compared with 19.5% for 1996 reflected, among other things, the significant slow-down in the New Zealand economy and was achieved in a year when many publicly-listed companies in New Zealand have been reporting reduced earnings. Management nevertheless regards Telecom's performance as disappointing and is undertaking a series of initiatives having both short and long-term objectives. These are to contain and reverse the unacceptable increase in 1997 operating costs, maintain Telecom's competitiveness and margins against vigorous competition from an increasing number of competitors, and to deliver financial performance which meets shareholder expectations.

To these ends, Telecom will continue to utilise its strengths which include the quality of its management, its technologically advanced networks and infrastructures, the strategic value of its brands, the diverse and innovative range of services offered, and the strength of its cash flows and balance sheet. Telecom will use the opportunities offered by the convergence of telephony, entertainment and data, in a market in which consumers continue to demonstrate a keen appetite for new services. Telecom's earnings will continue to be driven by volume growth coupled with improved operating efficiency. Telecom will continue to align Management incentives and rewards with the maximisation of shareholder value through an Economic Value Added remuneration framework.

A series of specific initiatives to reduce costs and increase efficiency is underway. At the same time, Management is drawing to a close Telecom's involvement in Pacific Star.

Telecom's entry into Internet access and value-added services through XTRA, and cable home-video and information services

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS
through First Media, and its further move towards the provision of personal communications services ("PCS") sees Telecom well positioned to pursue the unfolding opportunities offered by convergence.

Management recognises that the year 2000 brings significant business risk in terms of the continuing functionality of computer software programmes and is developing plans and timetables to modify as necessary all business-critical systems by 31 December 1998.

Restructuring

Even after a major reorganisation to achieve significant efficiency improvements, Management believe that substantial opportunity remains to improve overall efficiency to world-class levels. Contestability principles are expected to help drive this improvement.

Part of the new management structure implemented in April 1996 to improve operating efficiency, involved the separation of the Design Build and Maintenance ("DB&M") function into a new stand-alone business unit, responsible for network technology and maintenance programmes. DB&M now competes for Telecom work along with other industry contractors and can compete for contract work outside Telecom.

The contestability principles applied to DB&M, and other divisions such as Telecom Systems, represent the first phase of a comprehensive cost reduction and efficiency improvement programme.

The second phase now underway has identified a series of working smarter initiatives which are now being implemented to reduce overheads in corporate support areas and to rationalise and eliminate duplication within the Services and Network Groups.

The third phase, signalled at the third quarter announcement in February 1997, is the Performance 2000 Project, a medium and longer-term project to critically review how Telecom's business is managed, and to measure it against the world's best practices and benchmarks. This involves setting targets for world class cost performance in regard to both operating and capital expenditure, establishing benchmarks that do not sacrifice quality and achieving value from all parts of the business. It will involve a critical review of Telecom's capital expenditure programmes and the competing claims of alternative technologies within the context of Telecom's long-term strategic objectives, with the view to minimising borrowing costs and depreciation.

A cross-functional team has been established and will submit recommendations to the Board in July 1997. The team's scope is Company-wide and will involve assistance from external sources, including Telecom's major shareholders Bell Atlantic and Ameritech.

Telecom has provided NZ$64.5 million to cover the restructuring costs arising from the changes to be implemented. Further provision for restructuring costs may be necessary following the July 1997 recommendations to the Board.

Pacific Star

Major changes in the Australian regulatory and, in particular, the pricing environment have seen volume discounts available to Pacific Star from its principal carrier seriously eroded. The early promise shown by Pacific Star has turned to a major drain upon Telecom's earnings. This has resulted in operating losses of NZ$50.2 million for the year ended 31 March 1997, following NZ$29.6 million for the previous year. A formal plan of disposal or wind-down of the Pacific Star businesses has been approved by the Board and implemented by Management. Further losses expected to arise from the sale or winding down of the businesses amount to NZ$37.4 million and were fully provided for in the fourth quarter.

On 27 March 1997, Telstra Corporation Limited ("Telstra") filed in the Supreme Court of Queensland, a statement of claim against two companies within the Pacific Star Group totalling AUD$98.6 million in respect of carrier services allegedly provided by Telstra and unpaid by those companies, together with interest from 27 March 1997 to the date of judgement. Management believe that the level of provision carried by Pacific Star in relation to its liability to Telstra together with the merit of its various counterclaims, which Management will vigorously pursue, is adequately reflected in the provision made.

Pacific Star's remaining activities consist primarily of providing a range of telecommunication services under its contractual obligations to the Queensland and West Australian State Governments, which expire in August 1997 and February 1998, respectively. This progressive disposal of the business has seen personnel numbers decrease from 578 at 31 March 1996 to 274 at 31 March 1997. Remaining personnel are expected to reduce to approximately 100 by June 1997 and progressively thereafter.

In place of Pacific Star, Telecom has developed an Australian presence designed to service the needs of corporate customers on

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS
both sides of the Tasman, recognising that these organisations increasingly operate their businesses on an Australasian basis.

New Enterprises

In the very short time that it has been operating, XTRA has signed up approximately 51,000 customers offering them a mix of local and international content on the Web. Such swift growth has far exceeded Management's most optimistic expectations and has challenged XTRA's ability to best serve its customers. Telecom is working to better meet the needs of its customers and to position XTRA for continued growth.

The enormous growth in the use of the Internet has underlined the demand for rapid transmission of large amounts of information--data, graphics, video and voice. Demand for broadband technology is expected to be more far-reaching than providing entertainment, as telephony, television and computers converge. This demand will involve employment of a range of technologies including wireless, fibre and coax, as well as enhancement of our copper-wire network. Telecom is well-positioned to respond to these opportunities.

The past year has seen the provision of broadband home entertainment with the launch of First Media. Presently First Media offers 12 channels, including "The Box" where customers can programme their own music selections.

Telecom has been developing PCS which brings together the benefits of fixed and mobile technologies and applications. The first of these services, Mobile Extension, was launched during November 1996. This service allows users to dial internal fixed extension numbers from their mobile phones.

Telecom's PCS BusinessZone product will be launched during May. This service will allow users to make calls within their offices for a fraction of the cost of today's mobile phone. When taken offsite the phones will automatically link into Telecom's mobile network coverage area.

Year 2000 Costs

The majority of computer software worldwide is programmed to process transactions using only two digits for the year of the transaction (eg. "97" for 1997) rather than four digits. Computer systems which process year 2000 transactions with the year "00" will encounter significant processing inaccuracies and even inoperability.

Almost all of the services which Telecom offers its customers are based on technology-driven systems, including the exchanges and other components in Telecom's fixed line, cellular and paging networks. The Year 2000 issue affects also many of Telecom's traditional information technology applications.

Planning to address Year 2000 issues started in August 1996. The first phase of the project, to identify those of Telecom's systems which are not Year 2000 compliant, has been completed. The development of detailed plans and timetables to ensure that all of Telecom's business-critical systems are Year 2000 compliant by 31 December 1998 is underway for completion by May 1997, at which time the identification of and search for the necessary resources will commence.

The operating cost of making the modifications necessary to maintain existing functionality into the year 2000 and beyond is estimated at NZ$87 million.

Competition and Interconnection

Telecom expects competition in New Zealand's telecommunications market to continue to intensify, with the prospects of existing participants extending their activities, and new market entrants.

During June 1996 Telecom concluded an interconnection agreement with Telstra New Zealand Limited ("Telstra NZ") enabling Telstra NZ to offer national and international calls and 0800 services. Telstra NZ has also stated its intention to offer leased data services.

Clear Communications Limited ("Clear") has indicated it will offer local call services to customers in the Auckland, Wellington and Christchurch central business districts. Telecom anticipates significant competition in these areas and in calls to its cellular network. Clear has stated it might also offer local call services to some residential customers. The impact on Telecom's revenues as Clear extends its services cannot be reliably assessed at this time.

Saturn Communications Limited ("Saturn") also is seeking interconnection with Telecom to provide local call services in addition to pay television services it plans to roll-out in selected areas of Wellington and Auckland.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

Negotiations are under way with BellSouth New Zealand Limited ("BellSouth") which provides competing cellular services, on a broader interconnection agreement than the one signed in March 1993.

Telecom is currently in negotiation with carriers in respect of number portability, which allows a customer to retain a telephone number when changing carriers.

Telecom's current offer to the other telecommunications carriers for provision of number portability reflects the cost of providing the service.

Telecom anticipates that the necessary agreements can be reached and that number portability can be implemented this year. The effect, if any, upon Telecom's revenues cannot be measured at this time.

OVERVIEW OF EARNINGS FROM CONTINUING OPERATIONS

The tables which follow the "US GAAP Reconciliation" section show the major components of Telecom's operating revenues and expenses for 1995, 1996 and 1997. Telecom has enhanced its revenue reporting through reclassifications of certain revenue and cost items. The reclassifications are explained further in the tables on page A-18. Reclassifications of prior periods' data have been made for these revenue and cost items and the discontinued operations of Pacific Star.


        EARNINGS FROM CONTINUING OPERATIONS AS A PERCENTAGE OF REVENUE

                                                YEAR ENDED 31 MARCH
                                        ----------------------------------------------------------
                                        1995                       1996                       1997
                                         %                          %                          %
                                        ----------------------------------------------------------
  Excluding abnormal items              38.6                       41.8                       39.9
  Excluding abnormal items,
   XTRA and First Media                 38.6                       42.0                       41.1



Operating Revenues

-------------------------------------------------------------------------------------------------
    VARIATION--
INCREASE/(DECREASE)                      NZ$ MILLIONS                                          %
-------------------------------------------------------------------------------------------------
1997:1996                                   174.9                                             6.0
1996:1995                                   225.1                                             8.4

-------------------------------------------------------------------------------

The principal growth in 1997 was in international revenues, enhanced network services and directories revenues. The rate of revenue growth for 1997 is slower than in recent years for certain revenue lines due to significant market driven price reductions and the slower growth of the New Zealand economy. Allowing for the cellular revenue adjustments (see "Cellular and Other Mobile Services"), revenue would have increased by NZ$186.9 million, or 6.4%.

Revenue for 1996 increased largely due to volume growth in cellular, line rentals, local and national calls and enhanced network services.

Volume Growth


                                AS AT AND FOR THE
                                   YEAR ENDED                CHANGE   CHANGE
                                    31 MARCH                 96:95    97:96
            -----------------------------------------
                           1995        1996        1997        %        %
            -----------------------------------------
  Access
   Lines                 1,658,000   1,719,000   1,782,000     3.7      3.7
  Call minutes
   (millions)
   National calls          1,640.7     1,884.9     2,143.4    14.9     13.7
  International
   outward calls             199.6       238.6       265.6    19.5     11.3
  International
   inward calls
   (excluding
   transits)                 200.5       240.6       279.2    20.0     16.0
  Cellular
   connections
  Total at end
   of period               229,200     339,500     422,800    48.1     24.5
  Average during
   period                  182,600     293,440     382,370    60.7     30.3


Local Service

Local service revenues consist of business and residential line rentals, local call charges (predominantly paid by business customers) and local call interconnection charges for 1995 and 1996.

Local Service (excl CPE Rentals)

-------------------------------------------------------------------------------------------------
    VARIATION--
INCREASE/(DECREASE)                      NZ$ MILLIONS                                          %
-------------------------------------------------------------------------------------------------
1997:1996                                     2.6                                             0.3
1996:1995                                    42.5                                             5.4

-------------------------------------------------------------------------------

Business and residential line rental revenue for 1997 increased by NZ$29.7 million, or 4.2%, due largely to a 3.7% growth in access lines accompanied by a 3.5% increase in residential line rental

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS
charges from February 1996, consistent with the provisions of the Kiwi Share.

The growth in local service revenue for 1997 was adversely affected by the transfer of local service interconnection revenue which is disclosed as part of interconnection revenue in 1997.

The Kiwi Share limits increases in the standard residential telephone rental charge, except in certain limited circumstances, to not more than New Zealand's annual inflation rate as measured by the consumers' price index.

Telecom expects to continue to grow the value of local access through:

 . adding choices tailored to the needs of particular customer groups;

 . offers of free installation of additional lines for business customers and dedicated lines for EFTPOS (Electronic Funds Transfer at Point of Sale) transactions; and

 . offers of free installation of second lines for residential customers to meet their needs for data transmission, Internet access and fax machines, thereby promoting the use of these services.

1996 business and residential line rental revenue increased $NZ27.9 million, or 4.2%, as a result of a 3.7% growth in customer access lines and an increase in residential line rental charges.

Revenue from local calls increased by NZ$3.1 million, or 3.3% for 1997 and NZ$5.1 million, or 5.7%, for 1996 due to growth in call volumes in both years.

                                    [CHART]

National Calls

National call revenue includes calls to a location outside the caller's local calling area (including national interconnection call charges for 1995 and 1996), calls to the cellular network originating within the fixed line network and operator services charges.

-------------------------------------------------------------------------------

    VARIATION--
INCREASE/(DECREASE)                     NZ $ MILLIONS                                        %
------------------------------------------------------------------------------------------------
1997:1996                                    2.9                                             0.5
1996:1995                                   54.3                                            11.1
------------------------------------------------------------------------------------------------

With the expanding range of services offered by Telecom, national call volume and revenue trends continued to reflect the migration of calls into Telecom's cellular network, Virtual Private Networks ("VPN") and Home 0800. VPN and Home 0800 revenues can be regarded as direct substitutes for residential and business tolls and if these revenues were included, national call revenue would have increased by NZ$18.8 million or 3.4% for 1997.

National call revenue continued to show strong volume growth which has been largely offset by market-led price reductions and other initiatives. The slower growth of the New Zealand economy had some effect on volume growth rates.

There was a lower rate of growth in revenue from calls to the cellular network from the fixed line network, reflecting the effects of competition in the cellular business and the slow-down in the economy. This area will be subject to increasing competition. (See "Competition and Interconnection").

-------------------------------------------------------------------------------

NATIONAL CALL VOLUME                             CHANGE %                       CHANGE %
GROWTH *                                          96:95                          97:96
----------------------------------------------------------------------------------------
Call minutes (incl. calls to the
 cellular network)                                 14.9 #                         13.7
Call minutes (excl. calls to the
 cellular network)                                 12.6                           12.9
Call minutes to the cellular network               36.0 #                         20.1

* excluding interconnection calls
# Call minutes for calls to the cellular network for prior periods have been restated to exclude interconnection calls.
-------------------------------------------------------------------------------

The average per minute price of national calls, excluding those made to the cellular network, reduced by approximately 13% compared with last year. During 1996 the average price declined by approximately 9%.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

Telecom's expanding range of pricing and incentive plans for national calls (excluding calls to the cellular network) currently includes the following:

 . A maximum charge of NZ$5 for national calls made between 6pm Friday and midnight Sunday, or on a weeknight between 6pm and 8am. These offers currently apply until December 1997.

 . A residential call plan offering a maximum charge of NZ29 cents per minute for direct-dial off-peak residential national calls since October 1996.

 . A Talking Points loyalty programme which rewards residential customers for using Telecom's services, introduced in May 1996. Approximately 352,000 customers have joined the programme.

The increase in national call revenue for 1996 was driven by volume growth, continued strong growth in Telecom's cellular business and growth in the domestic economy.

International

International revenue includes outgoing international calls made in New Zealand, collect, credit card and "New Zealand Direct" calls to New Zealand, receipts from overseas telecommunications administrations and companies for calls to New Zealand that use Telecom's facilities, and calls from international switched traffic transiting Telecom's facilities. Revenue is also derived from international leased services and private networks used by New Zealand business customers.

-------------------------------------------------------------------------------

    VARIATION--
INCREASE/(DECREASE)                      NZ$ MILLIONS                                          %
-------------------------------------------------------------------------------------------------
1997:1996                                    16.0                                             3.4
1996:1995                                     2.9                                             0.6

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

  INTERNATIONAL GROWTH                     CHANGE %                                   CHANGE %
                                            96:95                                      97:96
----------------------------------------------------------------------------------------------
Outward calls
 -Revenue                                     1.7                                        3.2
 -Call minutes                               19.5                                       11.3
Inwards calls (excluding
 transits)
 -Revenue                                    (6.0)                                      (1.1)
 -Call minutes                               20.0                                       16.0
Transit call margin
 -Margin                                     63.0                                       (5.5)
 -Call minutes                              120.0                                        3.9

-------------------------------------------------------------------------------

Growth in outward call minutes continued strongly on a higher base compared with 1996, but reflected some effect from the slow-down in the domestic economy. Revenue and volumes have also been affected by competitive pressures, including the increased activity of call-back operators.

Average per minute charges for outward calls were approximately 7% lower compared with 1996, reflecting the significant price reductions introduced in July 1995, frequent weekend specials and the more extensive application of residential call plans. Further price reductions were introduced in October 1996 with the launch of the "Worldwide Plan", which is designed to increase call volumes by simplifying the pricing structure. International cellphone call charges also have been reduced.

Inward call revenue reflected a lower average per minute charge, which decreased by approximately 15% largely due to reductions in standard and economy call rates agreed with foreign carriers and the strengthening New Zealand dollar.

The decrease in the net revenue from transit calls for 1997 is the result of an increase in volumes more than offset by a decrease in the average net revenue per minute of approximately 10% reflecting changes in the geographic profile of Telecom's transit business. The transiting of telephone calls from one operator to another through Telecom's facilities is increasingly becoming a large volume, low margin business.

Telecom has established a point of presence in the United States which became fully operational in December 1996. This presence has improved Telecom's competitiveness in the transit call business and is part of Telecom's continual efforts to lower its costs for outward call minutes. Telecom is expanding its presence in this dynamic market by interconnecting with an increasing number of partner carriers in order to secure additional transit business and further reduce costs.

Other international services revenue, which increased by NZ$8.3 million, or 29.2%, for 1997, is largely made up of revenue from leased services and the net revenue received on transit calls for information services.

In 1996, volume growth in outward call minutes more than offset the impact of significant price reductions. An increase in transit revenue more than offset a decline in inwards call revenue which reflected reduced prices for incoming calls following negotiations with overseas administrations, and higher call volumes.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

Cellular and Other Mobile Services

Cellular and other mobile services revenue comprises access and airtime charges for calls originating from Telecom's cellular network (excluding international calls), and revenue from paging and mobile radio services.

-------------------------------------------------------------------------------

    VARIATION--
INCREASE/(DECREASE)                      NZ$ MILLIONS                                          %
--------------------------------------------------------------------------------------------------
1997:1996                                     3.1                                              1.0
1996:1995                                    84.8                                             37.1
--------------------------------------------------------------------------------------------------

Telecom undertakes 24 consecutive cellular billing cycles across a given month with each cycle having a different cut-off date, necessitating the calculation at month-end of revenues billed but unearned and earned but unbilled. During the first quarter of 1997, the method by which these month-end adjustments are determined in respect of each billing cycle was changed. As a result of this change in accounting estimates, together with the effect of pricing changes to service providers relating to earlier periods, cellular revenue for 1997 was adversely affected by approximately NZ$12 million. Excluding these adjustments, the increase in cellular and other mobile services revenue would have been 4.8% for 1997.

-------------------------------------------------------------------------------

      CELLULAR GROWTH                       CHANGE %                                 CHANGE %
                                             96:95                                    97:96
---------------------------------------------------------------------------------------------
Revenue                                       44.0                                      5.8*
Connections
 -Total at end of period                      48.1                                     24.5
 -Average during the period                   60.7                                     30.3
Call Minutes                                  48.9                                     17.3

*excluding accounting and retrospective pricing adjustments

-------------------------------------------------------------------------------

The lower rate of growth in revenue and the customer base reflected intensive competitive pressures on both equipment prices and usage and the slow-down in New Zealand's economic growth.

Growth in connections in the second half of the year reflected the "025 TO GO" promotion launched in November 1996 which accounted for approximately 36,000 additional connections. "025 TO GO" supersedes the Independence Plan and is aimed at making mobile communications more affordable for the consumer market.

Growth in connections was offset by a review of the customer database for non-paying customers in the fourth quarter of 1997 resulting in the cancellation of some connections. Telecom continues to review its customer base and some further cancellations may occur.

The total number of connections, including those of the other cellular service provider, currently represents approximately 14% of the New Zealand population. This penetration level, when compared with other relevant countries, suggests scope for continued expansion of this market.

The benefits to revenue of higher connections were partly offset by continuing entry of lower-usage customers into the broadening market and the lower price plans relating to these consumers. The revenue from higher-usage customers has also been affected by competition.

Telecom has created new value-added revenue streams including Direct Connect (introduced in August 1996), Voice Dial (introduced in October 1996) and Caller Display for digital mobile phones (launched April 1997).

The increase for 1996 was due primarily to the continued growth in Telecom's cellular customer base.

                                    [CHART]

Directories

Directories revenue is derived largely from local advertising by businesses in Telecom's White and Yellow Pages directories and various database services.

-------------------------------------------------------------------------------

    VARIATION--
INCREASE/(DECREASE)                      NZ$ MILLIONS                                          %
--------------------------------------------------------------------------------------------------
1997:1996                                    15.8                                             13.2
1996:1995                                    11.6                                             10.7

-------------------------------------------------------------------------------

Revenue from regional directories increased by 12.4% in 1997 as a result of both tariff and volume growth in both White Pages and Yellow Pages products and reflects business customers taking up new options for directories listings including bold presentation and logos. Revenues from specialised and local directories increased by 24.4%.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS
In 1996, revenue from regional directories increased by 10.6%, and from specialised and local directories by 13.6%.

Leased Services

Leased services revenue includes charges for both analogue and digital leased lines.

-------------------------------------------------------------------------------

    VARIATION--
INCREASE/(DECREASE)                     NZ$ MILLIONS                                        %
------------------------------------------------------------------------------------------------
1997:1996                                   (5.5)                                          (4.1)
1996:1995                                    0.7                                            0.5

-------------------------------------------------------------------------------

The increase for 1997 reflects increased circuit ends and customers, partially offset by price reductions.

Equipment Revenue

Equipment revenue includes equipment sales, customer premises equipment, ("CPE") rental, installation and maintenance revenue.

-------------------------------------------------------------------------------

    VARIATION--
INCREASE/(DECREASE)                     NZ$ MILLIONS                                         %
-------------------------------------------------------------------------------------------------
1997:1996                                   (4.2)                                           (2.1)
1996:1995                                  (22.6)                                          (10.1)

-------------------------------------------------------------------------------

The decreases in equipment revenue for both 1997 and 1996 largely reflected lower CPE rental as customers purchase in preference to renting equipment.

The decrease for 1997 also reflects lower cellular equipment revenue due to both lower sales and prices offset partially by higher revenue from other equipment sales.

Equipment revenue for 1996 also reflected strong growth in cellular equipment sales due to the competitively priced promotional offers on cellular equipment which more than offset the effect of the divestment of Telecom's less complex business CPE operations to a major accredited dealer during the fourth quarter of 1995.

Enhanced Network Services

Enhanced network services revenue includes such products as:

 . 0800 and 0900 services;

 . Smartphone services such as Call Waiting, Call Forward, Three Way Calls and
  Caller Display Service;

 . Centrex, ISDN, VPN and Voice Message Services such as Call Minder;

 . Direct Dial and Customer Link; and

 . Value added services provided by Netway Communications Limited ("Netway").

-------------------------------------------------------------------------------

    VARIATION--
INCREASE/(DECREASE)                      NZ$ MILLIONS                                          %
--------------------------------------------------------------------------------------------------
1997:1996                                    74.4                                             32.7
1996:1995                                    60.1                                             36.0
--------------------------------------------------------------------------------------------------

Demand continued to grow strongly for enhanced network services. The revenue increase was largely due to the growth in 0800 revenues driven by price reductions, the introduction of Home 0800, which contributed 13% of 0800 revenues, and the stimulation of market growth through competition.

-------------------------------------------------------------------------------

ENHANCED NETWORK SERVICES                          CHANGE %                   CHANGE %
GROWTH                                              96:95                      97:96
--------------------------------------------------------------------------------------
0800 services (business and residential)
 -Revenue                                            38.2                       41.7
 -Call minutes                                       77.2                       64.0
Netway revenue                                       25.6                       25.4
Other enhanced network services
 -Centrex lines                                      34.7                       27.9
 -Call Minder mailboxes                              72.6                       45.9
--------------------------------------------------------------------------------------

Increased revenues also reflected growth in the value-added services provided by Netway, voice messaging, and in the use of Centrex, VPN and ISDN services. Centrex and VPN services provide individual business customers with voice and data network capabilities to meet their specific needs, while ISDN services enable high-speed, high-quality transmission of images and data. Combined Centrex, VPN, ISDN and voice messaging revenues increased 52.5% in 1997.

Telecom launched a new product, Calltrack, in April 1997 which enables customers' bills to be sorted by attaching a code to each chargeable call.

The increase for 1996 resulted from similar drivers.

Miscellaneous Other Services

Miscellaneous other services revenue is derived principally from payphones, international consultancy, software development, broadcasting transmission services, and XTRA which commenced contributing revenue during the second quarter of 1997.

-------------------------------------------------------------------------------

    VARIATION--
INCREASE/(DECREASE)                     NZ$ MILLIONS                                         %
-------------------------------------------------------------------------------------------------
1997:1996                                    4.1                                             5.5
1996:1995                                   (9.2)                                          (10.9)
-------------------------------------------------------------------------------------------------

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

The increase arose largely from international consultancy work and the growth of XTRA which had approximately 51,000 customers at 31 March 1997. 1997 revenue includes an amount billed for an outside plant project in Sri Lanka, the margin on which is minor.

XTRA has started trials of an Internet-based voice service which will include national and international calls. While its impact on Telecom's traditional toll service is not expected to be immediately apparent, Internet telephony is expected to be a strong growth area and will lead to some migration of toll traffic.

The decrease in revenue for 1996 was due principally to lower revenue from payphone card collector sets.

Operating Expenses (Excluding Abnormal Costs)

-------------------------------------------------------------------------------

    VARIATION--
INCREASE/(DECREASE)                      NZ$ MILLIONS                                          %
-------------------------------------------------------------------------------------------------
1997:1996                                   158.0                                             9.3
1996:1995                                    47.2                                             2.9

-------------------------------------------------------------------------------

The increases in total operating expenses in 1997 and 1996 largely reflected volume growth in Telecom's various markets. 1997 operating expenses included the costs associated with the commencement of XTRA and First Media and a one-off depreciation charge (see "Depreciation").

A change in the accounting policy in respect of compensated absences increased operating expenses by NZ$17 million for 1996 (see "Personnel Costs"). Excluding the effect of this change, 1996 operating expenses increased by 1.8%.

Operating expenses as a percentage of revenue excluding abnormal costs and the costs associated with the commencement of XTRA and First Media, were 61.4%, 58% and 58.9% for 1995, 1996 and 1997, respectively.

Personnel Costs

                             Gross Personnel Costs
-------------------------------------------------------------------------------

    VARIATION--
INCREASE/(DECREASE)                      NZ$ MILLIONS                                          %
-------------------------------------------------------------------------------------------------
1997:1996                                    13.7                                             2.7
1996:1995                                    12.0                                             2.4
-------------------------------------------------------------------------------------------------

Included in 1996 gross personnel costs is a charge of NZ$17 million due to a change in accounting policy relating to the provision for employees' compensation for future absences.

Excluding this additional charge from 1996, gross personnel costs for 1997 increased NZ$30.7 million, or 6.3%, which reflected increased personnel numbers associated with the rapid growth in enhanced network services and the introduction of XTRA and First Media, together with salary increases for personnel on individual contracts.

Since 1993, the employment arrangements for Telecom employees progressively has moved from being collectively to individually based, with more than 64% of staff on individual contracts compared with 10% in 1993.

Three collective contracts expired in June 1996 and since that date Telecom has been involved in negotiations with the Engineers Union. Approximately 2,500 employees are covered by these contracts and settlements have been reached except 1,473 DB&M employees, for whom an agreement is subject to employee ratification.

-------------------------------------------------------------------------------

                            PERSONNEL NUMBERS
---------------------------------------------------------------------------------------------------
                                                                        Variation             97:96
    -----------------------------------------------------------------------------------------------
                  1995              1996              1997               Number                 %
    -----------------------------------------------------------------------------------------------
Operations        6,785             6,868             6,882                 14                 0.2
Other             1,523             1,658             1,828                170                10.3
    -----------------------------------------------------------------------------------------------
                  8,308             8,526             8,710                184                 2.2
    -----------------------------------------------------------------------------------------------

Productivity levels, as measured by access lines per operations employee, have increased from 244 to 250 and 258 at March 1995, 1996 and 1997 respectively.

Net personnel costs, after capitalisation and other labour recoveries, increased by NZ$29 million, or 9.1%.

Labour capitalised, which is the reallocation of personnel costs incurred in capital projects to fixed assets, remained relatively stable in 1997.

Other labour recoveries consist of the reallocation of personnel costs incurred in maintenance, network operations and installation activities to maintenance costs, cost of sales and other operating costs. The 9.6% decrease in other labour recoveries for 1997 reflected reduced employee numbers in those areas of activity, and increased use of contractors. The effect of the decrease on earnings is neutral.

Gross personnel costs for 1996 decreased by NZ$5 million or 1% if the charge of NZ$17 million related to the change in accounting

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS
policy in 1996 is excluded. This decrease was largely due to lower average staff levels partially offset by the 1.5% salary increase effective from June 1995 for operations personnel covered by collective contracts, as well as salary increases for personnel on individual contracts.

Depreciation

-------------------------------------------------------------------------------

    VARIATION--
INCREASE/(DECREASE)                      NZ$ MILLIONS                                          %
--------------------------------------------------------------------------------------------------
1997:1996                                    50.7                                             10.3
1996:1995                                     3.6                                              0.7

-------------------------------------------------------------------------------

Depreciation expense for 1997 was affected by a change in useful lives of certain information technology and network assets which increased depreciation expense by NZ$14.5 million. Excluding this one-off charge, depreciation expense increased by NZ$36.2 million, or 7.3%.

This increase reflected both the increasing fixed asset base resulting from capital expenditure, and a higher proportion of expenditure on information technology assets which have shorter depreciable lives compared with network assets.

The average annualised depreciation rate on total fixed assets (excluding land and capital work in progress) was 7.9% compared with 7.8% for 1996.

Cost of Sales

Cost of sales are costs directly attributable to revenue earned from international outward calls, product sales and installations, cellular services, directories and miscellaneous other services.

-------------------------------------------------------------------------------

    VARIATION--
INCREASE/(DECREASE)                      NZ$ MILLIONS                                          %
-------------------------------------------------------------------------------------------------
1997:1996                                    10.0                                             2.5
1996:1995                                    21.5                                             5.8

-------------------------------------------------------------------------------

Cost of sales for 1997 included costs related to higher international consultancy, (see "Miscellaneous Other Services"), excluding which, cost of sales increased by NZ$0.4 million or 0.1%. This increase was attributable to increased sales of directories, the cost of the Talking Points loyalty programme and higher cost of equipment sales.

The strengthening New Zealand dollar and lower accounting rates (see "International") offset the impact of a 11.7% increase in international outward call minutes on international cost of sales, which declined by approximately 9%.

The increase for 1996 was largely due to increased volumes of international outward minutes and cellular and other mobile services. Higher cellular equipment sales driven by increased cellular connections and special promotions, also increased cost of sales.

Maintenance

-------------------------------------------------------------------------------

    VARIATION--
INCREASE/(DECREASE)                     NZ$ MILLIONS                                        %
------------------------------------------------------------------------------------------------
1997:1996                                   50.6                                           33.6
1996:1995                                  (12.4)                                          (7.6)

-------------------------------------------------------------------------------

The large increase in maintenance costs for 1997 is due primarily to a change in classification whereby overhead recoveries are now charged to maintenance activities, reducing other operating expenses and increasing maintenance costs by NZ$34.3 million. Excluding this reclassification, maintenance costs increased by 10.8% for 1997.

The remainder of the increase is largely attributable to net reclassifications of approximately NZ$5 million from other cost lines, growth in the cellular network, and maintenance of international cables.

Lower labour recoveries charged to maintenance and the divestment of a section of Telecom's CPE business contributed to the reduction in 1996 maintenance costs.

Other Operating Expenses

Other operating expenses include occupancy, advertising, computer, bad debts, vehicle, postage, agency and stationery expenses, which together represented 70% of other operating expenses before capital and maintenance recoveries.

-------------------------------------------------------------------------------

    VARIATION--
INCREASE/(DECREASE)                      NZ$ MILLIONS                                          %
-------------------------------------------------------------------------------------------------
1997:1996                                    17.7                                             5.2
1996:1995                                    15.2                                             4.7

-------------------------------------------------------------------------------

Excluding the effect of charging overhead recoveries to maintenance (see "Maintenance") other operating expenses increased by NZ$52 million, or 15.4% largely due to:

 . higher sales related costs such as advertising and bad debts;

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

 . higher accommodation costs with the commencement of XTRA and First Media and a catchup programme for maintenance on exchange buildings;

 . increased computer costs, affected by the introduction of a new operating system;

 . redundancy costs, amounting to approximately NZ$5 million, largely related to the business reorganisation at 1 April 1996.

The increase for 1996 was largely due to higher sales-related costs in advertising and bad debts, along with increased computer costs.

Net Interest Expense

-------------------------------------------------------------------------------

     VARIATION--
 INCREASE/(DECREASE)                     NZ$ MILLIONS                                       %
------------------------------------------------------------------------------------------------
 1997:1996
 Interest expense                             1.4                                           1.1
 Investment income                           (5.9)                                        (17.9)
                       -------------------------------------------------------------------------
 Net interest expense                         7.3                                           7.9
                       -------------------------------------------------------------------------
 1996:1995
 Interest expense                            (6.5)                                         (4.9)
 Investment income                            5.0                                          17.9
                       -------------------------------------------------------------------------
 Net interest expense                       (11.5)                                        (11.1)

-------------------------------------------------------------------------------

Interest expense for 1997 did not vary significantly from 1996, reflecting a relatively stable average level of debt and average interest rates. The decrease in investment income reflected a lower level of investments. Interest expense will increase in the next fiscal year as shares are repurchased and refinanced with TeleNotes. (See "Capital Resources").

The decrease in interest expense for 1996 was due to a change in accounting policy relating to capitalised interest whereby Telecom now capitalises interest in respect of all material self-constructed assets. Excluding the effect of this change, interest expense increased for 1996 by NZ$3 million, or 2.3%, largely due to an increase in the average interest rate of approximately
0.4 percentage points compared with the average rate for 1995.

The increase in investment income for 1996 was due to a higher average interest rate and average short-term investments balance.

Earnings from continuing operations excluding abnormal costs covered net interest (after investment income but before interest capitalised) 10.9 times, compared with 11.3 times in 1996 and 9.7 times in 1995.

Taxation

-------------------------------------------------------------------------------

    VARIATION--
INCREASE/(DECREASE)                     NZ$ MILLIONS                                         %
-------------------------------------------------------------------------------------------------
1997:1996                                  (64.7)                                          (17.2)
1996:1995                                   67.7                                            22.0

-------------------------------------------------------------------------------

Income tax expense for 1997 decreased due to lower before tax earnings, which included the impact of abnormal restructuring charges. The effective tax rate was 31.7% compared with 33.5% for 1996, 33% for 1995 and a statutory rate of 33%.

Income tax expense increased in 1996 largely due to an increase of NZ$189.4 million, or 20.3%, in earnings before tax.

A periodic review by the Inland Revenue Department is in progress, the likely outcome of which is not known.

LIQUIDITY

Telecom believes it has adequate internal and external resources available, including borrowing capacity, to finance its operating requirements, restructuring costs, anticipated capital expenditure, dividends and investments.

Cash Flows from Operating Activities

Net cash flows from operating activities were NZ$1,419.4 million for 1997, an increase of NZ$158.0 million due principally to higher receipts from customers and reduced tax, redundancy and restructuring payments, partly off-set by higher payments to suppliers and employees.

The lower tax payments arose from the increase in tax credits from the Inland Revenue Department equivalent to the quarterly supplementary dividends paid to non-resident shareholders, due to the removal in the third quarter of 1996 of the 10% holding threshold for non-resident shareholders.

The approximate after tax cash out flows in future years relating to current restructuring and Year 2000 provisions are expected to be about NZ$120 million with approximately 80% being spent in fiscal 1998 and 1999.

Net cash outflows related to the disposal of Pacific Star's remaining operations are expected to be minimal.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

Cash flows from operating activities were NZ$1,261.4 million in 1996 and NZ$1,031.6 million in 1995.
                                    [CHART]

Cash Flows from Investing Activities

Net cash flows used in investing activities amounted to NZ$667.3 million, compared with NZ$504.4 million in 1996 and NZ$365.6 million in 1995. The increase in 1997 was due to an increase in cash applied to the purchase of fixed assets and a reduction in the amount received from the redemption of notes receivable.

Cash Flows from Financing Activities

Net cash flows used in financing activities amounted to NZ$746.2 million, compared with NZ$756.8 million in 1996 and NZ$653.2 million in 1995. 1997 cash flows reflect cash applied to the repurchase of shares, lower long-term debt proceeds and repayments, increased proceeds from short-term debt and lower dividend payments. The dividends paid are lower due to the change in timing of quarterly dividend payments whereby 1996 dividends paid included the 1995 final dividend of 16.5 cents per share.

Telecom has declared a fully imputed fourth interim dividend for 1997 of NZ10.5 cents per share, a total of NZ$192.7 million, to be paid in June 1997.

A supplementary dividend of NZ$26.4 million will be paid to shareholders who are non-resident in New Zealand. Telecom receives an equivalent tax credit from the Inland Revenue Department for this amount.

CAPITAL RESOURCES

Cash and Short-term Investments

Telecom had cash and short-term investments of NZ$36.3 million at 31 March 1997, a decrease of NZ$6.7 million, and had available unutilised committed facilities of NZ$238.5 million, as well as substantial uncommitted other borrowing capacity.

Debt

Total interest-bearing long-term and short-term liabilities amounted to NZ$1,809.6 million, compared with NZ$1,559.2 million at 31 March 1996 and NZ$1,458.3 million at 31 March 1995.

The net debt to net debt plus capital funds ratio was 51.4% at 31 March 1997 compared with 40.7% at 31 March 1996. Once the short-term funding used to 31 March 1997 for share repurchases of approximately NZ$357.5 million has been refinanced with TeleNotes, the ratio is expected to fall to within the 40% to 45% range. A high volume of share repurchases in a short period may take the ratio above this band temporarily until the corresponding issue of TeleNotes or similar securities. If debt and capital funds are adjusted for the proposed issue of TeleNotes based on share repurchases to date, the ratio is 43.6%. In calculating this ratio, net debt is deemed to consist of total long and short-term debt, net of cash and short-term investments, and a term deposit of NZ$34.5 million, while capital funds include shareholders funds, capital notes and minority interests.

The estimated fair value of Telecom's long-term debt at 31 March 1997 was NZ$1,361.9 million compared with its carrying amount of $1,370.5 million (stated inclusive of the effect of hedging transactions). The estimated fair value of long-term debt, at 31 March 1996 was NZ$1,399.5 million compared with its carrying amount of NZ$1,417.6 million. The differences between the fair values and the carrying amounts were due to Telecom's lower fixed rates of interest on debt in comparison to the prevailing market rates in effect at 31 March 1997 and 1996 for instruments of a similar maturity.

Share Repurchase

Telecom commenced its programme of share repurchases in February 1997. As at 31 March 1997, the Company had acquired a total of 54.7 million shares for an aggregate cost of NZ$357.5 million. Of this total, 32.3 million shares were acquired on the New Zealand Stock Exchange for NZ$211.7 million. The balance of 22.4 million shares was acquired for NZ$145.8 million through Ameritech and Bell Atlantic selling down shares directly to Telecom in order to avoid violating Kiwi Share provisions which limit their holdings to a maximum of 24.95% each.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

As stated previously, the objectives of the repurchase are to reduce Telecom's average cost of capital and further enhance value to shareholders. It is currently the intention of the Company to repurchase shares to a market value of NZ$1 billion (including those repurchased to date) over the course of approximately one year, although some flexibility may be required in the timeframe given that such programmes are new to the New Zealand equities market.

TeleNotes

TCNZ Finance Limited ("the Issuer"), Telecom's main financing subsidiary, issued a prospectus for an issue of TeleNotes. It is Telecom's intention to issue TeleNotes to finance or refinance funding utilised to effect some or all of the NZ$1 billion share repurchase programme.

TeleNotes are an unsecured subordinated issue which pay a fixed interest rate for the holder between election dates. On election date, holders may elect to retain some or all of their TeleNotes for a further period on terms specified by the Issuer or require redemption. The Issuer has the option to redeem the TeleNotes including any unpaid interest for cash and/or by procuring the issue of Telecom shares (valued at 90% of the then-current market share price) to the holders of the TeleNotes.

The initial issue of TeleNotes was for an aggregate principal amount of NZ$275 million and was made in the New Zealand market. They were issued for a fixed term of seven years, with a fixed coupon of 8.5%. Subsequent issues may vary these terms and conditions.

Derivatives

Telecom uses derivative financial instruments to reduce its exposure to fluctuations in interest rates and foreign exchange rates. Telecom does not hold or issue financial instruments for trading purposes. Any gains or losses on these hedging financial instruments are generally off-set by gains or losses on the underlying exposures being hedged. Telecom monitors the use of derivative financial instruments through the use of well-defined market and credit risk limits and timely reports to senior management.

As at 31 March 1997, Telecom had hedged approximately NZ$130 million of projected short-term debt over the next year and beyond, through the use of an interest rate swap and an interest rate option "collar". Forward rate agreements, based on the New Zealand Government bond maturing in 2006 totalling NZ$164 million, have been used to hedge the issue yield on part of the TeleNotes that Telecom plans to issue over the next year to finance the share repurchase programme.

As at 31 March 1997, Telecom had used cross currency interest rate swaps with a contract value of NZ$262.5 million to hedge long-term debt denominated in US dollars. Telecom has also used forward exchange contracts with a contract value of NZ$463.6 million to hedge short-term debt, principally denominated in US dollars, and firm purchase commitments, mainly denominated in US dollars and Japanese yen. Telecom's net unhedged foreign exchange exposure at 31 March 1997 is not significant.

Capital Expenditure

Capital expenditure amounted to NZ$695.7 million, an increase of NZ$126.6 million, or 22.2%, compared to 1996, where capital expenditure increased NZ$134.2 million, or 30.9%, compared to 1995. Cash applied to capital expenditure amounted to NZ$683.3 million, an increase of NZ$124.6 million, or 22.3%.

Included in 1997 capital expenditure was NZ$469 million for renewal and growth of the fixed network (including the international and mobile networks), NZ$121.4 million for service growth (including Telecom's strategic investment in broadband services) and NZ$75.4 million for operating support systems and business process improvements.

Telecom currently expects to spend approximately NZ$800 million on capital equipment in fiscal 1998.

This amount will be subject to review under Performance 2000. Significant expenditure will be incurred to accommodate the expected volume growth in existing lines of business. The two largest individual projects planned are in the strategic areas of entertainment and information services and PCS.

US GAAP RECONCILIATION

The consolidated financial statements are prepared in accordance with NZ GAAP which differ in certain significant respects from US GAAP. These differences, and the approximate effect of the adjustments necessary to restate net earnings and capital funds, are detailed in Note 28 to the consolidated financial statements.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

As a result of these differences, Telecom's US GAAP net earnings were higher than its NZ GAAP net earnings by approximately NZ$93.6 million (16.1%) for 1997 and lower by NZ$1.8 million (0.3%) and NZ$6.6 million (1.1%) for 1996 and 1995 respectively.

US GAAP earnings are higher due largely to the add back for US GAAP purposes of the provision for restructuring and Year 2000 costs, partially offset by the depreciation charge on interest previously capitalised for US GAAP reporting purposes.

Total capital funds at the end of each year were greater under US GAAP by approximately NZ$320.4 million (19.5%), NZ$209.7 million (9.8%) and NZ$343.9 million (16.5%) for 1997, 1996 and 1995 respectively, due to the accumulated effects of the differences referred to above and the fact that, under NZ GAAP, dividends paid in respect of, but after, a fiscal year are deducted in computing retained earnings for such year, whereas they are not so deducted under US GAAP.

NEW ACCOUNTING STANDARDS

The future impact of recent US accounting standards issued by the Financial Accounting Standards Board ("FASB") applicable to Telecom's financial statements is discussed below.

In February 1997, the FASB issued Statement of Financial Accounting Standards No. 128, Earnings Per Share ("SFAS 128") and this statement will be adopted by Telecom effective 31 March 1998. SFAS 128 simplifies the computation of earnings per share ("EPS") by replacing primary and fully diluted presentations with the new basic and diluted disclosures. Assuming the company had adopted the provisions of SFAS 128, the calculations of primary and fully diluted EPS would have been substantially the same as the reported EPS for the last three fiscal years.

In February 1997, the FASB issued Statement of Financial Accounting Standards No. 129, Disclosure of Information about Capital Structure ("SFAS 129") and this statement will be adopted by Telecom effective 31 March 1998. SFAS 129 establishes standards for disclosing information about an entity's capital structure. Telecom has not determined the impact of this pronouncement on its financial statements.

In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income ("SFAS 130"), and Statement of Financial Accounting Standards No. 131, Disclosure about Segments of an Enterprise, ("SFAS 131"). SFAS 130 establishes standards for reporting and displaying comprehensive income and its components and is effective for fiscal years beginning after 15 December 1997. SFAS 131 establishes standards for the way that public business enterprises report information about operating segments in annual and interim financial statements. This statement also establishes standards for related disclosures about products and services, geographic areas and major customers and is effective for fiscal years beginning after 15 December 1997. Telecom has not determined the impact of these pronouncements on its financial statements.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS
OVERVIEW OF EARNINGS FROM CONTINUING OPERATIONS

                                                                                        VARIATION
                                                 YEARS ENDED 31 MARCH                     97:96
-----------------------------------------------------------------------------------------------------
(in NZ$ millions, except percentages)   1995      %     1996      %     1997      %      $       %
-----------------------------------------------------------------------------------------------------
OPERATING REVE-
 NUES
Local service                            784.2   29.2    826.7   28.4    829.3   26.9     2.6    0.3
National calls                           488.1   18.2    542.4   18.7    545.3   17.7     2.9    0.5
International                            466.1   17.4    469.0   16.1    485.0   15.7    16.0    3.4
Interconnection                              *     --        *     --     65.7    2.1    65.7     --
Cellular and
 other mobile
 services                                228.5    8.5    313.3   10.8    316.4   10.3     3.1    1.0
Enhanced network
 services                                167.1    6.2    227.2    7.8    301.6    9.8    74.4   32.7
OTHER OPERATING
 REVENUES
 Directories                             108.2    4.0    119.8    4.1    135.6    4.4    15.8   13.2
 Leased services                         132.5    4.9    133.2    4.6    127.7    4.1    (5.5)  (4.1)
 Equipment reve-
  nue                                    224.7    8.5    202.1    6.9    197.9    6.4    (4.2)  (2.1)
 Miscellaneous
  other services                          84.1    3.1     74.9    2.6     79.0    2.6     4.1    5.5
                                       -------------------------------------------------------------
                                         549.5   20.5    530.0   18.2    540.2   17.5    10.2    1.9
                                       -------------------------------------------------------------
TOTAL OPERATING
 REVENUES                              2,683.5  100.0  2,908.6  100.0  3,083.5  100.0   174.9    6.0
                                       -------------------------------------------------------------
OPERATING EX-
 PENSES
Gross personnel
 costs                                   496.1   18.5    508.1   17.4    521.8   16.9    13.7    2.7
Labour
 capitalised                             (41.7)  (1.6)   (50.6)  (1.7)   (48.7)  (1.6)    1.9    3.8
Labour recovered                        (155.8)  (5.8)  (139.6)  (4.8)  (126.2)  (4.0)   13.4    9.6
                                       -------------------------------------------------------------
Net personnel
 costs                                   298.6   11.1    317.9   10.9    346.9   11.3    29.0    9.1
Depreciation                             490.1   18.3    493.7   17.0    544.4   17.7    50.7   10.3
Cost of sales                            373.1   13.9    394.6   13.5    404.6   13.1    10.0    2.5
Maintenance                              163.1    6.1    150.7    5.2    201.3    6.5    50.6   33.6
Other operating
 expenses                                322.0   12.0    337.2   11.6    354.9   11.5    17.7    5.2
                                       -------------------------------------------------------------
                                       1,646.9   61.4  1,694.1   58.2  1,852.1   60.1   158.0    9.3
Abnormal costs                              --     --       --     --    151.5    4.9   151.5     --
                                       -------------------------------------------------------------
TOTAL OPERATING
 EXPENSES                              1,646.9   61.4  1,694.1   58.2  2,003.6   65.0   309.5   18.3
                                       -------------------------------------------------------------
SURPLUS FROM
 CONTINUING
 OPERATIONS                            1,036.6   38.6  1,214.5   41.8  1,079.9   35.0  (134.6) (11.1)
                                       -------------------------------------------------------------

* not disclosed due to legal confidentiality agreements

Certain reclassifications of prior periods' data have been made to conform to current period classifications as follows:

 . Interconnect revenue is now separately reported rather than allocated to local service, national calls, international and leased services revenue.

 . The basis for allocating account considerations and call plans has been changed to more accurately reflect the revenue streams to which the account considerations and call plans relate.

 . Equipment revenue now includes customer premises equipment rental, (previously included as local service revenue) and maintenance (previously included as miscellaneous other services revenue).

 . International transit revenue is now reported net of the international outpayment. Previously the outpayment was included in cost of sales.

 . PayPhone revenue is now all included under miscellaneous other services revenue. Previously the network value of local, national and international calls was reclassified to local service, national call and international revenue respectively.

                         MANAGEMENT COMMENTARY FOR THE
                  NINE MONTHS ENDED DECEMBER 31, 1996 AND 1997

          TELECOM CORPORATION OF NEW ZEALAND LIMITED AND SUBSIDIARIES
                             MANAGEMENT COMMENTARY

Telecom's reported net earnings of NZ$598 million for the nine months ended 31 December 1997 increased NZ$69.9 million, or 13.2%, from NZ$528.1 million for the same period last year. Reported net earnings for the third quarter ended 31 December 1997 ("Q3 1997-98") of NZ$199.2 million represented an increase of NZ$32 million, or 19.1%, compared with the same quarter last year.

Telecom will pay a fully imputed third quarter dividend of NZ10.5 cents per ordinary share in March 1998. In addition, a special fully imputed dividend of NZ3.5 cents per ordinary share has been declared. The special dividend will have the effect of allowing the usage of imputation credits that might otherwise be cancelled following the Ameritech sale of Telecom's shares. The amount of the fourth fiscal quarter dividend is expected to be reduced by the level of the special dividend.

Reported net earnings per share ("EPS") for the nine months rose 19.4% from NZ27.9 cents to NZ33.3 cents per share and 28.4% from NZ8.8 cents to NZ11.3 cents for Q3 1997-98. EPS growth is greater than reported net earnings growth because Telecom's share repurchase programme which was completed in December 1997 has reduced the number of shares on issue. The effect on EPS of a lower number of shares is partly offset by additional funding costs of the shares repurchased.

Net earnings from continuing operations (excluding the losses from discontinued operations from the comparative periods last year) increased NZ$30.1 million, or 5.3%, for the nine months and NZ$14.7 million, or 8%, for the third quarter. EPS from continuing operations increased 10.6% for the nine months and 15.3% for the third quarter.

                               EARNINGS OVERVIEW

                                               NINE MONTHS ENDED 31 DECEMBER
                                               --------------------------------------
                                                1996            1997           CHANGE
                                                NZ$M            NZ$M             %
                                               --------------------------------------
  Reported operating revenues                  2,288.1         2,523.3          10.3
  Reported operating expenses                  1,377.1         1,518.8          10.3
  Reported net earnings                          528.1           598.0          13.2
  Loss from discontinued operations               39.8              -             -
  Net earnings from continuing operations        567.9           598.0           5.3
  Reported EPS (cents)                            27.9            33.3          19.4
  EPS from continuing operations (cents)          30.1            33.3          10.6
  Dividend per share (cents)                      28.5            31.5          10.5
  Special dividend per share (cents)                --             3.5            --



                               EARNINGS OVERVIEW

                                                       QUARTER ENDED
                                                        31 DECEMBER
                                                --------------------------------------
                                                1996            1997            CHANGE
                                                NZ$M            NZ$ M             %
                                                --------------------------------------
  Reported operating revenues                   780.7           857.6             9.9
  Reported operating expenses                   482.2           516.9             7.2
  Reported net earnings                         167.2           199.2            19.1
  Loss from discontinued operations              17.3              --              --
  Net earnings from continuing operations       184.5           199.2             8.0
  Reported EPS (cents)                            8.8            11.3            28.4
  EPS from continuing operations (cents)          9.8            11.3            15.3
  Dividend per share (cents)                      9.5            10.5            10.5
  Special dividend per share (cents)               --             3.5              --


Reported net earnings compared to the same periods last year have been adversely affected by the distribution on capital note coupons ("TeleNotes") along with other interest costs incurred on funding used to effect the share repurchase programme. (Approximately NZ$25 million and NZ$11 million after tax for the nine months and third quarter respectively).

Telecom's result for the nine months and third quarter reflects its strategic focus on growing its core business while developing value added services and cost containment.

Revenue rose by 8.4% in the nine months to 31 December 1997 (8.3% in Q3 1997-
98) after allowing for the cellular revenue adjustments last year and prior to the impact of a change in the method of accounting for national call revenue following the implementation of new terms between Telecom and BellSouth New Zealand Limited ("BellSouth"). This change increased national call revenue and cost of sales respectively, as these revenues and costs were previously shown net rather than gross.

Significant price reductions have taken place in the nine months ended 31 December 1997 affecting national call and international revenues. Further reductions have been announced which took effect from January and February 1998. The effect on revenue of reduced prices is expected to be at least partially offset by volume growth. However, the overall impact on revenue and earnings is uncertain given the extent of competition.

                             MANAGEMENT COMMENTARY

The rate of increase in operating expenses, excluding the impact of changes in the method of accounting for cost of sales ("refer above"), was 7.9% for the nine months and 4.7% for Q3 1997-98. Expense growth has slowed during the second and third quarters as the benefits of the Performance 2000 project have continued to be felt. (See "Other Matters.")

Net cash flows from operating activities increased by NZ$130.3 million, or 12.5%, for the nine months. (See "Liquidity and Capital Resources").

DIVIDENDS

The quarterly dividend of NZ10.5 cents per share represents a distribution of approximately 92.3% of third quarter reported net earnings.

A special dividend of NZ3.5 cents per share has been declared. The dividend will have the effect of utilising imputation credits. The amount of the fourth fiscal quarter dividend is expected to be reduced by the level of the special dividend.

Due to seasonality and other factors, Telecom's earnings are not distributed evenly throughout the year. The dividend payout percentage for the third quarter, therefore, is not necessarily indicative of distribution levels for the remainder of the year or for subsequent periods.


                                         QUARTER 3                        SPECIAL
                                      -----------------------------------------------
 Dividends
 Per ordinary share                   NZ10.5 cents                    NZ3.5 cents
 Per American Depositary
  Share                               US48.75 cents *                 US16.25 cents *
 Supplementary dividend
  (to non-resident holders)
  Per ordinary share                  NZ1.85 cents                    NZ0.62 cents
  Per American Depositary
   Share                              US8.59 cents  *                 US2.88 cents  *
 Books closing dates
 New Zealand,
  Australia Stock
  Exchanges                           6 March 1998                    6 March 1998
 New York Stock Exchange              5 March 1998                    5 March 1998
 Payment dates
 New Zealand, Australia               18 March 1998                   1 April 1998 #
 New York                             25 March 1998                   8 April 1998 #


* Based on an exchange rate at 31 December 1997 of NZ$1.00 to US$0.5803. # Anticipated date (subject to change).

THE NEW ZEALAND ECONOMY

The New Zealand Government reported increased economic activity in the three months to the end of September 1997, with seasonally adjusted Gross Domestic Product up 0.5% over the three months and 2.5% higher than it was a year before.

Inflation in the December quarter, as measured by the Consumer Price Index
(CPI) and reported by Statistics New Zealand, was 0.6% resulting in a 0.8% increase for the year to December 1997.

At the end of Q3 1997-98, the International Monetary Fund ("IMF") revised its 1998 calendar economic growth forecast for New Zealand from 3.9 percent to 3.6 percent. The Treasurer has said the government's economic outlook is in line with the IMF's forecasts but New Zealand based private sector economists have forecast a slower growth rate of 2.2--2.8 percent. The seasonally adjusted unemployment rate was 6.7 percent in the December 1997 quarter. Private sector economists cite the weakened outlook for New Zealand's export markets and softer commodity prices in light of the Asian economic crisis as reasons for a downwards revision of economic growth forecasts. The country's overseas balance of payments current account deficit is likely to persist for some time at a relatively high level. This may well constrain New Zealand's short term growth prospects.

COMPETITION

Telecom expects competition in New Zealand's telecommunications markets to continue to intensify, with the prospect of existing participants extending their activities and new competitors entering the market. Competition exists in each of the markets in which Telecom operates, including telephone services, cellular and other mobile services, customer premises equipment, leased services and Internet access. Telecom has now completed eight interconnection agreements.

The competitive market has resulted in significant price reductions for international calls in 1998 for both residential and business customers. ("See International").

A new interconnection agreement was completed with BellSouth in February 1998 which runs until 31 March 2000. The agreement replaces the interconnection agreement signed in March 1993.

                             MANAGEMENT COMMENTARY

In May 1997, Telstra New Zealand Limited ("Telstra NZ") accepted Telecom's offer to provide an interim solution for local number portability. On 11 November 1997 Telecom signed a new interconnection agreement with Telstra NZ which includes number portability. Telstra has announced its intention to provide local services.

On 26 November 1997 Telecom and Clear Communications Limited signed an agreement establishing number portability between their two networks.

There will be further competition in the local service market with the interconnection agreement with Saturn Communications Limited (a cable television service provider) completed in June 1997. The agreement covers local service interconnection as well as 0800 and national long distance calling.

In September 1997, Telecom announced that it had signed an interconnection agreement with Compass Communications Limited. The agreement covers both national and international tolls bypass and 0800 services for voice, fax and data.

OVERVIEW OF RESULTS

Surplus From Continuing Operations

The surplus from continuing operations increased by NZ$93.5 million, or 10.3%, for the nine months and NZ$42.2 million, or 14.1%, for the third quarter compared with the same periods last year. The surplus from continuing operations as a percentage of revenue was 39.8% for the nine months and 39.7% for Q3 1997-98 compared with 39.8% and 38.2% for the same periods last year.

Revenue

Revenue growth for the nine months to 31 December 1997 was driven largely by growth in access lines and call volumes and increased usage of enhanced network services and cellular services.

Telecom has enhanced its revenue reporting through reclassifications of certain revenue items. The reclassifications are explained further in the tables on pages A-31 and A-32. The prior periods' data have been restated.

Volume Growth


                     AS AT AND FOR THE
                        NINE MONTHS       VARIATION
                     ENDED 31 DECEMBER      97:96
                    -------------------------------
                      1996       1997         %
                    -------------------------------
  Access lines      1,761,000  1,823,000     3.5
  Call minutes
   (millions)
   National calls     1,600.5*   1,661.8#    3.8
   International
    outward calls       197.2*     226.9    15.1
   International
    inward calls
    (excluding
    transits)           208.8      242.5    16.1
  Cellular connec-
   tions
   Total at end of
    period            410,300    469,400    14.4
   Average during
    the period        372,200    448,100    20.4

* Reclassifications of prior period data have been made to conform to current classifications.
# Excluding calls from Telecom's fixed line to BellSouth's cellular network.


                    FOR THE THIRD
                    QUARTER ENDED   VARIATION
                     31 DECEMBER      97:96
                    -------------------------
                     1996    1997       %
                    -------------------------
  Call minutes
   (millions)
   National calls    557.9*  548.2#   (1.7)
   International
    outward calls     69.7*   79.5    14.1
   International
    inward calls
    (excluding
    transits)         71.9    84.9    18.1

* Reclassifications of prior period data have been made to conform to current classifications.
# Excluding calls from Telecom's fixed line to BellSouth's cellular network.

Local Service

Local service revenues increased by NZ$20.7 million, or 3.3%, for the nine months and NZ$8 million, or 3.9%, for the third quarter, compared with the same periods last year.

Business and residential line rental revenue increased by NZ$13.8 million, or 2.5%, for the nine months and NZ$4.1 million, or 2.2%, for the third quarter as a result of a 3.5% growth in access lines partially offset by the net effect of pricing changes.

The increase in access lines was partially attributable to the offers of free installation of additional lines for business and residential

                             MANAGEMENT COMMENTARY
customers and dedicated lines for EFTPOS (Electronic Funds Transfer at Point of Sale) transactions.

Consistent with the provisions of the Kiwi Share, a 2.9% increase in residential line rental took effect from 1 August 1997.

Telecom has introduced choices for customers in the way they pay for their residential telephone service. Since August 1997, residential customers have had the option to continue with the existing monthly line rental and unlimited free local calling option or pay a lower monthly rental and 20 cents per local call. At the end of Q3 1997-98, approximately 70,000 residential customers had switched to the new pricing option.

In December 1997, charges were introduced of NZ50 cents per national Directory Assistance call and NZ$1.50 per international Directory Assistance call. At the same time, the monthly residential line rental was reduced by NZ$1.25 to NZ$35.66 (including GST).

In December 1997, there was also a reduction in business line rentals of 3.3% in conjunction with an increase in business local call prices.

Revenue from local calls increased by NZ$6.9 million, or 9.3%, for the nine months, and NZ$3.9 million, or 16.2%, for the third quarter, due to higher call volumes and the price increase for business local calls which has taken place in conjunction with the price reduction in business line rentals. Local call minutes increased by 7.6% for the nine months and 7.8% for the third quarter.

National Calls

National call revenue for the nine months to 31 December 1997 included the effect of a change in accounting for calls from Telecom's fixed line network to BellSouth's cellular network necessitated by the implementation of new terms in an agreement with BellSouth. Gross revenue from these calls is now included in national call revenue with the termination payment included in cost of sales. Previously national call revenue included this revenue net of payments to BellSouth. Excluding the effect of this change, national call revenue increased by NZ$4.3 million, or 1%, for the nine months and decreased NZ$0.2 million, or 0.2%, for the third quarter (NZ$15.1 million, or 3.5%, and NZ$3.9 million, or 2.7%, including the increases in Home 0800 and Virtual Private Networks ("VPN") revenue from national calls). The increase for the nine months reflected volume growth due to market-led price reductions and other marketing initiatives, and continued growth in the cellular market. The slower growth of the New Zealand economy had some effect on volume growth rates. The decrease for the third quarter was largely due to lower call volumes and the migration of calls to Home 0800 and VPN.

With the expanding range of services offered by Telecom, national call volume and revenue trends continued to reflect the migration of calls into Telecom's cellular network, VPN and Home 0800. VPN and Home 0800 revenues from national calls can be regarded as direct substitutes for residential and business tolls.

-------------------------------------------------------------------------------

                                                              NINE         THIRD
                 NATIONAL CALL MINUTES                       MONTHS       QUARTER
                GROWTH (VARIATION 97:96)                       %             %
---------------------------------------------------------------------------------
Call minutes (including calls to the cellular network) #      3.8          (1.7)
Call minutes (including home 0800 and VPN)                    5.9           4.4
Call minutes (excluding calls to the cellular network)        3.2          (2.7)
Call minutes to the cellular network #                        8.4           5.8

-------------------------------------------------------------------------------

# Call minutes for calls to the cellular network excluding calls to BellSouth's cellular network.

The average per minute charge for national calls, excluding those made to the cellular network, was approximately 3.2% lower for the nine months compared with the same period last year. The average per minute charge remained static for the third quarter.


From the beginning of February 1998, residential national toll rate plans were restructured. The number of calling periods for residential customers has been cut from four to two, peak and off-peak, and the number of calling steps has been cut from 15 to seven. The restructuring resulted in reductions for long-distance calls of up to 65 percent against existing base rates. Some, but not all, short distance calls increased in price, while the cost of longer distance calls reduced in price. Customers have the option to remain on existing toll rates. A further initiative is Favourite Place New Zealand which provides a flat fee option for unlimited off-peak calling to another area in New Zealand chosen by the customer.

Telecom's NZ$5 cap on off-peak national calls, offered through the NZ$5 Weeknights and NZ$5 Weekends, currently apply to all of the new toll price plans until 31 December 1998. However, from 1 February 1998 the NZ$5 caps will only be available to customers who choose Telecom as their preferred national toll calls provider.

                             MANAGEMENT COMMENTARY

A Talking Points loyalty programme which rewards residential customers for using Telecom's services was introduced in May 1996. Approximately 461,000 customers have joined the programme. The schools connection loyalty programme where residential customers nominate schools to receive sponsorship from Telecom based on the customer usage of Telecom's service, has 520,000 customers.

International

Total international revenue increased by NZ$12.6 million, or 3.4%, for the nine months and NZ$3.9 million, or 3.2%, for the third quarter compared with the same periods last year. The increase for the nine months reflects increases in revenue from outward calls, other international services and the margin on transit calls partially offset by a reduction in inward call revenue. A decrease in outward call revenue for the third quarter was more than offset by increases in the margin from transit calls and other international services revenue.

-------------------------------------------------------------------------------------------
                                                  NINE                               THIRD
INTERNATIONAL GROWTH (VARIATION                  MONTHS                             QUARTER
97:96)                                             %                                   %
-------------------------------------------------------------------------------------------
Outward calls
 -Revenue                                          3.1                                (2.5)
 -Call minutes                                    15.1                                14.1
Inward calls (excluding transits)
 -Revenue                                         (7.0)                                0.6
 -Call minutes                                    16.1                                18.1
Net transit revenue #                             81.0                               166.7
-------------------------------------------------------------------------------------------

# Gross revenue net of outpayments

The rate of growth in outward call minutes reflected market growth and the volume stimulation from price specials offered to New Zealand customers. Outward call revenue and volumes have been affected by competitive pressures, including increased activity by new players and the slow-down in the domestic economy.

The average per minute charge for outward calls was approximately 10% and 15% lower for the nine months and third quarter respectively compared with the same periods last year, reflecting frequent weekend specials and the more extensive application of call plans. New residential toll price plans were introduced on 1 July 1997 aimed at offering substantial discounts to residential customers based on their own typical calling patterns.

Further price reductions will be effective in 1998. From 1 January 1998 international toll prices for residential customers fell by an average of almost 20%. Telecom has also simplified calling times to peak (8.00am to 6.00pm weekdays) and off-peak (6.00pm to 8.00am weekdays and all weekend). International toll calling prices for Telecom business customers will decrease on average by 15% from 1 February 1998. While price elasticity and market growth have historically partially or wholly tended to offset price declines, given the size of this decrease, management expects some decline in international tolls revenues for the fourth quarter of fiscal 1998 relative to the fourth quarter of fiscal 1997.

The average per minute charge for inward calls decreased by approximately 20% for the nine months and 15% for the third quarter reflecting significant reductions in call rates agreed with foreign carriers partly offset by the effect of the weakening New Zealand dollar. These lower rates received for inward calls were largely counterbalanced by lower accounting rates paid by Telecom to foreign carriers for outward calls (see "Cost of Sales").

It is expected that competition in international calls and transit traffic will continue to be intense. Further accounting rate reductions can be anticipated with players in some markets prepared to offer termination rates at levels below current accounting rates.

Telecom has established a point of presence in the United States which became fully operational in December 1996. This point of presence has improved Telecom's competitiveness in the transit call business and is part of Telecom's continual efforts to lower its costs for outward call minutes. Telecom is expanding its role in this dynamic market by interconnecting with an increasing number of partner carriers in order to secure additional transit business and further reduce costs.

The net revenue earned (revenue net of outpayments) from transit services increased 81% for the nine months and 166.7% for the third quarter, largely attributable to strong growth in calls from international switched traffic transiting Telecom's facilities.

Revenue from other international services increased by 28.5% for the nine months and 20% for the third quarter, largely due to increased revenue from the net revenue on transit calls for information services.

Cellular and Other Mobile Services

Revenue from cellular and other mobile services grew by NZ$75.7 million, or 32%, for the nine months and NZ$29.5 million, or 34.7%, for the third quarter compared with the same periods last year. Excluding the effect of certain revenue adjustments which took place in 1996-97, the increase in cellular and other mobile services revenue would have been 28.1% for the nine months.

                             MANAGEMENT COMMENTARY

-------------------------------------------------------------------------------

 CELLULAR GROWTH (EXCLUDING                     NINE                                     THIRD
   OTHER MOBILE SERVICES)                      MONTHS                                   QUARTER
      (VARIATION 97:96)                          %                                         %
-----------------------------------------------------------------------------------------------
 Revenue                                       35.8 *                                   38.4 #
 Connections
  -Total at end of period                      14.4                                     14.4
  -Average during the period                   20.4                                     17.1

-------------------------------------------------------------------------------

* Allowing for revenue adjustments in 1996-97 growth would have been 31.4% for the nine months (22.5% excluding the effect of the acquisitions of Motorola's and Ericsson's cellular reselling businesses in June 1997 and October 1997 respectively).
# Excluding the effect of the acquisitions of Motorola's and Ericsson's cellular reselling businesses growth would have been 26%.

Telecom had 469,400 cellular connections at 31 December 1997. The continued strong growth in connections is largely due to the "Telecom TO GO" promotion launched in November 1996, which is aimed at making mobile communications more affordable for the consumer market. Approximately 32.2% of total connections are connected to the Telecom TO GO rate plans.

The connection growth rate for the nine months was affected by a downwards adjustment of approximately 10,000 connections as a result of a service provider completing an internal audit and a duplication in respect of tandem connections. However, these adjustment do not affect revenue.

The total number of cellular connections, including BellSouth's connections, is currently estimated to represent approximately 16% of the New Zealand population. This penetration level, when compared with other relevant countries, suggests scope for continued expansion of this market.

Call minutes for the nine months increased by approximately 21%. Average revenue per customer is currently being maintained during a period of significant connection growth and the expansion of the consumer market.

Telecom has been developing Personal Communication Services ("PCS") which, using cellular technology, will eventually allow customers to use a single handset for mobile and fixed line calls. The first of these services, Mobile Extension, was launched to corporate customers in November 1996. This service allows users to dial internal fixed extension numbers from their mobile phones and the service is currently being extended to business customers.

The PCS BusinessZone product was launched in July 1997. This service is primarily aimed at businesses where workers need to keep in touch on site at a cost lower than the standard mobile rate.

Telecom has also created new value-added revenue streams in the mobile area including Direct Dial (introduced in August 1996) and Voice Dial (introduced in October 1996).

Interconnect

Interconnect revenue increased by NZ$0.3 million, or 0.6%, for the nine months and NZ$1.8 million, or 10.1%, for the third quarter compared with the same periods last year. The increase for the third quarter is largely due to new interconnect carriers and increased activity with existing carriers.

Interconnect revenue is derived from charges for delivering to and accepting from other service providers local, national, international and 0800 calls. Installation charges and rental of interconnecting links and service delivery point charges are also included.

Enhanced Network Services

Enhanced network services revenue increased by NZ$54.2 million, or 24.6%, for the nine months and NZ$12.7 million, or 16.1%, for the third quarter compared with the same periods last year, due primarily to the continued strong growth in subscribers. Excluding a transfer from external revenue to internal revenue for the value-added services provided by Netway in Q3 1997-98, enhanced network services would have increased by 22.1% for the third quarter. Enhanced network services revenue currently represents 10.9% of total revenue compared with 9.6% a year ago.

0800 revenues increased strongly, due to higher demand and the growth of Home 0800. Increased revenues also reflected growth in the value-added services provided by Netway, voice messaging and in the use of Centrex, VPN and ISDN services. Centrex and VPN services provide individual business customers with voice and data network capabilities to meet their specific needs, while ISDN services enable high-speed, high-quality transmission of images and data. Combined Centrex, VPN, ISDN and voice messaging revenues increased 49.9% for the nine months and 49.4% for the third quarter.

-------------------------------------------------------------------------------

                                                      NINE                         THIRD
ENHANCED NETWORK SERVICES GROWTH                     MONTHS                       QUARTER
(VARIATION 97:96)                                      %                             %
-----------------------------------------------------------------------------------------
0800 services (business and residential)
 -Revenue                                             23.9                         21.9
 -Call minutes                                        28.3                         27.4
Other enhanced network services
 -Centrex lines                                       35.8                         35.8
 -Call Minder mailboxes                               31.9                         31.9

-------------------------------------------------------------------------------

                             MANAGEMENT COMMENTARY

Directories

Revenue from regional directories increased by 7.9% for the nine months, and 4.0% for the third quarter as a result of tariff and volume growth in both White Pages and Yellow Pages products. Revenue from specialised and local directories increased for the nine months and Q3 1997-98 due largely to the publication of an additional directory in these periods compared with 1996-97.

Miscellaneous Other Services

Miscellaneous other services revenue, which is derived largely from PayPhones, an international outside plant project, Internet access ("XTRA") and broadcasting transmission, increased by 27% for the nine months and 37.7% for the third quarter.

The increase was largely due to XTRA, which first contributed revenue in the third quarter of 1996-97. There were approximately 85,000 XTRA registered customers at 31 December 1997 compared with 34,000, at 31 December 1996. Of the registered customers 65,100 have been active within the last month.

Expenses

Excluding the effect of the change in accounting for the costs of terminating calls from Telecom's fixed line network to BellSouth's cellular network (see "Cost of Sales"), operating expenses increased by NZ$108.5 million, or 7.9%, for the nine months and NZ$22.7 million, or 4.7%, for the third quarter. Reported operating expenses as a percentage of reported revenue was 60.2% for the nine months of both years and decreased from 61.8% to 60.3% for the third quarter.

Personnel Costs

Gross personnel costs increased by 3.1% for the nine months and 0.4% for the third quarter, compared with the same periods last year.

The increase in gross personnel costs reflected:

 . Salary increases for personnel on individual contracts;

 . Negotiated settlements for personnel covered by collective contracts;

 . The acquisition of Motorola's and Ericsson's cellular reselling businesses.

The increases were partly offset by lower staff numbers.

-----------------------------------------------------------------------------------------------
                         PERSONNEL NUMBERS
-----------------------------------------------------------------------------------------------
                                                                            VARIATION
    -------------------------------------------------------------------------------------------
                 DECEMBER           MARCH           DECEMBER           DECEMBER           MARCH
                   1996             1997              1997               1996             1997
    -------------------------------------------------------------------------------------------
Operations        6,832             6,882            6,742                (90)            (140)
Other             1,989             1,828            1,719               (270)            (109)
    -------------------------------------------------------------------------------------------
Total             8,821             8,710            8,461               (360)            (249)
    -------------------------------------------------------------------------------------------

Lower labour recoveries were due to a reduction in personnel involved in direct labour activities and a change in the treatment of unproductive labour while the decrease in labour capitalised reflects a lower level of capital expenditure.

The significant change that has occurred in Telecom's workforce in the period from 1993 to 1998 is the move from collective contracts to individual contracts. The number of staff on agreed individual contracts has increased to 78% in 1998 from 10% in 1993.

For those employees remaining on collective contracts, Telecom has also moved from a single collective contract to five business unit or work group based contracts. The contracts are for variable terms ranging from fourteen months to eighteen months.

Depreciation

Depreciation expense increased by 6.9% for the nine months and 2.7% for the third quarter compared with the same periods last year. This reflected the increasing fixed asset base resulting from capital expenditure and a higher proportion of expenditure on information technology assets, which have shorter depreciable lives compared with network assets.

Cost of Sales

Cost of sales increased by 26.2% in the nine months and 30.3% in the third quarter, compared with the same periods last year.

As stated under "National Calls", cost of sales for the nine months to 31 December 1997 was affected by a change in accounting for calls from Telecom's fixed line network to BellSouth. Excluding the termination charge related to these calls, cost of sales increased by 15.3% for the nine months and 19% for the third quarter.

The increase was largely due to growth in the cellular business, including the acquisition of Motorola's and Ericsson's cellular reselling business, costs related to an outside plant project and higher equipment cost of sales.

                             MANAGEMENT COMMENTARY

The lower accounting rates (see "International") reduced the impact of a 15.1% increase in international outward call minutes for the nine months and 14.1% for the third quarter on international cost of sales for outbound calls, which decreased by approximately 8.7% and 4.6% for the nine months and third quarter respectively. The average, per minute international outpayment has reduced by approximately 18% for the nine months and 15% for the quarter.

Maintenance

Maintenance costs decreased by 10.7% for the nine months and 20.6% for the third quarter, compared with the same periods last year.

This decrease reflected the following:

 . improved prices from external contractors;

 . a significant increase in efficiency and productivity in 1997-98 as reflected in lower labour and overhead recoveries; and

 . a change in the treatment of unproductive time which was previously re-allocated to maintenance and is now reflected in net personnel cost.

Other Operating Expenses

Other operating expenses increased by 9.9% for the nine months and 5.7% for the third quarter compared with the same periods last year.

The increase in other operating expenses for the nine months and third quarter was largely due to an allowance for certain litigation costs in the first half of 1997-98, higher accommodation costs and bad debts and a lower level of overhead recoveries relating to capital and maintenance work.

Net Interest Expense and Taxation

The increase in net interest expense of NZ$23 million, or 30.3%, for the nine months and NZ$8.6 million, or 31.7%, for the third quarter compared with the same periods last year was largely due to a higher level of debt resulting from the share repurchase programme.

The surplus from continuing operations covered net interest expense (after investment income but before interest capitalised) 9.1 and 8.6 times for the nine months and third quarter, compared with 10.5 and 9.7 times for the same periods last year.

Income tax expense increased by NZ$26.4 million, or 9.9%, for the nine months and NZ$12.2 million, or 14%, for the third quarter compared with the same periods last year. These increases were largely due to the 8.4% and 12.3% increases in the surplus from continuing operations before income tax for the nine months and third quarter respectively. The effective tax rates for the nine months and third quarter were 32.4% and 32.5% compared with 32% for both periods last year, 31.7% for fiscal 1997 and a statutory rate of 33%.

In accordance with established practice, a periodic review by the Inland Revenue Department covering the fiscal years ended 31 March 1991 to 1996 is currently in progress. The Directors believe that Telecom's tax provisions are adequate. However, the tax ultimately assessed for these periods by the Inland Revenue Department could differ from the amounts provided for taxation in the financial statements.

LIQUIDITY AND CAPITAL RESOURCES

Net cash flows from operating activities for the nine months were NZ$1,175.2 million, an increase of NZ$130.3 million. This increase resulted from higher receipts from customers, partially offset by increased payments to suppliers and employees, redundancy, restructuring, Year 2000 and interest payments.

A decrease in cash applied to the purchase of fixed assets, and increase in cash received from notes receivable was offset by an increase in net investments purchased which led to net cash flows used in investing activities remaining stable, excluding the change in cash flows related to discontinued operations.

Net cash used in financing activities amounted to NZ$642.9 million compared with NZ$460 million for the nine months to 31 December 1996. The movement reflects the share repurchase, an increase in dividend payments and the distribution on TeleNotes offset by increased proceeds from debt and the issue of TeleNotes.

The net debt to net debt plus capital funds ratio (including TeleNotes and Capital Securities) was 58.8% at 31 December 1997 compared with 51.4% at 31 March 1997. Telecom issued in February 1998 US$300 million worth of Restricted Capital Securities to United States based institutional investors. US$150 million of such securities have a fixed coupon of 6.25 percent and will be redeemable in 2003. The other US$150 million have a fixed coupon rate of 6.5 percent and will be redeemable in 2008. Telecom has entered into swaps to remove the exposure to exchange rate fluctuations that would otherwise result from the issue of Capital Securities. The effective cost of the Capital Securities will reflect the results of these swaps and related New Zealand interest rate swaps. The securities may be redeemed for

                             MANAGEMENT COMMENTARY
either cash or American Depositary Receipts. If these Capital Securities were included in the calculation of net debt to net debt plus capital funds at 31 December 1997, the ratio would have been approximately 44%.

The proceeds of the issue of Capital Securities will be used to repay short-term borrowing of approximately NZ$500 million that Telecom used to fund the share repurchase programme.

Cash and short-term investments were NZ$129.3 million at 31 December 1997 compared with NZ$36.3 million at 31 March 1997--and had available unutilised committed facilities of NZ$281 million, as well as substantial uncommitted other borrowing capacity.

As at 31 December 1997 total interest-bearing long-term and short-term liabilities amounted to NZ$2,200.2 million, compared with NZ$1,809.6 million at 31 March 1997.

CAPITAL EXPENDITURE

Capital expenditure for the nine months amounted to NZ$435.9 million (including NZ$61.9 million on information technology assets), a decrease of NZ$54.4 million, or 11.1%, compared with the same period last year. Cash applied to capital expenditure amounted to NZ$421.5 million, a decrease of NZ$60.4 million, or 12.5%. Capital expenditure for the year ending 31 March 1998 is not expected to exceed the NZ$700 million previously advised.

OTHER MATTERS

Broadband Strategy

The first stage of the residential hybrid fibre/coax ("HFC") cable roll-out is now virtually complete with more than 68,000 homes in the Auckland and Wellington suburbs passed.

During the programme, it has become clear that alternative technologies are soon likely to become more appropriate for the carriage of fast data, and possibly video in other geographical areas. Accordingly, the deployment of HFC cable was halted after the first stage. Telecom is currently assessing other options; in particular, a trial of ADSL technology (which allows, transmission of high speed data services over copper wire) is underway in suburban Wellington. In the current quarter, Telecom expects to launch a wider scale trial of ADSL technology on a commercial basis and will supply customers involved with fast internet access to XTRA and potentially video programming from First Media.

Work is continuing on an assessment of the potential future role of fibre to the kerb, particularly given the maintenance cost savings which may be realised from this approach if overseas experience is a guide.

Telecom is also reassessing the value of its content businesses. During the last 12 months, it has become plain that fast data is likely to show stronger growth in the immediate future than video. This is consistent with the original strategy for the HFC roll-out which was primarily revenue generation from data rather than video traffic. In light of this, and in view of the decision not to proceed beyond the first stage of the HFC roll-out, First Media is currently being re-organised with a view to servicing existing customers rather than pursuing aggressive growth. Staff numbers have been reduced accordingly.

The costs associated with the reorganising of First Media and discontinuance of further HFC roll-out may require an additional provision against earnings. The amount of the provision will be recognised when the Directors are able to determine a reliable estimate of further losses, if any. A provision for such losses is likely to be made in the fourth quarter of fiscal 1998 and is not currently expected to be material.

Share Repurchase

The Telecom share repurchase programme which started in February 1997 was completed on 19 December 1997. Telecom acquired a total of 138.1 million shares at an aggregate cost of NZ$1,001.3 million including professional fees and brokerage costs of NZ$1.9 million. Purchases made on the New Zealand Stock Exchange accounted for 74.1 million of the total shares bought to date at a cost of NZ$534 million and purchases made directly from Ameritech and Bell Atlantic represented 64 million shares at a cost of NZ$465.4 million. Ameritech and Bell Atlantic were required to sell down their shares in order to avoid violating the Kiwi Share provision which limits their holdings to a maximum of 24.95% each.

As stated previously, the objectives of the repurchase were to reduce Telecom's average cost of capital and further enhance value to shareholders.

Restructuring, Performance 2000 and Year 2000

Restructuring costs totalling NZ$64.5 million aimed at substantially reducing Telecom's operating costs and the strategic restructuring of ConnecTel, formerly the Design, Build and

                             MANAGEMENT COMMENTARY
Maintenance division, were identified and provided against earnings for the year ended 31 March 1997.

Redundancy and other restructuring costs of NZ$24.6 million incurred during the nine months ended 31 December 1997, including amounts relating to an earlier restructuring programme, have been charged against the restructuring provision.

The Performance 2000 project team has identified where significant gaps exist between Telecom's performance and world best practice and, using value drivers, identified opportunities to close the gaps and established new performance targets.

These new performance targets encompass savings in operating costs, a moderation in capital expenditure (and therefore also savings in borrowing costs and depreciation) and the maintenance and enhancement of Telecom's competitiveness by enabling Telecom to reduce prices and grow volumes efficiently, thereby increasing revenues.

The project team identified some major short-term opportunities, but its principal focus was to improve Telecom's performance over the next two to three years.

The costs required to be incurred in order to achieve the cost savings and enhancement of competitiveness will be incurred progressively, with the intention of achieving significant performance improvement in a range of areas over the next two to three fiscal years. Included in other operating expenses for the nine months to 31 December 1997 were redundancy and other costs of NZ$4.7 million relating to Performance 2000 initiatives which were not provided for at 31 March 1997.

The development of detailed plans and timetables to minimise the risk that any of Telecom's business-critical systems are not Year 2000 compliant by 31 December 1998 was completed in May 1997. Management are currently completing the identification and securing of the necessary resources and estimate that all material modifications will be substantially completed by 31 December 1998.

Southern Cross

Telecom is planning a joint venture with other international telecommunications organisations to build and operate a trans-Pacific submarine optical fibre cable, called the Southern Cross Cable Network ("Southern Cross"), linking Australia and New Zealand with Hawaii and the West Coast of the United States. Southern Cross is intended to provide international capacity to meet expected growth of traffic generated by data services, including Internet traffic, and is expected to commence operations in 1999 and achieve full operational capacity in 2000. Telecom currently anticipates entering into a take or pay commitment to purchase capacity From Southern Cross and is considering making an equity investment in the entity formed to manage Southern Cross.

Pacific Star

The process of winding down or disposing of the discontinued Pacific Star operations continued during the nine months with the completion of the sale of the private (non-government) customer base and the telecommunications consulting division. Pacific Star's contractual obligation to the Queensland State Government expired in August 1997 and the government service contract with the Western Australian State Government which expired in February 1998 has not been renewed. Pacific Star is currently negotiating transitional arrangements relating to these contracts. Winding down and disposal costs were provided for in Telecom's 31 March 1997 financial statements. On 27 February 1998, Telstra and Pacific Star announced that they had reached a commercial settlement of their dispute over outstanding payments and cross claims. The successful implementation and finalization of this commercial settlement is expected to result in all existing legal proceedings between the parties being discontinued. The terms of the commercial settlement are covered by a confidentiality agreement which precludes disclosure of its terms except in specified circumstances. Telecom fully provided for the anticipated costs of exiting the Pacific Star businesses in the year ended 31 March 1997. Following the commercial settlement with Telstra and the progress to date in the winding down of the operations, the final costs of exiting the businesses may be less than was anticipated at 31 March 1997.

New Authoritative Pronouncements

In June 1997, the Financial Accounting Standards Board ("FASB") issued a Statement of Financial Accounting Standards ("SFAS") No. 130, "Comprehensive Income". SFAS No. 130 becomes effective for fiscal years beginning after 15 December 1997 and requires reclassification of earlier financial statements for comparative purposes. Earlier application is permitted. SFAS No. 130 established standards for the reporting and display of comprehensive income and its components (revenues, gains and losses) in full set of general-purpose financial statements. SFAS No. 130 does not require a specific format for the financial statements in which comprehensive income is reported, but does

                             MANAGEMENT COMMENTARY
require that an amount representing total comprehensive income be reported in that statement. Telecom is evaluating the Statement's provisions to conclude how it will present comprehensive income in its financial statements, and has not yet determined the amounts to be disclosed, or the presentation to be adopted.

Also, in June 1997, the FASB issued SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information". This Statement, which supersedes SFAS No 14, "Financial Reporting for Segment of a Business Enterprise" will change the way public companies report financial and descriptive information on reportable segments in financial statements. It also requires entity-wide disclosures about the products and services an entity provides, the material countries in which it holds assets and reports revenues, and its major customers. The Statement is effective for fiscal years beginning after 15 December 1997. Telecom management are currently evaluating the new Statements provisions to determine the effect, if any, of the adoption of SFAS No. 131 on the financial statements.

US GAAP RECONCILIATION

The consolidated financial statements are prepared in accordance with NZ GAAP which differ in certain significant respects from US GAAP. These differences, and the approximate effect of the adjustments necessary to restate net earnings and shareholders' funds, are detailed in Note 28 to the consolidated financial statements and in Note 18 to the unaudited interim financial statements.

As a result of these differences, Telecom's US GAAP net surplus from continuing operations was higher than its NZ GAAP net surplus from continuing operations by approximately NZ$93.4 million (14%) for the year ended 31 March 1997 and lower by NZ$52.2 million (8.7%), NZ$4.6 million (1%), NZ$1.8 million (0.2%) and NZ$6.7 million (1.1%) for the nine months ended 31 December 1997 and 1996 and the years ended 31 March 1996 and 1995 respectively.

For the year ended 31 March 1997, US GAAP earnings were higher due largely to the add back for US GAAP purposes of the provision for restructuring and Year 2000 costs, partially offset by the depreciation charge on interest previously capitalised for US GAAP reporting purposes.

For the nine months ended 31 December 1997, US GAAP earnings were lower due principally to the recognition of the provision for restructuring of NZ$62.7 million, such provision having been recognised for NZ GAAP purposes in the year ended 31 March 1997.

Total shareholders' funds as at 31 December 1997 and 1996 and as at 31 March 1997, 1996 and 1995 were greater under US GAAP by approximately NZ$324 million (33.1%), NZ$208.9 million (9.8%), NZ$320.4 million (19.5%), NZ209.7 million
(9.8%) and NZ$343.9 million (16.5%) respectively, due to the accumulated effects of the differences referred to above and the fact that, under NZ GAAP, dividends paid in respect of, but after, a fiscal year and quarter end are deducted in computing retained earnings for such period, whereas they are not so deducted under US GAAP.

OVERVIEW OF SURPLUS FROM CONTINUING OPERATIONS

                                          Nine Months Ended 31          Variation
                                                December                  97:96
------------------------------------------------------------------------------------
(in NZ$ millions, except percentages)   1996      %     1997      %      $      %
------------------------------------------------------------------------------------
OPERATING REVENUES
Local service                            621.4   27.2    642.1   25.5   20.7    3.3
National calls                           412.1   18.0    451.8   17.9   39.7    9.6
International                            366.6   16.0    379.2   15.0   12.6    3.4
Interconnection                           51.3    2.2     51.6    2.0    0.3    0.6
Cellular and other mobile services       236.4   10.3    312.1   12.4   75.7   32.0
Enhanced network services                220.1    9.6    274.3   10.9   54.2   24.6
OTHER OPERATING REVENUES
 Directories                              81.8    3.6     88.8    3.5    7.0    8.6
 Leased services                          95.1    4.2     98.5    3.9    3.4    3.6
 Equipment revenue                       147.8    6.5    154.4    6.1    6.6    4.5
 Miscellaneous other services             55.5    2.4     70.5    2.8   15.0   27.0
                           ---------------------------------------------------------
                                         380.2   16.7    412.2   16.3   32.0    8.4
                           ---------------------------------------------------------
TOTAL OPERATING REVENUES               2,288.1  100.0  2,523.3  100.0  235.2   10.3
                           ---------------------------------------------------------
OPERATING EXPENSES
Gross personnel costs                    399.6   17.4    411.8   16.3   12.2    3.1
Labour capitalised                       (39.2)  (1.7)   (34.0)  (1.3)   5.2   13.3
Labour recovered                         (96.4)  (4.2)   (87.6)  (3.4)   8.8    9.1
                           ---------------------------------------------------------
Net personnel costs                      264.0   11.5    290.2   11.6   26.2    9.9
Depreciation                             395.1   17.3    422.3   16.7   27.2    6.9
Cost of sales                            304.1   13.3    383.9   15.2   79.8   26.2
Maintenance                              153.3    6.7    136.9    5.4  (16.4) (10.7)
Other operating expenses                 259.7   11.4    285.5   11.3   25.8    9.9
                           ---------------------------------------------------------
                                       1,376.2   60.2  1,518.8   60.2  142.6   10.4
Abnormal costs                             0.9     --       --     --   (0.9)    --
                           ---------------------------------------------------------
TOTAL OPERATING EXPENSES               1,377.1   60.2  1,518.8   60.2  141.7   10.3
                           ---------------------------------------------------------
SURPLUS FROM CONTINUING OPERATIONS       911.0   39.8  1,004.5   39.8   93.5   10.3
                           ---------------------------------------------------------

OVERVIEW OF SURPLUS FROM CONTINUING OPERATIONS

                                       Quarter Ended 31          Variation
                                           December                97:96
-----------------------------------------------------------------------------
(in NZ$ millions, except
percentages)                        1996     %    1997     %      $      %
-----------------------------------------------------------------------------
OPERATING REVENUES
Local service                       207.2   26.5  215.2   25.1    8.0    3.9
National calls                      137.1   17.6  149.2   17.4   12.1    8.8
International                       123.8   15.9  127.7   14.9    3.9    3.2
Interconnection                      17.8    2.3   19.6    2.3    1.8   10.1
Cellular and other mobile services   85.0   10.9  114.5   13.3   29.5   34.7
Enhanced network services            79.1   10.1   91.8   10.7   12.7   16.1
OTHER OPERATING REVENUES
 Directories                         27.2    3.5   29.0    3.4    1.8    6.6
 Leased services                     31.5    4.0   33.0    3.8    1.5    4.8
 Equipment revenue                   52.9    6.8   51.3    6.0   (1.6)  (3.0)
 Miscellaneous other services        19.1    2.4   26.3    3.1    7.2   37.7
                                    ----------------------------------------
                                    130.7   16.7  139.6   16.3    8.9    6.8
                                    ----------------------------------------
TOTAL OPERATING REVENUES            780.7  100.0  857.6  100.0   76.9    9.9
                                    ----------------------------------------
OPERATING EXPENSES
Gross personnel costs               136.1   17.4  136.7   15.9    0.6    0.4
Labour capitalised                  (15.0)  (1.9) (10.4)  (1.2)   4.6   30.7
Labour recovered                    (28.2)  (3.6) (28.0)  (3.2)   0.2    0.7
                                    ----------------------------------------
Net personnel costs                  92.9   11.9   98.3   11.5    5.4    5.8
Depreciation                        139.6   17.9  143.4   16.7    3.8    2.7
Cost of sales                       105.5   13.5  137.5   16.0   32.0   30.3
Maintenance                          52.4    6.7   41.6    4.9  (10.8) (20.6)
Other operating expenses             90.9   11.7   96.1   11.2    5.2    5.7
                                    ----------------------------------------
                                    481.3   61.7  516.9   60.3   35.6    7.4
Abnormal costs                        0.9    0.1     --     --   (0.9)    --
                                    ----------------------------------------
TOTAL OPERATING EXPENSES            482.2   61.8  516.9   60.3   34.7    7.2
                                    ----------------------------------------
SURPLUS FROM CONTINUING OPERATIONS  298.5   38.2  340.7   39.7   42.2   14.1
                                    ----------------------------------------

Certain reclassifications of prior periods' data have been made to conform to current period classifications as follows:

 . Interconnect revenue is now separately reported rather than allocated to local service, national calls, international and leased services revenue.

 . The basis for allocating account considerations and call plans has been changed to more accurately reflect the revenue streams to which the account considerations and call plans relate.

 . Equipment revenue now includes customer premises equipment ("CPE") rental, (previously included as local service revenue) and maintenance (previously included as miscellaneous other services revenue).

 . International transit revenue is now reported net of the international outpayment. Previously the outpayment was included in cost of sales.

 . PayPhone revenue is now all included under miscellaneous other services revenue. Previously the network value of local, national and international calls was reclassified to local service, national call and international revenue respectively.

-------------------------------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING SHAREHOLDER OR ANY UNDERWRITER. NEITHER THE DELIVERY OF THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH AN OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                                  -----------

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
Available Information.....................................................  ii
Reports to Shareholders...................................................  ii
Incorporation of Documents by
 Reference................................................................ iii
Certain Defined Terms, Currency of Presentation, Exchange Rates and
 Conventions.............................................................. iii
Enforceability of Civil Liabilities.......................................  iv
Prospectus Summary........................................................   1
Risk Factors..............................................................  13
The Global Offering.......................................................  18
Dividends.................................................................  20
Exchange Rates............................................................  21
Price Range of Shares and ADSs............................................  22
Capitalization............................................................  23
Selected Consolidated Financial
 Information and Other Data...............................................  24
Management's Discussion and Analysis
 of Financial Condition and
 Results of Operations....................................................  28
Business..................................................................  30
Management................................................................  48
Principal and Selling Shareholders........................................  51
Description of Shares.....................................................  52
Description of Instalment Receipts and
 Trust Deed...............................................................  58
Description of Interim American
 Depositary Receipts and American
 Depositary Receipts......................................................  67
Taxation..................................................................  80
Underwriting..............................................................  87
Notice to Canadian Residents..............................................  89
Legal Matters.............................................................  90
Experts...................................................................  90
Consolidated Financial Statements......................................... F-1
Appendix A................................................................ A-1

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                     LOGO

                  Telecom Corporation of New Zealand Limited

                          87,400,000 Ordinary Shares

   in the form of Instalment Receipts and Interim American Depositary Shares

                                  PROSPECTUS

                          CREDIT SUISSE FIRST BOSTON

                              MERRILL LYNCH & CO.

                         SBC WARBURG DILLON READ INC.

-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The estimated expenses attributable to the Global Offering are as follows:

      Securities and Exchange Commission Registration Fee........... US$157,965
      Australian Securities Commission..............................      1,154
      New York Stock Exchange Listing Fee...........................      1,500
      New Zealand Stock Exchange Listing Fee........................          *
      Australian Stock Exchange Listing Fee.........................     30,037
      Printing and Engraving Expenses...............................          *
      Legal Fees and Expenses.......................................          *
      Accounting Fees and Expenses..................................          *
      Trustee Fees and Expenses.....................................          *
      Transfer Agent Fees and Expenses..............................          *
      Insurance Premiums............................................          *
      Miscellaneous.................................................          *
                                                                     ----------
          Total..................................................... US$      *
                                                                     ==========

--------
*  To be supplied by amendment

  The Selling Shareholder has agreed to be responsible for its own legal and incidental expenses in connection with the Global Offering as well as the printing and certain trustee related expenses and a portion of the insurance premiums and listing fees referred to above. The Company is responsible for all of the other itemized expenses listed above. However, the Selling Shareholder has agreed to pay a lump sum of US$4.0 million to the Company in consideration of such expenses.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Pursuant to the Company's Constitution, the Directors of the Company and, if approved by the Directors, the officers of the Company are entitled to indemnification out of the assets of the Company against (i) liability for any act or omission in their capacities as such (other than criminal liability and liability resulting from a failure to act in good faith in the best interests of the Company), (ii) costs incurred defending or settling any claim relating to such liability and (iii) costs incurred in defending or settling any criminal proceedings or claim in respect of breach of the duty to act in good faith in respect of which the director or employee is acquitted, which is discontinued or in respect of which judgment is given in the favor of the director or the employee. The Directors have approved the indemnification of certain officers of the Company in connection with this offering.

  The Selling Shareholder and Ameritech have agreed to indemnify the Company's Directors and certain of its officers against liabilities in connection with the Global Offering.

  The Selling Shareholder and the Company have obtained insurance for the Company's Directors and certain of its officers against certain liabilities that may be asserted against them in connection with the Global Offering. The Selling Shareholder has agreed to be responsible for any deductible that may be applicable under such insurance.

  Under the laws of the State of Delaware, the state in which each of Ameritech and Bell Atlantic is incorporated, and pursuant to its respective Certificate of Incorporation and By-Laws, certain Directors of the Company serving at the request of Ameritech and Bell Atlantic are entitled to indemnification from Ameritech and Bell Atlantic against liabilities incurred by them as a result of their service on the Board, including liabilities arising as a result of the Global Offering.

ITEM 16. EXHIBITS.

  The following documents are exhibits to this Registration Statement:

     EXHIBIT
     NUMBER  DESCRIPTION OF DOCUMENT
     ------- -----------------------
       1.1*  Form of International Underwriting Agreement.
       4.1   Form of Interim Deposit Agreement among Ameritech New Zealand
             Investments, Inc., Telecom Corporation of New Zealand Limited, The
             New Zealand Guardian Trust Company Limited, as Trustee, The Bank
             of New York, as Interim Depositary, and the owners and beneficial owners from time to time of the Interim ADRs issued thereunder
             (including the Form of Interim ADR) (incorporated by reference to
             Exhibit a(2) to the Registrant's Registration Statement on Form F-
             6 (File No. 333-   )).
       4.2   Form of Trust Deed between Ameritech New Zealand Investments, Inc.
             and The New Zealand Guardian Trust Company Limited, as Trustee
             (including the Form of IR) (incorporated by reference to Exhibit
             (a) to the Registrant's Registration Statement on Form F-6 (File
             No. 333-   )).
       4.3   Telecom's Constitution (incorporated by reference to Exhibit 1.2 to the 1997 Form 20-F).
       4.4   Form of Amended and Restated Deposit Agreement among Telecom
             Corporation of New Zealand Limited, The Bank of New York, as
             Depositary, and the owners and beneficial owners from time to time of the ADRs issued thereunder (including the Form of ADR)
             (incorporated by reference to Exhibit A to Amendment No. 2 to the
             Registration Statement on Form F-6 for Depositary Shares evidenced by ADRs for Ordinary Shares, no par value, of Telecom Corporation of New Zealand Limited, filed with the Commission on March 15,
             1997).
       5.1*  Opinion of Chapman Tripp Sheffield Young as to the validity of the
             Shares (New Zealand law).
       8.1*  Opinion of Kirkland & Ellis as to certain United States tax matters.
       8.2*  Opinion of Chapman Tripp Sheffield Young as to certain New Zealand tax matters.
      23.1*  Consent of Chapman Tripp Sheffield Young (included as a part of
             Exhibits 5.1 and 8.2).
      23.2*  Consent of Kirkland & Ellis (included as a part of Exhibit 8.1).
      23.3   Consent of Coopers & Lybrand, independent accountants.
      24.1   Power of attorney (included on signature page).

--------
*To be filed by amendment

ITEM 17. UNDERTAKINGS.

  The undersigned Registrant hereby undertakes:

    1. That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    2. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is assessed by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM F-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF WELLINGTON, COUNTRY OF NEW ZEALAND, ON
                   , 1998.

                                          Telecom Corporation of New Zealand
                                           Limited

                                               /s/ Dr. Roderick S. Deane
                                          By: _________________________________
                                                   Dr. Roderick S. Deane
                                                Managing Director and Chief
                                                Executive Officer, Director

                                    * * * *

                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS, THAT EACH PERSON WHOSE SIGNATURE APPEARS BELOW CONSTITUTES AND APPOINTS DR. RODERICK S. DEANE, JEFFREY WHITE AND MALCOLM R. GILLESPIE AND EACH OF THEM, HIS TRUE AND LAWFUL ATTORNEYS-IN-FACT AND AGENTS, WITH FULL POWER OF SUBSTITUTION AND RESUBSTITUTION, FOR HIM AND IN HIS NAME, PLACE AND STEAD, IN ANY AND ALL CAPACITIES (INCLUDING HIS CAPACITY AS A DIRECTOR AND/OR OFFICER OF TELECOM CORPORATION OF NEW ZEALAND LIMITED), TO SIGN ANY OR ALL AMENDMENTS (INCLUDING POST-EFFECTIVE AMENDMENTS) TO THIS REGISTRATION STATEMENT AND ANY SUBSEQUENT REGISTRATION STATEMENT FILED PURSUANT TO RULE 462(B) UNDER THE SECURITIES ACT OF 1933, AND TO FILE THE SAME, WITH ALL EXHIBITS THERETO, AND OTHER DOCUMENTS IN CONNECTION THEREWITH, WITH THE SECURITIES AND EXCHANGE COMMISSION, GRANTING UNTO SAID ATTORNEYS-IN-FACT AND AGENTS, AND EACH OF THEM, FULL POWER AND AUTHORITY TO DO AND PERFORM EACH AND EVERY ACT AND THING REQUISITE AND NECESSARY TO BE DONE IN AND ABOUT THE PREMISES, AS FULLY TO ALL INTENTS AND PURPOSES AS HE MIGHT OR COULD DO IN PERSON, HEREBY RATIFYING AND CONFIRMING ALL THAT SAID ATTORNEYS-IN-FACT AND AGENTS OR ANY OF THEM, OR THEIR OR HIS SUBSTITUTE OR SUBSTITUTES, MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF.

                                    * * * *

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS
REGISTRATION STATEMENT AND POWER OF ATTORNEY HAVE BEEN SIGNED ON          ,
1998, BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED WITH RESPECT TO TELECOM CORPORATION OF NEW ZEALAND LIMITED:

                 SIGNATURE                                     TITLE
                 ---------                                     -----


       /s/ Dr. Roderick S. Deane            Managing Director and Chief Executive
___________________________________________   Officer, Director (Principal executive
           Dr. Roderick S. Deane              officer)

           /s/ Jeffrey White                Chief Financial Officer
___________________________________________   (Principal financial officer)
               Jeffrey White

            /s/ Peter Garty                 Controller
___________________________________________   (Principal accounting officer)
                Peter Garty

       /s/ G. Peter Shirtcliffe             Director
___________________________________________
           G. Peter Shirtcliffe


                 SIGNATURE                                     TITLE
                 ---------                                     -----
         /s/ Walter S. Catlow               Director
___________________________________________
             Walter S. Catlow

            /s/ Alan Gibbs                  Director
___________________________________________
                Alan Gibbs

          /s/ John F. Killian               Director
___________________________________________
              John F. Killian

           /s/ John C. King                 Director
___________________________________________
               John C. King

          /s/ Robert Levetown               Director
___________________________________________
              Robert Levetown

            /s/ Patsy Reddy                 Director
___________________________________________
                Patsy Reddy

         /s/ Richard W. Pehlke              Director
___________________________________________
             Richard W. Pehlke

         /s/ Donald J. Puglisi              Authorized Representative
___________________________________________
            Donald J. Puglisi,
  Managing Director, Puglisi & Associates